   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4 , 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           JACOR COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                4832                               31-0978313
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                           --------------------------

                         50 EAST RIVERCENTER BOULEVARD
                                   12TH FLOOR
                           COVINGTON, KENTUCKY 41011
                                 (606) 655-2267
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              R. CHRISTOPHER WEBER
                           JACOR COMMUNICATIONS, INC.
                    50 E. RIVERCENTER BOULEVARD, 12TH FLOOR
                           COVINGTON, KENTUCKY 41011
                                 (606) 655-2267
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:
                           Richard G. Schmalzl, Esq.
                           Jonathan D. Niemeyer, Esq.
                            Graydon, Head & Ritchey
                            1900 Fifth Third Center
                             Cincinnati, Ohio 45202
                                 (513) 621-6464
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger ("Merger") of Regent Communications, Inc. ("Regent") with and into Jacor Communications, Inc. ("Jacor") pursuant to the Agreement and Plan of Merger dated as of October 8, 1996, as amended (the "Merger Agreement"), by and between Jacor and Regent as described in the enclosed Prospectus/Information Statement included as Part I of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
                      TITLE OF EACH CLASS                            AMOUNT TO BE        OFFERING PRICE            AGGREGATE
                 OF SECURITIES TO BE REGISTERED                     REGISTERED(1)           PER UNIT            OFFERING PRICE
Common Stock....................................................      4,461,539              N/A(1)                 N/A(1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants..................................      4,596,694              N/A(1)                 N/A(1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of the warrants.............       500,000               N/A(1)                 N/A(1)

                      TITLE OF EACH CLASS                             AMOUNT OF
                 OF SECURITIES TO BE REGISTERED                    REGISTRATION FEE
Common Stock....................................................
----------------------------------------------------------------
Common Stock Purchase Warrants..................................    $12,916.51(2)
----------------------------------------------------------------
Common Stock issuable upon exercise of the warrants.............

(1) Pursuant to the Merger Agreement, each share of Common Stock and Preferred Stock of Regent ("Regent Stock") is to be converted into (i) shares of Jacor common stock ("Jacor Common Stock") at an exchange ratio to be determined under the formulas set forth in the Merger Agreement, and (ii) a warrant to purchase a fractional share of Jacor Common Stock ("Merger Warrant"). Alternatively, at Jacor's election for each share of Regent Stock held, the holder may receive cash in an amount to be determined. This Registration Statement also covers any distribution of Jacor Common Stock and Merger Warrants by Regent stockholders that are investment funds to the owners thereof.

(2) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee for the shares of Jacor Common Stock and the Merger Warrants to be issued in the Merger was computed on the basis of the book value of the Regent Stock to be exchanged in the Merger as of September 30, 1996, which value was $42,624,497. No additional filing fee for the shares of Jacor Common Stock issuable upon exercise of the Merger Warrants is required pursuant to the last sentence of Rule 457(g).
                         ------------------------------

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           JACOR COMMUNICATIONS, INC.
                             CROSS REFERENCE SHEET
                                      FOR
    REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS/INFORMATION STATEMENT
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-4--ITEM NUMBER AND CAPTION                                  CAPTION IN PROSPECTUS/INFORMATION STATEMENT
--------------------------------------------------------------  --------------------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION

Item 1.     Forepart of the Registration Statement and Outside  Facing Page of the Registration Statement;
              Front Cover Page of Prospectus/ Information         Cross-Reference Sheet; Outside Front Cover Page
              Statement.......................................    Prospectus/Information Statement

Item 2.     Inside Front and Outside Back Cover Pages of        Available Information; Table of Contents
              Prospectus/Information Statement................

Item 3.     Risk Factors, Ratio of Earnings to Fixed Charges,   Prospectus/Information Statement Summary; Selected
              and Other Information...........................    Historical Financial Data; Market Price Data;
                                                                  Risk Factors; Selected Pro Forma Financial Data

Item 4.     Terms of the Transaction..........................  Prospectus/Information Statement Summary; The
                                                                  Merger--Certain Terms of the Merger Agreement
                                                                  and Related Agreements; The Merger--Reasons for
                                                                  the Merger; The Merger--Exchange of Regent
                                                                  Certificates in the Merger; The Merger--Effect
                                                                  of Conversion of Regent Stock; Description of
                                                                  Merger Warrants; Comparison of Corporate
                                                                  Charters; The Merger--Certain Federal Income Tax
                                                                  Consequences; Description of Capital Stock

Item 5.     Pro Forma Financial Information...................  Prospectus/Information Statement Summary;
                                                                  Unaudited Pro Forma Financial Information

Item 6.     Material Contracts With the Company Being           Prospectus/Information Statement Summary; The
              Acquired........................................    Merger

Item 7.     Additional Information Required for Reoffering by   Not Applicable
              Persons and Parties Deemed to be Underwriters...

Item 8.     Interests of Named Experts and Counsel............  Legal Matters; Experts

Item 9.     Disclosure of Commission Position on                Not Applicable
              Indemnification For Securities Act
              Liabilities.....................................

FORM S-4--ITEM NUMBER AND CAPTION                                  CAPTION IN PROSPECTUS/INFORMATION STATEMENT
--------------------------------------------------------------  --------------------------------------------------
B.  INFORMATION ABOUT THE REGISTRANT

Item 10.    Information With Respect to S-3 Registrants.......  Not Applicable

Item 11.    Incorporation of Certain Information by             Not Applicable
              Reference.......................................

Item 12.    Information With Respect to S-2 or S-3              Not Applicable
              Registrants.....................................

Item 13.    Incorporation of Certain Information by             Not Applicable
              Reference.......................................

Item 14.    Information With Respect to Registrants Other Than  Business of Jacor; Prospectus/Information
              S-2 or S-3 Registrants..........................    Statement Summary; Management's Discussion and
                                                                  Analysis of Financial Condition and Results of
                                                                  Operations of Jacor

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

Item 15.    Information With Respect to S-3 Companies.........  Not Applicable

Item 16.    Information With Respect to S-2 or S-3              Not Applicable
              Companies.......................................

Item 17.    Information With Respect to Companies Other Than    Prospectus/Information Statement Summary; Business
              S-2 or S-3 Companies............................    of Regent; The Merger; Security Ownership of
                                                                  Certain Beneficial Owners of Regent;
                                                                  Management's Discussion and Analysis of
                                                                  Financial Condition and Results of Operations of
                                                                  Regent

D.  VOTING AND MANAGEMENT INFORMATION

Item 18.    Information if Proxies, Consents or Authorizations  Not Applicable
              Are to be Solicited.............................

Item 19.    Information if Proxies, Consents or Authorizations  Prospectus/Information Statement Summary; The
              Are Not to be Solicited or in an Exchange           Merger--Authorization by Stockholders and Boards
              Offer...........................................    of Directors; The Merger; Certain Relationships
                                                                  and Related Transactions

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1997
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/INFORMATION STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/INFORMATION STATEMENT, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS/ INFORMATION STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT.

                    PROSPECTUS OF JACOR COMMUNICATIONS, INC.

              INFORMATION STATEMENT OF REGENT COMMUNICATIONS, INC.

                           --------------------------

    This Prospectus/Information Statement relates to the proposed merger (the "Merger") of Regent Communications, Inc., a Delaware corporation ("Regent"), with and into Jacor Communications, Inc., a Delaware corporation ("Jacor"), pursuant to the Agreement and Plan of Merger dated as of October 8, 1996, by and between Jacor and Regent, as amended (the "Merger Agreement").

    This Prospectus/Information Statement is part of a Registration Statement on Form S-4 (the "Registration Statement") filed by Jacor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 4,461,539 shares of Jacor Common Stock, $.01 par value (the "Jacor Common Stock") and up to 4,596,694 Common Stock purchase warrants to acquire shares of Jacor Common Stock to be issued in the Merger pursuant to the Merger Agreement. If all such Merger Warrants were exercised in full, 500,000 shares of Jacor Common Stock would be issued to the holders of such Merger Warrants.

    The Merger Agreement provides that Regent stockholders will have the right to receive in the Merger, without any action on the part of holders thereof, in exchange for each issued and outstanding share of Regent's Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share ("Regent Common Stock") and Regent's Preferred Stock, par value $.01 per share (the "Regent Preferred Stock," and together with the Regent Common Stock, the "Regent Stock"): (i) the Conversion Number (as defined herein) of a fully paid and nonassessable share of Jacor Common Stock (the "Stock Consideration") and/or any cash payable due to downward fluctuations in the market price of Jacor Common Stock which trigger certain payment options for Jacor, as described below (the "Cash Consideration") plus (ii) a warrant to acquire a fractional share of Jacor Common Stock (a "Merger Warrant") on the terms described in the Warrant Agreement, which fractional share is anticipated to be .10877 of a share of Jacor Common Stock (the "Warrant Consideration," and together with the Stock Consideration and the Cash Consideration, the "Merger Consideration"). The Conversion Number shall mean the number (rounded to the nearest 1/100,000) equal to the quotient of (i) 3.55 million, and (ii) the aggregate number of shares of Regent Stock equal to the sum of (x) the aggregate number of shares of Regent Common Stock outstanding on the closing date of the Merger ("Closing Date") after the exercise of all outstanding options to purchase Regent Common Stock granted under Regent's stock option plan and agreements exercised on or prior to such date, (y) the aggregate number of shares of Regent Preferred Stock outstanding on the Closing Date and (z) 480,000.

    Holders of Regent Stock may receive Cash Consideration in addition to the Stock Consideration, or in lieu of the Stock Consideration if, on the third business day preceding the Closing Date, the "Average Value of Jacor Common Stock" (as defined herein), multiplied by 3.55 million (the "Aggregate Average Value of Jacor Common Stock"), is less than $116.0 million. If this should occur, then Jacor has the option with respect to the Stock Consideration to: (a) issue additional shares of Jacor Common Stock by adjusting the Conversion Number by a fraction (y) the numerator of which is equal to $32.67606, and (z) the denominator of which is the Average Value of Jacor Common Stock; (b) pay additional Merger Consideration in the form of cash, in an amount equal to the difference between $116.0 million and the Aggregate Average Value of Jacor Common Stock; or (c) pay no Stock Consideration and instead pay, as part of the Merger Consideration, $116.0 million in cash (the "Cash Election"). The amount of the Merger Consideration is subject to adjustment in certain other circumstances, including (i) based on the amount of Regent's long-term debt and certain other liabilities and (ii) to take account of the simultaneous closing of the acquisition by Jacor of Southwest Radio Las Vegas, Inc. ("SRLV"). If no adjustment provisions are applied, the Stock Consideration would consist of 3,550,000 shares of Jacor Common Stock.

    Since the last reported sale price of Jacor Common Stock on January 31, 1997 was less than $32.67606, Jacor expects that the foregoing adjustment provisions, including the Cash Election, are likely to be applicable to the Merger. As such, Jacor has informed Regent that it intends to exercise the Cash Election and pay Cash Consideration in the amount of approximately $103.9 million in lieu of the Stock Consideration to holders of Regent Stock. Pursuant to the Cash Election, each holder of Regent Stock would be entitled to receive $25.23553 in cash in exchange for the tender of each share of Regent Stock in the Merger (assuming all outstanding exercisable options to purchase Regent Stock are exercised). Notwithstanding a Cash Election by Jacor, pursuant to the KWNR Letter Agreement (as defined herein), the sole stockholder of SRLV will be entitled to receive the Stock Consideration, subject to certain adjustments. Such Stock Consideration payable to the SRLV stockholder would amount to 457,104 shares of Jacor Common Stock (assuming an average value of $26.50 for a share of Jacor Common Stock on the third day preceding the Closing Date (the "Determination Date"). For further information regarding the Merger and the merger of SRLV with and into Jacor, see "THE MERGER."

    SEE "RISK FACTORS" AT PAGE 16 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE REGENT STOCKHOLDERS.
                             ---------------------
    REGENT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO REGENT. THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF REGENT STOCK HAVE APPROVED THE MERGER AGREEMENT AND THE MERGER. NO ADDITIONAL ACTION BY THE STOCKHOLDERS OF REGENT WILL BE REQUIRED TO EFFECT THE MERGER. REGENT STOCKHOLDERS WILL HAVE APPRAISAL RIGHTS UNDER DELAWARE LAW IN CONNECTION WITH THE MERGER. THE MERGER AGREEMENT AND THE MERGER DO NOT REQUIRE THE APPROVAL OF JACOR'S STOCKHOLDERS UNDER DELAWARE LAW AND, THEREFORE, JACOR'S STOCKHOLDERS WILL NOT HAVE APPRAISAL RIGHTS OR RIGHTS AS DISSENTING STOCKHOLDERS WITH RESPECT TO THE MERGER.
                           --------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/
        INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           --------------------------

   THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT IS              , 1997.

         THIS PROSPECTUS/INFORMATION STATEMENT IS FIRST BEING MAILED TO
               REGENT STOCKHOLDERS ON OR ABOUT            , 1997.

                             AVAILABLE INFORMATION

    Jacor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Jacor files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such information.

    Jacor has filed a Registration Statement on Form S-4 together with all amendments and exhibits thereto with the Commission under the Securities Act. This Prospectus/Information Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus/Information Statement as to the contents of any contract or other document referred to herein include all material terms of such contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Jacor Common Stock is traded on the Nasdaq National Market. Reports, proxy and information statements and other information concerning Jacor are available for inspection and copying at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506. Pursuant to the Merger Agreement, Jacor has filed an application with the Nasdaq National Market seeking approval for quotations on the Nasdaq National Market of the Jacor Common Stock and the Merger Warrants to be issued in connection with the Merger.

    Regent is a privately held company and is not subject to the information requirements or proxy rules contained in or adopted pursuant to the Exchange Act.

    All information contained in this Prospectus/Information Statement relating to Jacor has been supplied by Jacor and all such information relating to Regent has been supplied by Regent, and neither Jacor nor Regent assumes any responsibility for the accuracy or completeness of the information provided by the other.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           2

PROSPECTUS/INFORMATION STATEMENT SUMMARY...................................................................           5
  Parties to the Merger....................................................................................           5
  Authorization by Stockholders and Boards of Directors....................................................           6
  The Merger...............................................................................................           6
  Merger Consideration.....................................................................................           7
  Reasons for the Merger...................................................................................           8
  Termination of the Merger Agreement; Termination Fees....................................................           9
  Financing Arrangements...................................................................................           9
  Interests of Certain Persons in the Merger...............................................................           9
  Regulatory Matters.......................................................................................          10
  Nasdaq Approval..........................................................................................          10
  Certain Federal Income Tax Consequences..................................................................          10
  Accounting Treatment.....................................................................................          11
  Appraisal or Dissenters' Rights..........................................................................          11
  Recent Developments......................................................................................          11
  Summary Pro Forma Financial Data.........................................................................          12
  Summary Historical Financial Data........................................................................          13
  Comparative Per Share Data...............................................................................          14
  Market Prices and Dividends..............................................................................          14

RISK FACTORS...............................................................................................          16

THE MERGER.................................................................................................          19
  Authorization by Stockholders and Boards of Directors....................................................          19
  Reasons for the Merger...................................................................................          19
  Closing Date; Effective Time of the Merger...............................................................          21
  Regent Transactions......................................................................................          21
  Conversion of Regent Stock for the Merger Consideration..................................................          22
  Effect of Conversion of Regent Stock.....................................................................          25
  Exchange of Regent Certificates in the Merger............................................................          25
  Certain Terms of the Merger Agreement and Related Agreements.............................................          26
  Description of Merger Warrants...........................................................................          31
  Financing Arrangements...................................................................................          33
  Interests of Certain Persons in the Merger...............................................................          35
  Regulatory Matters.......................................................................................          37
  Nasdaq Approval..........................................................................................          38
  Certain Federal Income Tax Consequences..................................................................          38
  Accounting Treatment.....................................................................................          40
  Federal Securities Law Consequences......................................................................          40
  Appraisal or Dissenters' Rights..........................................................................          41
  Related Material Contracts...............................................................................          43

UNAUDITED PRO FORMA FINANCIAL INFORMATION..................................................................          44

SELECTED HISTORICAL FINANCIAL DATA.........................................................................          56

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF JACOR.............          60

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF REGENT............          66

BUSINESS OF JACOR..........................................................................................          70

                                                                                                                PAGE
                                                                                                                -----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JACOR....................................          90

BUSINESS OF REGENT.........................................................................................          92

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF REGENT...................................          93

DESCRIPTION OF JACOR CAPITAL STOCK.........................................................................          95
  Common Stock.............................................................................................          95
  Class A and Class B Preferred Stock......................................................................          95
  Citicasters Warrants.....................................................................................          95
  Registrar and Transfer Agent.............................................................................          97

DESCRIPTION OF OTHER JACOR INDEBTEDNESS....................................................................          98
  1996 10 1/8% Notes.......................................................................................          98
  1994 9 3/4% Notes........................................................................................          99
  Liquid Yield Option-TM- Notes............................................................................         100

COMPARISON OF CORPORATE CHARTERS...........................................................................         101

LEGAL MATTERS..............................................................................................         102

EXPERTS....................................................................................................         102

INDEX OF DEFINED TERMS.....................................................................................         104

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

ANNEX I      AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 8, 1996, AMONG JACOR
             AND REGENT, AS AMENDED................................................      A-I-1

ANNEX II     FORM OF WARRANT AGREEMENT BETWEEN JACOR AND KEYCORP SHAREHOLDER
             SERVICES, INC.........................................................     A-II-1

ANNEX III    ESCROW AGREEMENT DATED OCTOBER 8, 1996, AMONG JACOR, REGENT AND PNC
             BANK..................................................................    A-III-1

ANNEX IV     SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW...................     A-IV-1

ANNEX V      REGISTRATION RIGHTS AGREEMENT DATED OCTOBER 8, 1996, AMONG JACOR,
             REGENT AND CERTAIN REGENT SHAREHOLDERS................................      A-V-1

                    PROSPECTUS/INFORMATION STATEMENT SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS/INFORMATION STATEMENT. THIS SUMMARY SETS FORTH ALL MATERIAL ELEMENTS OF SUCH MATTERS BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING IN THIS PROSPECTUS/ INFORMATION STATEMENT AND THE ANNEXES HERETO. STOCKHOLDERS OF REGENT ARE URGED TO READ THIS PROSPECTUS/ INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

PARTIES TO THE MERGER

    JACOR. Jacor is a holding company engaged primarily in the radio broadcasting business. As of January 15, 1997, Jacor entities owned and/or operated 57 radio stations located in across the United States in 15 broadcast areas: Los Angeles, Atlanta, Denver, San Diego, St. Louis, Cincinnati, Tampa, Portland, Columbus, Kansas City, Jacksonville, Toledo, Lexington, Venice/Englewood, Florida and Casper, Wyoming, and one television station located in the Cincinnati broadcast area. Jacor also has joint sales agreements to sell advertising time for three stations in Cincinnati, one station in Denver, one station in Salt Lake City and one station in Louisville. Jacor further provides programming to and sells air time for two stations in Baja California, Mexico under an exclusive sales agency agreement.

    Jacor also has entered into agreements to acquire an additional 53 radio stations (including stations to be acquired in the Merger), which will expand its presence in San Diego, Columbus, Kansas City, Toledo, Lexington, Venice/Englewood and Lima, Ohio, and allow Jacor to enter the Salt Lake City, Las Vegas, Louisville, Rochester, Des Moines, Charleston, S.C., Boise, Cedar Rapids, Sarasota/Bradenton and Fort Collins/Greeley, Co. broadcast areas.

    The mailing address and telephone number of the principal executive offices of Jacor are 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011 and (606) 655-2267. See "BUSINESS OF JACOR."

    Regent. Regent is a holding company engaged in the ownership of radio stations. As of January 15, 1997, Regent owned 15 radio stations located across the United States in five broadcast areas: Kansas City, Salt Lake City, Las Vegas, Louisville and Charleston, S.C. (collectively, the "Regent Stations"). Pursuant to the Time Brokerage Agreement, dated October 8, 1996, as amended, between Citicasters Co., a wholly-owned subsidiary of Jacor ("CitiCo") and Regent, CitiCo is time brokering the Regent Stations (the "TBA"), and KBGO-FM, Las Vegas, which Regent has the right to acquire pursuant to the KBGO Option Agreement (as defined below) (which option Regent has exercised, with consummation subject to prior approval of the Federal Communications Commission ("FCC")). See "THE MERGER--Related Material Contracts." The mailing address and telephone number of the principal executive offices of Regent is 50 East RiverCenter Boulevard, Suite 180, Covington, Kentucky 41011 and (606) 292-0030.

    Prior to the execution of the Merger Agreement, Regent had entered into certain purchase, sale and option agreements regarding the disposition and acquisition of various broadcast radio stations. The intent of Regent and Jacor is that Jacor would acquire, pursuant to the Merger Agreement, the Regent Stations, plus all broadcast radio stations which are the subject of the following purchase and option agreements entered into by Regent. On July 19, 1996, Regent entered into an agreement with Southwest Florida Enterprises, Inc. ("SFE") and SRLV pursuant to which SRLV would merge with and into Regent (the "KWNR Reorganization Agreement"). SRLV owns KWNR-FM, Las Vegas, Nevada, but KWNR-FM is currently time brokered by CitiCo pursuant to a time brokerage agreement. Simultaneous with the execution of the Merger Agreement, Jacor, Regent, SRLV and SFE entered into a letter agreement (the "KWNR Letter Agreement"), which provides that: (i) if the Merger is consummated, immediately following the Merger SRLV would merge with and into Jacor, with Jacor as the surviving corporation, and Jacor would pay consideration to SFE, as the sole stockholder of SRLV, an amount equal to the number of shares of Jacor Common Stock and Merger Warrants that a holder of 480,000 shares of Regent Stock would be entitled to receive in the Merger, plus any additional consideration that SFE would be entitled to under the Merger Agreement, plus $9.0 million in cash (which amount is included within the $64 million in Regent Liabilities (as defined herein) to be assumed by Jacor in the Merger) or (ii) if the Merger

Agreement is terminated prior to the Closing Date, SRLV would merge with and into Regent pursuant to the terms and conditions of the KWNR Reorganization Agreement. See "THE MERGER--Conversion of Regent Stock for the Merger Consideration." The KWNR Letter Agreement requires Jacor to continue existing indemnification rights in favor of directors, officers, employees and agents of SRLV for six years following the time and date when the Merger becomes effective. Other such agreements include: the WSJW Option Agreement and the KBGO Option Agreement, each as defined herein. Regent has consummated the transactions which are the subject of the KURR Purchase Agreement, the KZHT Purchase Agreement and the KKDD Sale Agreement, all as defined herein. See "BUSINESS OF REGENT," and "THE MERGER--Certain Terms of the Merger Agreement and Related Agreements."

AUTHORIZATION BY STOCKHOLDERS AND BOARDS OF DIRECTORS

    On October 8, 1996 the Regent Board of Directors unanimously approved the Merger Agreement and concluded that its terms are fair to and in the best interests of its stockholders. Under the Delaware General Corporation Law ("DGCL"), the affirmative vote of the holders of a majority of the outstanding Regent Stock is required to approve the Merger. The holders of more than a majority of the voting power represented by all outstanding shares of Regent Stock, acting by written consent in lieu of a meeting and voting as a single class, have approved the Merger and approved and adopted the Merger Agreement. Therefore, no further action by the stockholders of Regent is necessary to approve the Merger Agreement or consummate the Merger, and no such approval will be sought. ACCORDINGLY, REGENT IS NOT ASKING ANY REGENT STOCKHOLDER FOR A PROXY AND REGENT STOCKHOLDERS ARE REQUESTED NOT TO SEND A PROXY. NO MEETING OF REGENT STOCKHOLDERS WILL BE HELD TO CONSIDER APPROVAL OF THE MERGER.

    The Merger Agreement also has been approved by the Jacor Board of Directors. The Merger Agreement and the Merger do not require the approval of the Jacor stockholders under Delaware law. No additional corporate action by Jacor will be required to effect the Merger.

THE MERGER

    If the conditions to the Merger as set forth in the Merger Agreement are satisfied or waived (where permissible under the terms of the Merger Agreement or under applicable law) and the Merger Agreement is not earlier terminated as provided for in the Merger Agreement, the Merger will be consummated and will become effective at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time"). See "THE MERGER--Certain Terms of the Merger Agreement." It is expected that the Effective Time will promptly follow the receipt of all regulatory approvals. See "THE MERGER--Regulatory Matters." At the Effective Time, Regent will be merged with and into Jacor, with Jacor being the surviving entity. Regent's subsidiary corporations or other legal entities of which Regent or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of its stock or other equity interest ("Subsidiaries") will then become direct, wholly-owned subsidiaries of Jacor's direct, wholly-owned subsidiary, Jacor Communications Company (formerly known as Citicasters Inc.) ("JCC").

    In the event a New Merger Event occurs, instead of merging Regent into Jacor, a wholly-owned subsidiary of Jacor (to be designated by Jacor), shall merge into Regent and Regent shall be the surviving corporation. For purposes of the Merger Agreement, a "New Merger Event" occurs if the Tax Continuity Level determined on the day before the Closing Date is less than 45%. "Tax Continuity Level" means the product of A/B and (C+D), where (1) A equals the value of the Stock Consideration, (2) B equals the value of the Merger Consideration as reasonably agreed by Regent and Jacor, (3) C equals the percentage of shares of Regent Stock held by holders each owning less than 1% of the total number of such shares, including holders indirectly owning less than 1% of such shares through an entity that has represented that it will distribute the holder's share of Stock Consideration received by such entity to such holder, and (4) D equals the percentage of shares of Regent Stock held by holders (other than persons or entities described in clause (3)) that provide tax representations that they have no plan to dispose of such shares. Tax counsel of Regent and Jacor may agree to modify this definition if they jointly deem it appropriate to reflect

"continuity of interest" in the Merger in accordance with the Federal tax rules as developed under the Internal Revenue Code of 1986, as amended (the "Code").

    A New Merger Event will occur if Jacor makes the Cash Election. Absent such a Cash Election, the likelihood of a New Merger Event depends (among other things) upon the amount of non-stock consideration (the Cash Consideration and the value of the Warrant Consideration) as compared to the value of the Stock Consideration, and the percentage of Regent stockholders owning 1% or more of Regent Stock who make the necessary tax representations.

    In the event of a Merger subsequent to the occurrence of a New Merger Event, the Merger will not constitute a reorganization within the meaning of Section 368(a) of the Code. Rather, such a Merger would be a taxable event to stockholders of Regent. Regent stockholders will have taxable gain or loss equal to the difference between the value of the total consideration received for their Regent Stock (whether in the form of Stock Consideration, Cash Consideration or Warrant Consideration) and their tax basis for their Regent Stock. Such gain or loss would be capital gain or loss if the Regent Stock was held as a capital asset.

MERGER CONSIDERATION

    In the Merger, each issued and outstanding share of the Regent Stock at the Effective Time will be converted into the right to receive the Merger Consideration (as defined above). Holders of Regent Stock may receive Cash Consideration in addition to the Stock Consideration, or in lieu of the Stock Consideration if, on the third business day preceding the Closing Date, the (i) the average of the closing bid and asked prices quoted on the Nasdaq National Market for the ten consecutive full Nasdaq National Market trading days ending on the third full trading day immediately preceding the Closing Date (the "Average Value of Jacor Common Stock") multiplied by 3.55 million (the "Aggregate Average Value of Jacor Common Stock"), is less than $116.0 million. If this should occur, then Jacor has the option with respect to the Stock Consideration to: (a) issue additional shares of Jacor Common Stock by adjusting the Conversion Number by a fraction (y) the numerator of which is equal to $32.67606, and (z) the denominator of which is the Average Value of Jacor Common Stock; (b) pay additional Merger Consideration in the form of cash, in an amount equal to the difference between $116.0 million and the Aggregate Average Value of Jacor Common Stock; or (c) pay no Stock Consideration and instead pay, as part of the Merger Consideration, $116.0 million in cash (the "Cash Election"). The amount of the Merger Consideration is subject to adjustment in certain other circumstances, including (i) based on the amount of Regent's long-term debt and certain other liabilities and (ii) to take account of the simultaneous closing of the acquisition by Jacor of SRLV. If no adjustment provisions are applied, the Stock Consideration would consist of 3,550,000 shares of Jacor Common Stock.

    Since the last reported sale price of Jacor Common Stock on January 31, 1997 was less than $32.67606, Jacor expects that the foregoing adjustment provisions, including the Cash Election, are likely to be applicable to the Merger. As such, Jacor has informed Regent that it intends to exercise the Cash Election and pay Cash Consideration in the amount of approximately $103.9 million in lieu of the Stock Consideration to holders of Regent Stock. Pursuant to the Cash Election, each holder of Regent Stock would be entitled to receive $25.23553 in cash in exchange for the tender of each share of Regent Stock in the Merger (assuming all outstanding exercisable options to purchase Regent Stock are exercised). Notwithstanding a Cash Election by Jacor, pursuant to the KWNR Letter Agreement, the sole stockholder of SRLV will be entitled to receive the Stock Consideration, subject to certain adjustments. Such Stock Consideration payable to the SRLV stockholder would amount to 457,104 shares of Jacor Common Stock (assuming an average value of $26.50 for a share of Jacor Common Stock on the Determination Date). See "THE MERGER--Conversion of Regent Stock for the Merger Consideration."

    The Warrant Consideration shall consist of a warrant to acquire a fractional share of Jacor Common Stock, the numerator of which is 500,000 and the denominator of which is the aggregate number of shares of Regent Stock equal to the sum of (i) the aggregate number of shares of Regent Common Stock outstanding on the Closing Date after the exercise of all Options (as defined herein) exercised on or prior to such date, (ii) the aggregate number of shares of Regent Preferred Stock outstanding on the Closing Date and (iii) 480,000 (the "Regent Fully Diluted Share Number"), which fractional share is anticipated to be .10877 of a share of Jacor Common Stock. Each Merger Warrant will have an exercise price of $40.00 per full share of Jacor Common Stock. The Merger Warrants are to be issued under the Warrant Agreement, to be dated as of the Effective Date between Jacor and KeyCorp Shareholder Services, Inc., as Warrant Agent (the "Warrant Agent"). At the time of the exercise of any Merger Warrant the holder of such Merger Warrant will receive, in lieu of any fractional share of Jacor Common Stock, the fair market value of such fractional share determined at the time of the exercise of the Merger Warrant. Each Merger Warrant may be exercised until 5:00 p.m., Eastern Time, on the fifth anniversary of the Effective Time, unless Jacor redeems the Merger Warrants prior to the Effective Time, which option may be exercised on or after the third anniversary of the Effective Time. The Warrant Consideration may become subject to antidilution or exercise price adjustments, as provided in the Warrant Agreement. The form of the Warrant Agreement is attached hereto as Annex II. See "THE MERGER--Description of Merger Warrants."

    AT THE EFFECTIVE TIME, ALL OUTSTANDING SHARES OF REGENT STOCK WILL CEASE TO BE OUTSTANDING AND CERTIFICATES REPRESENTING SHARES OF REGENT STOCK WILL REPRESENT THE RIGHT TO RECEIVE THE MERGER CONSIDERATION. AS SOON AS POSSIBLE AFTER THE EFFECTIVE TIME, KEYCORP SHAREHOLDER SERVICES, INC. (THE "EXCHANGE AGENT") WILL MAIL TRANSMITTAL INSTRUCTIONS TO EACH HOLDER OF RECORD OF SHARES OF REGENT COMMON STOCK AT THE EFFECTIVE TIME, ADVISING THEM OF THE PROCEDURE FOR SURRENDERING CERTIFICATES. HOLDERS OF REGENT COMMON STOCK SHOULD NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

REASONS FOR THE MERGER

    Since 1993, Jacor has been actively seeking to expand through acquisitions and has identified numerous potential acquisition and merger candidates. Since the enactment of the Telecommunications Act of 1996 (the "Telecom Act") on February 8, 1996, Jacor has acquired 42 radio stations, two television stations (one of which has subsequently been disposed of) and entered into an exclusive agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. Jacor has also disposed of three radio stations. Throughout 1996, Jacor further continued to negotiate for additional acquisitions in its existing locations and in new locations.

    During the summer of 1996, the Board of Directors of Regent determined that it would be appropriate to evaluate the possibility of a sale of Regent's business. Regent was aware of the significant consolidation that has been taking place in the broadcasting industry and concluded that it would be advantageous for Regent to combine its operations with those of a larger operator of broadcast properties. Regent also believed that it would be an attractive merger partner because of its success in managing radio station properties. Accordingly, Regent engaged Goldman, Sachs & Co., an investment banking firm ("Goldman Sachs"), to assist in the process of soliciting and negotiating with one or more potential merger partners.

    During August and September of 1996, Regent received proposals from several parties, including Jacor, and entered into discussions with those parties to evaluate the relative merits of those proposals. In connection with that evaluation, Regent also concluded that it would be desirable to enter into a transaction which would potentially be tax free and would potentially provide the Regent stockholders the opportunity to continue to participate in the broadcast business through the receipt of stock in a merger.

    In August 1996, Jacor commenced preliminary discussions with Goldman Sachs in connection with possible merger or sale opportunities. Jacor management believed that Regent's operations and growth philosophies were consistent with Jacor's and determined that more detailed discussions were warranted. Jacor management also received authorization from the Jacor Board of Directors to proceed with negotiations.

    In late August 1996, Jacor submitted its initial bid to acquire Regent through a merger. The bid was submitted in accordance with the procedures established by Regent through Goldman Sachs. Jacor believed that Regent was an attractive acquisition candidate and that a merger could create numerous synergies and operating advantages for both companies.

    Additional discussions then ensued between Randy Michaels and R. Christopher Weber, Jacor's chief executive officer and chief financial officer, respectively, and Goldman Sachs, primarily concerning the economic terms of a possible merger between Jacor and Regent. In late September 1996, the parties reached general agreement on the amount and form of the merger consideration, $116.0 million in Jacor common stock, warrants to acquire 500,000 shares of Jacor common stock and the payment by Jacor of $64.0 million in cash to cover certain liabilities of Regent, subject to Jacor's satisfactory completion of due diligence and the preparation of the definitive merger agreement and related acquisition documents.

    The respective legal counsel for each of Jacor and Regent then proceeded to engage in intensive negotiations and drafting of documents. Through their respective legal counsel and, in the case of Regent, Goldman Sachs, in the course of numerous telephone conferences, the parties negotiated key terms and conditions of the proposed acquisition. Jacor's legal counsel consulted frequently with Messrs. Michaels and Weber as to unresolved issues during the course of these negotiations.

    On September 27, 1996, the Jacor Board of Directors authorized Messrs. Michaels and Weber to enter into a definitive merger agreement with Regent. On October 8, 1996, the Regent Board of Directors authorized Terry Jacobs to enter into the definitive merger agreement. The terms of the merger agreement and related acquisition documents were then finalized, approved by the Regent Board of Directors and executed by both Jacor and Regent after the close of business on October 8, 1996. On October 9, 1996, Jacor delivered its $10.0 million letter of credit to PNC Bank, Ohio, N.A., the escrow agent (the "Escrow Agent"), and Jacor then publicly announced the pending Merger. See "THE MERGER--Reasons for the Merger."

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES

    The Merger Agreement may be terminated before the consummation of the Merger by either Jacor or Regent under various circumstances, including the failure to consummate the Merger on or before October 8, 1997. If Regent terminates the Merger Agreement upon the occurrence of certain triggering events, Regent may draw upon a direct pay letter of credit in the amount of $10.0 million obtained by Jacor and issued to PNC Bank, as escrow agent and beneficiary, on behalf of Regent, pursuant to an Escrow Agreement dated October 8, 1996 among Jacor and PNC Bank, Ohio, N.A. as the escrow agent (the "Escrow Agreement," a copy of which is attached hereto as Annex III). Except in certain circumstances, the right to terminate the Merger Agreement and receive a maximum of $10.0 million pursuant to a draw on such letter of credit is Regent's exclusive remedy upon the occurrence of a triggering event. See "THE MERGER--Certain Terms of the Merger Agreement--Termination; Termination Fee."

FINANCING ARRANGEMENTS

    Jacor expects that the funds necessary to pay any required cash consideration and to consummate the Merger will be paid from cash held by Jacor, borrowings under its June 1996 credit facility (the "Credit Facility") and/or proceeds from the sale by JCC in December 1996 of $170.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes (the "1996 9 3/4% Notes"). See "THE MERGER--Financing Arrangements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    REGENT STOCK OPTIONS. Pursuant to the Merger Agreement, Regent will take all necessary steps (i) to cause all outstanding options issued pursuant to Regent's Employee Stock Option Plan and stock option agreements between Regent and (x) William L. Stakelin, dated October 25, 1995, (y) Terry S. Jacobs, dated October 22, 1993, and (z) Terry S. Jacobs dated November 15, 1994 (together, the "Options"), in each case to become fully vested and exercisable, and (ii) to terminate any Options not exercised on or prior to the Closing Date. See "THE MERGER--Interests of Certain Persons in the Merger."

    REGISTRATION RIGHTS AGREEMENT. In connection with the Merger, Jacor entered into a Registration Rights Agreement dated October 8, 1996, (the "Registration Rights Agreement") providing for the shelf registration for resale of the Jacor Common Stock, the Merger Warrants and the shares of Jacor Common Stock underlying the Merger Warrants. The Registration Rights Agreement is attached hereto as Annex V. See "THE MERGER--Interests of Certain Persons in the Merger."

    EMPLOYEE BENEFITS. Jacor has agreed in the Merger Agreement to provide the same compensation and benefits to the current, former and retired salary employees of Regent and the Subsidiaries as those provided to similarly situated current, former and retired salaried employees of Jacor, provided that Jacor is not prevented from terminating any employee. See "THE MERGER--Interests of Certain Persons in the Merger."

    INDEMNIFICATION. The Merger Agreement requires Jacor to continue existing indemnification rights in favor of directors, officers, employees and agents of Regent and the Subsidiaries for not less than six years following the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

REGULATORY MATTERS

    The receipt of certain federal and state governmental or regulatory approvals is required in order to consummate the Merger, including approvals or waivers from the FCC and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Jacor and Regent have made the applications for all necessary regulatory approvals and to prosecute the application to be filed with the FCC in good faith and with due diligence. Jacor and Regent also made the necessary HSR Act filings. The HSR Act waiting period expired on November 22, 1996, and the FCC granted its initial approval of the Merger on December 13, 1996. There can be no assurance as to when or if a final order of the FCC approving the Merger will be obtained. See "THE MERGER--Regulatory Matters."

NASDAQ APPROVAL

    Pursuant to the Merger Agreement, Jacor has filed an application with the Nasdaq Stock Market seeking approval for quotation on the Nasdaq National Market of the Merger Warrants and of the shares of Jacor Common Stock to be issued in connection with the Merger and upon exercise of the Merger Warrants. See "THE MERGER--Nasdaq Approval."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    If Jacor does not exercise the Cash Election, it is a condition to the consummation of the Merger of Regent into Jacor that Regent and Jacor receive an opinion from their respective tax counsel to the effect that, among other things, the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code , and no gain or loss will be recognized by Jacor or Regent as a result of the Merger. See "THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    Provided the Merger qualifies as such a reorganization, then for federal income tax purposes, no gain or loss will be recognized by non-dissenting shareholders of Regent upon the receipt of the Merger Consideration in exchange for Regent Stock, except that gain would be recognized to the extent of the value of the Warrant Consideration and the Cash Consideration received, and gain or loss may be recognized on the receipt of cash in lieu of fractional shares.

    If Jacor does exercise the Cash Election or if a New Merger Event otherwise occurs, a wholly-owned subsidiary of Jacor will merge into Regent. In this case, the Merger will not be a tax free reorganization, and will be a fully taxable transaction to stockholders of Regent. Regent stockholders will have taxable gain or loss equal to the difference between the value of the total consideration received for their Regent Stock (whether in the form of Stock Consideration, Cash Consideration or Warrant Consideration) and their tax basis for their Regent Stock.

    ALL REGENT STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION IN THE "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND THE OTHER SECTIONS OF THIS PROSPECTUS/INFORMATION STATEMENT REFERRED TO THEREIN AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

APPRAISAL OR DISSENTERS' RIGHTS

    In connection with the Merger, holders of shares of Regent Stock will be entitled to demand appraisal rights in respect of such shares of Regent Stock under Section 262 of the DGCL ("Section 262"), subject to satisfaction by such stockholder of the conditions for appraisal rights established by Section 262. Failure to take any of the steps required under Section 262 on a timely basis may result in the loss of appraisal rights. Section 262 is set forth in full in Annex IV to this Prospectus/Information Statement. See "THE MERGER--Appraisal or Dissenters' Rights" and "THE MERGER--Termination; Termination Fee."

RECENT DEVELOPMENTS

    Since the enactment of the Telecom Act on February 8, 1996, Jacor has acquired 42 radio stations, two television stations (one of which has subsequently been disposed of) and entered into an exclusive sales agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. The aggregate consideration provided by Jacor in these transactions was approximately $1.2 billion. Jacor has also disposed of three radio stations for approximately $7.0 million.

    In addition, Jacor has entered into a number of binding agreements for transactions that are currently pending. Jacor has contracted for the exchange of its two radio stations in Phoenix for two radio stations in San Diego. Jacor also has entered into a binding agreement with American Radio Systems Corporation and American Radio Systems License Corp. to exchange WKRQ-FM in Cincinnati for three stations located in or around Rochester, New York, and an option to purchase a station in South Bristol, New York, which Jacor has exercised, subject to prior FCC approval. Jacor has also entered into binding agreements to purchase an additional 30 radio stations for approximately $218.1 million (including $31.8 million already advanced by Jacor to fund various escrow deposits). Jacor has also entered into the Merger Agreement pursuant to which it will acquire the 15 Regent Stations from Regent, and the right to acquire KWNR-FM from SRLV pursuant to the KWNR Reorganization Agreement, and the right to acquire KBGO-FM pursuant to the KBGO Option Agreement. Jacor has also entered into a binding agreement to sell two radio stations for approximately $45.0 million in cash. Finally, Jacor has entered into a letter of intent with EXCL Communications, Inc. ("EXCL") for the sale of KCBQ-AM in San Diego, but has not executed definitive agreements in connection with this transaction.

    Jacor is currently negotiating for additional acquisitions in its existing locations and in new locations. Jacor is also engaged in preliminary discussions with owners of numerous other radio stations, which may or may not result in negotiations for additional acquisitions. Such transactions, if any, may involve the payment of cash, shares of Jacor Common Stock and/or the exchange of Jacor's other broadcast properties. However, there can be no assurance that Jacor will successfully complete all or any such transactions or what the consequences thereof would be. For more information about Jacor's recent acquisitions and dispositions. See "BUSINESS OF JACOR."

                        SUMMARY PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following sets forth summary unaudited pro forma combined financial information derived from the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995, and for the nine months ended September 30, 1996, give effect to each of the following transactions as if such transactions had been completed January 1, 1995: (i) the Merger, (ii) the Citicasters Merger (as defined herein), (iii) the Noble Acquisition (as defined herein), (iv) Jacor's, Regent's, Citicasters Inc.'s ("Citicasters") and Noble Broadcast Group, Inc.'s ("Noble") completed 1995 and January 1996 radio station acquisitions, (v) Jacor's February 1996 radio station disposition, (vi) the related financing transactions completed in June 1996 and
(vii) Jacor's acquisition of the Selected Gannett Radio Stations (as defined herein) from a subsidiary of Gannett Co., Inc. ("Gannett"). The pro forma condensed consolidated balance sheet as of September 30, 1996 has been prepared as if the Regent Merger and the acquisition of the Selected Gannett Radio Stations had occurred on that date.

    The Summary Unaudited Pro Forma Financial Information does not purport to present the actual financial position or results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Summary Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Financial Information and should be read in conjunction therewith. See Consolidated Financial Statements and the Notes thereto for each of Jacor, Citicasters, Noble and the Selected Gannett Radio Stations included herein.

                                   PRO FORMA

                                                                                YEAR ENDED      NINE MONTHS ENDED
                                                                             DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                                             -----------------  ------------------
STATEMENT OF OPERATIONS DATA
  Net revenue..............................................................     $   343,197        $    272,112
  Broadcast operating expenses.............................................         230,927             190,555
  Depreciation and amortization............................................          50,818              38,235
  Corporate general and administrative expenses............................           6,655               5,559
  Operating income.........................................................          54,797              37,763
  Net loss.................................................................         (12,650)             (6,904)

OTHER FINANCIAL DATA
  Broadcast cash flow......................................................     $   112,270        $     81,557
  Broadcast cash flow margin...............................................            32.7%               30.0%
  EDITDA...................................................................     $   105,615        $     75,998
  Capital expenditures.....................................................          20,436              13,801

                                                                                                      AS OF
                                                                                                SEPTEMBER 30, 1996
                                                                                                ------------------
BALANCE SHEET DATA:
  Working capital.............................................................................    $       85,043
  Intangible assets...........................................................................         1,509,791
  Total assets................................................................................         1,894,515
  Long-term debt..............................................................................           709,734
  LYONS.......................................................................................           117,090
  Total shareholders' equity..................................................................           583,627

                       SUMMARY HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following sets forth summary historical financial data for Jacor and Regent for the three years ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996. The comparability of the historical consolidated financial data has been significantly impacted by acquisitions and dispositions. The information presented below is qualified in its entirety by, and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the Notes thereto included herein.

                                   HISTORICAL

JACOR

                                                                                                   NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                              ---------------------------------  ---------------------
                                                                1993        1994        1995       1995        1996
                                                              ---------  ----------  ----------  ---------  ----------
STATEMENT OF OPERATIONS DATA
  Net revenue...............................................  $  89,932  $  107,010  $  118,891  $  87,176  $  127,520
  Broadcast operating expenses..............................     69,520      80,468      87,290     65,241      91,694
  Depreciation and amortization.............................     10,223       9,698       9,483      6,783      10,601
  Corporate general and administrative expenses.............      3,564       3,361       3,501      2,564       4,080
  Operating income..........................................      6,625      13,483      18,617     12,588      21,145
  Net income................................................      1,438       7,852      10,965      7,768       4,737

OTHER FINANCIAL DATA
  Broadcast cash flow.......................................  $  20,412  $   26,542  $   31,601  $  21,935  $   35,826
  Broadcast cash flow margin................................       22.7%       24.8%       26.6%      25.2%       28.1%
  EBITDA....................................................  $  16,848  $   23,181  $   28,100  $  19,371  $   31,746
  Capital expenditures......................................      1,495       2,221       4,969      3,664       7,506

REGENT

                                                                                                   NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                              ---------------------------------  ---------------------
                                                               1993(1)      1994        1995       1995        1996
                                                              ---------  ----------  ----------  ---------  ----------
STATEMENT OF OPERATIONS DATA
  Net revenue...............................................                $ 7,325     $17,257  $  10,641     $23,198
  Broadcast operating expenses..............................                  7,737      14,660      9,458      19,070
  Depreciation and amortization.............................                  1,125       3,316      1,689       4,226
  Time brokerage agreement termination expense..............                    125
  Corporate general and administrative expenses.............         89         670         740        482       1,177
  Operating income (loss)...................................        (89)     (2,331)     (1,460)      (988)     (1,274)
  Net income (loss).........................................        (76)     (2,812)     (3,087)    (1,845)        513

OTHER FINANCIAL DATA
  Broadcast cash flow.......................................                $  (412)    $ 2,596  $   1,183     $ 4,128
  Broadcast cash flow margin................................                   (5.6%)       15.0%      11.1%       17.8%
  EBITDA....................................................       $(89)    $(1,206)    $ 1,856  $     701     $ 2,952
  Capital expenditures......................................         21         635       1,017        759       1,365

------------------------

(1) Regent Communications, Inc. began operations on September 24, 1993.

COMPARATIVE PER SHARE DATA

    Set forth below are historical earnings (loss) per share before extraordinary items, cash dividends per share and book value per share data of Jacor and Regent and unaudited pro forma per share data of the combined companies. The data set forth below should be read in conjunction with the Jacor and Regent audited financial statements, including the notes thereto, which are included in this Prospectus/Information Statement. The data should also be read in conjunction with the unaudited pro forma combined condensed financial statements, including the notes thereto, included elsewhere in this Prospectus/ Information Statement.

                                                   YEAR ENDED DECEMBER     NINE MONTHS ENDED
                                                        31, 1995            SEPTEMBER 1996
                                                  ---------------------  ---------------------
                                                    JACOR      REGENT      JACOR      REGENT
                                                  ---------  ----------  ---------  ----------
HISTORICAL:
  Earnings (Loss) Per Share.....................  $    0.52  $  (103.35) $    0.31  $   (39.91)
  Cash Dividends Per Share......................     --          --         --          --
  Book Value Per Share..........................  $    7.66  $  (184.72) $   15.43  $  (221.87)

                                                     YEAR ENDED       NINE MONTHS ENDED
                                                  DECEMBER 31, 1995    SEPTEMBER 1996
                                                  -----------------  -------------------
PRO FORMA:
  Loss Per Share................................      $   (0.41)          $   (0.27)
  Cash Dividends Per Share......................         --                  --
  Book Value Per Share..........................         N/A              $   16.77

MARKET PRICES AND DIVIDENDS

    Jacor Common Stock is quoted on the Nasdaq National Market under the symbol "JCOR." The table below sets forth, for the calendar quarters indicated, the reported high and low per share sales prices of Jacor Common Stock as reported on the Nasdaq National Market.

                                                                             JACOR COMMON STOCK
                                                                            --------------------
                                                                              HIGH        LOW
                                                                            ---------  ---------
1995
  First Quarter...........................................................      14.50      12.00
  Second Quarter..........................................................      17.00      13.00
  Third Quarter...........................................................      19.25      15.00
  Fourth Quarter..........................................................      17.50      15.00

1996
  First Quarter...........................................................      22.25      16.00
  Second Quarter..........................................................      31.25      19.50
  Third Quarter...........................................................      35.00      24.75
  Fourth Quarter..........................................................      36.38      23.75

1997
  First Quarter (through January 31, 1997)................................      28.75      25.75

    On October 8, 1996, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing
price per share of Jacor Common Stock was $34.125. On           , 1997, the most
recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Information Statement, the closing price per
share of Jacor Common Stock was $        .

    Jacor has not declared any cash dividend on its common stock since its inception. Jacor intends to retain future earnings for use in its business and does not anticipate paying any dividends on Jacor Common Stock in the foreseeable future. Under Jacor's credit facility, Jacor is prohibited from paying cash dividends on Jacor Common Stock except as may be provided therein. See "THE MERGER--Financing Arrangements."

    The holders of shares of the 1993 Series of Regent Preferred Stock shall be entitled to receive, when, as and if declared by the Regent Board of Directors out of funds legally available for such purpose, cumulative dividends payable quarterly in cash on the first business day of January, April, July and October, accruing commencing with the date of issue of such shares, on shares of the 1993 Series at the rate of $0.70 per share per annum. No interest shall be paid on accrued but unpaid dividends. The holders of shares of the 1994 Series of Regent Preferred Stock shall be entitled to receive, when, as and if declared by the Regent Board of Directors out of funds legally available for such purpose, cumulative dividends payable quarterly in cash on the first business day of January, April, July and October, accruing commencing with the date of issue of such shares, on shares of the 1994 Series at the rate of $0.875 per share per annum. No interest shall be paid on accrued but unpaid dividends. The holders of shares of the 1995 Series of Regent Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors of Regent out of funds legally available for such purpose, cumulative dividends payable quarterly in cash on the first business day of January, April, July and October, accruing commencing with the date of issue of such shares, on shares of the 1995 Series at the rate of $1.05 per share per annum. No interest shall be paid on accrued but unpaid dividends. So long as dividends on the 1993 Series, the 1994 Series or the 1995 Series are in arrears, Regent may not pay dividends on any stock ranking on a parity with such series, except dividends paid ratably on such series and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

    As of December 31, 1996, no dividends have been declared by Regent. Presently, Regent intends to declare payable cumulative unpaid dividends aggregating approximately $6.5 million to be paid immediately prior to the Closing of the Merger. Regent expects to fund the payment of dividends through borrowings under the Credit Agreement, dated October 25, 1995, among the Bank of Montreal, as Co-Agent, General Electric Capital, as Co-Agent, the Lenders named therein and Regent, as amended (the "Regent Credit Agreement"), which will require an amendment to such agreement. However, there can be no assurances that such dividends will be paid.

    The amount of Merger Consideration has been calculated based on the assumption that the Regent Liabilities (as defined herein) shall not exceed $64.0 million on the Closing Date. To the extent that dividends are paid on the Regent Preferred Stock, it is likely that the amount of the Regent Liabilities shall exceed $64.0 million and the aggregate amount of Merger Consideration shall be reduced to the extent of such excess (which reduction may be made by reducing the amount of Stock Consideration or the amount of cash, if any, that Jacor would otherwise have paid). In addition, pursuant to the terms of the KWNR Letter Agreement, Regent is not allowed to pay any dividends on the Regent Preferred Stock if, or to the extent that, the payment of such dividends would result in the Aggregate Average Value of Jacor Common Stock to be received by SRLV's shareholders being less than $12.0 million.

    Neither Regent Common Stock nor Regent Preferred Stock is traded in an established public market.

    On December 31, 1996, there were approximately 1,500 holders of record of Jacor Common Stock and one and 52 holders of record, respectively, of Regent Common Stock and Regent Preferred Stock.

                                  RISK FACTORS

    PENDING TRANSACTIONS. The consummation of each of the pending transactions which are the subject of Jacor's executed purchase, sale or merger agreements (the "Pending Transactions") requires FCC approval with respect to the transfer of the associated broadcast licenses. Jacor has filed or will file in the ordinary course applications seeking FCC approval for the Pending Transactions. In addition, the consummation of certain of the Pending Transactions is subject to the expiration or termination of the applicable waiting periods under the HSR Act. Jacor recently received a second request for information from the Antitrust Division of the Department of Justice (the "Antitrust Division") relating to the Stanford Transaction (as defined herein) which focuses on Jacor's acquisition of radio stations in Lexington. The applicable waiting period under the HSR Act for the Stanford Transaction will expire 20 days after all of the parties to the transaction substantially comply with the second request, (i) unless the parties agree to extend the waiting period or the Antitrust Division seeks to, and is successful in its efforts to, enjoin the transaction or, (ii) unless otherwise terminated by the Antitrust Division. The parties have not yet completed compliance with the recently-received second request. Jacor also has received recently a Civil Investigative Demand from the Antitrust Division investigating the New Wave Transaction (as defined herein). Consummation of the New Wave Transaction may be subject to the resolution of this investigation.

    There can be no assurance that (i) the FCC will approve the transfer of the broadcast licenses in connection with the Pending Transactions; (ii) the FCC or a court would affirm the FCC consent to the Pending Transactions if such review is undertaken; (iii) the HSR Act waiting periods with respect to the various Pending Transactions will expire without objections being raised by either the Federal Trade Commission ("FTC") or the Antitrust Division that would not be eliminated without substantial changes to the terms of the applicable Pending Transactions; or (iv) Jacor will be successful in consummating the various Pending Transactions in a timely manner or on the terms described herein. See "THE MERGER--Regulatory Matters."

    RISKS OF ACQUISITION STRATEGY. Jacor intends to pursue growth through the opportunistic acquisition of broadcasting companies, radio station groups, individual radio stations and entities that provide services to radio station groups or individual radio stations. In this regard, Jacor routinely reviews such acquisition opportunities. Jacor believes that currently there are available a number of acquisition opportunities that would be complementary to its business. Other than with respect to the Pending Transactions and as described in "BUSINESS OF JACOR," Jacor currently has no binding commitments to acquire any specific business or other material assets. Jacor cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be.

    The Pending Transactions will increase Jacor's broadcast station portfolio by 53 radio stations. Jacor's acquisition strategy involves numerous risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. There can be no assurance that Jacor's management will be able to manage effectively the resulting business or that such acquisitions will benefit Jacor.

    In addition to the expenditure of capital relating to the Pending Transactions (see "THE MERGER-- Financing Arrangements"), future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, Jacor may be required to raise additional financing. There is no assurance that such additional financing will be available to Jacor on acceptable terms.

    INCREASED ANTITRUST SCRUTINY. Subsequent to the passage of the Telecom Act, the radio broadcast industry has been subject to an increased amount of scrutiny by the Antitrust Division. Such scrutiny caused Jacor to experience delays in closing both its Merger with Citicasters (now known as JCC) (the "Citicasters Merger") and its acquisition of Noble (the "Noble Acquisition") and to incur increased transaction costs. Jacor could experience similar delays and increased costs in connection with future transactions, including one or more of the Pending Transactions.

    The Antitrust Division or the FTC could also compel changes in the proposed terms of acquisitions. This is evidenced by Jacor's agreement with the Antitrust Division in connection with the Citicasters Merger pursuant to which Jacor agreed to divest WKRQ-FM in Cincinnati by February 1997 and to inform the Antitrust Division of certain transactions in Cincinnati that would not otherwise be reportable under the HSR Act. Antitrust Division scrutiny also resulted in Jacor terminating its agreement to finance the acquisition of WGRR-FM in Cincinnati by Tsunami Communications, Inc., the entity with whom Jacor has a joint sales agreement ("JSA") for a Denver radio station. Subsequent to such termination, Jacor received from the Antitrust Division a civil investigative demand relating to the proposed transaction. In November 1996, the Antitrust Division suspended Jacor's obligation to respond to this civil investigative demand.

    In addition, Jacor has received an industry-wide civil investigative demand relating to JSAs pursuant to which the Antitrust Division is examining the antitrust implications of such arrangements. Jacor anticipates that the Antitrust Division's determinations of the permissibility of JSAs will depend on the specific characteristics of the markets, stations and relationships being reviewed. Jacor believes that its existing JSAs are appropriate under applicable antitrust laws and that its JSAs are not material to its business as such arrangements only account for approximately 1.0% of Jacor's net revenues. Jacor has essentially completed its response to the civil investigative demand relating to JSAs received from the Antitrust Division, although the investigation is still pending.

    Although Jacor does not believe that antitrust considerations will adversely affect Jacor's ability to successfully implement its business strategy, the effects of the Antitrust Division's heightened level of scrutiny on the radio broadcast industry and on Jacor are uncertain. There can be no assurance that these concerns will not negatively impact Jacor. See "THE MERGER--Regulatory Matters."

    FCC REGULATION OF BROADCASTING INDUSTRY. The broadcasting industry is subject to extensive regulation by the FCC which, among other things, requires approval for the issuance, renewal, transfer and assignment of broadcasting station operating licenses, limits the number of broadcasting properties Jacor may acquire and regulates the operations of broadcasting stations. Additionally, in certain circumstances, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules will operate to impose limitations on alien ownership and voting of the capital stock of Jacor. The FCC is considering changes to its rules in response to the Telecom Act and other industry developments. There can be no assurance that any such rule changes will not negatively impact Jacor's operations in the future. See "THE MERGER--Regulatory Matters."

    Jacor's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are issued currently for a maximum term of eight years. Many of Jacor's operating licenses expire at various times in 1997. Although it is rare for the FCC to deny a renewal application, there can be no assurance that the pending or future renewal applications will be approved, or that such renewals will not include conditions or qualifications that could adversely affect Jacor's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon Jacor's business, financial condition and results of operations. See "THE MERGER--Regulatory Matters."

    COMPETITION; BUSINESS RISKS. Broadcasting is a highly competitive business. Jacor's radio and television stations compete for audiences and advertising revenues with other radio and television stations, as well as with other media, such as newspapers, magazines, cable television, outdoor advertising and direct mail, within their respective geographic areas. Audience ratings and revenue shares are subject to change and any adverse change in a particular geographic area could have a material and adverse effect on the revenue of stations located in that geographic area. Future operations are further subject to many variables which could have an adverse effect upon Jacor's financial performance. These variables include economic conditions, both generally and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. Although Jacor believes that each of its stations will be able to compete effectively in its respective broadcast area, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues.

    SUBSTANTIAL LEVERAGE AND LIMITED FINANCIAL FLEXIBILITY. The Pending Transactions (including the Merger) may result in a higher level of indebtedness for Jacor. Jacor's outstanding indebtedness may have the following important consequences: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on Jacor's ability to obtain additional debt financing; and (iii) increased vulnerability to adverse general economic and industry conditions. In addition, the Credit Facility has a number of financial covenants, including interest coverage, debt service coverage and a maximum ratio of debt to earnings before other expenses (income), interest, expenses, taxes, depreciation and amortization. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

    SHARE OWNERSHIP BY ZELL/CHILMARK. Zell/Chilmark Fund L.P. ("Zell/Chilmark") currently holds approximately 42.7% of the outstanding Jacor Common Stock. The large share ownership of Zell/ Chilmark may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Jacor, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then-current market prices.

    By virtue of its current control of Jacor, Zell/Chilmark could sell large amounts of Jacor Common Stock by causing Jacor to file a registration statement with respect to such stock. In addition, Zell/Chilmark could sell its shares of Jacor Common Stock without registration pursuant to Rule 144 under the Securities Act. Jacor can make no prediction as to the effect, if any, that such sales of shares of Jacor Common Stock would have on the prevailing market price. Sales of substantial amounts of Jacor Common Stock, or the availability of such shares for sale, could adversely affect prevailing market prices. Sales or transfers of Jacor Common Stock by Zell/Chilmark could result in another person or entity becoming the controlling shareholder of Jacor.

    KEY PERSONNEL. Jacor's business is dependent upon the performance of certain key employees, including its Chief Executive Officer and its President. Jacor employs several on-air personalities with significant loyal audiences in their respective broadcast areas. Jacor generally enters into long-term employment agreements with its key on-air talent to protect its interests in those relationships, but there can be no assurance that all such on-air personalities will remain with Jacor.

    CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK. Jacor has shares of Jacor Common Stock which are authorized but unissued (assuming no exercise of options) and 4,000,000 shares of Preferred Stock authorized but unissued for future issuance, without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

    One of the effects of the existence of unissued and unreserved Jacor Common Stock or Preferred Stock may be to enable the Jacor Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Jacor by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Jacor.

    The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of Jacor. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Jacor Common Stock or could adversely effect the rights and powers, including voting rights of the holders of the Jacor Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Jacor Common Stock. Jacor does not currently have any plans to issue additional shares of Jacor Common Stock or Preferred Stock other than shares of Jacor Common Stock which may be issued upon the exercise of options and stock units which have been granted or which may be granted in the future to directors, officers, and employees of Jacor or shares of

Jacor Common Stock issuable upon conversion of the LYONs, the Citicasters Warrants and the Merger Warrants, all as defined herein.

    FORWARD-LOOKING STATEMENTS. This Prospectus/Information Statement sets forth or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus/ Information Statement Summary," as well as within the Prospectus/Information Statement generally. In addition, when used in this Prospectus/Information Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth or incorporated by reference in this Prospectus/Information Statement generally. Jacor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Jacor cautions the reader, however, that this list of risk factors may not be exhaustive.

    RISK OF TAXABLE MERGER. If Jacor makes the Cash Election or if a New Merger Event otherwise occurs, the Merger will be fully taxable to holders of Regent Stock, even though all or a significant portion of the Merger Consideration may be in the form of Stock Consideration or Warrant Consideration. See "THE MERGER--Certain Federal Income Tax Consequences".

                                   THE MERGER

    The description of the Merger Agreement set forth in this Section includes all material terms of the Merger Agreement but does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached as Annex I to this Prospectus/Information Statement and is incorporated by reference herein.

AUTHORIZATION BY STOCKHOLDERS AND BOARDS OF DIRECTORS

    On October 8, 1996, the Regent Board of Directors unanimously approved the Merger Agreement and concluded that the terms of the Merger are fair to, and in the best interests of, the holders of Regent Stock. Under the DGCL, the affirmative vote of the holders of a majority of the voting power represented by the outstanding Regent Stock is required to approve the Merger.

    The holders of more than a majority of the voting power represented by all outstanding shares of Regent Stock, acting by written consent in lieu of a meeting and voting as a single class, have approved the Merger and approved and adopted the Merger Agreement. The Merger Agreement also has been approved by the Jacor Board of Directors. The Merger Agreement and the Merger do not require the approval of the Jacor stockholders under the DGCL. No additional corporate action by Jacor or Regent, and no further action of the Regent stockholders, will be required to effect the Merger. ACCORDINGLY, REGENT IS NOT ASKING ANY REGENT STOCKHOLDER FOR A PROXY AND REGENT STOCKHOLDERS ARE REQUESTED NOT TO SEND A PROXY. NO MEETING OF REGENT STOCKHOLDERS WILL BE HELD TO CONSIDER APPROVAL OF THE MERGER.

REASONS FOR THE MERGER

    Since 1993, Jacor has been actively seeking to expand through acquisitions and has identified numerous potential acquisition and merger candidates. Since the enactment of the Telecom Act on February 8, 1996, Jacor has acquired 42 radio stations, two television stations (one of which has subsequently been disposed of) and entered into an exclusive agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. Jacor has also disposed of three radio stations. Throughout 1996, Jacor further continued to negotiate for additional acquisitions in its existing locations and in new locations. Jacor identified Regent as a potential acquisition candidate in June 1996 and began to review information regarding Regent at that time.

    During the summer of 1996, the Board of Directors of Regent determined that it would be appropriate to evaluate the possibility of a sale of Regent's business. Regent was aware of the significant consolidation that has been taking place in the broadcasting industry and concluded that it would be advantageous for Regent to combine its operations with those of a larger operator of broadcast properties. Regent also believed that it would be an attractive merger partner because of its success in managing radio station properties. Accordingly, Regent engaged Goldman Sachs to assist in the process of soliciting and negotiating with one or more potential merger partners.

    During August and September of 1996, Regent received proposals from several parties, including Jacor, and entered into discussions with those parties to evaluate the relative merits of those proposals. In connection with that evaluation, Regent also concluded that it would be desirable to enter into a transaction which would potentially be tax free and would potentially provide the Regent stockholders the opportunity to continue to participate in the broadcast business through the receipt of stock in a merger.

    In August 1996, Jacor commenced preliminary discussions with Goldman Sachs in connection with possible merger or sale opportunities. Jacor management believed that Regent's operations and growth philosophies were consistent with Jacor's and determined that more detailed discussions were warranted. Jacor management also received authorization from the Jacor Board of Directors to proceed with negotiations.

    In late August 1996, Jacor submitted its initial bid to acquire Regent through a merger. The bid was submitted in accordance with the procedures established by Regent through its investment banker. Jacor believed that Regent was an attractive acquisition candidate and that a merger could create numerous synergies and operating advantages for both companies.

    Additional discussions then ensued between Randy Michaels and R. Christopher Weber, Jacor's chief executive officer and chief financial officer, respectively, and Goldman Sachs, primarily concerning the economic terms of a possible merger between Jacor and Regent. In late September 1996, the parties reached general agreement on the amount and form of the merger consideration, $116.0 million in Jacor common stock, warrants to acquire 500,000 shares of Jacor common stock and the payment by Jacor of $64.0 million in cash to cover certain liabilities of Regent, subject to Jacor's satisfactory completion of due diligence and the preparation of the definitive merger agreement and related acquisition documents.

    The respective legal counsel for each of Jacor and Regent then proceeded to engage in intensive negotiations and drafting of documents. Through their respective legal counsel and, in the case of Regent, Goldman Sachs, in the course of numerous telephone conferences, the parties negotiated key terms and conditions of the proposed acquisition. Jacor's legal counsel consulted frequently with Messrs. Michaels and Weber as to unresolved issues during the course of these negotiations.

    On September 27, 1996, the Jacor Board of Directors authorized Messrs. Michaels and Weber to enter into the definitive merger agreement with Regent. The terms of the Merger Agreement and related acquisition documents were then finalized and approved by the Board of Directors of Regent, The Merger Agreement was executed by Jacor and Regent after the close of business on October 8, 1996. In approving the Merger, the Regent Board of Directors considered a wide variety of factors, including those described herein. In view of the wide variety of factors assessed, the Regent Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

    In evaluating the Merger, the Regent Board of Directors considered information with respect to the financial condition, results of operations, assets, liabilities, business strategy and prospects of Regent. In reviewing Regent's business affairs and prospects, the Regent Board of Directors also considered the current state and prospects of the radio industry generally, including competitive proposals.

    The Regent Board of Directors also considered public information with respect to the financial condition, results of operations, assets, liabilities, business strategy and prospects of Jacor. In addition, the Regent Board of Directors evaluated the historical market price and recent trading activity of the Jacor Common Stock.

    On October 9, 1996, Jacor delivered its $10.0 million letter of credit to the Escrow Agent, and Jacor then publicly announced the pending Merger.

CLOSING DATE; EFFECTIVE TIME OF THE MERGER

    Pursuant to the Merger Agreement, the Closing of the Merger shall occur within ten days after the date on which the last of the conditions precedent to the Merger have been satisfied (excluding conditions that by their terms cannot be satisfied until the closing date), or at such other date as Regent and Jacor may agree in writing (the "Closing Date"). The Merger Agreement further provides that upon satisfaction or waiver of all of the conditions precedent to the Merger and provided the Merger Agreement has not been earlier terminated, the parties shall execute and file on the Closing Date a certificate of merger or other appropriate documents with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time of filing of a properly executed certificate of merger. For purposes of this Prospectus/Information Statement, the date and time when the Merger becomes effective is herein referred to as the Effective Time.

REGENT TRANSACTIONS

    Prior to the execution of the Merger Agreement, Regent had entered into certain purchase, sale and option agreements regarding the disposition and acquisition of various broadcast radio stations. On July 19, 1996, Regent, SFE and SRLV entered into the Reorganization Agreement whereby SRLV would merge with and into Regent. SRLV operates KWNR-FM, Las Vegas, Nevada. Simultaneous with the execution of the Merger Agreement, Jacor, Regent, SRLV and SFE entered into the KWNR Letter Agreement, which provides that: (i) if the Merger is consummated, immediately following the Merger SRLV would merge with and into Jacor, with Jacor as the surviving corporation, and Jacor would pay consideration to SFE, as the sole stockholder of SRLV, in an amount equal the number of shares of Jacor Common Stock and Merger Warrants that a holder of 480,000 shares of preferred stock of Regent would be entitled to receive in the Merger, plus any additional consideration that SFE would be entitled to under the Merger Agreement, plus $9.0 million in cash (which amount is included within the $64.0 million in Regent Liabilities (as defined herein) to be assumed by Jacor in the Merger) (the "Jacor-KWNR Acquisition"), or (ii) if the Merger Agreement is terminated prior to the Closing Date, SRLV would merge with and into Regent pursuant to the terms and conditions of the KWNR Reorganization Agreement (the "Regent-KWNR Acquisition"). CitiCo is currently supplying programming for KWNR-FM pursuant to the a time brokerage agreement with SRLV, dated October 8, 1996, as amended (the "KWNR TBA"). The KWNR Letter Agreement requires Jacor to continue existing indemnification rights in favor of directors, officers, employees and agents of SRLV for six years following the Effective Time.

    Other such agreements include: (i) the Purchase Agreement between Regent Broadcasting of Las Vegas, Inc. and Regent Licensee of Las Vegas, Inc., dated July 8, 1996, with Las Vegas Radio Co., Inc. pursuant to which Regent sold substantially all of the assets used or useful in the operation of KKDD-AM, Las Vegas, Nevada, in October 1996 for $0.6 million (the "KKDD Sale Agreement"),
(ii) the Stock Purchase Agreement, dated August 2, 1996, by and between Regent Broadcasting of Salt Lake City, Inc. ("Regent Salt Lake") and Starley D. Bush and others, pursuant to which Regent Salt Lake acquired all of the outstanding stock of Bountiful Broadcasting, Inc., which owned the assets of KURR-FM (formerly KUTQ-FM in Salt Lake City, Utah, in November 1996 for $6.0 million (the "KURR Purchase Agreement"), (iii) the Asset Purchase Agreement, dated August 2, 1996, by and between Regent Salt Lake and Bountiful Broadcasting II, LLC, whereby Regent acquired substantially all of the assets used or useful in the operation of KZHT-FM, Salt Lake City, Utah, in November 1996 for $5.0 million (the "KZHT Purchase Agreement"), (iv) the Option Agreement, effective January 23, 1995, by and between the Owen Company and Regent Broadcasting of Louisville, Inc., as amended, for the purchase of WSJW-FM,

Louisville, Kentucky (the "WSJW Option Agreement"), and (v) the Option Agreement, dated as of July 1, 1994, as amended, by and between Broadcast Associates, Inc. and Regent Broadcasting of Las Vegas, Inc., for the purchase of KBGO-FM, Las Vegas, Nevada (the "KBGO Option Agreement," together with the WSJW Option Agreement and the KBGO Option Agreement, the "Regent Purchase and Option Agreements"). In December 1996, Regent gave the notice required to exercise the option to purchase KGBO-FM in Las Vegas pursuant to the KBGO Option Agreement, and FCC approval has been sought. Other notable Regent transactions include: (i) the purchase of WVEZ-FM in Louisville, Kentucky in October 1996, and (ii) the sale of WHKW-AM in Louisville, Kentucky in October 1996.

CONVERSION OF REGENT STOCK FOR THE MERGER CONSIDERATION

    As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Regent Stock or any shares of capital stock of Jacor: (i) subject to provisions for a "Minimum Price Adjustment," "Maximum Price Adjustment," "Anti-Dilution Adjustment," "KWNR Acquisition Adjustment," "Long-Term Debt Adjustment" and "Rights of Dissenting Shares" (collectively the "Adjustments," each of which are respectively set forth below), each issued and outstanding share of Regent Stock shall be converted into the right to receive (i) the Conversion Number (as defined herein) of a fully paid and nonassessable share of Jacor Common Stock (the "Stock Consideration") and/or any cash payable (the "Cash Consideration") due to downward fluctuations in the market price of Jacor Common Stock which trigger certain payment options for Jacor, as described below plus (ii) a warrant to acquire a fractional share of Jacor Common Stock (a "Merger Warrant") on the terms described in the Warrant Agreement, which fractional share is anticipated to be .10877 of a share of Jacor Common Stock (the "Warrant Consideration," together with the Stock Consideration and Cash Consideration, the "Merger Consideration"). The Merger Warrants will expire on the fifth anniversary of the Closing Date and shall each have an exercise price of $40.00 per full share of Jacor Common Stock. Regent stockholders that are investment funds may distribute to the owners of such funds the Jacor Common Stock and Merger Warrants received as Merger Consideration.

    The term "Conversion Number" means the number (rounded to the nearest 1/100,000) equal to the quotient of (i) 3.55 million (the "Base Share Number") and (ii) the aggregate number of shares of Regent Stock outstanding on the Closing Date plus 480,000 (the "Regent Fully Diluted Share Number"); provided, however, that the Conversion Number shall be adjusted (x) pursuant to the "Minimum Price Adjustment," by multiplying the Conversion Number by the fraction set forth in sub-paragraph (a) of the Minimum Price Adjustment (as defined herein), (y) pursuant to the "Maximum Price Adjustment" and the "Long-Term Debt Adjustment" (each as defined herein and subject to Jacor's selection of the Long-Term Debt Adjustment option to reduce the Stock Consideration), by reducing the Base Share Number by an amount equal to the aggregate amount of Jacor Common Stock determined in accordance with such Maximum Price Adjustments or Long-Term Debt Adjustment, as the case may be or (z) pursuant to the Long-Term Debt Adjustment (as defined herein and subject to Jacor's selection of the Long-Term Debt Adjustment option to increase Stock Consideration), by increasing the Base Share Number by an amount equal to the aggregate amount of Jacor Common Stock determined in accordance with such Long-Term Debt Adjustment provision.

    MINIMUM PRICE ADJUSTMENT. If, on the Determination Date, the Aggregate Average Value of Jacor Common Stock is less than $116.0 million (which is equivalent to 3,550,000 shares at Jacor Common Stock at $32.67606 per share), then Jacor has the option with respect to the Stock Consideration to: (a) adjust the Conversion Number by a fraction (y) the numerator of which is equal to $32.67606, and (z) the denominator of which is the Average Value of Jacor Common Stock; (b) pay additional Merger Consideration in the form of cash pro rata among the holders of Regent Stock, in an amount equal to the difference between $116.0 million and the Aggregate Average Value of Jacor Common Stock; or (c) pay no Stock Consideration and instead pay, as part of the Merger Consideration, pro rata among the holders of Regent Stock, the Cash Election.

    In the event that on the Determination Date a Minimum Price Adjustment to the Merger Consideration must be made as set forth above, Jacor shall inform Regent in writing no later than 12:00 noon on the second business day preceding the Closing Date, as to which of the three options set forth above that Jacor has selected. Since the last reported sale price of the Jacor Common Stock on January 31, 1997 was less than $32.67606, Jacor expects that the foregoing Minimum Price Adjustment provisions, including the Cash Election, are likely to be applicable to the Merger. As such, Jacor has informed Regent that it intends to exercise the Cash Election and pay Cash Consideration in the amount of approximately $103.9 million in lieu of the Stock Consideration to holders of Regent Stock. Pursuant to the Cash Election, each holder of Regent Stock would be entitled to receive $25.23553 in cash in exchange for the tender of each share of Regent Stock in the Merger (assuming all outstanding exercisable options to purchase Regent Stock are exercised). Notwithstanding a Cash Election by Jacor, pursuant to the KWNR Letter Agreement, the sole stockholder of SRLV will be entitled to receive the Stock Consideration, subject to certain adjustments. Such Stock Consideration payable to the SRLV stockholder would amount to 457,104 shares of Jacor Common Stock (assuming an average value of $26.50 for a share of Jacor Common Stock on the Determination Date).

    MAXIMUM PRICE ADJUSTMENT. If, on the Determination Date, the Aggregate Average Value of Jacor Common Stock exceeds $156.2 million (which is equivalent to 3,550,000 shares at Jacor Common Stock at $44.00 per share), then, the aggregate amount of Stock Consideration is reduced, pro rata among the holders of Regent Stock, by the aggregate amount of Jacor Common Stock equal to the quotient of (i) the amount equal to one-half of the difference between (y) the Aggregate Average Value of Jacor Common Stock on the Determination Date and (z) $156.2 million; and (ii) the Average Value of Jacor Common Stock on the Determination Date.

    LONG-TERM DEBT ADJUSTMENT. On the Determination Date, Regent shall prepare and deliver to Jacor a statement, certified by the chief financial officer of Regent, setting forth Regent Liabilities (as defined herein) as of the close of business on the Determination Date, together with (i) a reasonably detailed calculation thereof and (ii) a letter from Coopers & Lybrand L.L.P., stating that based on the procedures set forth in such letter, they concur in the calculation of Regent Liabilities. In the event that the amount of Regent Liabilities on the Determination Date is greater than the Maximum Aggregate Regent Liabilities (as defined herein), then the aggregate amount of Merger Consideration to be received by the holders of Regent Stock will be reduced pro rata among the holders of Regent Stock, at Jacor's sole option, by either (i) reducing the aggregate amount of Jacor Common Stock equal to the quotient of (y) the difference between the amount of Regent Liabilities on the Determination Date and the Maximum Aggregate Regent Liabilities and (z) the Average Value of Jacor Common Stock on the Determination Date, or (ii) to the extent of the amount of any Cash Election, reducing the amount of such cash consideration by the amount of cash equal to the difference between the amount of Regent Liabilities on the Determination Date and the Maximum Aggregate Regent Liabilities. In the event that the amount of Regent Liabilities on the Determination Date is less than the Maximum Aggregate Regent Liabilities (as defined herein), then the aggregate amount of Merger Consideration to be received by the holders of Regent Stock will be increased pro rata among the holders of Regent Stock, at Jacor's sole option, by either (i) increasing the aggregate amount of Jacor Common Stock equal to the quotient of (y) the difference between the amount of Regent Liabilities on the Determination Date and the Maximum Aggregate Regent Liabilities and (z) the Average Value of Jacor Common Stock on the Determination Date, or (ii) increasing the Merger Consideration by the amount of cash equal to the difference between the Maximum Aggregate Regent Liabilities and the amount of Regent Liabilities on the Determination Date.

    The term "Regent Liabilities" means (i) the amount of Regent long-term debt (including the current portion thereof) on such date, PLUS (ii) to the extent not included in (i) above, the aggregate amount of any dividends paid or to be paid prior to the Closing Date to the holders of Regent Preferred Stock (other than dividends paid in Regent Stock), PLUS (iii) to the extent not included in
(i) above, the aggregate amount of all of Regent's expenses (including legal and other fees) incurred in connection with the Merger ("Regent Expenses"), MINUS
(iv) to the extent included in (i) above, the amount equal to one-half of the Regent Expenses, which shall not exceed $1.5 million, MINUS (v) to the extent included in (i) above, the amount of debt outstanding on the Determination Date under the line of credit extended by Broadcast Finance, Inc. ("BFI") to Regent in the amount of $2.0 million (the "BFI Credit Line"), for the purpose of providing Regent with sufficient funds to remain in compliance with certain financial covenants under the Regent Credit Agreement and MINUS (vi) any amounts due but not yet received under the KKDD Sale Agreement.

The term "Maximum Aggregate Regent Liabilities" means the amount equal to (i) $64.0 million MINUS (ii) the amount of debt outstanding, if any, under the BFI Credit Line and MINUS (iii) to the extent that the KWNR Reorganization Agreement or any of the Regent Purchase and Option Agreements has not closed prior to the Closing Date, the aggregate cash committed to be paid under such transactions that have not closed.

    ANTI-DILUTION ADJUSTMENT. If, prior to the Effective Time, any event occurs which requires an adjustment to the Merger Warrants as provided for by the Warrant Agreement, then the Stock Consideration shall be adjusted in the same manner as the Merger Warrants under the Warrant Agreement in order to preserve the value of the Merger Consideration. See "THE MERGER--Description of Merger Warrants."

    KWNR PURCHASE ADJUSTMENT. In order to adjust the aggregate amount of Merger Consideration payable to holders of Regent Stock in the event of the concurrent closing of the Jacor-KWNR Acquisition, (i) the per share amount of the Merger Consideration payable to SFE shall be determined as if 480,000 additional shares of Regent Stock were outstanding, (ii) the aggregate amount of Merger Consideration payable in respect of such 480,000 shares of Regent Stock (the "KWNR Stock Consideration") shall be payable to SFE, as the sole stockholder of Southwest Radio Las Vegas, Inc., in connection with the Jacor-KWNR Acquisition, rather than to holders of Regent Stock pursuant to the Merger Agreement; provided, however, that in the event that all or any portion of the KWNR Stock Consideration would otherwise be payable in cash, (i) such portion (the "KWNR Cash Adjustment") shall instead be payable to SFE in Jacor Common Stock, valued based on the Average Value of Jacor Common Stock on the Determination Date (the "KWNR Stock Adjustment") and (ii) (x) the aggregate amount of Stock Consideration, if any, payable as part of the Merger Consideration to holders of Regent Stock (the "Regent Stock Consideration") shall be reduced by a number of shares equal to the KWNR Stock Adjustment (or, if the shares constituting the Regent Stock Consideration are less than the shares constituting the KWNR Stock Adjustment, the number of shares constituting the Regent Stock Consideration) and (y) the aggregate amount of cash payable as part of the Merger Consideration shall be increased by an amount equal to the KWNR Cash Adjustment to the holders of the Regent Stock (the "Regent Cash Consideration"), provided, however, that if the number of shares of Jacor Common Stock equal to the KWNR Stock Adjustment exceeds the number of shares of Jacor Common Stock equal to the Regent Stock Consideration, then the Regent Cash Consideration shall be increased, if at all, in an amount equal to the Average Value of Jacor Common Stock on the Determination Date multiplied by the number of shares of Jacor Common Stock equal to the Regent Stock Consideration.

    In the event that, after giving effect to the foregoing paragraph, the payment of net Regent Expenses (the aggregate amount of Regent Expenses less one-half thereof up to a maximum of $1.5 million) would result in the KWNR Stock Consideration having an aggregate value (based on the Average Value of Jacor Common Stock on the Determination Date) of less than $12.0 million on the Determination Date, then (i) an amount of Jacor Common Stock equal to the shortfall (the "Regent Expenses Adjustment") shall be added to the amount of KWNR Stock Consideration payable by Jacor under the previous paragraph and (ii) the amount of Regent Stock Consideration shall be further reduced by the amount of Jacor Common Stock equal to the Regent Expenses Adjustment; provided, however, that to extent that the number of shares of Jacor Common Stock equal to the Regent Expenses Adjustment exceeds the number of shares of Jacor Common Stock equal to the Regent Stock Consideration, as adjusted pursuant to clause
(ii)(x) in the preceding paragraph (such excess number of shares, the "Excess Number"), then (a) SFE shall receive the amount of cash equal to the Average Value of Jacor Common Stock on the Determination Date multiplied by the Excess Number (the "Adjustment Amount") and (b) the Regent Cash Consideration, as adjusted pursuant to clause (ii)(y) in the preceding paragraph, to be paid by Jacor hereunder shall be reduced by the Adjustment Amount; provided, however, that if the Adjustment Amount exceeds such adjusted Regent Cash Consideration, then the holders of Regent Stock will pay Jacor an amount of cash equal to such excess.

    Jacor has informed Regent that it intends to exercise the Cash Election and pay Cash Consideration to holders of Regent Stock. Notwithstanding a Cash Election by Jacor, pursuant to the KWNR Letter Agreement, the sole stockholder of SRLV will be entitled to receive the Stock Consideration, which would amount to 457,104 shares of Jacor Common Stock (assuming an average value of $26.50 for a share of Jacor Common Stock on the Determination Date).

    RIGHTS OF DISSENTING SHARES. The Merger Agreement provides for Rights of Dissenting Shares to the extent that appraisal rights are available under Delaware Law. The shares of Regent Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with Delaware Law ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration. If any holder of Regent Stock shall assert the right to be paid the fair value of such Regent Stock as described above, Regent shall give Jacor notice thereof and Jacor shall have the right to participate in all negotiations and proceedings with respect to any such demands. Regent shall not, except with the prior written consent of Jacor, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by Delaware Law. See "THE MERGER--Appraisal and Dissenters' Rights."

EFFECT OF CONVERSION OF REGENT STOCK

    As of the Effective Time of the Merger, all shares of Regent Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Regent Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Jacor Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with the Merger Agreement, without interest.

EXCHANGE OF REGENT CERTIFICATES IN THE MERGER

    As of the Effective Time of the Merger, Jacor shall deposit with the Exchange Agent, for the benefit of the holders of shares of Regent Stock, for exchange in accordance with the Merger Agreement, through the Exchange Agent, certificates representing the shares of Jacor Common Stock and Merger Warrants issuable in exchange for outstanding shares of Regent Stock. In the event that Jacor makes any Cash Election, at the Effective Time of the Merger, Jacor shall also deliver to the Exchange Agent for deposit into an escrow fund the amount of cash necessary to satisfy its obligations under such Cash Election. As of the Effective Time, holders of Regent Stock (other than holders of Dissenting Shares) shall become holders of record of Jacor Common Stock.

    Promptly after the Effective Time, the Exchange Agent shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Regent Stock (the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and, the form of letter of transmittal shall so reflect. REGENT STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR REGENT CERTIFICATES FOR EXCHANGE UNTIL AFTER THE EFFECTIVE TIME WHEN THE TRANSMITTAL FORM AND INSTRUCTIONS ARE MAILED BY THE EXCHANGE AGENT AND RECEIVED BY THEM. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Jacor Common Stock to which such holder of Regent Stock shall have become entitled pursuant to the Merger Agreement as well as any cash due to such holder pursuant to any Cash Election, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates.

From the Effective Time until surrender in accordance with the provisions of the Merger Agreement, each Certificate shall represent for all purposes only the right to receive the Merger Consideration. All payments in respect of shares of Regent Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

    No certificates or scrip representing fractional shares of Jacor Common Stock shall be issued upon the surrender for exchange of Certificates. No dividend or other distribution by Jacor and no stock split shall relate to any such fractional share, and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Jacor. In lieu of any such fractional share, each holder of Regent Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the Nasdaq National Market of Jacor Common Stock on the date on which the Effective Time shall occur (or, if the Jacor Common Stock shall not trade on the Nasdaq National Market on such date, the first day of trading in Jacor Common Stock on the Nasdaq National Market thereafter) by (ii) the fractional share to which such holder would otherwise be entitled.

CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS

    REPRESENTATIONS, WARRANTIES AND COVENANTS. The Merger Agreement contains various representations and warranties of the parties, none of which survive the consummation of the Merger, including, among other things, representations from the parties, as of the date of the Merger Agreement and, except in certain cases, as of the Effective Time, relating to (i) each party's organization and similar corporate matters, (ii) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters, (iii) the absence of conflicts with material contracts and other instruments and the absence of violations of applicable law which would have a material adverse effect on the party making the representation, (iv) each party's capital structure, (v) the accuracy of financial statements and compliance with other accounting and financial reporting related matters, (vi) good and marketable title to the Regent's material tangible and intangible properties and assets, (vii) the absence of material litigation, (viii) certain environmental matters, (ix) the compliance with the FCC licenses for each of the Stations and all laws by Regent; (x) employee benefit plan and labor arrangements, (xi) insurance matters
(xii) certain tax matters related to the Merger, (xiii) the lack of knowledge of Jacor of any fact which would disqualify or prevent the consummation by Jacor of the Merger, and (xiv) the accuracy of Jacor's information (other than information concerning Regent) included in or incorporated by reference in the registration statement to be filed with the Commission in connection with the Merger Agreement and the compliance of such registration statement as to form with applicable federal and state securities laws.

    COVENANTS. The Merger Agreement obligates Jacor and Regent to (i) proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger; and (ii) use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by the Merger Agreement and the Plan of Merger and to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger.

    Pursuant to the Merger Agreement, Regent has agreed that prior to the Effective Time, it will, (i) cause its Subsidiaries to broadcast programming supplied by CitiCo over the Regent Stations pursuant to the TBA, and (ii) except
(a) for actions or inactions taken by Regent reasonably contemplated by the TBA,
(b) as required in connection with the Merger and the other transactions contemplated by the Merger Agreement, (c) as disclosed by Regent to Jacor in the Regent Disclosure Letter or the Merger Agreement or consented to in writing by Jacor, or (d) as permitted by the Merger Agreement: (1) carry on its business in the ordinary course in substantially the same manner as conducted in the past and not engage in any new line of business, make material changes to the operation of its business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited by the Merger Agreement; (2) neither change nor amend (or propose to amend) its certificate of incorporation or bylaws, without the prior written consent of Jacor; (3) except in connection with the Jacor-KWNR Acquisition or any stock dividend made to the holders of Regent Stock (as provided for in the following item (4)), not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Regent or rights or obligations convertible into or exchangeable for any shares of the capital stock of Regent and, except with respect to Dissenting Shares, not alter the terms of any presently outstanding options or make any changes in the capital structure of Regent; (4) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Regent and not, directly or indirectly, redeem, purchase or otherwise acquire any shares of the capital stock or other securities of Regent or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Regent or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing, except that Regent may (aa) declare and pay cash dividends, including accrued dividends, on any outstanding Regent Preferred Stock at or prior to the Closing in accordance with the certificate of designation for such preferred stock or (bb) in lieu thereof, declare and pay dividends on such preferred stock in additional shares of capital stock of Regent; (5) not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity except pursuant to the KKDD Sale Agreement and the Regent Purchase and Option Agreements; (6) use its reasonable efforts to preserve intact the corporate existence, good will and business organization of Regent, to keep the officers and employees of Regent available to Jacor and to preserve the relationships of Regent, with customers, suppliers and others having business relations with Regent; (7) except in connection with its rights and obligations under the KKDD Sale Agreement and the Regent Purchase and Option Agreements, not (aa) create, incur or assume any long-term debt including obligations in respect of capital leases which individually involve annual payments in excess of $50,000 and $250,000 in the aggregate (except for drawdowns up to the maximum availability under the revolving credit facility under the Regent Credit Agreement, consistent with past practices and for borrowings under the BFI Credit Line),
(bb) create, incur or assume any short-term debt for borrowed money except in the ordinary course of business consistent with past practices under existing lines of credit, (cc) pay or retire any long-term debt other than for scheduled, amortized debt repayments, for payments of interest on any indebtedness whenever it is due or with the proceeds of the sales of the Stations or the exercise of the Options, (dd) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with industry practice, (ee) make any loans or advances to any other person, except in the ordinary course of business and consistent with industry practice, (ff) make any capital contributions to, or investments in, any person other than a Regent Subsidiary, except in the ordinary course of business and consistent with industry practices with respect to investments, or (gg) make any capital expenditure involving in excess of $250,000 in the case of any single expenditure or $250,000 in the case of all capital expenditures, provided, however, that notwithstanding the foregoing, between the Determination Date and the Closing Date, Regent shall not incur any additional Regent Liabilities other than the payment of accrued dividends on Regent Preferred Stock and the payment of Regent Expenses, in each case to the extent included in the calculations of Regent Liabilities on the Determination Date, without the prior consent of Jacor; (8) not enter into, modify or extend the terms of any employment, severance or similar agreements with officers and directors of Regent and its Subsidiaries, nor grant any increase in the compensation of officers, directors or employees of Regent and its Subsidiaries, other than increases in the ordinary course of business consistent with past practices and consistent with industry practices; provided that, Regent may (aa) hire new employees for the Regent Stations in the ordinary course of business (except that the hiring of any employee with an aggregate annual compensation in excess of $50,000 requires the prior approval of Jacor and that the annual aggregate compensation for all such new employees may not exceed $200,000), and (bb) grant increases in the annual compensation of employees of not more than four percent, the effect of which would not materially increase the aggregate compensation payable or to become payable to employees of Regent or its Subsidiaries; (9) perform in all material respects its obligations under all Regent Material Contracts (as defined in the Merger Agreement) (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Regent Material Contract other than contracts to provide services entered into in the ordinary course of business consistent with past practices; (10) use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that maintained by Regent on the date of the Merger Agreement; (11) use its reasonable efforts to continue to collect its accounts receivable in the ordinary course of business and consistent with past practices; (12) not adopt any new employee benefit plan or make any change in or to any existing plans other than any such change that is permitted under the Merger Agreement, required by law, in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such plan, or would not materially increase, in the aggregate, the employee benefit plan liabilities of Regent and its Subsidiaries taken as a whole; (13) not sell, lease or otherwise dispose of any of its assets (including capital stock of the Regent Subsidiaries) or acquire any business or assets except in connection with the KKDD Sale Agreement and the Regent Purchase and Option Agreements or in the ordinary course of business, where any sale, lease or other disposition for an amount exceeding $50,000 individually or $250,000 in the aggregate is deemed not to be in the ordinary course of business; (14) not mortgage or otherwise encumber or subject to any lien any material amount of properties or assets owned by Regent or any Regent Subsidiaries as of the date of this Agreement except in the normal course of business; (15) not make any material change to its accounting (including tax accounting) methods or principles, except as may be required by generally accepted accounting principles or the Internal Revenue Service; (16) not make any material tax election or settle or compromise any material tax liability for an amount greater than reflected on Regent's Financial Statements; (17) not pay or agree to pay in settlement or compromise of any suits or claims of liability against Regent, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims except for liabilities accrued on the books of Regent as of the date of the Merger Agreement; (18) not enter into any agreement providing for the acceleration or payment or performance or other consequence as a result of a change in control of Regent; (19) except in connection with the KKDD Sale Agreement and the Regent Purchase and Option Agreements, not purchase any radio stations, enter into any local marketing arrangements, joint sales agreement or similar agreements; or (20) commit to any of the foregoing.

    The Merger Agreement further provides that Jacor cause BFI to extend to Regent the BFI Credit Line to enable Regent to comply with its financial covenants under the Regent Credit Agreement. Regent has the ability to borrow funds under the BFI Credit Line at any time it is not in compliance with such financial covenants, and may only use borrowings under the BFI Credit Line to make payments on its obligations under the Regent Credit Agreement. The BFI Credit Line is evidenced by the BFI Note, which is guaranteed by all present and future Regent Subsidiaries and is secured by liens in all collateral now or hereafter securing Regent's obligations under the Regent Credit Agreement. No monies have been borrowed to date under the BFI Credit Line.

    CONDITIONS PRECEDENT TO THE MERGER. In addition to the approval and adoption of the Merger Agreement and the terms of the Merger by the majority of the outstanding shares of Regent's stockholders, the obligations of Jacor and Regent to effect the merger are subject to the fulfillment or waiver of certain conditions specified in the Merger Agreement.

    Such conditions specified with respect to Jacor's obligations to close include, among others: (i) the representations and warranties of Regent contained in Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time except (a) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (b) to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect (as defined herein) set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on Regent when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times, (c) to the extent that such representations and warranties of Regent are not true and correct by reason of any action or inaction by CitiCo (or any successor) as the broker of the Regent Stations pursuant to the TBA and (d) after the effective date of the TBA (the "TBA Effective Date"), the failure by Regent to comply with any of its financial covenants under the Regent Credit Agreement due to insufficient Broadcast Cash Flow (as defined in the TBA) shall not constitute a breach of any representation or warranty hereunder; (ii) except for actions or inactions by Regent reasonably contemplated by the TBA, each of the agreements and covenants of Regent to be performed and complied with by Regent pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any nonperformance or noncompliance by Regent (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on Regent when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by Regent; provided, however, that after the TBA Effective Date, the failure by Regent to comply with any of its financial covenants under the Regent Credit Agreement due to insufficient Broadcast Cash Flow shall not constitute a failure to perform or comply with its obligations under the Merger Agreement;
(iii) all consents of the FCC to the transactions contemplated by the Merger Agreement shall have been obtained, be in effect and have become final orders; provided that (a) Jacor shall have performed its obligations related to cooperating with Regent and filing all required applications with the FCC as set forth in the Merger Agreement and (b) fifteen calendar days prior to the first anniversary of the date of the Merger Agreement, Jacor shall waive its right to final orders in the event that initial FCC consents shall have been received and the reason that final orders have not been issued is attributable solely to Jacor; (iv) not more than ten percent (10%) of the outstanding shares of Regent Stock shall constitute Dissenting Shares; (v) Jacor shall have received a written opinion from its tax counsel concerning certain federal tax consequences of the Merger, provided, however, that the Tax Continuity Level (defined in the Merger Agreement) determined on the day preceding the Closing Date is less than 45% (a "New Merger Event") has occurred, such tax opinion shall not be required; and (vi) concurrently with the Effective Time of the Merger, the closing of the Jacor-KWNR Acquisition shall have occurred.

    The conditions subject to fulfillment or waiver as specified in the Merger Agreement with respect to Regent's obligations to close include, among others:
(i) the Registration Statement and the shelf registration contemplated by the Registration Rights Agreement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the Commission pursuant to the applicable securities laws and with respect to the transactions contemplated under the Merger Agreement, shall be pending before or threatened by the Commission; (ii) all applicable state securities laws shall have been complied with in connection with the issuance of Jacor Common Stock and the Merger Warrants, and no stop order suspending the effectiveness of any qualification or registration of such Jacor Common Stock or Merger Warrants under such state securities laws shall have been issued and pending or threatened by the authorities of any such state; (iii) the shares of Jacor Common Stock and the Merger Warrants issuable to Regent's stockholders pursuant to the Merger Agreement and the shares of Jacor Common Stock issuable upon exercise of the Merger Warrants shall have been approved for quotation on the Nasdaq National Market, subject to notice of issuance; (iv) Regent shall have received a written opinion of its tax counsel concerning certain federal income tax consequences of the Merger, provided, however, that if a New Merger Event has occurred, such tax opinion shall not be required; (v) the representations and warranties of Jacor set forth in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (a) except for any such representations and warranties made as of specified date, which shall be true and correct in all respects as of such date and (b) to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on Jacor when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times; (vi) each of the agreements and covenants of Jacor to be performed and complied with by Jacor pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any nonperformance or noncompliance by Jacor (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on Jacor when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by Jacor; (vii) all consents of the FCC to the transactions contemplated by the Merger Agreement shall have been obtained, be in effect and have become final orders; provided that (a) Regent shall have performed its obligations related to cooperating with Jacor and filing all required applications with the FCC as set forth in the Merger Agreement and (b) fifteen calendar days prior to the first anniversary of the date of the Merger Agreement, Regent shall waive its right to final orders in the event that initial FCC consents shall have been received and the reason that final orders have not been issued is attributable solely to Regent; (viii) the Registration Rights Agreement shall be in full force and effect and all parties thereto shall have complied with the terms thereof; and (ix) all out-of-pocket fees and expenses incurred or to be incurred by or on behalf of Regent or any Regent Subsidiaries in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement and the negotiation, preparation, review and delivery of the agreements contemplated by the Merger Agreement shall have been paid. All conditions may be waived in writing at the discretion of the party in whose favor the condition would apply.

    For purposes of the Merger Agreement, "Material Adverse Effect" shall mean with respect to Regent or Jacor, as the context may require, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of such party to perform its obligations under the Merger Agreement; provided, however, that (i) results of operations of Regent and its Subsidiaries, taken as a whole, shall not be a component of Material Adverse Effect for events that occur after the TBA Effective Date; (ii) after the TBA Effective Date, no Material Adverse Effect shall be deemed to have occurred if such Material Adverse Effect can be attributed to any action or inaction by CitiCo (or any successor) as the broker of the Regent Stations under the TBA; and (iii) no Material Adverse Effect shall be deemed to have occurred by reason of a general deterioration in the economy or events or conditions in the broadcasting industry.

    TERMINATION; TERMINATION FEE. The Merger Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual written consent of Jacor and Regent; (ii) by Jacor or Regent if the Closing shall not have occurred on or before the first anniversary of the date of the Merger Agreement unless such failure to close shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements to be performed or observed by such party; (iii) by Jacor or Regent if the FCC application is rejected and not appealed within the applicable time period or all appeals therefrom have been unsuccessfully exhausted, upon fifteen days written notice to the other, provided that the party seeking to terminate the Merger Agreement has prosecuted the FCC application diligently and in good faith and has satisfied any and all requests by the FCC for additional information with respect to the FCC application; (iv) by Jacor, if Regent breaches any of the representations or warranties of Regent set forth in the Merger Agreement which breach has a Material Adverse Effect on Regent and shall not have been cured within thirty days after written notice thereof from Jacor to Regent, in which case Jacor shall have only the remedy set forth in the next paragraph; (v) by Jacor, if Regent breaches any of its covenants contained in the Merger Agreement, which breach has a Material Adverse Effect on Regent and shall not have been cured within thirty days after written notice thereof from Jacor to Regent; and (vi) by Regent, if Jacor breaches any of its representations, warranties or covenants contained in the Merger Agreement, which breach has a Material Adverse Effect on Jacor and shall not have been cured within thirty days after written notice thereof from Regent to Jacor, in which case Regent shall have the remedy set forth in the next paragraph.

    In the event Jacor is entitled to terminate the Merger Agreement pursuant to item (iv) in the preceding paragraph, Jacor's sole and exclusive remedies, if any, shall be (x) to terminate the Merger Agreement or (y) specific performance as provided for in the Merger Agreement and, in any event, Jacor has waived under the terms of the Merger Agreement any right to sue or otherwise recover damages from Regent except to the extent such termination results from Regent's wilful and material breach of any of its representations and warranties. In the event that (x) Jacor fails to close the transaction contemplated by the Merger Agreement and the conditions to Jacor's obligations to close are satisfied or (y) Regent is entitled to terminate this Agreement pursuant to item
(vi) in the preceding paragraph, Regent shall be entitled to be paid a termination fee in the amount of $10.0 million by drawing on the Letter of Credit (as defined herein) pursuant to the terms of the Escrow Agreement (as defined in the Prospectus/Information Statement Summary) or shall be entitled to specific performance as provided for in the Merger Agreement, and in any event, Regent may sue or recover other damages if such termination results from Jacor's willful and material breach of any of its representations and warranties.

    Pursuant to the terms of an Escrow Agreement, dated October 8, 1996, by and among Jacor, Regent and the Escrow Agent, Regent and Jacor deposited with the Escrow Agent an executed copy of the Agreement and Plan of Merger dated October 8, 1996 between Jacor and Regent. Jacor also deposited an irrevocable letter of credit in the principal amount of $10.0 million (the "Letter of Credit"), with the Escrow Agent named as beneficiary, with the Escrow Agent as a deposit to be held in escrow under the Escrow Agreement. The Letter of Credit expires on October 8, 1997, and if ten days prior to such date the Letter of Credit shall not have been replaced with a substitute letter of credit with an expiration date no earlier than October 8, 1997, the Escrow Agent shall immediately draw on the Letter of Credit and the proceeds shall be payable to the Escrow Agent and shall become the escrow deposit under the Escrow Agreement. Escrow Agent will invest the proceeds in federally insured interest bearing money market accounts or certificates of deposits.

    AMENDMENT; WAIVER. The Merger Agreement may not be changed orally, but only in a writing signed by the parties thereto. The waiver of a breach of any term or condition of the Merger Agreement must be in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition of the Merger Agreement.

    EXPENSES. Except with respect to (i) the charges and expenses in connection with the exchange of shares of Jacor Common Stock for the Certificates, including those of the Exchange Agent, and certain expenses incurred in connection with the registration of shares of Jacor Common Stock pursuant to the Registration Rights Agreement, which will be paid by Jacor, and (ii) certain filing fees required under the HSR Act and the FCC, which will be shared equally by Jacor and Regent, the Merger Agreement provides that each party shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution, or Closing of the Merger Agreement and the other transactions contemplated by the Merger Agreement.

DESCRIPTION OF MERGER WARRANTS

    GENERAL. The Merger Warrants are to be issued under the Warrant Agreement. The description of the Warrant Agreement set forth below includes all material elements of the Warrant Agreement but does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement which is attached as Annex II to this Prospectus/Information Statement and is incorporated by reference herein.

    Each Merger Warrant will entitle the holder thereof to purchase a fractional share of Jacor Common Stock (which fraction, the numerator of which is 500,000 and the denominator of which is the Regent Fully Diluted Share Number (the "Fraction")), (which is currently anticipated to be approximately .10877), at a price of $40.00 per full share of Jacor Common Stock (the "Warrant Price"). The Warrant Price and the number of shares of Jacor Common Stock issuable upon the exercise of each Merger Warrant will be subject to adjustment if certain events described below occur. The Warrant Price and the number of shares of Common Stock issuable upon the exercise of each Merger Warrant are subject to adjustment in certain events described below. Each Merger Warrant may be exercised on or after the issuance thereof and until 5:00 pm., Eastern Time, on the fifth anniversary of the date of the Effective Time (the "Expiration Date") in accordance with the terms of the Merger Warrants and the Warrant Agreement; provided, however, if any of the Merger Warrants are called for redemption by Jacor, at a price per Merger Warrant equal to $12.00 multiplied by the Fraction, as adjusted from time to time under the terms of the Warrant Agreement, on or after the third anniversary of the Effective Time as provided for in the Warrant

Agreement, the right of the Warrants to be so redeemed shall expire at the close of business, New York time, on such redemption date. To the extent that any Merger Warrant remains outstanding after such time, such unexercised Merger Warrant will automatically terminate.

    EXERCISE. Merger Warrants may be exercised by surrendering to the Warrant Agent a signed Merger Warrant certificate together with the form of election to purchase on the reverse thereof indicating the Merger Warrant holder's election to exercise all or a portion of the Merger Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Warrant Price in respect of the Merger Warrants to be exercised, which payment may be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof payable to the order of Jacor. No adjustments as to cash dividends with respect to the Jacor Common Stock will be made upon any exercise of Merger Warrants.

    If fewer than all the Merger Warrants evidenced by any certificate are exercised, the Warrant Agent will deliver to the exercising warrant holder a new Merger Warrant certificate representing the unexercised Merger Warrants. Jacor will not be required to issue fractional shares of Jacor Common Stock upon exercise of any Merger Warrant and in lieu thereof will pay in cash an amount equal to the closing price per share of Jacor Common Stock on the trading day immediately preceding the date the Merger Warrant is presented for exercise, multiplied by such fraction, determined as provided in the Warrant Agreement. Jacor has reserved for issuance a number of shares of Jacor Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Merger Warrants.

    A Merger Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to Jacor the issuance of Jacor Common Stock upon such exercise would cause Jacor to be in violation of the Communications Act, or the rules and regulations in effect thereunder.

    CALL OF WARRANTS BY JACOR. On or after the third anniversary of the Effective Time, Jacor has the right to redeem any or all of the Merger Warrants at a price of $12.00 per Warrant multiplied by the Fraction, as adjusted from time to time as set forth below.

    ANTIDILUTION AND EXERCISE PRICE ADJUSTMENTS. The number of shares of Jacor Common Stock purchasable upon the exercise of each Merger Warrant and the Warrant Price are subject to adjustment in connection with (i) the issuance of a stock dividend or distribution to holders of Jacor Common Stock, a combination or subdivision or issuance by reclassification of Jacor Common Stock; (ii) the issuance of rights, options or warrants to all holders of Jacor Common Stock without charge to such holders to subscribe for or purchase shares of Jacor Common Stock at a price per share which is lower than the then current market price; and (iii) certain distributions by Jacor to the holders of Jacor Common Stock of evidences of indebtedness or of its assets (excluding cash dividends or distributions pursuant to an announced policy of the Company payable out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Warrant Agreement. Notwithstanding the foregoing, no adjustment in the number of Warrant Shares will be required until such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Merger Warrant. In addition, Jacor may at its option reduce the Warrant Price to any amount deemed appropriate by the Jacor Board.

    In case of any consolidation or merger of Jacor with or into another corporation, or any sale, transfer or lease to another corporation of all or substantially all the property of Jacor, the Warrant Agreement will require that effective provisions will be made so that each holder of an outstanding Merger Warrant will have the right thereafter to exercise the Merger Warrant for the kind and amount of securities and property receivable in connection with such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Jacor Common Stock for which such Merger Warrant were exercisable immediately prior thereto. In addition, pending execution of the Warrant Agreement, the Merger Agreement provides that, if after the date of the Merger Agreement and prior to the issuance of the Merger Warrants, Jacor takes any action which, if the Merger Warrants had been issued and outstanding as of such date, would have required an adjustment in the exercise price of the Merger Warrants or in the number of shares purchasable upon exercise of the Merger Warrants, then the exercise price of the Merger Warrants or such number of shares will be adjusted upon issuance of the Merger Warrants to give effect to the adjustment which would have been required as a result of such action.

    MODIFICATION OF WARRANT AGREEMENT. The Warrant Agreement may be amended or supplemented without the consent of the holders of Merger Warrants to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained therein, or to make such other necessary or desirable changes which shall not adversely affect the interests of the warrant holders. Any other amendment to the Warrant Agreement shall require the consent of warrant holders representing not less than 50% of the Merger Warrants then outstanding provided that no change in the number or nature of the securities purchasable upon the exercise of any Merger Warrant, or the Warrant Price therefor, or the acceleration of the Expiration Date, and no change in the antidilution provisions which would adversely affect the interests of the holders of Merger Warrants, shall be made without the consent of the holder of such Merger Warrant, other than such changes as are specifically prescribed by the Warrant Agreement or are made in compliance with applicable law.

    FORM AND DENOMINATIONS. The certificates representing the Merger Warrants will be in registered form. Any Merger Warrant certificate may be transferred, split up, combined or exchanged for another Merger Warrant certificate or certificates entitling the holder thereof to purchase a like number of shares of Jacor Common Stock on the same terms as the Merger Warrant certificate or certificates surrendered.

    OFFICE FOR PRESENTATION. Merger Warrants may be presented upon exercise, or for registration of transfer or exchange, at the office of the Warrant Agent maintained for such purpose, which office is currently located at 4900 Tiedeman Road, Cleveland, Ohio 44144.

    CERTAIN TAXES. Jacor will bear the cost of all documentary stamp taxes payable in connection with the initial issuance of Warrant Shares (as defined in the Warrant Agreement) upon the exercise of Merger Warrants, but will not be responsible for the payment of any such taxes in respect of any transfer involved in the issue or delivery of any Merger Warrants or certificates for Warrant Shares in a name other than that of the registered holder of Merger Warrants in respect of which such Warrant Shares are issued.

    MISCELLANEOUS. No holder of Merger Warrants shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Jacor Common Stock until the Merger Warrants are properly exercised as provided in the Warrant Agreement.

FINANCING ARRANGEMENTS

    Jacor expects that the funds necessary to pay any Cash Consideration and to consummate the Merger shall be paid from cash held by Jacor, borrowings under the Credit Facility and proceeds from the sale by JCC of the 1996 9 3/4% Notes.

    CREDIT FACILITY. The Credit Facility provides availability of $600.0 million of loans to JCC in three components: (i) a revolving credit facility of up to $200.0 million with mandatory semi-annual commitment reductions beginning March 18, 1999 and a final maturity date of September 18, 2003; (ii) a term loan of $300.0 million with scheduled semi-annual reductions beginning March 18, 1998 and a final maturity date of September 18, 2003; and (iii) a tranche B term loan of $100.0 million with scheduled semi-annual reductions beginning March 18, 1999 and a final maturity date of September 18, 2004.

    The Credit Facility bears interest at a rate that fluctuates with a bank base rate and/or the Eurodollar rate per annum.

    In November 1996, Jacor entered into discussions to expand the availability under the Credit Facility from up to $600.0 million to up to $750.0 million, among other things. Jacor is discussing with the lenders that the components of the increased Credit Facility consist of a revolving credit facility with an availability of up to $450.0 million, a $200.0 million seven-year amortizing term loan and a $100.0 million up to eight-year amortizing term loan. There can be no assurance that the availability under the Credit Facility will be increased or that the components of the Credit Facility will be revised.

    The loans under the Credit Facility are guaranteed by each of Jacor's direct and indirect subsidiaries other than certain immaterial subsidiaries. Jacor's obligations with respect to the Credit Facility and each guarantor's obligations with respect to the related guaranty are secured by substantially all of their respective assets, including, without limitation, inventory, equipment, accounts receivable, intercompany debt and, in the case of Jacor's subsidiaries, capital stock. JCC's obligations under the Credit Facility are secured by a first priority lien on the capital stock of JCC's subsidiaries and by the guarantee of JCC's parent, Jacor.

    The Credit Facility contains covenants and provisions that restrict, among other things, JCC's ability to: (i) incur additional indebtedness; (ii) incur liens on its property; (iii) make investments and advances; (iv) enter into guarantees and other contingent obligations; (v) merge or consolidate with or acquire another person or engage in other fundamental changes; (vi) engage in certain sales of assets; (vii) make capital expenditures; (viii) enter into leases; (ix) engage in certain transactions with affiliates; and (x) make restricted junior payments. The Credit Facility also requires the satisfaction of certain financial performance criteria (including a consolidated interest coverage ratio, a leverage-to-operating cash flow ratio and a consolidated operating cash flow available for fixed charges ratio) and the repayment of loans under the Credit Facility with proceeds of certain sales of assets and debt issuances, and with 50% of JCC's Consolidated Excess Cash Flow (as defined in the Credit Facility).

    Events of default under the Credit Facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults on other indebtedness, change of control events under other indebtedness (including the LYONs, the 1994 9 3/4% Notes, the 1996 10 1/8% Notes and the 1996 9 3/4% Notes, all as defined herein) and certain events of bankruptcy, insolvency and reorganization. In addition, the Credit Facility includes events of default for JCC and the cessation of any lien on any of the collateral under the Credit Facility as a perfected first priority lien and the failure of Zell/Chilmark appointees to represent at least 30% of the Jacor Board of Directors.

    For purposes of the Credit Facility, a change of control includes the occurrence of any event that triggers a change of control under the LYONs, the 1994 9 3/4% Notes, the 1996 10 1/8% Notes or the 1996 9 3/4% Notes. Such change of control under the Credit Facility would constitute an event of default which would give the syndicate the right to accelerate the unpaid principal amounts due under the Credit Facility. Upon such acceleration, there is no assurance that JCC will have funds available to fund such repayment or that such funds will be available or terms acceptable to JCC.

    THE 1996 9 3/4% NOTES. In December 1996, JCC conducted an offering (the "1996 9 3/4% Notes Offering") whereby JCC issued and sold the 1996 9 3/4% Notes. The 1996 9 3/4% Notes have interest payment dates of June 15 and December 15, commencing on June 15, 1997, and mature on December 15, 2006.

    The 1996 9 3/4% Notes were issued pursuant to an indenture between JCC and The Bank of New York, as Trustee (the "1996 9 3/4% Note Indenture"). The 1996
9 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of Jacor to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC will be required to offer to repurchase all outstanding 1996 9 3/4% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 1996 9 3/4% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 1996 9 3/4% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 1996 9 3/4% Note Indenture will result in a default under the Credit Facility.

    As used herein, (a) prior to the earlier of (x) the maturity of the 1994
9 3/4% Notes, (y) the date upon which defeasance of the 1994 9 3/4% Notes becomes effective, and (z) the date on which there are no longer any 1994 9 3/4% Notes outstanding under the terms of the governing indenture (each a "1994
9 3/4% Note

Event"), a "Change of Control" means any transaction or series of transactions in which any of the following occurs: (i) any person or group (within the meaning of Rule 13d-3 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act, other than Zell/Chilmark or any of its Affiliates, becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (A) greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC or CitiCo, or the surviving person (if other than Jacor), or (B) greater than 20% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC or CitiCo, or the surviving person (if other than JCC), and such person or group has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of JCC; or (ii) JCC or CitiCo consolidates with or merges into another person, another person consolidates with or merges into JCC or CitiCo, JCC or CitiCo issues shares of its Capital Stock or all or substantially all of the assets of JCC or CitiCo are sold, assigned, conveyed, transferred, leased or otherwise disposed of to any person as an entirety or substantially as an entirety in one transaction or a series of related transactions and the effect of such consolidation, merger, issuance or sale is as described in clause (i) above. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by virtue of
(I) JCC or any of its employee benefit or stock plans filing (or being required to file after the lapse of time) a Schedule 13D or 14D-1 (or any successor or similar schedule, form or report under the Exchange Act) or (II) the purchase by one or more underwriters of Capital Stock of JCC in connection with a Public Offering; and (b) upon and following a 1994 9 3/4% Note Event, a "Change of Control" will mean (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    The events of default under the 1996 9 3/4% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 1996 9 3/4% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, the LYONs and the 1996 10 1/8% Notes) and certain events of bankruptcy, insolvency and reorganization.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    REGENT STOCK OPTIONS. Pursuant to the Merger Agreement, Regent will take all necessary steps to (i) cause the Options to purchase Regent Stock to vest and become immediately exercisable, and (ii) terminate any Options not exercised on or prior to the Closing Date.

    The Options were granted as incentive compensation for executive officers and other employees pursuant to stock option agreements with exercise prices ranging from $10.00 per share to $15.00 per share, as applicable, which Regent deemed to be the fair market value of Regent Common Stock at the time of grant. It is anticipated that all of the Options will be exercised for cash immediately prior to Closing. To the extent not exercised for cash, the Options will be exercised immediately prior to Closing in consideration of the receipt of shares of Regent Common Stock equal to the aggregate spread between the exercise price of the Options and the fair market value of Regent Common Stock. It is anticipated that the Option holders will tender the Regent Common Stock received upon the exercise of the Options in exchange for Jacor Common Stock in accordance with the Merger Agreement.

    REGISTRATION RIGHTS AGREEMENT. In connection with the Merger Agreement, Jacor entered into the Registration Rights Agreement providing for the shelf registration for resale of the Jacor Common Stock and the Merger Warrants and shares of Jacor Common Stock underlying the Merger Warrants.

    Pursuant to the terms of the Registration Rights Agreement, Jacor must file with the Commission a "shelf" registration statement under the Securities Act to register for issuance (i) the Jacor Common Stock issued to Regent's "affiliates" for purposes of Rule 145 under the Securities Act (the "Regent Affiliates"),
(ii) the Jacor Common Stock issuable upon the exercise of the Merger Warrants,
(iii) the Merger Warrants, and (iv) any securities issued or distributed in respect of any such Jacor Common Stock or Merger Warrants by way of stock dividend or split or in connection with a combination, recapitalization, reorganization, merger, consolidation or otherwise (together, the "Registrable Securities") which shelf registration statement must be effective not later than the Effective Time. Jacor has agreed to use its best efforts to keep the registration statement effective until the earlier of (i) the Registration Statement becomes effective and the Registrable Securities have been disposed of pursuant thereto, the Registrable Securities are distributed to the public under Rule 144 under the Securities Act, the Registrable Securities have otherwise been transferred without a restrictive legend, the Registrable Securities are no longer outstanding, or in the written opinion of Jacor's counsel, all Registrable Securities may be transferred pursuant to Rule 144 without restriction; or (ii) the later of the third anniversary of the Closing Date and the first anniversary of the date on which the last Merger Warrant was exercised (the "Effective Period"). Jacor will pay all expenses associated with the registration of the Registrable Securities.

    However, Jacor may elect that the registration statement may not be usable for any reasonable period not to exceed sixty (60) days (a "Blackout Period") if Jacor determines in good faith that the registration and distribution of the Registrable Securities (or the use of the registration statement or related prospectus) would interfere with any pending financing, acquisition, corporate reorganization or any other corporate development involving Jacor or it Subsidiaries, or would require premature disclosure thereof. Jacor must give the holders of the Registrable Securities notice of the same, and the aggregate number of days included in all Blackout Periods during any consecutive twelve
(12) months during the Effective Period shall not exceed 120 days.

    Jacor must also use reasonable efforts to cause the Registrable Securities to be listed on any securities exchange on which the Jacor Common Stock is then listed, or approved for trading through the Nasdaq National Market or any other inter-dealer quotation system through which the Jacor Common Stock is then traded.

    The Registration Rights Agreement further provides that Jacor will indemnify each holder of the Registrable Securities, its officers and directors, and each person who controls such holder, and any agent or investment adviser against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) ("Damages") incurred by such party pursuant to any actual or threatened action or proceeding arising out of or based upon any untrue or alleged untrue statement of material fact contained in the registration statement, any prospectus or preliminary prospectus, or any amendment thereto, or any omission or alleged omission to state a material fact required to be stated in the registration statement, prospectus or preliminary prospectus, or necessary to make the statements therein not misleading. The holders of the Registrable Securities will provide any necessary information required by Jacor for use in the registration statement or related prospectus and agrees to indemnify and hold harmless Jacor, all other holders or any underwriter, and any of their respective affiliates, directors, officers and controlling persons against any Damages resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, any prospectus or preliminary prospectus, or any amendment thereto, or any omission or alleged omission to state a material fact required to be stated in the registration statement, prospectus or preliminary prospectus, or necessary to make the statements therein not misleading, but only to the extent such statement or omission is made in reliance on and in conformity with information with respect to such holder furnished in writing to Jacor.

    The Registration Rights Agreement may not be amended unless Jacor has obtained the written consent of the holders of a majority of the Registrable Securities then outstanding; provided that, if the amendment solely affects the rights of the Regent Affiliates, the amendment requires the written consent of a majority of the holders who are Regent Affiliates.

    EMPLOYEE BENEFITS. The Merger Agreement requires Jacor to (i) provide, and cause each Regent Subsidiary and their successors (if any) to provide the same compensation and benefit arrangements, plans and programs to current, former and retired salaried employees of Regent, each Regent Subsidiary and their predecessors as those provided by Jacor to Jacor's similarly situated current, former and retired salaried employees; provided that Jacor is not prohibited from terminating the employment of any employee; (ii) cause any salaried employee of Regent or any Regent Subsidiary that becomes a participant in any employee benefit plan, practice or policy of Jacor or its affiliates or their successors, to receive credit under such plan, practice or policy for all service prior to the Effective Time with Regent and Regent's Subsidiaries, or any predecessor employer, for all purposes (including eligibility, vesting and determination of benefits) for which such service is either taken into account or recognized; and (iii) following the Effective Time, honor the terms of all consulting, employment and similar agreements that were in effect immediately prior to the date of the Merger Agreement and disclosed to Jacor.

    INDEMNIFICATION. The Merger Agreement provides that Jacor will, for not less than six years following the Effective Time, indemnify and hold harmless each present and former director, officer, agent and employee of Regent and its Subsidiaries ("Indemnified Parties") from and against any and all claims, actions, suits, proceedings or investigations (a "Claim" or "Claims") arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, Regent, its Subsidiaries or their affiliates, and will advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted by applicable law; provided, however, that if any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of such Claims will continue until the final disposition of any and all such Claims.

    Jacor is further obligated by the Merger Agreement to keep in effect provisions in its certificate of incorporation and bylaws providing for exculpation of director and officer liability and its indemnification of or advancement of expenses to the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the Indemnified Parties' right of indemnification or advancement of expenses. If, after the Effective Time, Jacor or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its property and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of Jacor assume all of Jacor's foregoing indemnity obligations.

REGULATORY MATTERS

    The receipt of certain federal and state governmental or regulatory approvals are required in order to consummate the Merger, including approvals or waivers from the FCC and the expiration of the waiting period under the HSR Act. Jacor and Regent agreed in the Merger Agreement to cooperate fully in making, and have filed, the applications for all necessary regulatory approvals, including the application to be filed with FCC. Jacor and Regent also each agreed in the Merger Agreement to make the necessary filings, and have made such filings, under the HSR Act. The waiting period under the HSR Act expired on November 22, 1996, and the initial order of the FCC approving the Merger was issued on December 13, 1996. There can be no assurance as to when or if a final order from the FCC approving the Merger will be obtained.

    FCC APPROVALS. On October 16, 1996, Jacor filed joint applications ("Transfer of Control Applications") with the FCC requesting the FCC's consent to transfer control of the Regent Subsidiaries, which are the FCC licensees or proposed licensees of the Stations. The Mass Media Bureau of the FCC, acting pursuant to delegated authority, granted its initial approval of the Transfer of Control Applications on December 13, 1996, and public notice of the grants was issued by the FCC on December 18, 1996. No party filed a petition to deny, as permitted pursuant to Section 309(d) of the Communications Act, or, to Jacor's knowledge, other objection to the Transfer of Control Applications prior to grant.

    Within thirty days following FCC public notice of such a grant (in this case, January 17, 1997), parties in interest may file a petition for reconsideration requesting that the FCC (or the FCC's staff in the case of a staff grant), reconsider its action. Alternatively in the case of a staff grant, parties in interest may within the same thirty day period file an "Application for Review" requesting that the FCC review and set aside the staff grant. In the event of a staff grant, a party in interest could take both actions, by first filing a petition for reconsideration with the staff and later, within thirty days following public notice of the denial of that petition, filing an Application for Review. To Jacor's knowledge, no party filed a petition for reconsideration, nor had the FCC staff undertaken reconsideration by the reconsideration deadline. In the case of a staff grant (as here), the FCC may also review the staff action on its own motion within forty days following public notice of the staff's action (in this case, January 27, 1997). The FCC may review any of its own actions on its own motion within thirty days following public notice of the action and may review actions taken by the FCC staff within forty days following public notice of the action. No such actions have been taken to Jacor's knowledge.

    Within thirty days of public notice of an action by the FCC (i) granting the Transfer of Control Application, (ii) denying a petition for reconsideration of such a grant or (iii) denying an Application for Review of a staff grant, parties in interest may appeal the FCC's action to the U. S. Court of Appeals for the District of Columbia Circuit. No such actions have been taken to Jacor's knowledge.

    Because no petitions for reconsideration were filed, the staff did not reconsider its action and the FCC did not on its own motion review the staff grant within the time periods set forth above, and the action by the staff granting the Transfer of Control Applications has become final. The Merger Agreement provides that the parties are obligated to consummate the Merger if all other conditions to the Merger are satisfied or waived, and all consents of the FCC to the transactions contemplated by the Merger Agreement shall have been obtained, be in effect and have become final orders; provided that Regent (i) shall have performed its obligations related to cooperating with Regent and filing all required applications with the FCC as set forth in the Merger Agreement, and (ii) fifteen days prior to the first anniversary of the date of the Merger Agreement, Regent shall waive its right to final orders in the event that initial FCC consents shall have been received and the reason that final orders have not been issued is attributable solely to Regent.

NASDAQ APPROVAL

    Under the Merger Agreement, Jacor agreed to use its reasonable good faith efforts to cause the Jacor Common Stock, Merger Warrants and the shares of Jacor Common Stock issuable upon exercise of the Merger Warrants to be approved for quotation on the Nasdaq National Market. Jacor has applied to the Nasdaq Stock Market for approval of such shares of Jacor Common Stock and the Merger Warrants to be listed for quotation on the Nasdaq National Market.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    TAX OPINIONS. In the event Jacor does not exercise the Cash Election and a New Merger Event does not otherwise occur, it is a condition to the consummation of the Merger of Regent into Jacor that Jacor receive an opinion from its tax counsel, Graydon, Head & Ritchey, and that Regent receive an opinion from its tax counsel, Cravath, Swaine & Moore, substantially to the effect that for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Jacor and Regent will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (ii) no gain or loss will be recognized by, in the case of the opinion of Graydon, Head & Ritchey, Jacor, and, in the case of the opinion of Cravath, Swaine and Moore, Regent, as a result of the Merger.

    In rendering such opinions, if required, Graydon, Head & Ritchey and Cravath, Swaine & Moore will rely upon representations contained in letters from Jacor and Regent delivered for purposes of the opinions, and upon letters from certain shareholders of Regent which contain, among other things, representations that as of the Effective Time, such shareholder (i) is not bound by any agreement, understanding or contract to sell, transfer or otherwise dispose of the Jacor Stock to be received by it pursuant to the Agreement and
(ii) has no current plan or intention to sell, transfer or otherwise dispose of the Jacor Stock to be received pursuant to the Merger Agreement. The opinions of tax counsel will also be based on the assumption that the Merger will be consummated in the manner described above in accordance with the provisions of the Merger Agreement.

    CERTAIN CONSEQUENCES OF REORGANIZATION STATUS. Provided that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, for federal income tax purposes: (i) no gain or loss will be recognized by the non-dissenting stockholders of Regent upon the receipt of the Merger Consideration in exchange for Regent Stock in the Merger, except that any gain will be recognized to the extent of the sum of (a) the fair market value at the Effective Time, if any, of the Warrant Consideration received, and (b) the amount of any Cash Consideration received, which gain will be treated for federal income tax purposes as capital gain or as dividend income based on the holder's particular circumstances; (ii) the aggregate adjusted tax basis of the shares of Jacor Common Stock to be received by a stockholder of Regent in the Merger will be the same as the aggregate adjusted tax basis in the shares of Regent Stock surrendered in exchange therefor, decreased by the value of the Warrant Consideration and the amount of any Cash Consideration received in the exchange and increased by any gain recognized and the amount of any dividend income recognized in the exchange; (iii) the holding period of the shares of Jacor Common Stock received by a stockholder of Regent in exchange for Regent Stock will include the holding period of the shares of Regent Stock surrendered in exchange therefor, provided that such shares of Regent Stock are held as capital assets at the Effective Time; (iv) the adjusted tax basis of the Merger Warrant to be received by a stockholder of Regent in the Merger will equal the fair market value of the Merger Warrant at the Effective Time; and (v) a stockholder of Regent who receives cash in lieu of a fractional share of Jacor Common Stock should generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the fractional share interest.

    CASH RECEIVED BY REGENT STOCKHOLDERS WHO DISSENT. A stockholder of Regent who perfects dissenters rights with respect to shares of Regent Common Stock should, in general, treat the difference between the basis of the shares of Regent Common Stock held by such person with respect to which such dissenters rights are perfected and the amount received in payment therefor as capital gain or loss. However, depending on the holder's particular circumstances, such amount might be treated for federal income tax purposes as dividend income. See "THE MERGER--Appraisal or Dissenters' Rights," and "THE MERGER--Dissenting Shares."

    NEW MERGER EVENT. Notwithstanding the foregoing, in the event Jacor exercises the Cash Election, or if a New Merger Event otherwise occurs, instead of Regent merging into Jacor, a wholly-owned subsidiary of Jacor (to be designated by Jacor) shall merge into Regent with Regent as the surviving corporation. Absent such a Cash Election, the likelihood of a New Merger Event depends (among other things) upon the amount of non-stock consideration (the Cash Consideration and the value of the Warrant Consideration) as compared to the value of the Stock Consideration, and the percentage of Regent stockholders owning 1% or more of Regent Stock who make the necessary tax representations.

    In the event a New Merger Event occurs, no opinion of tax counsel to Jacor or Regent is required as a condition to the consummation of the Merger, and no opinions will be provided. In the event of a Merger subsequent to the occurrence of a New Merger Event, the Merger will not constitute a reorganization within the meaning of Section 368(a) of the Code. Rather, such a Merger would be a taxable event to stockholders of Regent. Regent stockholders will have taxable gain or loss equal to the difference between the value of the total consideration received for their Regent Stock (whether in the form of Stock Consideration, Cash Consideration or Warrant Consideration) and their tax basis for their Regent Stock. Such gain or loss would be capital gain or loss if the Regent Stock was held as a capital asset.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR TAXPAYERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS, FOREIGN CORPORATIONS, FOREIGN PARTNERSHIPS OR OTHER FOREIGN ENTITIES AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES).

    NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX LAWS. THE FOREGOING DISCUSSION IS BASED UPON THE PROVISIONS OF THE CODE, APPLICABLE TREASURY REGULATIONS THEREUNDER, INTERNAL REVENUE SERVICE RULINGS AND JUDICIAL DECISIONS, AS IN EFFECT AS OF THE DATE HEREOF. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS WILL NOT AFFECT THE ACCURACY OF THE STATEMENTS OR CONCLUSIONS SET FORTH HEREIN. ANY SUCH CHANGE COULD APPLY RETROACTIVELY AND COULD AFFECT THE ACCURACY OF SUCH DISCUSSION. NO RULINGS HAVE OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

    EACH STOCKHOLDER OF REGENT IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. Accordingly, from and after the Effective Date, Regent's consolidated results of operations will be included in Jacor's consolidated results of operations. For purposes of preparing Jacor's consolidated financial statements, Jacor will establish a new accounting basis for Regent's assets and liabilities based upon the fair market values thereof and Jacor's purchase price, including the costs of the acquisition. accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed financial information appearing elsewhere in this Prospectus/Information Statement are preliminary and have been made solely for purposes of developing such pro forma consolidated financial information to comply with disclosure requirements of the Commission. Although final allocation will differ, the pro forma consolidated financial information reflects management's best estimate based upon currently available information. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Jacor Common Stock, Merger Warrants and Jacor Common Stock issuable upon exercise of the Merger Warrants received by Regent's stockholders in the Merger will be freely transferable, except that Jacor Common Stock, Merger Warrants and Jacor Common Stock issuable upon exercise of the Merger Warrants which is received by Regent Affiliates prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Jacor) or as otherwise permitted under the Securities Act. Persons deemed to be Regent Affiliates or affiliates of Jacor generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Regent to use its best efforts to cause each of the Regent Affiliates to execute a written agreement to the effect that such Regent Affiliate will not offer or sell or otherwise dispose of any Jacor Common Stock, Merger Warrants, or the shares of the Jacor Common Stock issued upon exercise of a Merger Warrant, issued to such Regent Affiliate in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

    Pursuant to the terms of the Registration Rights Agreement, not later than the Effective Time, Jacor must file with the Commission a "shelf" registration statement under the Securities Act to register for issuance (i) the Jacor Common Stock issued to Regent Affiliates, (ii) the Jacor Common Stock issuable upon the exercise of the Merger Warrants, (iii) the Merger Warrants, and (iv) any securities issued or distributed in respect of any such Jacor Common Stock or Merger Warrants by way of stock dividend or split or in connection with a combination, recapitalization, reorganization, merger, consolidation or otherwise. Jacor must also use reasonable efforts to cause such securities to be listed on any securities exchange on which the Jacor Common Stock is then listed, or approved for trading through the Nasdaq National Market or any other inter-dealer quotation system through which the Jacor Common Stock is then traded. See "THE MERGER--Interests of Certain Persons in the Merger."

APPRAISAL OR DISSENTERS' RIGHTS

    THE FOLLOWING DISCUSSION IS A SUMMARY OF THE PROCEDURES THAT A HOLDER OF REGENT STOCK MUST FOLLOW TO EXERCISE DISSENTERS' RIGHTS UNDER THE DGCL. THIS SUMMARY SETS FORTH ALL MATERIAL ELEMENTS OF SECTION 262, BUT DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF SECTION 262, AND IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION OF THE DGCL (SEE ANNEX IV) AND TO ANY AMENDMENTS TO SUCH SECTION ADOPTED AFTER THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT.

    Section 262 of the DGCL, which is reprinted as Annex IV to this Prospectus/Information Statement, entitles any holder of Regent Stock who dissents from the Merger and who follows the procedures set forth therein to receive in cash the "fair value" of their Regent Stock, which fair value shall be determined exclusive of any appreciation or depreciation in anticipation of the Merger, in lieu of the Merger Consideration. In determining "fair value" of such Dissenting Shares, the Delaware Chancery Court (the "Court") shall take into account all relevant factors. The Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined for the Dissenting Shares could be more or less than, or the same as, the Merger Consideration. The Court may also order that all or a portion of the expenses incurred by any holder of Dissenting Shares in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares.

    A holder of Regent Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time and who otherwise complies with the statutory requirements of
Section 262 will be entitled to an appraisal by the Court of the fair value of his or her Regent Stock. Jacor must, within 10 days after the Merger is effected, send by certified or registered mail to any such dissenting holder of Regent Stock written notice of the Effective Date and that appraisal rights are available (the "Notice"). To properly exercise dissenters' rights, a written demand for appraisal setting forth information which reasonably informs Jacor of the identity of the stockholder (such as the name and address and the number of shares of Regent Stock owned by the holder of the Regent Stock) and a statement that he or she intends to demand the appraisal of his shares, must be delivered by the dissenting holder of Regent Stock to Jacor at its principal executive offices at 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011 within 20 days after the date of mailing of the Notice.

    A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as such Regent stockholder's name appears on the certificate or certificates representing Regent Stock. A person having a beneficial interest in Regent Stock that is of record in the name of another person such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever Appraisal Rights are available. If Regent Stock is owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If Regent Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, fiduciary or other nominee, who holds Regent Stock as a nominee for others, may exercise Appraisal Rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Regent Stock outstanding in the name of such record owner.

    Within 120 days after the Effective Time of the Merger, Jacor or a dissenting holder of Regent Stock who has complied with the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Court demanding a determination of the fair value of the Regent Stock. Notwithstanding the foregoing, at any time within 60 days after the Effective Time of the Merger, any holder of Regent Stock shall have the right to withdraw his demand for appraisal and to accept the Merger Consideration. Within 120 days after the Effective Time of the Merger, any holder of Regent Stock who has complied with DGCL shall, upon written request, be entitled to receive from Jacor a statement setting forth that aggregate number of shares not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be mailed to such Regent stockholder within 10 days after his or her written request for the statement is received by Jacor or within 10 days after the expiration of the period for delivery of demands for appraisal.

    Upon the filing of the petition with the Court, service of a copy shall be made upon Jacor which shall within 20 days after such service file in the office of the Register of Chancery a duly verified list of the names and addresses of the Regent stockholders demanding appraisal and with whom agreements as to the value of their shares have not been reached. The Register of Chancery shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Regent stockholders demanding appraisal and to Jacor. Notice shall also be given by at least one publication at least one week before the day of the hearing. At the hearing, the Court will determine the Regent stockholders who have complied with the DGCL and who have become entitled to appraisal rights. After determining the Regent stockholders entitled to an appraisal, the Court will appraise the Regent Stock, determining its fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court will take into consideration all relevant factors. The Court will direct the payment of the fair value of the shares together with any interest to the Regent stockholders entitled thereto. The costs of any appraisal proceeding may be determined by the Court and assessed to the parties as the Court deems equitable in the circumstances.

    A holder of Regent Stock who has exercised his appraisal rights will not be entitled to vote, to receive dividends or to exercise any other rights of a Regent stockholder, other than the right to receive payment for his or her Regent Stock under the DGCL, and his or her Regent Stock shall not be considered issued and outstanding for the purposes of any subsequent vote of Regent stockholders. If Jacor complies with the requirements of the DGCL, any Regent stockholder who fails to comply with the requirements of the DGCL will not be entitled to bring suit for the recovery of the value of his shares or money damages.

    The right of any dissenting Regent stockholder to be paid the fair value of his or her Regent Stock will cease and his status as a holder of Regent Stock will be restored if: (i) a written withdrawal by the dissenting Regent stockholder is sent to Jacor at any time within 60 days after the Effective Time of the

Merger; or (ii) a court of competent jurisdiction determines that the stockholder is not entitled to exercise dissenters' rights. After the consummation of the Merger, if the right of the Regent stockholder to be paid the fair value of his shares of Regent Stock has ceased and his rights as a Regent stockholder have been restored, such rights will consist solely of the right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

RELATED MATERIAL CONTRACTS

    On October 8, 1996, CitiCo entered into the TBA with Regent, and entered into the KWNR TBA with SRLV (together, the TBA and KWNR TBA may be hereinafter referred to as the "CitiCo TBAs"). Pursuant to the CitiCo TBAs, effective December 1, 1996, CitiCo began supplying broadcast programming to the Regent Stations and KWNR-FM, respectively, in return for a monthly fee.

    The TBA expires as of the Closing Date of the Merger, or ten (10) days following the termination of the Merger Agreement, whichever shall first occur. The KWNR TBA expires as of the earlier to occur of (i) the earlier to occur of
(a) the Closing Date of the Merger, (b) ten (10) days following the termination of the Merger prior to the Closing of the Merger, (c) three business days prior to the expiration of the FCC final order related to the Regent-KWNR Acquisition,
(d) April 30, 1997, and (e) at such other date as Regent, Jacor, SFE and SRLV shall agree upon in writing; and (ii) the termination of the Letter Agreement.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the historical financial statements of Jacor, Regent, Citicasters (now known as JCC), Noble and the Selected Gannett Radio Stations (as defined herein) and has been prepared to illustrate the effects of the acquisitions described below and the related financing transactions.

    The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1995, and for the nine months ended September 30, 1996, give effect to each of the following transactions as if such transactions had been completed January 1, 1995: (i) the Regent Merger, (ii) the Citicasters Merger, (iii) the Noble Acquisition, (iv) Jacor's, Regent's, Citicasters' and Noble Broadcast Group, Inc.'s completed 1995 and January 1996 radio station acquisitions, (v) Jacor's February 1996 radio station dispositions, (vi) the related financing transactions completed in June 1996 and (vii) Jacor's acquisition of the Selected Gannett Radio Stations. The pro forma condensed consolidated balance sheet as of September 30, 1996 has been prepared as if the Regent Merger and the acquisition of the Selected Gannett Radio Stations had occurred on that date.

    The Unaudited Pro Forma Financial Information does not purport to present the actual financial position or results of operations of Jacor had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Financial Information and should be read in conjunction therewith. See Consolidated Financial Statements and the Notes thereto for each of Jacor, Regent, Citicasters, Noble and the Selected Gannett Radio Stations included herein.

                           JACOR COMMUNICATIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              YEAR ENDED DECEMBER 31, 1995
                                                      -----------------------------------------------------------------------------
                                                                      JACOR                                NOBLE PRO    JACOR/NOBLE
                                                      HISTORICAL    PRO FORMA    JACOR PRO   HISTORICAL      FORMA       COMBINED
                                                        JACOR      ADJUSTMENTS     FORMA       NOBLE      ADJUSTMENTS    PRO FORMA
                                                      ----------   -----------   ---------   ----------   -----------   -----------
Net revenue.........................................   $ 118,891   $ (678)(a)    $118,213     $41,902     $    87(b)     $160,202
Broadcast operating expenses........................      87,290   (1,425)(a)      85,865      31,445        (429)(b)     116,881
Depreciation and amortization.......................       9,483      400(a)        9,883       4,107       2,710(c)       16,700
Corporate general and administrative expenses.......       3,501                    3,501       2,285      (1,388)(d)       4,398
                                                      ----------   -----------   ---------   ----------   -----------   -----------
    Operating income................................      18,617      347          18,964       4,065        (806)         22,223
Interest expense....................................      (1,444)                  (1,444)     (9,913)     (3,143)(e)     (14,500)
Interest and investment income......................       1,260     (854)(a)         406                                     406
Other income (expense), net.........................        (168)       6(a)         (162)      2,619      (2,619)(f)        (162)
                                                      ----------   -----------   ---------   ----------   -----------   -----------
    Income (loss) before income taxes and
      extraordinary items...........................      18,265     (501)         17,764      (3,229)     (6,568)          7,967
Income tax expense..................................      (7,300)     200(g)       (7,100)        (63)      2,100(g)       (5,063)
                                                      ----------   -----------   ---------   ----------   -----------   -----------
    Income (loss) before extraordinary items........   $  10,965   $ (301)       $ 10,664     $(3,292)    $(4,468)       $  2,904
                                                      ----------   -----------   ---------   ----------   -----------   -----------
                                                      ----------   -----------   ---------   ----------   -----------   -----------
    Income per common share.........................   $    0.52                 $   0.51                                $   0.14
                                                      ----------                 ---------                              -----------
                                                      ----------                 ---------                              -----------
Number of common shares used in per share
  computations......................................      20,913                   20,913                                  20,913
                                                      ----------                 ---------                              -----------
                                                      ----------                 ---------                              -----------

             See Notes to Unaudited Pro Forma Financial Information

                           JACOR COMMUNICATIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       YEAR ENDED DECEMBER 31, 1995
                                                                 ----------------------------------------
                                                                 JACOR/NOBLE                 CITICASTERS
                                                                  COMBINED     HISTORICAL     PRO FORMA
                                                                  PRO FORMA    CITICASTERS   ADJUSTMENTS
                                                                 -----------   -----------   ------------
Net revenue....................................................   $160,202      $  136,414   $  6,853(h)
Broadcast operating expenses...................................    116,881          80,929      4,366(h)
                                                                                               (1,322)(i)
                                                                                               (5,110)(j)
Depreciation and amortization..................................     16,700          14,635     14,351(k)
Corporate general and administrative expenses..................      4,398           4,303      1,322(i)
                                                                                               (3,368)(l)
                                                                 -----------   -----------   ------------
    Operating income...........................................     22,223          36,547     (3,386)
Interest expense...............................................    (14,500)        (13,854)   (32,084)(m)
Interest and investment income.................................        406           1,231       (767)(h)
Other income (expense), net....................................       (162)           (607)       175(h)
                                                                 -----------   -----------   ------------
    Income (loss) before income taxes and extraordinary
      items....................................................      7,967          23,317    (36,062)
Income tax expense.............................................     (5,063)         (9,000)    11,100(n)
                                                                 -----------   -----------   ------------
    Income (loss) before extraordinary items...................   $  2,904      $   14,317   $(24,962)
                                                                 -----------   -----------   ------------
                                                                 -----------   -----------   ------------
    Income (loss) per common share.............................   $   0.14
                                                                 -----------
                                                                 -----------
Number of common shares used in per share computations.........     20,913
                                                                 -----------
                                                                 -----------


                                                                 JACOR/NOBLE/CITICASTERS
                                                                   COMBINED PRO FORMA
                                                                 -----------------------
Net revenue....................................................       $303,469
Broadcast operating expenses...................................        195,744

Depreciation and amortization..................................         45,686
Corporate general and administrative expenses..................          6,655

                                                                      --------
    Operating income...........................................         55,384
Interest expense...............................................        (60,438)
Interest and investment income.................................            870
Other income (expense), net....................................           (594)
                                                                      --------
    Income (loss) before income taxes and extraordinary
      items....................................................         (4,778)
Income tax expense.............................................         (2,963)
                                                                      --------
    Income (loss) before extraordinary items...................       $ (7,741)
                                                                      --------
                                                                      --------
    Income (loss) per common share.............................       $  (0.26)
                                                                      --------
                                                                      --------
Number of common shares used in per share computations.........         30,158(o)
                                                                      --------
                                                                      --------

             See Notes to Unaudited Pro Forma Financial Information

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       JACOR/NOBLE/CITICASTERS
                                  JACOR/NOBLE/CITICASTERS   SELECTED      TAMPA      ACQUISITION          SELECTED GANNETT
                                         COMBINED           GANNETT    TELEVISION     PRO FORMA               COMBINED
                                         PRO FORMA          STATIONS   DIVESTITURE   ADJUSTMENTS              PRO FORMA
                                  -----------------------   --------   -----------   -----------       -----------------------
Net revenue.....................         $303,469           $ 38,103    $(34,803)    $                        $306,769
Broadcast operating expenses....          195,744             26,924     (19,421)                              203,247
Depreciation and amortization...           45,686                964      (5,870)      4,119(p)                 44,899
Corporate general and
  administrative expenses.......            6,655              1,246                  (1,246)(q)                 6,655
                                         --------           --------   -----------   -----------              --------
  Operating income..............           55,384              8,969      (9,512)     (2,873)                   51,968
Interest expense................          (60,438)                                                             (60,438)
Interest and investment
  income........................              870                                                                  870
Other income (expense), net.....             (594)                 6        (174)                                 (762)
                                         --------           --------   -----------   -----------              --------
  Income (loss) before income
    taxes and extraordinary
    items.......................           (4,778)             8,975      (9,686)     (2,873)                   (8,362)
Income tax (expense) credit.....           (2,963)            (3,858)      3,874       1,150(r)                 (1,797)
                                         --------           --------   -----------   -----------              --------
  Income (loss) before
    extraordinary items.........         $ (7,741)          $  5,117    $ (5,812)    $(1,723)                 $(10,159)
                                         --------           --------   -----------   -----------              --------
                                         --------           --------   -----------   -----------              --------
  Income per common share.......         $  (0.26)                                                            $  (0.34)
Number of common shares used in
  per share computations........           30,158                                                               30,158

            See Notes to Unaudited Pro Forma Financial Information.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   JACOR/NOBLE/                                REGENT         ACQUISITION                TOTAL
                                CITICASTERS/GANNETT     REGENT                PRO FORMA        PRO FORMA              COMBINED PRO
                                COMBINED PRO FORMA    HISTORICAL             ADJUSTMENTS      ADJUSTMENTS                FORMA
                                -------------------   ----------             -----------      -----------             ------------
Net revenue...................       $306,769          $17,257               $19,171(s)       $ --                    $343,197
Broadcast operating
  expenses....................        203,247           14,660                13,020(s)         --                     230,927
Depreciation and
  amortization................         44,899            3,316                 4,278(s)        (1,675)(t)               50,818
Corporate general and
  administrative expenses.....          6,655              740                   563(s)        (1,303)(u)                6,655
                                     --------         ----------             -----------      -----------             ------------
      Operating income........         51,968           (1,459)                1,310            2,978                   54,797
Interest expense..............        (60,438)          (1,399)               (3,743)(s)       (1,328)(v)              (66,908)
Interest and investment
  income......................            870            --                    --               --                         870
Other income (expense), net...           (762)           --                    --               --                        (762)
                                     --------         ----------             -----------      -----------             ------------
  Income (loss) before income
    taxes and extraordinary
    items.....................         (8,362)          (2,858)               (2,433)           1,650                  (12,003)
Income tax (expense) credit...         (1,797)           --                    --               1,150(w)                  (647)
                                     --------         ----------             -----------      -----------             ------------
  Income (loss) before
    extraordinary items.......       $(10,159)         $(2,858)              $(2,433)         $ 2,800                 $(12,650)
                                     --------         ----------             -----------      -----------             ------------
                                     --------         ----------             -----------      -----------             ------------
  Income per common share.....       $  (0.34)                                                                          $(0.38)
Number of common shares used
  in per share computations...         30,158                                                                           33,708(x)

            See Notes to Unaudited Pro Forma Financial Information.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                     JACOR/
                                                             JACOR/                                                  NOBLE/
                                                             NOBLE/      HISTORICAL                                 CITICASTERS/
                                         CITICASTERS       CITICASTERS   SELECTED      TAMPA      ACQUISITION        GANNETT
                           HISTORICAL       NOBLE           COMBINED     GANNETT    TELEVISION      PROFORMA        COMBINED
                             JACOR       ADJUSTMENTS        PRO FORMA    STATIONS   DIVESTITURE   ADJUSTMENTS       PRO FORMA
                           ----------   -------------      -----------   --------   -----------   ------------      ---------
Net revenue..............   $ 127,520   $112,521(bb)        $  240,041   $27,060     ($24,502)                      $242,599
Broadcast operating
 expenses................      91,694     71,255(bb)           162,949    19,128      (14,645)                       167,432
Depreciation and
 amortization............      10,601     23,572(bb)            34,173       713       (4,403)      3,299(p)          34,648
Corporate general and
 administrative
 expenses................       4,080      1,479(bb)             5,559       893                      893(q)           5,559
                           ----------   -------------      -----------   --------   -----------   ------------      ---------
  Operating income.......      21,145     16,215                37,360     6,326       (5,454)     (2,406)            35,826
Interest expenses........     (13,397)   (31,448)(bb)          (44,845)                                              (44,845)
Interest and investment
 income..................       2,539                            2,539                                                 2,539
Other income (expense),
 net.....................       4,701     (4,363)                  338        10                                         348
                           ----------   -------------      -----------   --------   -----------   ------------      ---------
  Income (loss) before
    income taxes and
    extraordinary
    items................      14,988    (19,596)               (4,608)    6,336       (5,454)     (2,406)            (6,132)
Income tax (expense)
 credit..................      (7,285)     8,265(w)                980    (2,724)       2,182         882(r)           1,320
                           ----------   -------------      -----------   --------   -----------   ------------      ---------
  Income (loss) before
    extraordinary
    items................   $   7,703   $(11,331)           $   (3,628)  $ 3,612     $ (3,272)    $(1,524)          $ (4,812)
                           ----------   -------------      -----------   --------   -----------   ------------      ---------
                           ----------   -------------      -----------   --------   -----------   ------------      ---------
  Income per common
    share................   $    0.31                                                                               $  (0.19)
Number of common shares
 used in per share
 computations............      24,880                                                                                 24,880

            See Notes to Unaudited Pro Forma Financial Information.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          JACOR/NOBLE/                        REGENT            ACQUISITION          TOTAL
                                       CITICASTERS/GANNETT     REGENT       PRO FORMA            PRO FORMA          COMBINED
                                       COMBINED PRO FORMA    HISTORICAL    ADJUSTMENTS          ADJUSTMENTS        PRO FORMA
                                       -------------------   ----------   --------------        -----------        ----------
Net revenue..........................       $242,599          $23,198      $ 6,315(s)           $ --               $ 272,112
Broadcast operating expenses.........        167,432           19,069        4,054(s)             --                 190,555
Depreciation and amortization........         33,782            4,226        1,483(s)            (1,256)(t)           38,235
Corporate general and administrative
  expenses...........................          5,559            1,177        --                  (1,177)(u)            5,559
                                            --------         ----------    -------              -----------        ----------
  Operating income...................         35,826           (1,274)         778                2,433               37,763
Interest expense.....................        (44,845)          (2,274)      (1,582)(s)             (996)(v)          (49,697)
Interest and investment income.......          2,539            --           --                   --                   2,539
Other income (expense), net..........            348            4,060       (4,237)(s)            --                     171
                                            --------         ----------    -------              -----------        ----------
Income (loss) before income taxes and
  extraordinary items................         (6,132)             512       (5,041)               1,437               (9,224)
Income tax (expense) credit..........          1,320            --           --                   1,000(w)             2,320
                                            --------         ----------    -------              -----------        ----------
  Income (loss) before extraordinary
    items............................       $ (4,812)         $   512      $(5,041)             $ 2,437            $  (6,904)
                                            --------         ----------    -------              -----------        ----------
                                            --------         ----------    -------              -----------        ----------
  Income per common share............       $  (0.19)                                                                 $(0.24)
Number of common shares used in per
  share computations.................         24,880                                                                  28,430(x)

            See Notes to Unaudited Pro Forma Financial Information.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                          SELECTED                TAMPA              JACOR/GANNETT
                                                              JACOR        GANNETT              TELEVISION             COMBINED
                                                            HISTORICAL    STATIONS             DIVESTITURE             PRO FORMA
                                                            ----------  -------------         --------------         -------------
Current assets:
  Cash and cash equivalents...............................  $   52,821                                                $   52,821
  Accounts receivable.....................................      70,782                                                    70,782
  Other current assets....................................      12,897                                                    12,897
                                                            ----------  -------------         --------------         -------------
    Total current assets..................................     136,500         0                      0                  136,500
  Property and equipment, net.............................     141,259    11,072(aa)            (21,573) (aa)            130,758
  Intangible assets, net..................................   1,295,286   158,928(aa)           (148,427) (aa)          1,305,787
  Other assets............................................      98,032                                                    98,032
                                                            ----------  -------------         --------------         -------------
                                                            $1,671,077  $170,000              $(170,000)              $1,671,077
                                                            ----------  -------------         --------------         -------------
                                                            ----------  -------------         --------------         -------------

                                                LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable, accrued expenses and other current
    liabilities...........................................  $   51,898                                                $   51,898
                                                            ----------  -------------         --------------         -------------
    Total current liabilities.............................      51,898         0                      0                   51,898
  Long-term debt..........................................     626,250                                                   626,250
  5.5% Liquid Yield Option Notes..........................     117,090                                                   117,090
  Deferred taxes and other liabilities                         393,728                                                   393,728

Shareholders' equity:
  Common stock, $.01 par value............................         312                                                       312
  Additional paid-in capital..............................     430,307                                                   430,307
  Common stock warrants...................................      26,500                                                    26,500
  Retained earnings.......................................      24,992                                                    24,992
                                                            ----------  -------------         --------------         -------------
    TOTAL SHAREHOLDERS' EQUITY............................     482,111         0                      0                  482,111
                                                            ----------  -------------         --------------         -------------
                                                            $1,671,077  $      0              $       0               $1,671,077
                                                            ----------  -------------         --------------         -------------
                                                            ----------  -------------         --------------         -------------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                             JACOR/GANNETT                REGENT PRO     ACQUISITION      TOTAL
                                             COMBINED PRO     REGENT         FORMA        PRO FORMA      COMBINED
                                                 FORMA      HISTORICAL    ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                             -------------  -----------  -------------  -------------  ------------
Current assets:
  Cash and cash equivalents................   $    52,821    $   1,237        --             --        $     54,058
  Accounts receivable......................        70,782        6,353          350(y)       --              77,485
  Other current assets.....................        12,897          319          (10)(y)      --              13,206
                                             -------------  -----------  -------------  -------------  ------------
    Total current assets...................       136,500        7,909          340          --             144,749
  Property and equipment, net..............       130,758        9,710        1,275(y)       --             141,743
  Intangible assets, net...................     1,305,787       61,597       34,145(y)     108,262(y)     1,509,791
  Other assets.............................        98,032          200        --             --              98,232
                                             -------------  -----------  -------------  -------------  ------------
                                              $ 1,671,077    $  79,416   $   35,760     $  108,262     $  1,894,515
                                             -------------  -----------  -------------  -------------  ------------
                                             -------------  -----------  -------------  -------------  ------------

                                        LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable, accrued expenses and
    other current liabilities..............   $    51,898    $   7,278   $      530(y)       --        $     59,706
                                             -------------  -----------  -------------  -------------  ------------
    Total Current Liabilities..............        51,898        7,278          530          --              59,706
  Long-term debt...........................       626,250       29,514       34,486(y)      19,484(y)       709,734
  5.5% Liquid Yield Option Notes...........       117,090                                                   117,090
  Deferred taxes and other liabilities            393,728       --            --            30,630(y)       424,358

Shareholders' equity:
  Common stock, $.01 par value including
    Additional paid-in capital.............       430,619       48,087        --            48,429(y)       527,135
  Common stock warrants....................        26,500       --            --             5,000(z)        31,500
  Retained earnings........................        24,992       (5,463)         744(y)       4,719(y)        24,992
                                             -------------  -----------  -------------  -------------  ------------
    TOTAL SHAREHOLDERS' EQUITY.............       482,111       42,624          744         58,148          583,627
                                             -------------  -----------  -------------  -------------  ------------
                                              $ 1,671,077    $  79,416   $   35,760     $  108,262     $  1,894,515
                                             -------------  -----------  -------------  -------------  ------------
                                             -------------  -----------  -------------  -------------  ------------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

(a) These adjustments reflect additional revenues and expenses for Jacor's acquisitions of radio stations WDUV-FM and WBRD-AM in Tampa Bay and WJBT-FM, WSOL-FM, and WZAZ-AM in Jacksonville, which were completed at various dates in 1995, net of the elimination of 1995 revenues and expenses for radio stations WMYU-FM and WWST-FM in Knoxville, which were sold in February 1996.

(b) These adjustments reflect additional revenues and expenses for Noble's acquisition of radio stations WRVF-FM (formerly WLQR-FM) and WSPD-FM in Toledo, and the elimination of revenues and expenses for the sale of radio stations KBEQ-FM and KBEQ-AM in Kansas City, and other miscellaneous non-recurring expenses related to dispositions of properties in 1995. The acquisitions were completed in August 1995 and the dispositions were completed in March 1995.

(c) The adjustment reflects the additional depreciation and amortization expense resulting from the allocation of Jacor's purchase price to the assets acquired including an increase in property and equipment and identifiable intangible assets, to their estimated fair market values and the recording of goodwill associated with the acquisition of Noble. See Note (u). Goodwill is amortized over 40 years.

(d) The adjustment represents $1,513 of corporate overhead savings for the elimination of redundant management costs and other expenses resulting from the combination of the Jacor and Noble entities, net of $125 additional corporate expenses associated with the purchase of the Toledo stations.

(e) The adjustment represents additional interest expense associated with Jacor's borrowings under the Existing Credit Facility to finance the Noble acquisition and refinance existing outstanding borrowings. The assumed interest rate is 7.3%, which represents the current rate as of May 1996 on outstanding borrowings.

(f) The adjustment reflects the elimination of the gain on the sale of radio stations KBEQ-FM and AM in Kansas City, and WSSH-AM in Boston, which were sold in March 1995 and January 1995, respectively.

(g) To provide for the tax effect of pro forma adjustments using an estimated statutory rate of 40%. The Noble pro forma adjustments include non-deductible amortization of goodwill estimated to be approximately $1,300 for the year ended December 31, 1995.

(h) The adjustments represent additional revenue and expenses associated with Citicasters' June 1995 acquisition of KKCW-FM in Portland and the January 1996 acquisition of WHOK-FM, WLLD-FM, and WLOH-AM in Columbus, including adjustments to investment income related to cash expended in the acquisitions and miscellaneous non-recurring costs.

(i) Adjustments to reclassify miscellaneous broadcast operating expenses to conform with Jacor's presentation.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

(j) The adjustment reflects $5,110 of cost savings for the year ended December 31, 1995 resulting from the elimination of redundant broadcast operating expenses arising from the operation of multiple stations in certain markets. Such pro forma cost savings are expected to be as follows:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Programming and promotion..................................................      $   2,220
News.......................................................................            970
Technical and engineering..................................................            360
General and administrative.................................................          1,560
                                                                                    ------
                                                                                 $   5,110
                                                                                    ------
                                                                                    ------

(k) The adjustment reflects the additional depreciation and amortization expense resulting from the allocation of Jacor's purchase price to the assets acquired including an increase in property and equipment and identifiable intangible assets to their estimated fair market values and the recording goodwill associated with the acquisition of Citicasters. Goodwill is amortized over 40 years.

(l) The adjustment represents $3,368 of corporate overhead savings for the year ended December 31, 1995 for the elimination of redundant management costs and other expenses resulting from the combination with Citicasters.

(m) Represents the adjustment to interest expense associated with the 1994
    9 3/4% Notes, the 1996 10 1/8% Notes, LYONs and borrowings under the Credit Facility with an assumed blended rate of 8.336%. The adjustment reflects additional interest expense on borrowings necessary to complete the Citicasters Merger, and refinance outstanding borrowings under the Existing Credit Facility incurred in connection with the Noble Acquisition. A change of .125% in interest rates would result in a change in interest expense and income (loss) before extraordinary items of approximately $900 and $540, respectively.

(n) To provide for the tax effect of pro forma adjustments using an estimated statutory rate of 40%. The Citicasters pro forma adjustments include nondeductible amortization of goodwill estimated to be approximately $9,540 for the year ended December 31, 1995.

(o) The pro forma weighted average shares outstanding includes all shares of Common Stock outstanding prior to the 1996 Stock Offering and shares issued in the 1996 Stock Offering. The pro forma weighted average shares of Jacor do not reflect any options and warrants outstanding prior to the 1996 Stock Offering or warrants to be issued to the Citicasters' shareholders to consummate the Merger as they are antidilutive. The LYONs are not common stock equivalents and are therefore, excluded from the computation.

(p) Represents additional amortization and depreciation expense resulting from allocation of the value exchanged to the Selected Gannett Radio Stations. In December 1996, Jacor acquired six radio stations from Gannett in exchange for its Tampa television station. Amortization is calculated on a straight line basis over 40 years. The property and equipment is depreciated over an average depreciable life of 10 years.

(q) Represents additional savings as Gannett corporate overhead will be absorbed by the current Jacor corporate structure.

(r) Represents additional tax savings on the pro forma adjustments using an effective rate of 40%.

(s) Reflects the 1995 and 1996 purchases and dispositions of radio properties by Regent as if they had occurred on January 1, 1995.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

(t) Represents the adjustment to depreciation and amortization expense resulting from allocation of Jacor's purchase price to the assets acquired to their estimated fair market values and the recording of goodwill associated with the acquisition of Regent. Goodwill is amortized over 40 years.

(u) Represents the elimination of Regent corporate overhead for redundant costs.

(v) Represents the adjustment to interest expense associated with the borrowings under a bank credit facility necessary to complete the acquisition of Regent using an assumed rate of 8%.

(w) To provide for the tax effect of pro forma adjustments using an estimated statutory rate of 40%. The acquisition pro forma adjustments include non-deductible amortization of goodwill.

(x) Reflects the additional shares of Jacor common stock issued in the acquisition.
(y) The adjustments to record the allocation of Jacor's purchase price of Regent and Regent's pending acquisitions to the estimated fair value of the assets acquired and the liabilities assumed and the recording of goodwill associated with the acquisition as if they occurred on September 30, 1996 are as follows:

Property and equipment............................................  $  10,985
Contracts, broadcasting licenses and other intangibles............    204,004
Cash..............................................................      1,237
Deferred charges and other assets.................................      7,212
Long-term debt issuance...........................................    (19,484)
Long-term debt assumed............................................    (64,000)
3.55 million shares of Common stock issued........................    (96,516)
Common stock warrants.............................................     (5,000)
Deferred taxes....................................................    (30,630)
Other liabilities.................................................     (7,808)

(z) Adjustment represents the value assigned to the warrants to be issued to Regent stockholders in connection with the acquisition. The warrants will be exercisable for 500,000 shares of common stock at an exercise price of $40 per full share.

(aa) The adjustments to record the allocation of the purchase price of the Selected Gannett Radio Stations to the estimated fair value of the assets acquired, and to record the disposition of the assets of the Tampa television station as if they occurred on September 30, 1996.

(bb) The adjustments reflect additional revenues, broadcast operating expenses, depreciation and amortization, corporate expenses and interest expense related to the acquisition of Noble (July 1996) and Citicasters (September
    1996). The depreciation and amortization adjustment reflects Jacor's allocation of the purchase price to the estimated fair value of the assets acquired and the recording of goodwill associated with the acquisitions. Goodwill is amortized over 40 years. The additional interest expense reflects Jacor's borrowings to finance the acquisitions (see notes (e) and (m)).

                       SELECTED HISTORICAL FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

JACOR

    The selected consolidated financial data for Jacor presented below for, and as of the end of each of the years in the five-year period ended December 31, 1995, is derived from Jacor's Consolidated Financial Statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated financial statements at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and the auditors' report thereon are included elsewhere in this Prospectus/Information Statement. The selected financial data as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited. In the opinion of Jacor's management, the unaudited financial statements from which such data have been derived include all adjustments (consisting only of normal, recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. This selected consolidated financial data should be read in conjunction with the "Unaudited Pro Forma Financial Information." Comparability of Jacor's historical consolidated financial data has been significantly impacted by acquisitions, dispositions and the recapitalization and refinancing completed in the first quarter of 1993.

                                                                                                         NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                               -----------------------------------------------------  ------------------------
                                                 1991       1992       1993       1994       1995       1995         1996
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
OPERATING STATEMENT DATA:(1)
    Net revenue..............................  $  64,238  $  70,506  $  89,932  $ 107,010  $ 118,891  $  87,176   $   127,520
    Broadcast operating expenses.............     48,206     55,782     69,520     80,468     87,290     65,241        91,694
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Station operating income excluding
      depreciation and amortization..........     16,032     14,724     20,412     26,542     31,601     21,935        35,826
    Depreciation and amortization............      7,288      6,399     10,223      9,698      9,483      6,783        10,601
    Reduction in carrying value of assets to
      net realizable value...................                 8,600
    Corporate general and administrative
      expenses...............................      2,682      2,926      3,564      3,361      3,501      2,564         4,080
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Operating income (loss)..................      6,062     (3,201)     6,625     13,483     18,617     12,588        21,145
    Net interest income (expense)............    (16,226)   (13,443)    (2,476)       684       (184)      (593)      (13,397)
    Gain on sale of radio stations...........     13,014                                                 --             2,539
    Other non-operating expenses, net........       (302)    (7,057)       (11)        (2)      (168)     1,052         4,701
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Income (loss) from continuing operations
      before income tax and extraordinary
      item...................................  $   2,548  $ (23,701) $   4,138  $  14,165  $  18,265  $  13,047   $    14,988
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Income (loss) from continuing operations
      after income tax but before
      extraordinary items and the cumulative
      effect of accounting changes...........  $    (364) $ (23,701) $   1,438  $   7,852  $  10,965  $   7,768   $     7,703
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Net income (loss)........................  $   1,468  $ (23,701) $   1,438  $   7,852  $  10,965  $   7,768(2)  $     4,737
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Net income (loss) per common share:(3)
        primary and fully diluted............  $    2.32  $  (61.50) $    0.10  $    0.37  $    0.52  $    0.37   $      0.19
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Weighted average shares outstanding:(3)
        Primary and fully diluted............        406        381     14,505     21,409     20,913     21,136        24,080
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
OTHER FINANCIAL DATA:(1)
    Broadcast cash flow(4)...................  $  16,032  $  14,724  $  20,412  $  26,542  $  31,601  $  21,935   $    35,826
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
                                               ---------  ---------  ---------  ---------  ---------  ---------  -------------
    Broadcast cash flow margin(5)............       25.0%      20.9%      22.7%      24.8%      26.6%      25.2%         28.1%
    EBITDA(4)................................  $  13,350  $  11,798  $  16,848  $  23,181  $  28,100  $  19,371   $    31,746
    Capital expenditures.....................      1,181        915      1,495      2,221      4,969      3,664         7,506

                                                                AS OF DECEMBER 31,                                   AS OF
                                               -----------------------------------------------------             SEPTEMBER 30,
                                                 1991      1992(6)     1993       1994       1995                    1996
                                               ---------  ---------  ---------  ---------  ---------             -------------
BALANCE SHEET DATA:(1)
    Working capital (deficit)................  $(128,455) $(140,547) $  38,659  $  44,637  $  24,436              $    84,602
    Intangible assets (net of accumulated
      amortization)..........................     81,738     70,038     84,991     89,543    127,158                1,295,286
    Total assets.............................    125,487    122,000    159,909    173,579    208,839                1,671,077
    Total long-term debt (including current
      portion)...............................    137,667    140,542                           45,500                  626,250
    Common stock purchase warrants...........      2,342      1,383        390        390        388                   26,500
    Shareholders' equity (deficit)...........    (27,383)   (50,840)   140,413    149,044    139,073                  482,111

------------------------------

(1) The comparability of the information reflected in this selected financial data is affected by Jacor's purchase of radio station KBPI-FM (formerly KAZY-FM), in Denver (July 1993); the purchase and interim operation of radio station WOFX-FM (formerly WPPT-FM) under a local marketing agreement in Cincinnati (April 1994); the purchase of radio stations WJBT-FM, WZAZ-AM, and WSOL-FM (formerly WHJX-FM) in Jacksonville (August 1995); the purchase of radio stations WDUV-FM and WBRD-AM in Tampa (August 1995); the purchase of Noble's operating assets in San Diego (February 1996); acquisition of Noble (July 1996); the merger with Citicasters (September 1996); the sale of radio stations WMJI-FM, in Cleveland and WYHY(FM), in Nashville (January
    1991), the sale of Telesat Cable TV (May 1994), the January 11, 1993 recapitalization plan, that substantially modified Jacor's debt and capital structure (such recapitalization was accounted for as if it had been completed January 1, 1993) and the March 1993 refinancing. For information related to acquisitions in 1993, 1994 and 1995 see Notes 2 and 3 of Notes to Consolidated Financial Statements. For information related to the disposition during 1994, see Note 4 of Notes to Consolidated Financial Statements.

(2) Net income for the nine months ended September 30, 1996 includes, as an extraordinary item, a loss of approximately $3.0 million for the write-off of unamortized costs associated with former credit agreements.

(3) Income (loss) per common share for the two years ended December 31, 1992 is based on the weighted average number of shares of Common Stock outstanding and gives consideration to the dividend requirements of the convertible preferred stock and accretion of the change in redemption value of certain common stock warrants. Jacor's stock options and convertible preferred stock were antidilutive and, therefore, were not included in the computations. The redeemable common stock warrants were antidilutive for 1992 and were not included in the computations. Such warrants were dilutive in 1991 using the "equity method" under Emerging Issues Task Force Issue No. 88-9 and, therefore, the common shares issuable upon conversion were included in the 1991 computation. Income per share for the three years ended December 31, 1995 is based on the weighted average number of common shares outstanding and gives effect to both dilutive stock options and dilutive stock purchase warrants during the periods. Income (loss) per common share and weighted average shares outstanding for the two years ended December 31, 1992 are adjusted to reflect the 0.0423618 reverse stock split in Common Stock effected by the January 1993 recapitalization.

(4) "Broadcast cash flow" means operating income before reduction in carrying value of assets, depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income before reduction in carrying value of assets, depreciation and amortization. Broadcast cash flow and EBITDA should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although this measure of performance is not calculated in accordance with generally accepted accounting principles, it is widely used in the broadcasting industry as a measure of a company's operating performance because it assists in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

(5) Broadcast cash flow margin equals broadcast cash flow as a percentage of net revenue.

(6) Pro forma amounts as of December 31, 1992, to give effect to the January 11, 1993 recapitalization plan that substantially modified Jacor's debt and capital structure (in 000s):

Working capital................................................................    $15,933
Intangible assets (net of accumulated amortization)............................     82,857
Total assets...................................................................    142,085
Long-term debt.................................................................     64,178
Common stock purchase warrants.................................................        403
Shareholders' equity...........................................................     50,890

REGENT

    The selected consolidated financial data for Regent presented below for, and as of the end of each of the years ended December 31, 1993, 1994 and 1995, and as of and for the nine months ended September 30, 1996, is derived from Regent's Consolidated Financial Statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated financial statements as of December 31, 1995 and September 30, 1996 and for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 and the auditors' report thereon are included elsewhere in this Prospectus. The selected financial data as of September 30, 1995 and for the nine months ended September 30, 1995 are unaudited. In the opinion of Regent's management, the unaudited financial statements from which such data have been derived include all adjustments (consisting of normal, recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. This selected consolidated financial data should be read in conjunction with the "Unaudited Pro Forma Financial Information." Comparability of Regent's historical consolidated financial data has been significantly impacted by acquisitions.

                                                                                                               NINE MONTHS ENDED
                                                                                YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                                           ---------------------------------  --------------------
                                                                             1993(2)      1994       1995       1995       1996
                                                                           -----------  ---------  ---------  ---------  ---------
OPERATING STATEMENT DATA:(1)
    Net revenue..........................................................                   7,325     17,257     10,641     23,198
    Broadcast operating expenses.........................................                   7,737     14,660      9,458     19,070
                                                                           -----------  ---------  ---------  ---------  ---------
    Station operating income excluding depreciation and amortization.....                    (412)     2,596      1,183      4,129
    Depreciation and amortization........................................                   1,125      3,316      1,689      4,226
    Time brokerage agreement termination expense.........................                     125
    Corporate general and administrative expenses........................          89         670        740        482      1,177
                                                                           -----------  ---------  ---------  ---------  ---------
    Operating loss.......................................................         (89)     (2,331)    (1,460)      (988)    (1,274)
    Net interest (expense) income........................................          12        (355)    (1,399)      (856)    (2,274)
    Gain on sale of radio station and format.............................                                                    4,437
    Other non-operating expenses, net....................................                                                     (377)
                                                                           -----------  ---------  ---------  ---------  ---------
    Income (loss) from continuing operations before income tax and
      extraordinary item.................................................         (76)     (2,687)    (2,859)    (1,845)       513
                                                                           -----------  ---------  ---------  ---------  ---------
                                                                           -----------  ---------  ---------  ---------  ---------
    Income (loss) from continuing operations after income tax but before extraordinary items and the cumulative effect of accounting
      changes............................................................         (76)     (2,687)    (2,859)    (1,845)       513
    Extraordinary loss on early retirement of debt.......................      --            (126)      (228)
                                                                           -----------  ---------  ---------  ---------  ---------
    Net income (loss)....................................................         (76)     (2,812)    (3,087)    (1,845)       513
                                                                           -----------  ---------  ---------  ---------  ---------
                                                                           -----------  ---------  ---------  ---------  ---------
    Net loss per common share:(3)
        Primary and fully diluted
        Before extraordinary item........................................      --          (70.27)    (98.79)    (69.31)    (39.91)
        Extraordinary item...............................................      --           (2.52)     (4.56)
                                                                           -----------  ---------  ---------
        Loss per common share............................................      --          (72.79)   (103.35)    (69.31)    (39.91)
                                                                           -----------  ---------  ---------  ---------  ---------
                                                                           -----------  ---------  ---------  ---------  ---------
    Weighted average shares outstanding:(3)
        Primary and fully diluted........................................                  50,000     50,000     50,000     50,000
OTHER FINANCIAL DATA:(1)
    Broadcast cash flow(4)...............................................         N/A        (412)     2,596      1,183      4,129
                                                                                        ---------  ---------  ---------  ---------
                                                                                        ---------  ---------  ---------  ---------
    Broadcast cash flow margin(5)........................................         N/A         5.6%      15.0%      11.1%      17.8%
    EBITDA(4)............................................................         (89)      1,206      1,856        701      2,952
    Capital expenditures.................................................          21         635      1,017        759      1,365

                                                                                     AS OF DECEMBER 31,         AS OF SEPTEMBER
                                                                               -------------------------------        30,
                                                                                 1993       1994       1995          1996
                                                                               ---------  ---------  ---------  ---------------
BALANCE SHEET DATA:
    Working capital..........................................................     10,022      6,449      3,629           631
    Intangible assets (net of accumulated amortization)......................        131     25,814     59,566        61,598
    Total assets.............................................................     10,204     38,318     78,382        79,417
    Total long-term debt (including current portion).........................     --         13,350     32,650        31,553
    Shareholders' equity.....................................................     10,174     23,132     41,415        42,624

------------------------------

(1) The comparability of the information in this selected financial data is affected by Regent's April 1994 purchase of radio station WLQT-FM in Dayton; May 1994 purchases of radio stations WDJX-FM and WHKW-AM and operation of radio station WSJW-FM under a time brokerage agreement, each located in Louisville; July 1994 time brokerage agreement with radio station KBGO-FM in Las Vegas; August 1994 purchase of radio stations KSNE-FM in Las Vegas and WDOL-FM in Dayton, and interim operation of WDOL-FM from May 1994 to August 1994 under a time brokerage agreement; September 1994 purchase of radio station WSFR-FM in Louisville, and interim operation of such station from May 1994 to August 1994 under a time brokerage agreement; October 1994 purchases of radio stations KFMS-FM and KKDD-AM in Las Vegas and interim operation of such stations from July 1994 to September 1994 under a time brokerage agreement; January 1995 purchase of radio station WFIA-AM in Louisville; October 1995 purchases of radio stations KUDL-FM and KMXV-FM in Kansas City and radio stations KKAT-FM, KODJ-FM and KALL-AM and an advertising sales agreement with KBKK-FM, each located in Salt Lake City; April 1996 purchase of radio stations WEZL-FM and WXLY-FM in Charleston, S.C.; April 1996 sale of WLQT-FM and WDOL-FM in Dayton; May 1996 sale of a station format in Louisville; operation of KURR-FM and KZHT-FM effective August 1996, each located in Salt Lake City under a time brokerage agreement; operation of WVEZ-FM effective September 1996 in Louisville under a time brokerage agreement.

(2) Regent had no radio station operations for the period September 24, 1993 (date of inception) through December 31, 1993.

(3) Loss per common share is based on the weighted average number of common shares outstanding and gives consideration to the dividend requirements of the convertible preferred stock. Regent's common stock options and convertible preferred stock were anti-dilutive and, therefore, were not included in the computation.

(4) "Broadcast cash flow" means operating income before reduction in carrying value of assets, depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income before reduction in carrying value of assets, depreciation and amortization. Broadcast cash flow and EBITDA should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although this measure of performance is not calculated in accordance with generally accepted accounting principles, it is widely used in the broadcasting industry as a measure of a company's operating performance because it assists in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

(5) Broadcast cash flow margin equals broadcast cash flow as a percentage of net revenue.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF JACOR

GENERAL

    The performance of a radio station group, such as Jacor, is customarily measured by its ability to generate broadcast cash flow. The primary source of Jacor's revenue is the sale of broadcasting time on its radio stations for advertising. Jacor's significant operating expenses are employee salaries, sports broadcasting rights fees, programming expenses, advertising and promotion expenses, rental of premises for studios and transmitting equipment and music license royalty fees. Jacor works closely with local station management to implement cost control measures.

    Jacor's revenue is affected primarily by the advertising rates Jacor's radio stations are able to charge. These rates are, in large part, based on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as principally measured by Arbitron Metro Area Ratings Surveys.

    Most advertising contracts are short-term and run only for a few weeks. Most of Jacor's revenue is generated from local advertising, which is sold by the station's sales staff. In 1995, approximately 85% of Jacor's gross revenue was from local advertising and approximately 15% was from national advertising. A station's local sales staff solicits advertising, either directly from the local advertiser or through an advertising agency for the local advertiser. National advertising sales for most of Jacor's stations are made by Jacor's national sales managers in conjunction with the efforts of an independent advertising representative who specializes in national sales and is compensated on a commission-only basis.

    Sports broadcasting and full-service programming features play an integral part in Jacor's operating strategy. As a result, because of the rights fees and related costs of broadcasting professional baseball, football and hockey, as well as the costs related to the full-service programming features of its AM radio stations, Jacor's broadcast cash flow margins are typically lower than its competitors'.

    Jacor's first calendar quarter historically produces the lowest revenue for the year, and the second and third quarters historically produce the highest revenue for the year, due in part to revenue received during the summer months related to the broadcast of Major League Baseball games. During 1995, however, Jacor recorded higher broadcast revenue and broadcast operating expenses during the third and fourth quarters than those recorded during the second quarter due to the Major League Baseball strike. As a result of the strike, second quarter revenue and operating expenses were lower. For the entire twelve months of 1995, the strike did not have a material impact on Jacor's station operating income (broadcast revenue less broadcast operating expenses).

    Jacor's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not produce commensurate revenue in the period in which the expenses are incurred. As a result of Arbitron's quarterly reporting of ratings, Jacor's ability to realize revenue as a result of increased advertising and promotional expenses may be delayed for several months.

    The comparability of financial information for the years ended December 31, 1993, 1994 and 1995 is affected by the July 1993 purchase of radio station KBPI-FM (formerly KAZY-FM) in Denver; the May 1994 sale of Telesat Cable TV; the June 1995 purchase of radio station WOFX-FM (formerly WPPT-FM) in Cincinnati, and interim operation of such station from April 1994 to June 1995 under a local marketing agreement ("LMA"); the August 1995 purchases of radio stations WJBT-FM, WZAZ-AM, and WSOL-FM (formerly WHJX-FM), each located in Jacksonville, and WDUV-FM and WBRD-AM, each located in Tampa. With these acquisitions, Jacor expects to realize certain cost savings and increased ratings through format modifications and thereby improve operating results in these markets.

    The acquisitions discussed above and the Pending Transactions will increase Jacor's net revenue, broadcast operating expenses, depreciation and amortization, corporate general and administrative expenses, and interest expense. Accordingly, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

    General economic conditions have an impact on Jacor's business and financial results. From time to time the markets in which Jacor operates experience weak economic conditions that may negatively affect revenue of Jacor. However, management believes that this impact will be somewhat softened by Jacor's diverse geographical presence.

    In the following analysis, management discusses the broadcast cash flow of Jacor. "Broadcast cash flow" means operating income before reduction in carrying value of assets, depreciation and amortization and corporate general and administrative expenses. Broadcast cash flow should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although this measure of performance is not calculated in accordance with generally accepted accounting principles, it is widely used in the broadcasting industry as a measure of a company's operating performance because it assists in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

THE NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE MONTHS ENDED
  SEPTEMBER 30, 1995

    BROADCAST REVENUE for the first nine months of 1996 was $142.2 million, an increase of $44.5 million or 45.6% from $97.6 million during the first nine months of 1995. This increase resulted from the revenue generated at those properties owned or operated during the first nine months of 1996 but not during the comparable 1995 period and, to a lesser extent, from an increase in advertising rates in both local and national advertising. On a "same station" basis--reflecting results from stations operated in the first nine months of both 1996 and 1995--broadcast revenue for the 1996 period was $104.9 million, an increase of $10.7 million or 11.3% from $94.2 million for the 1995 period.

    AGENCY COMMISSIONS for the first nine months of 1996 were $14.7 million, an increase of $4.2 million or 40.0% from $10.5 million during the first nine months of 1995 due primarily to the increase in broadcast revenue.

    BROADCAST OPERATING EXPENSES for the first nine months of 1996 were $91.7 million, an increase of $26.5 million or 40.5% from $65.2 million during the first nine months of 1995. These expenses increased primarily as a result of expenses incurred at those properties owned or operated during the first nine months of 1996 but not during the comparable 1995 period and, to a lesser extent, increased selling and other payroll costs and programming costs. On a "same station" basis, broadcast operating expenses for the 1996 period were $66.3 million, an increase of $4.1 million or 6.6% from $62.2 million for the 1995 period.

    STATION OPERATING INCOME excluding depreciation and amortization for the nine months ended September 30, 1996 was $35.8 million, an increase of $13.9 million or 63.3% from the $21.9 million for the nine months ended September 30, 1995. On a "same station" basis, station operating income excluding depreciation and amortization for the 1996 period was $27.4 million, an increase of $5.6 million or 25.6% from $21.8 million for the 1995 period.

    DEPRECIATION AND AMORTIZATION for the nine months of 1996 and 1995 was $10.6 million and $6.8 million, respectively. The increase from period-to-period resulted primarily from the acquisitions made by Jacor during the last quarter of 1995 and the first nine months of 1996.

    OPERATING INCOME for the first nine months of 1996 was $21.1 million, an increase of $8.5 million or 68.0% from an operating income of $12.6 million during the nine months of 1995.

    INTEREST EXPENSE for the first nine months of 1996 and 1995 was $13.4 million and $0.6 million, respectively. The increase in interest expense resulted principally from the increase in Jacor's outstanding long-term debt and the issuance of the 1996 10 1/8% Notes (as defined herein) and LYONs (as defined herein) which are primarily related to Jacor's acquisition activity.

    THE GAIN ON SALE of radio stations in the first nine months of 1996 resulted from Jacor's February sale of two FM radio stations in Knoxville.

    THE EXTRAORDINARY ITEM in the first nine months of 1996 represented the write-off of unamortized costs associated with Jacor's 1993 credit agreement which was replaced in February 1996 by a new credit facility and the write-off of unamortized costs associated with the February 1996 credit facility, which was replaced by Jacor's existing Credit Facility in June 1996.

    NET INCOME for the first nine months of 1996 and 1995 was $4.7 and $7.8 million, respectively.

THE YEAR ENDED 1995 COMPARED TO THE YEAR ENDED 1994

    BROADCAST REVENUE for 1995 was $133.1 million, an increase of $13.5 million or 11.3% from $119.6 million during 1994. This increase resulted from an increase in advertising rates in both local and national advertising and from the revenue generated at those properties owned or operated during 1995 but not during the comparable 1994 period. On a "same station" basis--reflecting results from stations operated for the entire twelve months of both 1995 and 1994--broadcast revenue for 1995 was $125.3 million, an increase of $8.4 million or 7.2% from $116.9 million for 1994.

    AGENCY COMMISSIONS for 1995 were $14.2 million, an increase of $1.6 million or 12.6% from $12.6 million during 1994 due to the increase in broadcast revenue. Agency commissions increased at a greater rate than broadcast revenue due to a greater proportion of agency sales.

    BROADCAST OPERATING EXPENSES for 1995 were $87.3 million, an increase of $6.8 million or 8.5% from $80.5 million during 1994. These expenses increased as a result of increased selling and other payroll costs, programming costs and expenses incurred at those properties owned or operated during 1995 but not during the comparable 1994 period. On a "same station" basis, broadcast operating expenses for 1995 were $81.3 million, an increase of $4.2 million or 5.5% from $77.1 million for 1994.

    DEPRECIATION AND AMORTIZATION for 1995 and 1994 was $9.5 million and $9.7 million, respectively.

    OPERATING INCOME for 1995 was $18.6 million, an increase of $5.1 million or 38.1% from an operating income of $13.5 million for 1994.

    INTEREST EXPENSE for 1995 was $1.4 million, an increase of $0.9 million or 170.1% from $0.5 million for 1994. Interest expense increased due to an increase in outstanding debt that was incurred in connection with acquisitions and stock repurchases.

    NET INCOME for 1995 was $11.0 million, compared to net income of $7.9 million reported by Jacor for 1994. The 1994 period includes income tax expense of $6.3 million, while the 1995 period includes $7.3 million of income tax expense.

THE YEAR ENDED 1994 COMPARED TO THE YEAR ENDED 1993

    BROADCAST REVENUE for 1994 was $119.6 million, an increase of $18.9 million or 18.8% from $100.7 million during 1993. This increase resulted from an increase in advertising rates in both local and national advertising and from the revenue generated at those properties owned or operated during 1994 but not during the comparable 1993 period. On a "same station" basis--reflecting results from stations operated for the entire twelve months of both 1994 and 1993--broadcast revenue for 1994 was $110.7 million, an increase of $11.6 million or 11.6% from $99.1 million for 1993.

    AGENCY COMMISSIONS for 1994 were $12.6 million, an increase of $1.8 million or 16.8% from $10.8 million during 1993 due to the increase in broadcast revenue. Agency commissions increased at a lesser rate than broadcast revenue due to a greater proportion of direct sales.

    BROADCAST OPERATING EXPENSES for 1994 were $80.5 million, an increase of $11.0 million or 15.7% from $69.5 million during 1993. These expenses increased as a result of expenses incurred at those properties owned or operated during 1994 but not during the comparable 1993 period and, to a lesser extent, increased selling and other payroll costs and programming costs. On a "same station" basis, broadcast operating expenses for 1994 were $72.0 million, an increase of $4.1 million or 6.1% from $67.9 million for 1993.

    DEPRECIATION AND AMORTIZATION for 1994 and 1993 was $9.7 million and $10.2 million, respectively.

    OPERATING INCOME for 1994 was $13.5 million, an increase of $6.9 million or 103.5% from an operating income of $6.6 million for 1993.

    INTEREST EXPENSE for 1994 was $0.5 million, a decrease of $2.2 million or 80.5% from $2.7 million for 1993. Interest expense declined due to the reduction in outstanding debt, such debt having been retired from the proceeds of Jacor's November 1993 equity offering.

    NET INCOME for 1994 was $7.9 million, compared to net income of $1.4 million reported by Jacor for 1993. The 1993 period includes income tax expense of $2.7 million, while the 1994 period includes $6.3 million of income tax expense.

LIQUIDITY AND CAPITAL RESOURCES

    Jacor began 1995 with no outstanding debt and $27.0 million in cash and cash equivalents. During 1995, Jacor used $59.8 million in cash for acquisitions of radio stations and licenses and for loans made in connection with Jacor's JSAs and $21.7 million in cash to purchase shares of Jacor Common Stock. These funds came from cash on hand together with cash provided from operating activities and draws under Jacor's 1993 credit agreement aggregating $45.5 million.

    During 1995, Jacor made capital expenditures of approximately $5.0 million. Jacor estimates that capital expenditures for 1996 will be approximately $6.0 million which includes approximately $2.5 million to purchase the building currently housing the offices and studios of its Tampa radio stations and to complete the relocation of the offices and studios of its Atlanta radio stations. Jacor estimates that capital expenditures for the properties acquired in the Citicasters Merger and Noble Acquisition will be approximately $4.0 million in the 12-month period following the consummation of the Acquisitions. The actual level of spending will depend on a variety of factors, including general economic conditions and Jacor's business.

COMPLETED ACQUISITIONS

    During 1996, Jacor completed a number of acquisitions as described under "BUSINESS OF JACOR--Recently Completed Acquisitions and Dispositions." The completed acquisitions were funded as follows: (i) $303.6 million in proceeds from the public offering of 11.25 million shares of Jacor Common Stock, (ii) $115.2 million in proceeds from the LYONs (as defined herein) public offering,
(iii) $100.0 million from the offering of the 1996 10 1/8% Notes (as defined herein), (iv) $400.0 million in borrowings under the Credit Facility, and (v) cash on hand.

PENDING ACQUISITIONS

    In October 1996, Jacor entered into the Merger Agreement with Regent whereby Regent will merge with and into Jacor. Jacor also has acquisitions pending in the following markets: (i) in Sarasota, Florida, (ii) Toledo, Ohio, (iii) San Diego, California, (iv) Des Moines and Cedar Rapids, Iowa, (v) Boise, Idaho,
(vi) Louisville, Kentucky, (vii) Lexington, Kentucky, (viii) Rochester, New York, and (ix) Lima, Ohio, all as described under "BUSINESS OF JACOR--Pending Transactions." The net cash to be paid for these acquisitions after giving effect to escrow deposits of $27.1 million, totals approximately $172.0 million.

CREDIT FACILITIES AND OTHER

    In June 1996, Jacor entered into the Credit Facility which provides for availability of $600.0 million pursuant to a $200.0 million reducing revolving facility under which the aggregate commitments would reduce on a semi-annual basis commencing in December 1998; a $300.0 million amortizing term loan that would reduce on a semi-annual basis commencing in December 1997; and a $100.0 million amortizing term loan that would reduce on a semi-annual basis commencing in December 1998. The Credit Facility bears interest at floating rates based on a Eurodollar rate or a bank base rate. The Credit Facility also provides Jacor with additional credit for future acquisitions as well as working capital and other general corporate purposes. As of December 31, 1996 Jacor had incurred $400.0 million of outstanding indebtedness under the Credit Facility.

    The pending acquisitions will be primarily funded by the remaining $200.0 million available under the Credit Facility and excess cash on hand. Jacor believes that various sources are available for the additional funds required to complete the acquisitions and is currently exploring those alternatives. Such alternatives include increased availability under Jacor's credit facilities as well as the possible issuance of additional equity and/or debt securities of Jacor.

    The issuance of additional debt will negatively impact Jacor's debt-to-equity ratio and its results of operations and cash flows due to higher amounts of interest expense, although the issuance of additional equity will soften this impact to some extent.

CASH FLOWS

    Cash flows provided by operating activities, inclusive of working capital, were $17.7 million and $17.0 million for the nine months ended September 30, 1996 and 1995, respectively. Cash flows provided by operating activities for the first nine months of 1996 resulted primarily from the add-back of $10.6 million of depreciation and amortization together with the add-back of $3.0 million for the extraordinary loss net of ($2.5) million from the gain on sale of radio stations to net income of $4.7 million for the period. The additional $3.1 million resulted principally from the add-back of $0.6 million net change in deferred taxes and $2.5 million of non-cash interest. Cash flows provided by operating activities for the comparable 1995 period resulted primarily from the add-back of $6.8 million of depreciation and amortization together with the net change in working capital of $2.8 million to net income of $7.8 million for the period. The additional ($0.4) million resulted from the deferral income tax benefit.

    Cash flows used by investing activities were ($836.0) million and ($56.6) million for the nine months ended September 30, 1996 and 1995, respectively. Investing activities include capital expenditures of $7.5 million and $3.7 million for the first nine months of 1996 and 1995, respectively. Investing activities during the first nine months of 1996 include expenditures of $827.9 million and $7.1 million, respectively, for acquisitions, loans made in connection with Jacor's JSAs and other. Additionally, investing activities for the 1996 period includes $6.6 million of proceeds from the sale of radio stations WMYU-FM and WWST-FM in Knoxville. Investing activities during the first nine months of 1995 include expenditures of $48.5 million and $4.4 million, respectively for acquisitions and loans made in connection with Jacor's joint sales agreements.

    Cash flows provided by financing activities were $863.7 million and $18.3 million for the nine months ended September 30, 1996 and 1995, respectively. Cash flows provided by financing activities during the first nine months of 1996 resulted primarily from the $818.2 million of proceeds from the issuance of public debt, LYONs and borrowings under the Credit Facility, together with $317.1 million in proceeds received from the issuance of Jacor Common Stock net of the $248.5 million repayment of long-term debt and $21.3 million of paid debt related finance costs. Cash flows used from financing activities during the comparable 1995 nine-month period resulted primarily from the $15.1 million repurchase of Jacor Common Stock net of the $33.5 million in borrowings under Jacor's February 1996 credit agreement.

    Cash flows provided by operating activities, inclusive of working capital, were $20.6 million, $11.3 million and $9.0 million for 1995, 1994 and 1993, respectively. Cash flows provided by operating activities in 1995 resulted primarily from the add-back of $9.5 million of depreciation and amortization expense to net income of $11.0 million for the period. Cash flows provided by operating activities in 1994 resulted primarily from net income of $7.9 million generated during the year. The additional $3.4 million resulted principally from the excess of the sum of the depreciation and amortization add-back of $9.7 million, together with the add-back of $1.4 million for provision for losses on accounts and notes receivable over the net change in working capital of ($7.6) million. Cash flows provided by operating activities in 1993 resulted primarily from the excess of the sum of the depreciation and amortization add-back of $10.1 million, together with the $1.4 million of net income generated during the year over the net change in working capital of ($2.3) million.

    Cash flows used by investing activities were ($64.3) million, ($13.7) million and ($5.5) million for 1995, 1994 and 1993, respectively. Investing activities include capital expenditures of $5.0 million, $2.2 million and $1.5 million in 1995, 1994 and 1993, respectively. Investing activities in 1995 and 1994 include expenditures of $59.8 million and $14.6 million, respectively, for acquisitions, the purchase of intangible assets and loans made in connection with Jacor's JSAs. In addition, 1994 investing activities were net of $3.2 million of payments received on notes and from the sale of assets. Investing activities in 1993 included expenditures of $3.9 million relating to the purchase of radio station assets.

    Cash flows provided by financing activities were $24.2 million, $0.7 million and $12.8 million for 1995, 1994 and 1993, respectively. Cash flows provided by financing activities in 1995 resulted primarily from the $45.5 million in borrowings under the 1993 credit agreement, together with $0.8 million in proceeds received from the issuance of Jacor Common Stock to Jacor's employee stock purchase plan and upon the exercise of outstanding stock options net of the $21.7 million used to repurchase Jacor Common Stock. Cash flows from financing activities in 1994 resulted primarily from the proceeds received from the issuance of Jacor Common Stock upon the exercise of outstanding stock options. The cash provided by financing activities in 1993 principally was due to the refinancing of Jacor's senior debt in March 1993 plus the issuance of additional Jacor Common Stock, and the payment of restructuring expenses in 1993.

NEW ACCOUNTING PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 123 "Accounting for Stock-Based Compensation." Jacor will continue to apply APB Opinion No. 25 in accounting for its plans as permitted by this statement. This statement, however, requires that a company's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Pro forma disclosures required by a company that elects to continue to measure compensation cost using APB Opinion No. 25 will be made by Jacor for the year ended December 31, 1996.

    In March 1995, the FASB issued FAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires Jacor to review for possible impairment of long-lived assets and certain identifiable intangibles when circumstances indicate that the carrying value of these assets may not be recoverable. Jacor will adopt the statement in the first quarter of 1996, the effect of which will be immaterial to Jacor's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF REGENT

GENERAL

    The comparability of financial information for the nine months ended September 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994 is affected by the April 1994 purchase of radio station WLQT-FM in Dayton; the May 1994 purchases of radio stations WDJX-FM and WHKW-AM and operation of radio station WSJW-FM under a time brokerage agreement each located in Louisville, KY; the July 1994 time brokerage agreement with radio station KBGO-FM in Las Vegas; the August 1994 purchase of radio stations KSNE-FM in Las Vegas and WDOL-FM in Dayton, and interim operation of WDOL-FM from May 1994 to August 1994 under a time brokerage agreement; the September 1994 purchase of radio station WSFR-FM in Louisville, and interim operation of such station from May 1994 to August 1994 under a time brokerage agreement; the October 1994 purchases of radio stations KFMS-FM and KKDD-AM in Las Vegas and interim operation of such stations from July 1994 to September 1994 under a time brokerage agreement; the January 1995 purchase of radio station WFIA-AM in Louisville; the October 1995 purchases of radio stations KUDL-FM and KMXV-FM in Kansas City and radio stations KKAT-FM, KODJ-FM and KALL-AM and an advertising sales agreement with KBKK-FM each located in Salt Lake City; the April 1996 purchase of radio stations WEZL-FM and WXLY-FM in Charleston, S.C.; the April 1996 sale of WLQT-FM and WDOL-FM in Dayton; the May 1996 sale of a station format in Louisville; the operation of KURR-FM and KZHT-FM effective August 1996 each located in Salt Lake City under a time brokerage agreement; the operation of WVEZ-FM effective September 1996 in Louisville under a time brokerage agreement.

    In the following analysis, management discusses station operating income excluding depreciation and amortization. Station operating income excluding depreciation and amortization should not be considered in isolation from, or a substitute for, operating income, net income (loss) or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although this measure of performance is not calculated in accordance with generally accepted accounting principles, it is widely used in the broadcasting industry as a measure of a company's operating performance because it assists in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Station operating income excluding depreciation and amortization also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance, and time brokerage agreement termination expense.

THE NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE MONTHS ENDED
  SEPTEMBER 30, 1995

    Broadcast revenue for the first nine months of 1996 was $26.2 million, an increase of $14.1 million or 116.7% from $12.1 million during the first nine months of 1995. This increase resulted primarily from the revenue generated at those properties owned or operated during the 1996 first nine months but not during the comparable 1995 period, and to a lesser extent, from an increase in advertising rates in both local and national advertising. On a "same station basis"--reflecting results from stations operated in the first nine months of both 1996 and 1995--broadcast revenue for the 1996 period was $10.1 million, an increase of $0.7 million or 7.7% from $9.4 million for the 1995 period.

    Agency commissions for the first nine months of 1996 were $3.0 million, an increase of $1.6 million or 107% from $1.5 million during the first nine months of 1995 due to the increase in broadcast revenue.

    Broadcast operating expenses for the first nine months of 1996 were $19.1 million, an increase of $9.6 million or 102% from $9.5 million during the first nine months of 1995. These expenses increased as a result of expenses incurred at those properties owned or operated during the 1996 first nine months but not during the comparable 1995 period and, to a lesser extent, increased selling and other payroll costs and

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programming costs. On a "same station" basis, broadcast operating expenses for the 1996 period were $7.9 million, an increase of $0.5 million or 6.3% from $7.4 million for the 1995 period.

    Station operating income excluding depreciation and amortization for the nine months ended September 30, 1996 was $4.1 million, an increase of $2.9 million or 249% from the $1.2 million for the nine months ended September 30, 1995. On a "same station" basis, station operating income excluding depreciation and amortization for the 1996 period was $0.9 million, an increase of $0.1 million or 12.1% from the $0.8 million for the 1995 period.

    Depreciation and amortization for the first nine months of 1996 and 1995 was $4.2 million and $1.7 million, respectively. The increase from period-to-period resulted primarily from the acquisitions made by Regent during the last quarter of 1995 and the first nine months of 1996.

    Operating loss for the first nine months of 1996 was $1.3 million, an increase of $0.3 million or 28.9% from an operating loss of $1.0 million during the first nine months of 1995.

    Interest expense for the first nine months of 1996 and 1995 was $2.3 million and $0.9 million, respectively. Interest expense increased due to an increase in outstanding debt that was incurred in connection with acquisitions.

    The gain on the sale of radio stations and format in the first nine months of 1996 resulted from Regent's sale of two FM radio stations in Dayton and a station format in Louisville.

    The other expense in the first nine months of 1996 resulted from costs associated with the merger with Jacor.

    Net income for the first nine months of 1996 was $0.5 million, compared to a net loss of $1.8 million reported by the Company for the first nine months of 1995.

THE YEAR ENDED 1995 COMPARED TO YEAR ENDED 1994

    Broadcast revenue for 1995 was $19.6 million, an increase of $11.2 million or 134.7% from $8.4 million during 1994. This increase resulted primarily from the revenue generated at those properties owned or operated during 1995 but not during the comparable 1994 period, and to a lesser extent, from an increase in advertising rates in both local and national advertising.

    Agency commissions for 1995 were $2.3 million, an increase of $1.3 million or 128% from $1.0 million during 1994 due to the increase in broadcast revenue.

    Broadcast operating expenses for 1995 were $14.7 million, an increase of $6.9 million or 89% from $7.8 million during 1994. These expenses increased as a result of expenses incurred at those properties owned or operated during 1995 but not during the comparable 1994 period and, to a lesser extent, increased selling and other payroll costs and programming costs.

    Station operating income excluding depreciation and amortization for 1995 was $2.6 million, an increase of $3.0 million from the $0.4 million station operating loss in 1994.

    Depreciation and amortization for 1995 and 1994 was $3.3 million and $1.1 million, respectively. The increase resulted primarily from the acquisitions made by Regent during 1995.

    Operating loss for 1995 was $1.5 million, compared to an operating loss of $2.3 million in 1994.

    Interest expense for 1995 and 1994 was $1.4 million and $0.4 million, respectively. Interest expense increased due to an increase in outstanding debt that was incurred in connection with acquisitions.

    The extraordinary loss on early retirement of debt in 1995 and 1994 represents the write-off of unamortized costs associated with Regent's former credit agreements.

    Net loss for 1995 was $3.1 million, compared to a net loss of $2.8 million reported by the Company for 1994.

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LIQUIDITY AND CAPITAL RESOURCES

    Regent began 1995 with outstanding debt of $13.3 million and $0.1 million in cash. During 1995, Regent used $34.5 million in cash for acquisitions of radio stations and made capital expenditures of $1.0 million. These funds came from
(i) $26.4 million of proceeds from the issuance of Regent Preferred Stock, (ii) a $5.0 million seller note and (iii) borrowings under a new Regent Credit Agreement, subsequently amended, comprised of a $25 million term loan and a $40 million revolving loan commitment.

    During the first nine months of 1996, Regent used $11.4 million in cash for acquisitions of radio stations and made capital expenditures of $1.4 million. These funds came from (i) $11.4 million of net proceeds from the sale of WLQT-FM and WDOL-FM in Dayton, (ii) $1.0 million of proceeds from the sale of a station format in Louisville, (iii) $0.3 million of proceeds from the issuance of Regent Preferred Stock and (iv) $0.4 million from the collection of note receivable.

    In October 1996, Regent acquired radio station WVEZ-FM in Louisville for $12.2 million in cash. In November 1996, Regent acquired KZHT-FM and KURR-FM in Salt Lake City for $11.0 million in cash. These acquisitions were funded with additional borrowings under the Credit Agreement and proceeds from the sale of KKDD-AM in Las Vegas and WHKW-AM in Louisville aggregating $1.6 million.

    In connection with the merger agreement with Jacor, Regent entered into a Limited Consent and Amendment to the Regent Credit Agreement (the "Consent") whereby Regent's senior lenders approved the merger. Pursuant to the Consent, all of Regent's debt obligations outstanding under the Regent Credit Agreement must be paid in full prior to or concurrent with the consummation of the Merger Agreement. If the Merger Agreement terminates for any reason, or if the TBA is in effect after October 9, 1997, Regent will be required to prepay the debt outstanding under the Regent Credit Agreement in an amount not less than the greatest of (a) $10.0 million; (b) an amount sufficient when applied to prepay the debt to reduce the Consolidated Total Debt Ratio to not more than 4:0 to 1:0; or (c) the aggregate amount of all payments received by Regent from any person due to the termination of the merger agreement.

CASH FLOWS

    Cash flows used by operating activities, inclusive of working capital, were $0.3 million and $0.7 million for the nine months ended September 30, 1996 and 1995 respectively. The use of cash in 1996 was primarily due to a net use of cash of $0.6 million from an increase working capital investment to support an increase in sales. In 1995, the use of cash was primarily due to a net loss, adjusted for non cash items, of $0.2 million and a net use of cash of $0.5 million from an increase working capital investment to support an increase in sales. Cash flows used by investing activities were $0.7 million and $12.6 million in the first nine months of 1996 and 1995, respectively. In addition to capital expenditures of $1.4 million and $0.8 million in the first nine months of 1996 and 1995, respectively, investing activities in the first nine months of 1996 and 1995 include expenditures of $11.5 million and $11.9 million, respectively, related to the purchase of radio station assets. Additionally, investing activities for the 1996 period includes $11.4 million of net proceeds from the sale of two FM stations in Dayton and $1.0 million of proceeds from the sale of a station format in Louisville. Cash flows used by financing activities were $0.6 million for the first nine months of 1996, principally due to net debt repayments of $1.1 million partially offset by $0.4 of proceeds from a shareholder note receivable. For the first nine months of 1995, cash flows provided by financing activities were $13.4 million principally due to $16.8 million in proceeds from the issuance of Regent Preferred Stock less $2.9 million in net debt repayments.

    Cash flows used by operating activities, inclusive of working capital, were $0.2 million and $2.7 million for the years ended December 31, 1995 and 1994, respectively. The use of cash in 1995 was primarily due to a net use of cash of $0.5 million from an increase working capital investment to support an increase in sales. In 1994, the use of cash was primarily due to a net loss, adjusted for non cash items, of $1.5 million and a net use of cash of $1.1 million from an increase working capital investment to support an increase in sales. Cash flows used by investing activities were $35.5 million and $27.5 million for the years ended December 31, 1995 and 1994, respectively. In addition to capital expenditures of $1.0 million and

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$0.6 million in 1995 and 1994, respectively, investing activities in 1995 and
1994 include expenditures of $34.5 million and $26.9 million, respectively, related to the purchase of radio station assets. Cash flows from financing activities were $38.4 million and $28.2 million for 1995 and 1994, respectively. In addition to $26.4 million and $15.1 million of proceeds from the issuance of Regent Preferred Stock during 1995 and 1994, respectively, cash flows provided by financing activities resulted from $30.8 million and $13.3 million of borrowings under the Regent Credit Agreement and seller notes during 1995 and 1994, respectively, net of the $16.5 million repayment of long-term debt during 1995.

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                               BUSINESS OF JACOR

    Jacor is a holding company engaged primarily in the radio broadcasting business. As of January 15, 1997, Jacor entities owned and operated 57 radio stations located in across the United States in 15 broadcast areas: Los Angeles, Atlanta, Denver, San Diego, St. Louis, Cincinnati, Tampa, Portland, Columbus, Kansas City, Jacksonville, Toledo, Lexington, Venice/Englewood, Florida and Casper, Wyoming, and one television station located in the Cincinnati broadcast area. Jacor also has joint sales agreements to sell advertising time for three stations in Cincinnati, one station in Denver, one station in Salt Lake City and one station in Louisville. Jacor further provides programming for and sells air time to two stations in Baja California, Mexico pursuant to an exclusive sales agency agreement.

    Jacor also has entered into agreements to acquire an additional 53 radio stations (including stations to be acquired in the Merger), which will expand its presence in San Diego, Columbus, Kansas City, Toledo, Lexington, Venice/Englewood and Lima, Ohio, and allow Jacor to enter the Salt Lake City, Las Vegas, Louisville, Rochester, Des Moines, Charleston, S.C., Boise, Cedar Rapids, Sarasota/Bradenton and Fort Collins/Greeley, Co. broadcast areas.

    RECENTLY COMPLETED ACQUISITIONS AND DISPOSITIONS. In February 1996, Jacor entered into an agreement to acquire Citicasters (now known as JCC) through a merger of Citicasters with and into a wholly owned Jacor subsidiary. Citicasters owned 19 radio stations, located in Atlanta, Phoenix, Tampa, Portland, Kansas City, Cincinnati, Sacramento, Columbus and two television stations, one located in Tampa and one in Cincinnati. The Citicasters Merger enhanced Jacor's existing station portfolios in Atlanta, Tampa and Cincinnati and created new multiple radio station platforms in Phoenix, Portland, Kansas City, Sacramento and Columbus. Jacor consummated the Citicasters Merger in September 1996 for an approximate aggregate value of $801.2 million, which included the purchase of all outstanding shares of Citicasters common stock, the assumption of Citicasters outstanding indebtedness and the issuance of warrants to purchase an aggregate of 4,400,000 shares of Jacor Common Stock at an exercise price of $28.00 per full share (the "Citicasters Warrants"). In order to complete the Citicasters Merger, Jacor agreed with the Antitrust Division to divest WKRQ-FM in Cincinnati no later than February 1997 (See "Pending Transactions" below).

    Also, in February 1996, Jacor entered into an agreement to acquire Noble, which owned ten radio stations serving Denver, St. Louis and Toledo, and the right to provide programming to and sell the air time for one AM and one FM station located in Baja California, Mexico. The Noble Acquisition enhanced Jacor's existing portfolio in Denver where it now owns eight stations, in addition to creating new multiple station platforms in St. Louis and Toledo. Jacor consummated the Noble Acquisition in July 1996 for an aggregate consideration of approximately $160.0 million in cash.

    In February 1996, Jacor sold the business and certain operating assets of radio stations WMYU-FM and WWST-FM in Knoxville. Jacor received approximately $6.5 million in cash for this sale, generating a gain of approximately $2.5 million. In March 1996, Jacor entered into an agreement for the sale of the assets of WBRD-AM in Tampa for approximately $0.5 million in cash. The sale of WBRD-AM was completed in June 1996.

    In March 1996, Jacor entered into an agreement to acquire the FCC licenses of WCTQ-FM and WAMR-AM in Venice, Florida and to purchase certain real estate and transmission facilities necessary to operate the stations. In June 1996, Jacor consummated this acquisition for a purchase price of approximately $4.4 million.

    In June 1996, Jacor entered into an agreement to acquire the FCC licenses of WLAP-AM,
WMXL-FM and WWYC-FM servicing Lexington, Kentucky and to purchase real estate and transmission facilities necessary to operate the stations. In August 1996, Jacor consummated this acquisition for a purchase price of approximately $14.0 million.

    Also, in June 1996, Jacor agreed to finance the purchase by Critical Mass Media, Inc. ("CMM") of a 40% interest in a newly formed limited liability company that agreed to purchase for approximately $0.5 million the assets of Duncan American Radio, Inc. CMM is a marketing research and radio consulting

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business which is owned by a limited partnership of which Jacor is the 5%
general partner and a corporation wholly owned by Randy Michaels, the Chief Executive Officer of Jacor, is the 95% limited partner. This transaction was completed by Jacor in June 1996.

    In September 1996, Jacor entered into a binding agreement with a subsidiary of Gannett to effect an exchange of Jacor's Tampa television station, WTSP-TV, acquired by Jacor in the Citicasters Merger, for six of Gannett's radio stations (the "Gannett Exchange"). In December 1996, Jacor and Gannett consummated the Gannett Exchange subject only to a possible unwinding of the transaction in the event a final order from the FCC cannot be obtained. The stations Jacor acquired are KIIS-FM and KIIS-AM in Los Angeles, KSDO-AM and KKBH-FM in San Diego and WUSA-FM and WDAE-AM in Tampa-St. Petersburg (the "Selected Gannett Radio Stations"). The Company has renamed WUSA-FM to
WUKS-FM, as Gannett retained the WUSA-FM call letters. The Gannett Exchange enhanced Jacor's existing station portfolios in San Diego and Tampa and created a new multiple radio station platform in the Los Angeles broadcast area. In connection with the closing of the Gannett Exchange, Jacor and Gannett agreed that they will value the exchanged assets at $170.0 million for tax purposes. Jacor believes that this transaction constituted a tax-free like-kind exchange.

    In October 1996, Jacor entered into a binding agreement with Clear Channel Radio, Inc. ("Clear Channel") to purchase KTWO-AM, KMGW-FM and the Wyoming Radio Network in Casper, Wyoming for a purchase price of $1.9 million. In December 1996, Jacor and Clear Channel consummated the transaction.

    PENDING TRANSACTIONS. In addition to the Merger Agreement, Jacor has entered into other Pending Transactions which are the subject of executed purchase, sale or merger agreements. In May 1996, Jacor entered into an agreement with Enterprise Media of Toledo, L.P. to acquire the FCC licenses of WIOT-FM and WCWA-AM in Toledo, Ohio and to purchase real estate and transmission facilities necessary to operate the stations. The purchase price for the assets is $13.0 million which amount has been placed in escrow pending the closing of the transaction. Jacor has entered into a time brokerage agreement with respect to these stations. These stations will enhance Jacor's existing radio station portfolio in the Toledo broadcast area.

    In July 1996, Jacor entered into an agreement with New Wave Communications, L.P. and New Wave Broadcasting, Inc. to acquire the FCC licenses of WSPB-AM, WSRZ-FM and WYNF-FM in Sarasota, Florida and to purchase leasehold interests in real estate and transmission facilities necessary to operate the stations (the "New Wave Transaction"). The purchase price for the assets is $12.5 million, subject to a maximum purchase price of $15.0 million based upon the timing of the closing. See "RISK FACTORS-- Pending Transactions."

    In August 1996, Jacor entered into agreements with Sarasota-Charlotte Broadcasting Corporation to acquire certain assets, a construction permit and related real estate for unconstructed radio station WEDD-FM in Englewood, Florida for an aggregate of $0.8 million.

    In October 1996, Jacor also entered into binding agreements with Par Broadcasting Company, Inc. and Par Broadcasting Company (collectively, "Par") to purchase four radio stations in San Diego, KOGO-AM, KCBQ-AM, KIOZ-FM and KKLQ-FM, for $72.0 million in cash (the "Par Transaction") and with Entertainment Communications, Inc. ("Entercom") to sell two radio stations in Sacramento, KSEG-FM and KRXQ-FM, for $45.0 million in cash (the "Entercom Transaction"). Although these transactions are not directly contingent upon each other, Jacor anticipates that these transactions will occur in a manner that permits the transactions to be treated as a tax-free like-kind exchange. Jacor received early termination of the HSR Act waiting period with respect to the Par Transaction on January 28, 1997. The HSR Act waiting period with respect to the Entercom Transaction expired on December 1, 1996, and the FCC staff granted its initial approval of the Entercom Transaction on January 7, 1997. Jacor has entered into a time brokerage agreement with Entercom such that Entercom commenced the activities contemplated by the time brokerage agreement with regard to the Sacramento stations on January 1, 1997. Par has entered into a time brokerage agreement with Jacor such that Jacor may commence the activities

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contemplated by the time brokerage agreement with regard to the San Diego stations prior to the consummation of the Par Transaction.

    In October 1996, Jacor entered into a binding agreement with Nationwide Communications, Inc. ("Nationwide") whereby Jacor will exchange the assets of its two radio stations in Phoenix, KSLX-AM and KSLX-FM, for the assets of Nationwide's two radio stations in San Diego, KGB-FM and KPOP-AM (the "Nationwide Exchange"). The assets to be exchanged are valued by Jacor and Nationwide at approximately $45.0 million. Jacor anticipates that this transaction will constitute a tax-free like-kind exchange. Jacor has entered into a time brokerage agreement with Nationwide such that prior to the consummation of the Nationwide Exchange Nationwide may commence the activities contemplated by the time brokerage agreement with regard to the Phoenix stations, and Jacor may commence the activities contemplated by the time brokerage agreement with regard to the San Diego stations. The FCC staff granted its initial approval of the Nationwide Exchange on December 23, 1996. Jacor received early termination of the HSR Act waiting period with respect to the Nationwide Exchange on January 23, 1997. In connection with entering into the agreements with Nationwide, Jacor also announced that it intends to sell KCBQ-AM in San Diego, upon its acquisition from Par, to EXCL. No binding agreement has yet been entered into with EXCL. Together, the Par Transaction, the Nationwide Exchange and the contemplated sale of KCBQ-AM will enhance Jacor's existing radio station portfolio in San Diego, where Jacor will then own eight stations.

    In October 1996, Jacor entered into two separate binding agreements with two unaffiliated radio broadcast companies whereby Jacor will acquire the FCC licenses and assets of a total of seven radio stations. These agreements are with Palmer Broadcasting Limited Partnership to acquire WHO-AM and KLYF-FM in Des Moines and WMT-AM and WMT-FM in Cedar Rapids for a purchase price of $52.5 million in cash (the "Palmer Transaction"); and with Colfax Communications ("Colfax") to acquire KIDO-AM and KLTB-FM in Boise, Idaho and KARO-FM in Caldwell, Idaho for a purchase price of $11.0 million in cash (the "Colfax Transaction"). Jacor received early termination of the HSR Act waiting period with respect to the Palmer Transaction on November 18, 1996. The FCC staff granted its initial consent to the Colfax Transaction on December 23, 1996, and granted its initial consent to the Palmer Transaction on December 11, 1996. The Palmer Transaction consent is conditioned on the transaction not being consummated until the Palmer station licenses are renewed.

    In November 1996, Jacor entered into a binding agreement with Stanford Capital Communications, Inc. ("Stanford") to acquire the FCC licenses and operating assets of radio stations WKQQ-FM in Lexington, Kentucky and WXZZ-FM and WTKT-AM in Georgetown, Kentucky (the "Stanford Transaction"). The purchase price for the assets is $24.0 million in cash, of which $1.2 million has been placed in escrow pending the closing of the transaction. In addition, Jacor was assigned an option to purchase certain real estate for $0.1 million in cash. The Stanford Transaction is contingent upon the successful closing of Stanford's agreement to purchase WKQQ-FM, WXZZ-FM and WTKT-AM. Stanford has assigned to Jacor its rights under a time brokerage agreement with Village such that Jacor will commence the activities contemplated by the time brokerage agreement upon the expiration or termination of the applicable waiting period under the HSR Act. FCC applications were filed in December 1996. See "RISK FACTORS--Pending Transactions."

    In December 1996, Jacor entered into four separate binding agreements with unaffiliated parties whereby Jacor will acquire the FCC licenses and assets of a total of six radio stations. Jacor will acquire (i) WAZU-FM (formerly WAHC-FM), licensed to Circleville, Ohio, and WAKS-FM, licensed to Marysville, Ohio, from Tel Lease, Inc.; (ii) KGLL-FM in Greeley, Colorado from Duchossois Communications Company of Colorado, Inc. (the "Duchossois Transaction"); (iii) KCOL-AM and KPAW-FM in Fort Collins, Colorado from University Broadcasting Company, L.P. (the "University Transaction"); and (iv) WJCM-AM in Sebring, Florida from Rumbuat Management, Inc. Jacor intends to relocate
WJCM-AM. The aggregate purchase price for the six radio stations is approximately $15.7 million, of which approximately $4.0 million has been placed in escrow pending the closing of the transactions. The closing of each of the Duchossois Transaction and the University Transaction is contingent upon the closing of the other of such two transactions. Jacor has entered into a time brokerage agreement with Tel Lease, Inc. such that Jacor commenced the activities contemplated by the time brokerage agreement with

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regard to WAZU-FM and WAKS-FM on December 7, 1996. FCC applications for these transactions were filed in December 1996 and January 1997, respectively.

    Also in December 1996, Jacor entered into a binding agreement with American Radio Systems Corporation and American Radio Systems License Corp. (together, "ARS") whereby Jacor will exchange the assets of WKRQ-FM, licensed to Cincinnati, for the assets of WVOR-FM, WHAM-AM and WHTK-AM, licensed to Rochester, New York, and an option to purchase WNVE-FM, licensed to South Bristol, New York, from The Great Lakes Wireless Talking Machine, LLP ("Great Lakes") (the "ARS Transaction"). Jacor anticipates that the transfer of assets will constitute a tax free like kind exchange. FCC applications were filed with respect to this exchange in January 1997.

    In January 1997, Jacor entered into three separate binding agreements with entities affiliated with James E. Champlin whereby Jacor will acquire the FCC licenses and assets of four radio stations. Jacor will acquire (i) WLKT-FM, licensed to Lexington, Kentucky; (ii) WLRS-FM, licensed to Louisville, Kentucky and (iii) WMCC-FM and WLOC-AM, licensed to Munfordville, Kentucky. The aggregate purchase price for the four radio stations is $10.5 million. FCC applications were filed in January 1997. Also in January 1997, Jacor entered into a binding agreement to acquire (i) WIMA-AM and WIMT-FM, licensed in Lima, Ohio; (ii) WBUK-FM, licensed to Ft. Shawnee, Ohio; and (iii) the construction permit for WLVZ-FM, licensed to St. Marys, Ohio, from Lima Broadcasting Co. for an aggregate purchase price of $6.5 million. Jacor also exercised the option acquired in the ARS Transaction to purchase WNVE-FM, licensed to South Bristol, New York, and entered into a binding agreement to acquire WNVE-FM from Great Lakes for $5.5 million. An FCC application for the WNVE-FM assignment was filed in January 1997.

    All of the Pending Transactions are subject to various conditions, including approval by the FCC. The Stanford Transaction is further subject to termination or expiration of the applicable waiting periods under the HSR Act. See "RISK FACTORS--Pending Transactions" and "--Increased Antitrust Scrutiny." See "AVAILABLE INFORMATION."

BUSINESS STRATEGY

    Jacor's strategic objective is to be a leading radio broadcaster in each of its broadcast areas. Jacor intends to acquire individual radio stations or radio groups that strengthen its strategic position and that maximize the operating performance of its broadcast properties. Specifically, Jacor's business strategy centers upon:

    REVENUE LEADERSHIP. Jacor strives to maximize the audience ratings in each of its broadcast areas in order to capture the largest share of the radio advertising revenue and attract advertising away from other media in that broadcast area. Jacor focuses on those locations where it believes it has the potential to be a leading radio group. By operating multiple radio stations in its broadcast areas, Jacor is able to operate its stations at lower costs, supply more diverse programming and provide advertisers with the greatest access to targeted demographic groups.

    ACQUISITION AND DEVELOPMENT OF BROADCAST PROPERTIES. Jacor's acquisition strategy focuses on acquiring both developed, cash flow producing stations and underdeveloped "stick" properties (i.e., stations with insignificant ratings and little or no positive broadcast cash flow) that complement its existing portfolio and strengthen its overall strategic position. Jacor has been able to improve the ratings of "stick" properties with increased marketing and focused programming that complements its existing radio station formats. Additionally, Jacor increases the revenues and cash flow of "stick" properties by encouraging advertisers to buy advertising in a package with its more established stations. Jacor may enter new locations through acquisitions of radio groups that have multiple station ownership in their respective broadcast areas. Jacor may also seek to acquire individual stations in new locations that it believes are fragmented and where a revenue-leading position can be created through additional acquisitions. Jacor may exit locations it views as having limited strategic appeal by selling or exchanging existing stations for stations in other locations where Jacor operates, or for stations in new locations.

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    Additionally, Jacor may enter new locations situated near Jacor's core broadcast areas. Jacor believes that it will be able to leverage the costs associated with the delivery of high quality, high cast programming of topical interest throughout these geographical regions, which programming would not otherwise be economically viable in such smaller broadcast areas. Utilizing this strategy, Jacor has recently entered into agreements or closed transactions to acquire radio stations in Venice/Englewood, Florida; Louisville, Kentucky; Lexington, Kentucky; Sarasota/Bradenton, Florida; Casper, Wyoming; Fort Collins/Greeley, Colorado and Lima, Ohio.

    DIVERSE FORMAT EXPERTISE. Jacor management has developed programming expertise over a broad range of radio formats. This management expertise enables Jacor to specifically tailor the programming of each station in a broadcast area in order to maximize Jacor's overall strategic position. Jacor utilizes sophisticated research techniques to identify opportunities within each broadcast area and programs its stations to provide complete coverage of a demographic or format type. This strategy allows Jacor to deliver highly effective access to a target demographic and to capture a higher percentage of advertising revenues.

    DISTINCT STATION PERSONALITIES. Jacor engages in a number of creative programming and promotional efforts designed to create listener loyalty and station brand awareness. Through these efforts, management seeks to cultivate a distinct personality for each station based upon the unique characteristics of each broadcast area. Jacor hires dynamic on-air personalities for key morning and afternoon "drive times" and provides comprehensive news, traffic and weather reports to create active listening by the audience. This commitment to "foreground" or "high impact" programming has successfully generated significant audience share.

    One of the methods Jacor utilizes to develop the personality of its AM radio stations is by broadcasting professional sporting events and related programming. Currently, Jacor has the broadcast rights for the Cincinnati Reds, Colorado Rockies, Denver Broncos, Los Angeles Kings, Portland Trail Blazers, San Diego Chargers and Tampa Bay Devil Rays. Sports broadcasting serves as a key "magnet" for attracting audiences to a station and then introducing them to other programming features, such as local and national news, entertaining talk, and weather and traffic reports.

    STRONG AM STATIONS. Jacor is an industry leader in successfully operating AM stations. While many radio groups primarily utilize network or simulcast programming on their AM stations, Jacor also develops unique programming for its AM stations to build strong listener loyalty and awareness. Utilizing this operating focus and expertise, Jacor has developed its AM stations in Denver and Cincinnati into the revenue and ratings leaders among both AM and FM stations in their respective broadcast areas. Jacor's targeted AM programming adds to Jacor's ability to increase its revenues and results in more complete coverage of the listener base.

    Although the cost structure of a large-scale AM station generally results in lower operating margins than typical music-based FM stations, the majority of Jacor's AM stations generate substantial levels of broadcast cash flow. Historically, most other radio broadcast companies have not focused on their AM operations to the same extent as Jacor. Accordingly, most of the AM stations to be acquired meaningfully underperform Jacor's AM stations, and management believes such stations have the potential to generate significant incremental cash flow.

    POWERFUL BROADCAST SIGNALS. A station's ability to maintain a leadership position depends in part upon the strength of its broadcasting delivery system. A powerful broadcast signal enhances delivery range and clarity, thereby influencing listener preference and loyalty. Many of Jacor's stations' broadcasting signals are among the strongest in their respective broadcast areas, reinforcing its leadership position. Jacor opportunistically upgrades the power and quality of the signals of stations it acquires. Following the consummation of the Pending Transactions, Jacor expects that relatively inexpensive technical upgrades in certain broadcast areas will provide for significantly greater signal presence.

RADIO STATION OVERVIEW

    The following table sets forth certain information regarding the 122 radio stations that will be owned and/or operated by Jacor upon completion of the Pending Transactions.

                                                                                                                         TARGET
                                               1995 COMBINED                                                          DEMOGRAPHIC
      BROADCAST               PENDING          RADIO REVENUE                                             TARGET         SHARE %/
     AREA/STATION         ACQUISITION (P)          RANK                       FORMAT                  DEMOGRAPHIC         RANK
----------------------  -------------------  -----------------  ----------------------------------  ----------------  ------------
LOS ANGELES                                              5
  KIIS-FM                                                       Contemporary Hit Radio              Adults 18-34             4.5/6
  KIIS-AM                                                       Contemporary Hit Radio              Adults 18-34           --
ATLANTA                                                  1
  WPCH-FM                                                       Adult Contemporary                  Women 25-54              9.2/3
  WGST-AM                                                       News Talk                           Men 25-54                5.0/8
  /FM(1)
  WKLS-FM                                                       Album Oriented Rock                 Men 18-34               13.0/1
DENVER(2)                                                1
  KOA-AM                                                        News Talk                           Men 25-54               10.9/2
  KRFX-FM                                                       Classic Rock                        Men 25-54               12.4/1
  KBPI-FM                                                       Rock Alternative                    Men 18-34               13.4/2
  KTLK-AM                                                       Talk                                Adults 35-64            2.4/13
  KHIH-FM                                                       Jazz                                Adults 25-54             4.9/8
  KHOW-AM                                                       Talk                                Adults 25-54            2.2/13
  KBCO-AM                                                       Talk                                Adults 25-54           --
  KBCO-FM                                                       Album Oriented Rock                 Adults 25-54             5.7/7
SAN DIEGO(3)(4)(8)                                       1
  KHTS-FM                                                       Rhythmic Hits                       Adults 18-34            2.5/11
  KSDO-AM                                                       News Talk                           Men 25-54                4.5/8
  KKBH-FM                                                       Adult Contemporary                  Women 25-54              2.8/9
  KOGO-AM                            P                          Talk                                Adults 25-54            1.4/22
  KKLQ-FM                            P                          Contemporary Hit Radio              Adults 18-34             4.0/7
  KIOZ-FM                            P                          Album Oriented Rock                 Men 18-34                7.9/3
  KGB-FM                             P                          Classic Rock                        Men 25-54                5.9/1
  KPOP-AM                            P                          Nostalgia                           Adults 35-64            1.5/20
ST. LOUIS                                                5
  KMJM-FM                                                       Urban Adult Contemporary            Adults 25-54             5.3/6
  KATZ-FM                                                       Black Oldies                        Adults 25-54            2.1/16
  KATZ-AM                                                       Urban Talk                          Adults 35-64            1.6/19
CINCINNATI(2)(4)                                         1
  WLW-AM                                                        News Talk                           Men 25-54               13.5/2
  WEBN-FM                                                       Album Oriented Rock                 Men 18-34               28.2/1
  WOFX-FM                                                       Classic Rock                        Men 25-54                5.7/5
  WCKY-AM                                                       Talk                                Adults 35-64             6.8/4
  WWNK-FM                                                       Adult Contemporary                  Women 25-54              5.8/5
TAMPA                                                    1
  WFLA-AM                                                       News Talk                           Adults 35-64             6.6/5
  WFLZ-FM                                                       Contemporary Hit Radio              Adults 18-34            15.2/1
  WDUV-FM                                                       Beautiful/EZ                        Adults 35+               9.4/1
  WXTB-FM                                                       Album Oriented Rock                 Men 18-34               19.2/1
  WTBT-FM                                                       Classic Rock                        Men 18-34                5.3/6
  WUKS-FM(5)                                                    Hot Adult Contemporary              Women 18-34             10.3/2
  WDAE-AM                                                       Hot Adult Contemporary              Women 18-34            --

                                                                                                                         TARGET
                                               1995 COMBINED                                                          DEMOGRAPHIC
      BROADCAST               PENDING          RADIO REVENUE                                             TARGET         SHARE %/
     AREA/STATION         ACQUISITION (P)          RANK                       FORMAT                  DEMOGRAPHIC         RANK
----------------------  -------------------  -----------------  ----------------------------------  ----------------  ------------
PORTLAND                                                 1
  KEX-AM                                                        News Talk                           Adults 35-64             5.3/6
  KKCW-FM                                                       Adult Contemporary                  Women 25-54             12.1/1
  KKRZ-FM                                                       Contemporary Hit Radio              Women 18-34             14.6/1
COLUMBUS                                                 1
  WTVN-AM                                                       Adult Contemporary/Talk             Adults 35-64             8.3/3
  WLVQ-FM                                                       Album Oriented Rock                 Men 18-34               13.0/2
  WAKS-FM(5)                                                    Country                             Adults 25-54             3.8/9
  WZAZ-FM                                                       Alternative                         Adults 18-34           --
  WLOH-AM                                                       Nostalgic                           Adults 35-64           --
  WHQK-FM                            P                          Country                             Adult 25-54             3.2/10
  WAZU-FM                            P                          Rock                                Men 18-34              --
KANSAS CITY                                              1
  WDAF-AM                                                       Country                             Adults 35-64             7.7/3
  KYYS-FM                                                       Album Oriented Rock                 Men 18-34               11.4/3
  KMXV-FM                            P                          Contemporary Hit Radio              Adults 18-34             9.1/4
  KUDL-FM                            P                          Adult Contemporary                  Women 25-54              8.9/1
SALT LAKE CITY(2)                                        1
  KALL-AM                            P                          Talk                                Adults 35-64             5.5/5
  KODJ-FM                            P                          Oldies                              Women 25-54             10.9/2
  KKAT-FM                            P                          Country                             Adults 25-54             4.8/7
  KURR-FM                            P                          New Rock                            Men 18-34                5.5/5
  KZHT-FM                            P                          Contemporary Hit Radio              Women 18-34              5.3/8
LAS VEGAS                                                1
  KFMS-FM                            P                          Country                             Adults 25-54             6.2/4
  KWNR-FM                            P                          Country                             Adults 25-54             7.5/1
  KBGO-FM                            P                          Oldies                              Women 25-54              4.6/8
  KSNE-FM                            P                          Adult Contemporary                  Women 25-54             10.8/1
LOUISVILLE                                               2
  WDJX-FM                            P                          Contemporary Hit Radio              Adults 18-34            11.6/2
  WFIA-AM                            P                          Religion                            Adults 25-54           --
  WVEZ-FM                            P                          Adult Contemporary                  Women 25-54              7.7/2
  WSFR-FM                            P                          Classic Rock                        Men 25-54                6.4/4
  WLRS-FM                            P                          Adult Contemporary                  Women 25-54             4.4/11
JACKSONVILLE                                             2
  WJBT-FM                                                       Urban                               Adults 18-34            10.5/3
  WQIK-FM                                                       Country                             Adults 25-54             9.5/2
  WSOL-FM                                                       Adult Urban                         Adults 25-54             5.6/8
  WZAZ-AM                                                       Urban Talk                          Adults 35-64            2.9/12
  WJGR-AM                                                       Talk                                Adults 25-54            0.9/18
ROCHESTER                                                2
  WVOR-FM                            P                          Adult Contemporary                  Adults 25-54             9.1/4
  WHAM-AM                            P                          News Talk                           Adults 25-54             8.7/3
  WHTK-AM                            P                          Talk                                Adults 35-64           1.2/14T
  WNVE-FM                            P                          New Rock                            Men 18-34              --
DES MOINES                                               1
  WHO-AM                             P                          News Talk                           Men 25-54               17.7/1
  KLYF-FM                            P                          Adult Contemporary                  Women 25-54             11.5/2

                                                                                                                         TARGET
                                               1995 COMBINED                                                          DEMOGRAPHIC
      BROADCAST               PENDING          RADIO REVENUE                                             TARGET         SHARE %/
     AREA/STATION         ACQUISITION (P)          RANK                       FORMAT                  DEMOGRAPHIC         RANK
----------------------  -------------------  -----------------  ----------------------------------  ----------------  ------------
TOLEDO                                                   1
  WSPD-AM                                                       News Talk                           Adult 35-64              7.4/5
  WVKS-FM                                                       Contemporary Hit Radio              Adults 18-34            17.4/1
  WRVF-FM                                                       Adult Contemporary                  Women 25-54             12.2/3
  WIOT-FM                            P                          Album Oriented Rock                 Men 18-34               21.5/1
  WCWA-AM                            P                          Nostalgia                           Adults 35-64            2.5/10
LEXINGTON(6)(8)                                          1
  WMXL-FM                                                       Hot Adult Contemporary              Women 18-34             13.9/3
  WWYC-FM                                                       Country                             Adults 25-54             7.9/4
  WLAP-AM                                                       Sports                              Men 25-54               2.5/10
  WKQQ-FM                            P                          Album Oriented Rock                 Men 18-34               24.5/1
  WXZZ-FM                            P                          Rock Alternative                    Men 18-34              11.8/2T
  WTKT-AM                            P                          Rhythm and Blues                    Adults 35-64            2.6/11
  WLKT-FM                            P                          Contemporary Hit Radio              Adults 18-34           --
CHARLESTON, S.C.                                         2
  WEZL-FM                            P                          Country                             Adults 25-54             9.0/1
  WXLY-FM                            P                          Oldies                              Women 25-54              8.7/1
BOISE(6)                                                 2
  KIDO-AM                            P                          News Talk                           Adults 25-54             8.1/2
  KARO-FM                            P                          Classic Rock                        Men 25-54                4.8/7
  KLTB-FM                            P                          Oldies                              Adults 25-54             5.8/6
CEDAR RAPIDS(6)                                          1
  WMT-AM                             P                          Full Service                        Adults 35-64            11.3/4
  WMT-FM                             P                          Adult Contemporary                  Women 25-54             17.7/3
SARASOTA/                                                1
BRADENTON(6)
  WSRZ-FM                            P                          Oldies                              Women 25-54              7.1/2
  WYNF-FM                            P                          Classic Rock                        Men 25-54               11.1/1
  WSPB-AM                            P                          Business News                       Men 35-64              --
CASPER(6)                                                3
  KTWO-AM                                                       Full Service/Country                Adults 35-64            14.6/3
  KMGW-FM                                                       Adult Contemporary                  Women 25-54             12.0/2
FORT COLLINS/                                          N/A
GREELEY(7)
  KCOL-AM                            P                          News Talk                           Adults 35-64           --
  KPAW-FM                            P                          Oldies/Adult Contemporary           Adults 25-54           --
  KGLL-FM                            P                          Country                             Adults 25-54           --
LIMA, OHIO(6)                                            1
  WIMA-AM                            P                          News Talk                           Adults 35-64             7.4/3
  WIMT-FM                            P                          Country                             Adults 25-54            19.8/1
  WBUK-FM                            P                          Oldies                              Adults 25-54         10.3/3(T)
  WLVZ-FM(9)                         P                                          --                         --              --
VENICE/                                                N/A
ENGLEWOOD(7)(8)
  WAMR-AM                                                       Talk                                Adults 25-54           --
  WCTQ-FM                                                       Country                             Adults 25-54           --
  WEDD-FM(9)                         P                                          --                         --              --

------------------------

(1) Jacor provides programming and sells air time for the FM station pursuant to a TBA.

(2) Excludes stations WAQZ-FM, WJZU-AM and WSAI-AM in Cincinnati, KTCL-FM in Denver, WSJW-FM in Louisville and KBKK-FM in Salt Lake City for which Jacor sells advertising time pursuant to JSAs.

(3) Excludes XETRA-FM and XETRA-AM, stations Jacor provides programming to and sells air time for under an exclusive sales agency agreement.

(4) Excludes KCBQ-AM in San Diego and WKRQ-FM in Cincinnati which the Company will divest (see "Pending Transactions").

(5) WUKS-FM was formerly known as WUSA-FM. Jacor acquired the licenses and operating assets of WUSA-FM in the Gannett Exchange while Gannett retained the call letters. The call letters of WAKS-FM are in the process of being changed to WHOK-FM. The FCC application is pending.

(6) Share and rank information is derived from the Spring 1996 Arbitron.

(7) The Fort Collins/Greeley, Co. and Venice/Englewood, Fl. broadcast areas do not have Arbitron ranks.

(8) Jacor also owns or has the right to purchase insignificant stations in Munfordville, Ky. and Sebring, Fl. and Morro Bay, Ca.

(9) WEDD-FM and WLVZ-FM are unconstructed stations and, as such, are not yet operating.

    All rankings by revenue or billings that are contained in the above table are based on 1995 information contained in Duncan's Radio Market Guide (1996 ed.), Duncan's American Radio (Small Market Edition 1996), Duncan's American Radio (Spring 1996). Duncan's Radio Group Directory (1996-1997 ed.) and/or Broadcast Investment Analyst: Radio '96 Market Report. All information concerning ratings and audience listening information is derived from the Spring 1996 Arbitron Metro Area Ratings Survey (the "Spring 1996 Arbitron") and the Summer 1996 Arbitron Metro Area Ratings Survey (the "Summer 1996 Arbitron").

TELEVISION

    Jacor owns a television station in the Cincinnati broadcast area where it currently owns and operates multiple radio stations. By operating a television station in the broadcast area where Jacor has a significant radio presence, Jacor expects to realize significant operating efficiencies including shared news departments and reduction of administrative overhead. Jacor currently operates this television station under a temporary waiver of an FCC rule that restricts ownership of television and radio stations in the same market. This waiver will continue until at least six months after the FCC completes a pending rulemaking proceeding in which it is considering whether to substantially liberalize this rule.

    The following table sets forth certain information regarding the Cincinnati television station and the broadcast area in which it operates:

                                                                                                                COMMERCIAL
                                                                                STATION RANK (1)               STATIONS IN
                                                                         ------------------------------       BROADCAST AREA
                                        NATIONAL         TV HOUSEHOLDS                        ADULTS
                                     BROADCAST AREA        IN DMA(1)                           AGED           -------------
BROADCAST AREA/STATION                   RANK(1)            (000S)         TV HOUSEHOLDS       25-54         VHF          UHF
---------------------------------  -------------------  ---------------  -----------------  -----------     -----        -----
Cincinnati/WKRC..................              29                793                 3              1T            3            2


                                         CABLE          NETWORK
BROADCAST AREA/STATION               SUBSCRIBER %     AFFILIATION
---------------------------------  -----------------  -----------
Cincinnati/WKRC..................             61             CBS

------------------------

(1) Rankings for Designated Market Area ("DMA"), 6:00 a.m. to 2:00 a.m., Sunday-Saturday for "TV Households" and "Adults aged 25-54." "T" designates tied. This market information is from Nielsen.

ADVERTISING

    Radio stations generate the majority of their revenue from the sale of advertising time to local and national spot advertisers and national network advertisers. Radio serves primarily as a medium for local advertising. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross National Product ("GNP"). Advertising revenue has risen more rapidly during the past 10 years than either inflation or the GNP. Total advertising revenue in 1994 of $10.6 billion, as reported by RAB, was its highest level in the industry's history.

    During the year ended December 31, 1995, approximately 82% of Jacor's broadcast revenue (adjusted to include the effect of Jacor's acquisitions), would have been generated from the sale of local advertising and approximately 18% from the sale of national advertising. Jacor believes that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. The advertising rates charged by Jacor's radio stations are based primarily on (i) the station's ability to attract an audience in the demographic groups targeted by its advertisers (as measured principally by quarterly Arbitron rating surveys that quantify the number of listeners tuned to the station at various times), (ii) the number of stations in the market that compete for the same demographic group, (iii) the supply of and demand for radio advertising time and (iv) the supply and pricing of alternative advertising media.

    Jacor emphasizes an aggressive local sales effort because local advertising represents a large majority of Jacor's revenues. Jacor's local advertisers include automotive, retail, financial institutions and services and health care. Each station's local sales staff solicits advertising, either directly from the local advertiser or through an advertising agency for the local advertisers. Jacor pays a higher commission rate to the sales staff for generating direct sales because Jacor believes that through a strong relationship directly with the advertiser, it can better understand the advertiser's business needs and more effectively design an advertising campaign to help the advertiser sell its product. Jacor employs personnel in each market to produce commercials for the advertisers. National advertising sales for most of Jacor's stations are made by Jacor's national sales managers in conjunction with the efforts of an independent advertising representative who specializes in national sales and is compensated on a commission-only basis.

    Jacor believes that sports broadcasting, absent unusual circumstances, is a stable source of advertising revenues. There is less competition for the sports listener, since only one radio station can offer a particular game. In addition, due to the higher degree of audience predictability, sports advertisers tend to sign contracts which are generally longer term and more stable than Jacor's other advertisers. Jacor's sales staffs are particularly skilled in sales of sports advertising.

    According to the Radio Advertising Bureau Radio Marketing Guide and Fact Book for Advertisers, 1994-1995, each week, radio reaches approximately 76.7% of all Americans over the age of 12. More than one-half of all radio listening is done outside the home, in contrast to other advertising mediums, and three out of four adults are reached by car radio each week. The average listener spends approximately three hours and 20 minutes per day listening to radio. The highest portion of radio listenership occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 85% of people over 12 years of age and, as a result, radio advertising sold during this period achieves premium advertising rates.

    Jacor believes operating multiple stations in a market gives it significant opportunities in competing for advertising dollars. Each multiple station platform better positions Jacor to access a significant share of a given demographic segment making Jacor stations more attractive to advertisers seeking to reach that segment of the population.

COMPETITION; CHANGES IN THE BROADCASTING INDUSTRY

    The radio broadcasting industry is a highly competitive business. The success of each of Jacor's stations will depend significantly upon its audience ratings and its share of the overall advertising revenue within its market. Jacor's stations will compete for listeners and advertising revenue directly with other radio stations as well as many other advertising media within their respective markets. Radio stations compete for listeners primarily on the basis of program content and by hiring high-profile talent that appeals to a particular demographic group. By building in each of its markets a strong listener base comprised of a specific demographic group, Jacor will be able to attract advertisers seeking to reach those listeners.

    In addition to management experience, factors which are material to competitive position include the station's rank among radio stations in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area, and other advertising media in that market. Jacor attempts to improve its competitive position with promotional campaigns aimed at the demographic groups targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the FCC's policies and rules permit increased joint ownership and joint operation of local radio stations. Those stations taking advantage of these joint arrangements may in certain circumstances have lower operational costs and may be able to offer advertisers more attractive rates and services.

    Jacor's audience ratings and competitive position will be subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of Jacor's stations in that market. Although Jacor believes that each of its stations will be able to compete effectively in the market, there can be no assurance that any one of its stations will be able to maintain or increase its current audience ratings and advertising revenue.

    Although the radio broadcasting industry is highly competitive, some legal restrictions on entry exist. The operation of a radio broadcast station requires a license from the FCC and the number of radio stations that can operate in a given market is limited by the availability of the FM and AM radio frequencies that the FCC will license in that market.

    Jacor's stations also compete directly for advertising revenues with other media, including broadcast television, cable television, newspapers, magazines, direct mail, coupons and billboard advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and the Internet and by digital audio broadcasting. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. Greater population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry. Jacor also competes with other radio station groups to purchase additional stations.

    The FCC has allocated spectrum for a new technology, satellite digital audio radio services ("DARS"), to deliver audio programming. The FCC has proposed, but not yet adopted licensing and operating rules for DARS, so that the allocated spectrum is not yet available for service. Jacor cannot predict when and in what form such rules will be adopted. The FCC granted a waiver in September 1995 to permit one potential DARS operator to commence construction of a DARS satellite system, with the express notice that the FCC might not license such operator to provide DARS, nor would such waiver prejudge the ongoing rule making proceeding. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and/or national audiences. Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital sound following industry analysis of technical standards. In addition, the FCC has authorized an additional 100 kHz of band width for the AM band and will soon allocate frequencies in this new band to certain existing AM station licensees that applied for migration prior to the FCC's cut-off date. At the end of a transition period, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station. None of the stations to be affiliated with the Company have sought authorizations for operations on the expanded AM band, because such signals operate at a lower power and have less coverage and thereby are not consistent with Jacor's strategic objectives.

    Television stations compete for audiences and advertising revenues with radio and other television stations and multichannel video delivery systems in their market areas and with other advertising media such as newspapers, magazines, outdoor advertising and direct mail. Competition for sales of television advertising time is based primarily on the anticipated and actually delivered size and demographic characteristics of audiences as determined by various services, price, the time of day when the advertising is to be broadcast, competition from other television stations, including affiliates of other television broadcast networks, cable television systems and other media and general economic conditions. Competition for audiences is based primarily on the selection of programming, the acceptance of which is dependent on the reaction of the viewing public, which is often difficult to predict. Additional elements that are material to the competitive position of television stations include management experience, authorized power and assigned frequency. The broadcasting industry is continuously faced with technical changes and innovations, the popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of Federal regulatory bodies, including the FCC, any of which could possibly have a material effect on a television station's operations and profits. There are sources of video service other than conventional television stations, the most common being cable television, which can increase competition for a broadcasting television station by bringing into its market distant broadcasting signals not otherwise available to the station's audience, serving as a distribution system for national satellite-delivered programming and other non-broadcast programming originated on a cable system and selling advertising time to local advertisers. Other principal sources of competition include home video exhibition, direct-to-home broadcast satellite television ("DBS") entertainment services and multichannel multipoint distribution services ("MMDS"). Moreover, technology advances and regulatory changes affecting programming delivery through fiber optic telephone lines and video compression could lower entry barriers for new video channels and encourage the development of increasingly specialized "niche" programming. The Telecom Act permits telephone companies to provide video distribution services via radio communication, on a common carrier basis, as "cable systems" or as "open video systems," each pursuant to different regulatory schemes. Jacor is unable to predict the effect that technological and regulatory changes will have on the broadcast television industry and on the future profitability and value of a particular broadcast television station.

    Recent acquisitions of, or investments in, cable multiple-system operators ("MSOs") by large exchange carriers ("LECs") by Regional Bell Operating Companies ("RBOCs") in the United States, market tests by both LECs and cable MSOs in various states, and major infrastructure upgrades announced by both LECs and cable MSOs, presage major expansion of wired communications networks and consequently their capacities to deliver video programming. The Telecom Act repealed the "telephone company/cable television cross-ownership prohibition," thereby enabling LECs, including the RBOCs, to provide cable television service in their telephone service areas. LECs may not, however, acquire more than a 10 percent ownership interest in, or enter into joint ventures with, cable systems in their telephone service areas. The Telecom Act also gives LECs the option to provide video programming services over an "open video system," or OVS, in which programming on no more than one-third of the system's channels may be selected by the LEC or its affiliates. The OVS model may be attractive to LECs because it is not subject to many of the regulatory requirements applicable to traditional cable systems, such as the requirement to obtain a local cable television franchise. In addition, a number of LECs have announced their intention to provide video programming services over MMDS "wireless cable" systems.

    In addition, the FCC authorizes DBS services throughout the United States. Currently, two FCC permittees, DirecTv and United States Satellite Broadcasting, provide subscription DBS services via high power communications satellites and small dish receivers, and other companies provide direct-to-home video service using lower powered satellites and larger receivers. Additional companies are expected to commence direct-to-home operations in the near future. DBS and MMDS, as well as other new technologies, will further increase competition in the delivery of video programming.

    Jacor cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

FEDERAL REGULATION OF BROADCASTING

    The ownership, operation and sale of stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act. On February 8, 1996, the President signed the Telecom Act. The Telecom Act, among other measures, directs the FCC to (a) eliminate the national radio ownership limits;
(b) increase the local radio ownership limits as specified in the Telecom Act;
(c) issue broadcast licenses for periods of eight years; (d) eliminate the opportunity for the filing of competing applications against broadcast renewal applications; and (e) modify the rules governing in-market radio-television ownership. Certain of these measures have been adopted by the FCC. Other provisions of the Telecom Act will be acted upon by the FCC through rule-making proceedings.

    Radio stations in the United States operate either by Amplitude Modulation
(AM), conducted on 107 different frequencies located between 540 and 1600 kilohertz (kHz) (plus 10 frequencies between 1610-1710 kHz on the newly expanded AM band) in the low frequency band of the electromagnetic spectrum, or by Frequency Modulation (FM), conducted on approximately 100 different frequencies located between 88 and 108 megahertz (MHZ) at the very high frequency band of the electromagnetic spectrum.

    Television stations in the United States operate as either Very High Frequency (VHF) stations (channels 2 through 13) or Ultra High Frequency (UHF) stations (channels 14 through 69). UHF stations in many cases have a weaker signal and therefore do not achieve the same coverage as VHF stations.

    LICENSE GRANTS AND RENEWALS. The Communications Act provides that a broadcast station license may be granted to an applicant if the grant would serve the public interest, convenience and necessity, subject to certain limitations referred to below. In making licensing determinations, the FCC considers the legal, technical, financial and other qualifications of the applicant, including compliance with the Communications Act's limitations on alien ownership, compliance with various rules limiting common ownership of broadcast, cable and newspaper properties, and the "character" of the licensee and those persons holding "attributable" interests in the licensee. Broadcast station licenses are granted for specific periods of time and, upon application, are renewable for additional terms. The Telecom Act amends the Communications Act to provide that broadcast station licenses be granted, and thereafter renewed, for a term not to exceed eight years, if the FCC finds that the public interest, convenience, and necessity would be served. The FCC has not yet implemented the change in license terms provided in the Telecom Act.

    Generally, the FCC renews licenses without a hearing. The Telecom Act amends the Communications Act to require the FCC to grant an application for renewal of a broadcast station license if: (1) the station has served the public interest, convenience and necessity; (2) there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and
(3) there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC which, taken together, would constitute a pattern of abuse. Pursuant to the Telecom Act, competing applications against broadcast renewal applications will no longer be entertained. The Telecom Act provides that if the FCC, after notice and an opportunity for a hearing, decides that the requirements for renewal have not been met and that no mitigating factors warrant lesser sanctions, it may deny a renewal application. Only thereafter may the FCC accept applications by third parties to operate on the frequency of the former licensee. The Communications Act continues to authorize the filing of petitions to deny against license renewal applications during particular periods of time following the filing of renewal applications. Petitions to deny can be used by interested parties, including members of the public, to raise issues concerning the qualifications of the renewal applicant.

    License renewals (expiring in 2003) were granted in 1996 for Jacor's Florida, Georgia, Kentucky and certain of its Ohio radio stations. Presently pending are renewal applications for six of Jacor's Ohio radio stations, two St. Louis radio stations and four Kansas City radio stations. The six Ohio radio stations are subject to a petition challenging the renewal of their licenses and those of certain other broadcasters for

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alleged failure to comply with equal employment opportunity policies. Jacor has responded to that petition and anticipates obtaining license renewals for full terms for these Ohio stations. Renewal applications will be filed in 1997 for the remainder of Jacor's station licenses that are currently due to expire in 1997. Jacor does not anticipate any material difficulty in obtaining license renewals for full terms in the future.

    Regent has obtained renewals for full terms (expiring in 2002) for its South Carolina radio stations and (expiring 2003) for its Kentucky and Indiana stations. Regent has renewal applications pending before the FCC for its Kansas City, Missouri, radio station. Regent's renewal applications for WFIA-AM and WDJX-FM, Louisville, are the subject of a petition to deny filed by a former employee against whom a non-compete provision was enforced. Renewal applications will be filed for the remainder of the Regent stations in 1997. The Gannett radio station renewal applications will be filed in 1997. Regarding other proposed acquisitions, renewal applications are presently pending for WCWA-AM and WIOT-FM, Toledo (also subject to a petition to deny on EEO grounds), and for the Palmer stations in Cedar Rapids and Des Moines. Renewal applications will be filed in 1997 for the licenses of the other stations to be acquired.

    When the FCC considers a proposed transfer of control of an FCC licensee that holds multiple FCC licenses, some of which licenses are subject to pending renewal applications, the FCC's past policy has been either to defer action on the transfer application until the pending renewals have been granted or to grant the transfer application conditioned on the transfer not being consummated until the renewals have been granted. The FCC has recently modified that policy to provide that so long as there are no unresolved issues pertaining to the qualifications of the transferor or the transferee and so long as the transferee is willing to substitute itself as the renewal applicant, the FCC will grant a transfer application for a licensee holding multiple licenses and permit consummation of the transfer notwithstanding the pendency of renewal applications for one or several of the licensee's stations. This policy should permit the parties to consummate the Regent Merger (assuming satisfaction or waiver of all other conditions and the FCC's grant of the subject application) during those periods when renewal applications are pending for one or more of the subject stations. To date, the FCC has not extended this policy to transactions where all the stations being sold are subject to renewal applications, such as involving WCWA-AM/WIOT-FM and the Palmer stations, and it is not expected that the FCC will allow the assignment of these stations to Jacor until the renewals for these stations are issued.

    LICENSE ASSIGNMENTS AND TRANSFERS OF CONTROL. The Communications Act prohibits the assignment of a license or the transfer of control of a corporation holding such a license without the prior approval of the FCC. Applications to the FCC for such assignments or transfers are subject to petitions to deny by interested parties and must satisfy requirements similar to those for renewal and new station applicants.

    OWNERSHIP RULES. Rules of the FCC limit the number and location of broadcast stations in which one licensee (or any party with a control position or attributable ownership interest therein) may have an attributable interest. The FCC, pursuant to the Telecom Act, eliminated the "national radio ownership rule." Consequently, there now is no limit imposed by the FCC to the number of radio stations one party may own nationally.

    The "local radio ownership rule" limits the number of stations in a radio market in which any one individual or entity may have a control position or attributable ownership interest. Pursuant to the Telecom Act, the FCC revised its rules to increase the local radio ownership limits as follows: (a) in markets with 45 or more commercial radio stations, a party may own up to eight commercial radio stations, no more than five of which are in the same service (AM or FM); (b) in markets with 30-44 commercial radio stations, a party may own up to seven commercial radio stations, no more than four of which are in the same service; (c) in markets with 15-29 commercial radio stations, a party may own up to six commercial radio stations, no more than four of which are in the same service; and (d) in markets with 14 or fewer commercial radio stations, a party may own up to five commercial radio stations, no more than three of which are in the same service, provided that no party may own more than 50% of the commercial stations in the market. In addition, the FCC has a "cross interest" policy that may prohibit a party with an attributable interest in one station in a market from also holding either a "meaningful" non-attributable equity interest (e.g., non-voting stock, voting stock, limited partnership interests) or key management position in another station in

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the same market, or which may prohibit local stations from combining to build or acquire another local station. The FCC is presently evaluating its cross-interest policy as well as policies governing attributable ownership interests. Jacor cannot predict whether the FCC will adopt any changes in these policies or, if so, what the new policies will be.

    Under the current rules, an individual or other entity owning or having voting control of 5% or more of a corporation's voting stock is considered to have an attributable interest in the corporation and its stations, except that banks holding such stock in their trust accounts, investment companies, and certain other passive interests are not considered to have an attributable interest unless they own or have voting control over 10% or more of such stock. The FCC is currently evaluating whether to raise the foregoing benchmarks to 10% and 20%, respectively. An officer or director of a corporation or any general partner of a partnership also is deemed to hold an attributable interest in the media license. Jacor cannot predict whether the FCC will adopt these or any other proposals.

    Under current FCC rules, shareholders of the Company with 5% or more of the outstanding votes (except for qualified institutional investors, for which the 10% benchmark is applicable), if any, are considered to hold attributable interests in the Company. Such holders of attributable interests must comply with or obtain waivers of the FCC's multiple and cross ownership limits. Other than Zell/Chilmark Fund L.P. (the holder of approximately 42% of Jacor's Common Stock), no individuals or entity has reported to the SEC that it has acquired 5% or more of the outstanding stock of Jacor; however certain qualified investors need not submit such a report until 45 days after the end of the calendar year. In the event that Jacor learns of a new attributable shareholder and if such shareholder holds interests that exceed the FCC limits on media ownership, Jacor has the corporate power to redeem stock of its shareholder to the extent necessary to be in compliance with FCC and Communications Act requirements, including limits on media ownership by attributable parties and alien ownership.

    The rules also generally prohibit the acquisition of an ownership or control position in a television station and one or more radio stations serving the same market (termed the "one-to-a-market" rule). Current FCC policy looks favorably upon waiver requests relating to television and AM/FM radio combinations in the top 25 television markets where at least 30 separately owned broadcast stations will remain after the combination. One-to-a-market waiver requests in other markets, as well as those in the top 25 television markets that involve the combination of a television station and more than one same service (AM or FM) radio station, presently are evaluated by the FCC pursuant to a fact-based, five-part, case-by-case review. The FCC also has an established policy for granting waivers that involve "failed" stations. The FCC currently is considering changes to its one-to-a-market waiver standards in a pending rule-making proceeding. The FCC also plans to review and possibly modify its current prohibitions relating to ownership or control positions in a daily newspaper and a broadcast station in the same market. In conjunction with Jacor's acquisition of the Citicasters stations, the FCC granted Jacor's request for waivers of the one-to-a-market rule to permit common ownership of radio stations and a television station in each of Cincinnati and Tampa-St. Petersburg, subject to the outcome in the pending rule-making proceeding. The FCC waiver directed that should divestiture be required as a result of that rule-making proceeding, Jacor will be required to file an application for FCC consent to sell the necessary stations within six months from the release of the FCC order in the rule-making proceeding. The Company disposed of WTSP-TV, St. Petersburg in December 1996. The sale of that station rendered moot the one-to-a-market waiver granted Jacor for radio and television ownership in Tampa-St. Petersburg. There can be no assurance that the FCC will adopt a revised one-to-a-market policy in its rule-making proceeding that would permit the Company to continue to own WKRC-TV, Cincinnati, along with all of its current Cincinnati-area radio stations. If divestitures are required, there can be no assurance that Jacor would be able to obtain full value for such stations or that such sales would not have a material adverse impact upon Jacor's business, financial condition or results of operations. In such event, Jacor's intention would be to seek reconsideration and/or appellate court review of the FCC's decision.

    Holders of non-voting stock generally will not be attributed an interest in the issuing entity, and holders of debt and instruments such as warrants, convertible debentures, options, or other non-voting interests with rights of conversion to voting interests generally will not be attributed such an interest unless and until such conversion is effected. The FCC is currently considering whether it should attribute non-voting stock, or perhaps non-voting stock interests when combined with other rights, such as voting shares

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or contractual relationships, along with its review of its other attribution policies. Jacor cannot predict whether the FCC will adopt these or other changes in its attribution policies.

    Under the Communications Act, broadcast licenses may not be granted, transferred or assigned to any corporation of which more than one-fifth of the capital stock is owned of record or voted by non-U.S. citizens or foreign governments or their representatives (collectively, "Aliens"). In addition, the Communications Act provides that no broadcast license may be held by any corporation of which more than one-fourth of the capital stock is owned of record or voted by Aliens, without an FCC public interest finding. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including general and limited partnerships. The FCC also prohibits a licensee from continuing to control broadcast licenses if the licensee otherwise falls under Alien influence or control in a manner determined by the FCC to be in violation of the Communications Act or contrary to the public interest. No officers, directors or significant shareholders of Jacor are known by Jacor to be Aliens.

    REGULATION OF BROADCAST OPERATIONS. In order to retain licenses, broadcasters are obligated, under the Communications Act, to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized regulatory procedures and requirements developed to promote the broadcast of certain types of programming responsive to the problems, needs, and interests of a station's community of license.

    The regulatory changes have provided broadcast stations with increased flexibility to design their program formats and have provided relief from some record keeping and FCC filing requirements. However, licensees continue to be required to present programming that is responsive to significant community issues and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming have been considered by the FCC when evaluating licensee renewal applications and at other times.

    Stations still are required to follow various rules promulgated under the Communications Act that regulate political broadcasts, political advertisements, sponsorship identifications, technical operations and other matters. "Equal Opportunity" and affirmative action requirements also exist. Failure to observe these or other rules can result in the imposition of monetary forfeitures or in the grant of a "short" (less than full term) license term or license revocation. The Telecom Act states that the FCC may deny, after a hearing, the renewal of a broadcast license for serious violations of the Communications Act or the FCC's rules or where there have been other violations which together constitute a pattern of abuse.

    The FCC has adopted rules regarding human exposure to levels of radio frequency ("RF") radiation. These rules require applicants for new broadcast stations, renewals of broadcast licenses or modification of existing licenses to inform the FCC at the time of filing such applications whether a new or existing broadcast facility would expose people to RF radiation in excess of certain guidelines.

    AGREEMENTS WITH OTHER BROADCASTERS. Over the past several years a significant number of broadcast licensees, including certain of Jacor's subsidiaries, have entered into cooperative agreements with other stations in their market. These agreements may take varying forms, subject to compliance with the requirements of the FCC's rules and policies and other laws. One typical example is a TBA or LMA between two separately owned stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments for its own account. Another is a JSA pursuant to which a licensee sells advertising time on both its own station or stations and on another separately owned station.

    The FCC has held that LMAs do not per se constitute a transfer of control and are not contrary to the Communications Act provided that the licensee of the station maintains complete responsibility for and control over operations of its broadcast station (including, specifically, control over station finances, personnel and programming) and complies with applicable FCC rules and with antitrust laws. At present, the FCC is considering whether it should treat as attributable multiple business arrangements among local stations, such as joint sales accompanied by debt financing. Jacor cannot predict whether the FCC would require the termination or restructuring of Jacor's JSAs or other arrangements in the future.

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    Under certain circumstances, the FCC will consider a radio station brokering time on another radio station serving the same market to have an attributable ownership interest in the brokered station for purposes of the FCC's radio multiple ownership rules. In particular, a radio station is not permitted to enter into a LMA giving it the right to program more than 15% of the broadcast time, on a weekly basis, of another local radio station which it could not own under the FCC's local radio ownership rules.

    The FCC's rules also prohibit a radio licensee from simulcasting more than 25% of its programming on another radio station in the same broadcast service (i.e., AM-AM or FM-FM) whether it owns both stations or operates both through a LMA where both stations serve substantially the same geographic area.

    LEGISLATION AND REGULATION OF TELEVISION OPERATIONS. Television stations are regulated by the FCC pursuant to provisions of the Communications Act and the FCC rules that are in many instances the same or similar to those applicable to radio stations. Besides technical differences between television and radio, principal variances in regulation relate to limits on national and local ownership, LMAs and simulcasts, children's programming requirements, advanced television service, signal carriage rights on cable systems, license terms, "V-chip" technology and network/affiliate relations.

    The current FCC rules prohibit combined local ownership or control of television stations with overlapping "Grade B" service contours (unless established waiver standards are met). An FCC rule-making proceeding is in process to determine whether to retain, modify or eliminate these local television ownership rules. The current FCC rules permit an entity to have an attributable interest in an unlimited number of television stations so long as such stations do not reach in the aggregate more than 35% of the national television audience. Additionally, the rules prohibit (with certain qualifications) the holder of an attributable interest in a television station from also having an attributable interest in a radio station, daily newspaper or cable television system serving a community located within the relevant coverage area of that television station. As noted above, the radio/television one-to-a-market rule is under review and the FCC also plans to review and possibly modify its current broadcast/daily newspaper restriction. Pursuant to the Telecom Act, the FCC eliminated the restriction of network ownership of cable systems. The FCC will monitor the response to this change to determine if additional rule changes are necessary to ensure nondiscriminatory carriage and channel positioning of nonaffiliated broadcast stations by network-owned cable systems.

    Presently, LMAs between television stations are not treated as attributable interests and there is no restriction on same-market television simulcasts. The FCC is considering in a pending rule-making proceeding whether to treat television LMAs similar to radio LMAs for multiple ownership rule purposes. Jacor's television station is not a participant in any LMAs.

    On August 8, 1996, the FCC amended its rules implementing the Children's Television Act of 1990 (the "CTA") to establish for broadcast television renewal applications filed after August 31, 1997, a "processing guideline" of at least three hours per week of educational and informational programming for children. A television station will receive FCC staff-level approval of the portion of its license renewal application pertaining to the CTA if it satisfied the processing guideline by broadcasting at least three weekly hours of "Core Programming," which is defined as education and informational programming that, among other things, (a) has serving the educational and informational needs of children "as a significant purpose," (b) has a specified educational and informational objective and a specified target child audience, (c) is regularly scheduled, weekly programming, (d) is at least 30 minute in length, and (e) airs between 7:00 a.m. and 10:00 p.m. Alternatively, a station may qualify for staff-level approval even if it broadcasts "somewhat less" than three hours per week of Core Programing by demonstrating that it has aired a weekly package of different types of educational and informational programming that it "at least equivalent" to three hours of Core Programming. A licensee that does not meet the processing guideline under either of these alternatives will be referred by the FCC's staff to the Commissioners of the FCC, who will evaluate the licensee's compliance with CTA on the basis of both its programming and its other efforts related to children's educational and informational programming. A television station ultimately found not to have complied with the CTA could face sanctions including monetary fines and the possible non-renewal of its broadcast license.

    The FCC is conducting a rule-making proceeding to devise a table of channel allotments in connection with the introduction of "advanced" or "high definition" television service ("DTV"). The FCC has preliminarily decided to allot a second broadcast channel to each full-power commercial television station

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for DTV operation. According to this preliminary decision, stations would be permitted to phase in their DTV operations over a period of several years following adoption of a final table of allotments, after which they would be required to surrender their non-DTV channel. The FCC has proposed allotting all full-service television stations a second broadcast channel for digital operation that substantially replicates the service areas of their existing stations. Under this proposal, most stations, including Jacor's station, would receive a digital channel assignment in the "core spectrum" between channels 7 and 51. This proposal is open for public comment. During the past year, Congress has considered proposals that would require incumbent broadcasters to bid at auctions for the additional spectrum required to effect a transition to DTV, or alternatively, would assign additional DTV spectrum to incumbent broadcasters and require the early surrender of their non-DTV channel for sale by public auction. It is not possible to predict if, or when, any of these proposals will be adopted or the effect, if any, adoption of such proposals would have on Jacor's television station.

    FCC regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") require each television broadcaster to elect, at three-year intervals beginning June 17, 1993, either to
(a) require carriage of its signal by cable systems in the station's market ("must-carry") or (b) negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market ("retransmission consent"). In a 2-1 decision issued on December 13, 1995, a special three-judge panel of the U.S. District Court for the District of Columbia upheld the constitutionality of the must-carry provisions. The District Court's decision has been appealed to the U.S. Supreme Court, which will hear the appeal during its 1996-1997 term, with a decision expected in the second calendar quarter of 1997. In the meantime, the FCC's must-carry regulations implementing the Cable Act remain in effect. Jacor cannot predict the outcome of the Supreme Court review of the case.

    Until the passage of the Telecom Act, television licenses were granted and renewed for a maximum of five years. The Telecom Act amends the Communications Act to provide that broadcast station licenses be granted, and thereafter renewed, for a term not to exceed eight years, if the FCC finds that the public interest, convenience, and necessity would be served. The FCC has not yet implemented the change in license terms provided in the Telecom Act. The Telecom Act also requires the broadcast and cable industries to develop and transmit an encrypted rating that would permit the blocking of violent or indecent video programming and allow telephone companies to operate cable television systems in their own service areas.

    Jacor's Cincinnati television station is a CBS-network affiliate and a VHF station. The FCC currently is reviewing certain of its rules governing the relationship between broadcast television networks and their affiliated stations. The FCC is conducting a rule-making proceeding to examine its rules prohibiting broadcast television networks from representing their affiliated stations for the sale of non-network advertising time and from influencing or controlling the rates set by their affiliates for the sale of such time. Separately, the FCC is conducting a rule-making proceeding to consider the relaxation or elimination of its rules prohibiting broadcast networks from (a) restricting their affiliates' right to reject network programming; (b) reserving an option to use specified amounts of their affiliates' broadcast time; and (c) forbidding their affiliates from broadcasting the programming of another network; and to consider the relaxation of its rule prohibiting network-affiliated stations from preventing other stations from broadcasting the programming of their network.

    PROPOSED CHANGES. The FCC has not yet implemented formally certain of the changes to its rules necessitated by the Telecom Act. Moreover, the Congress and the FCC have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, (i) affect the operation, ownership and profitability of Jacor and its broadcast stations, (ii) result in the loss of audience share and advertising revenues of Jacor's radio broadcast stations, (iii) affect the ability of Jacor to acquire additional broadcast stations or finance such acquisitions, (iv) affect current cooperative agreements and/or financing arrangements with other radio broadcast licensees, or (v) affect Jacor's competitive position in relationship to other advertising media in its markets. Such matters include, for example, changes to the license authorization and renewal process; proposals to revise the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in broadcasting; proposals to alter the benchmarks or thresholds for attributing ownership interest in broadcast media; proposals to change rules or policies relating to political broadcasting; changes to technical and frequency allocation matters, including those relative to the implementation of digital

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audio broadcasting on both a satellite and terrestrial basis; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership, alien ownership and cross-ownership policies; proposals to allow greater telephone company participation in the delivery of audio and video programming; proposals to limit the tax deductibility of advertising expenses by advertisers; potential auctions for DTV or non-DTV television spectrum; the implementation of "V-chip" technology; and changes to children's television programming requirements, signal carriage rights on cable systems and network affiliate relations.

    Although Jacor believes the foregoing discussion is sufficient to provide the reader with a general understanding of all material aspects of FCC regulations that affect Jacor, it does not purport to be a complete summary of all provisions of the Communications Act or FCC rules and policies. Reference is made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information.

    ANTITRUST CONSIDERATIONS. Certain acquisitions by Jacor of broadcasting companies, radio station groups or individual radio stations will be subject to review by the Antitrust Division and the FTC pursuant to the provisions of the HSR Act. Generally, acquisitions involving assets valued at $15.0 million or more, and certain acquisitions of voting securities, come within the purview of the HSR Act. Although it is likely that many proposed acquisitions will not require the parties to the transaction to comply with the HSR Act, or if such compliance is required, will result in rapid clearance by the antitrust agencies, in certain instances, the antitrust agencies may choose to investigate the proposed acquisition, particularly if it appears that such acquisition will result in substantial concentration within a specific market. Any decision by an antitrust agency to challenge a proposed acquisition could affect the ability of Jacor to consummate the proposed acquisition, or to consummate the acquisition on the proposed terms.

    The Antitrust Division and the FTC determine between themselves which agency is to take a closer look at a proposed transaction. The Antitrust Division or the FTC, as the case may be, may then issue a formal request for additional information ("the Second Request"). Under the HSR Act, if a Second Request is issued, the waiting period then would be extended and would expire at 11:59 p.m., on the twentieth calendar day after the date of substantial compliance by both parties with such Second Request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the parties. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

CORPORATE HISTORY

    Jacor began operations in January 1981 with the acquisition of three small religious-format radio stations. Through 1986, Jacor expanded its operations into progressively larger and more competitive markets purchasing twelve stations in seven markets for an aggregate purchase price in excess of $94.0 million. These acquisitions were financed primarily through borrowings.

    In January 1993, Jacor completed the restructuring of approximately $140.0 million of indebtedness. The restructuring principally consisted of (i) an initial equity infusion of approximately $6.0 million by Zell/Chilmark, (ii) a conversion of approximately $81.5 million of debt into equity (iii) a conversion of every share of Jacor's common stock outstanding prior to the restructuring into a fewer number of shares and warrants, (iv) a conversion of every share of Jacor's preferred stock outstanding prior to the restructuring into a fewer number of shares and warrants, and (v) an increase in the authorized capital stock to 44,000,000 shares.

    In July 1993, Jacor completed the acquisition of radio station KAZY-FM in Denver, Colorado. Effective January 1, 1994, Jacor acquired an interest in Critical Mass Media, Inc. ("CMM") from Jacor's President. In March 1994, Jacor entered into an agreement to acquire the assets of radio station WPPT-FM (formerly WIMJ) in Cincinnati, Ohio. In May 1994, Jacor completed the sale of the business and substantially all the assets of its wholly owned subsidiary, Telesat Cable TV, Inc. In 1994, Jacor acquired the call letters, programming and certain contracts of radio station KBPI-FM in Denver,

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Colorado, the call letters, programming and certain contracts of radio stations
WCKY-AM in Cincinnati, Ohio, radio station KTLK-AM in Denver, Colorado and radio station WWST-FM in Knoxville, Tennessee. In August 1995, Jacor acquired certain operating assets of radio stations WDUV-FM and WBRD-AM in Tampa, Florida. In 1995, Jacor acquired the call letters, programming and certain contracts of radio station WOFX-FM in Cincinnati, Ohio, and acquired radio stations WSOL-FM, WJBT-FM and WZAZ-AM in Jacksonville, Florida. See Notes 3 and 4 of the Notes to Jacor's Consolidated Financial Statements.

ENERGY AND ENVIRONMENTAL MATTERS

    Jacor's source of energy used in its broadcasting operations is electricity. No limitations have been placed on the availability of electrical power, and management believes its energy sources are adequate. Management believes that Jacor is currently in material compliance with all statutory and administrative requirements as related to environmental quality and pollution control.

EMPLOYEES

    As of December 31, 1996, Jacor employed approximately 3,500 persons, 2,500 on a full-time and 1,000 on a part-time basis. Each Jacor station has its own complement of employees which generally include a general manager, sales manager, operations manager, business manager, advertising sales staff, on-air personalities and clerical personnel.

PROPERTIES/FACILITIES

    Jacor leases approximately 16,244 square feet for its corporate offices in Covington, Kentucky under a lease expiring in 2008 with a five-year renewal option. Jacor also owns and leases space for the office and studio facilities at its radio station locations throughout the United States. The same is true for Jacor's tower sites and antennae.

    Expansion of Jacor's operations generally comes from the acquisition of stations and their facilities and ordinarily does not create a need for additional space at existing locations, although the emergence of LMAs and JSAs with other stations in Jacor's existing markets could create such a need. Any future need for additional office and studio space at existing locations will be satisfied by the construction of additions to the Jacor-owned facilities and, in the case of leased facilities, the lease of additional space or the relocation of the office and studio. Jacor's office and studio facilities are all located in downtown or suburban office buildings and are capable of being relocated to any suitable office facility in the station market area. Similarly, although many of Jacor's tower sites are strategically located, all are capable of being relocated to suitable sites in their particular station market areas.

    Jacor owns substantially all of its equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by Jacor's stations are in generally good condition. In management's opinion, the quality of the signals range from good to excellent, and Jacor is committed to maintaining and updating its equipment and transmission facilities in order to achieve the best possible signal in the market area.

    Although Jacor believes its properties are generally adequate for its operations, opportunities to upgrade facilities are continuously reviewed.

    See Notes 7 and 11 of Notes to Jacor's Consolidated Financial Statements included elsewhere herein for a description of encumbrances against Jacor's properties and Jacor's rental obligations.

LITIGATION

    From time to time, Jacor becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of Jacor's management, there are no material legal proceedings pending against Jacor.

                         SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT OF JACOR

    The following table sets forth, as of December 31, 1996, the number of shares and percentage of Common Stock beneficially owned by each person who is known to Jacor to be the beneficial owner of more than 5% of Jacor Common Stock, by each of Jacor's directors, and by all of Jacor's executive officers and directors as a group.

BENEFICIAL OWNERS AND MANAGEMENT

                                                                AMOUNT AND NATURE                PERCENT OF       PERCENT OF
                                                                  OF BENEFICIAL                   CLASS(2)         CLASS(2)
NAME OF BENEFICIAL OWNER                                          OWNERSHIP(1)                 PRIOR TO MERGER   AFTER MERGER
-------------------------------------------------------------  -------------------             ---------------   ------------
5% OR MORE BENEFICIAL OWNERS

Zell/Chilmark Fund L.P.......................................  13,349,720(3)                          42.7%           38.3%
David M. Schulte.............................................  13,349,720(4)                          42.7%           38.3%
Samuel Zell..................................................  13,349,720(4)                          42.7%           38.3%
American Financial Group, Inc. and related reporting            2,182,589(5)
  persons....................................................                                          6.5%            5.9%

MANAGEMENT

John W. Alexander............................................      40,000(6)                       *                *
Rod F. Dammeyer..............................................  13,366,720(4)(7)                       42.7%           38.4%
F. Philip Handy..............................................      60,100(8)                       *                *
Marc Lasry...................................................      27,000(6)                       *                *
Robert L. Lawrence...........................................     501,275(9)                           1.6%            1.4%
Randy Michaels...............................................     642,022(10)(11)                      2.1%            1.8%
Sheli Z. Rosenberg...........................................  13,360,270(4)(12)                      42.7%           38.3%
All executive officers and directors as a group (16            15,032,720(13)
  persons)...................................................                                         48.0%           43.1%

------------------------

  * Less than 1%

 (1) The Commission has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership of a security within 60 days. The number of shares indicated is owned with sole voting and investment power unless otherwise noted and includes certain shares held in the name of family members, trusts and affiliated companies as to which beneficial ownership may be disclaimed. The number of shares indicated includes shares of Jacor Common Stock issuable pursuant to options granted under Jacor's 1993 Stock Option Plan and which have vested.

 (2) Under rules promulgated by the Commission, any securities not outstanding that are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Percentages have been calculated based upon 31,294,338 shares of Jacor Common Stock outstanding prior to the Merger and 34,844,338 shares outstanding after the Merger, assuming that 3,550,000 shares are issued in the Merger.

 (3) The address of Zell/Chilmark is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Zell/ Chilmark is a Delaware limited partnership controlled by Samuel Zell and David M. Schulte, former directors of the Company, as follows: the sole general partner of Zell/Chilmark is ZC Limited Partnership ("ZC Limited"); the sole general partner of ZC Limited is ZC Partnership; the sole general partners of ZC Partnership are ZC, Inc. and CZ, Inc.; Mr. Zell is the sole shareholder of ZC, Inc.; and Mr. Schulte is the sole shareholder of CZ, Inc.

 (4) All shares beneficially owned by Zell/Chilmark (see Note (3) above) are included in the shares beneficially owned by Messrs. Zell, Schulte and Dammeyer and Mrs. Rosenberg, who constitute all of the members of the management committee of Z/C Limited. The address of Mr. Schulte is 875 North Michigan Avenue, Suite 2100, Chicago, Illinois 60606. The address of Mr. Zell is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60611. Mr. Schulte indirectly shares beneficial ownership of a 20% limited partnership interest in ZC Limited, and Mr. Zell indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited.

 (5) On September 20, 1996, American Financial Group, Inc., American Financial Corporation, American Enterprises, Inc., Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner filed, as a group, a Schedule 13D reporting beneficial ownership as of September 18, 1996 of 2,182,589 shares of Jacor Common Stock issuable upon the exercise of 10,723,949 warrants issued to such entities and persons in the Citicasters Merger. The address of such entities and persons in One East Fourth Street, Cincinnati, Ohio 45202.

 (6) Includes vested options to purchase 17,000 shares.

 (7) Includes vested options to purchase 17,000 shares. Mr. Dammeyer indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited. See Note (3) above.

 (8) Includes vested options to purchase 17,000 shares. Of the shares indicated, 100 shares are held by Mr. Handy's spouse, as to which Mr. Handy disclaims beneficial ownership. Also includes 13,000 shares held by H.H. Associates Trust of which Mr. Handy is co-trustee.

 (9) Includes vested options to purchase 491,060 shares. Of the shares indicated, 397 shares are owned by members of Mr. Lawrence's family.

(10) Includes vested options to purchase 431,000 shares. The number of shares indicated includes shares held as co-trustee under the Jacor Communications, Inc. Retirement Plan (the "Retirement Plan"). See Note (10) below. Also includes 15 shares owned by Mr. Michaels' wife, as to which Mr. Michaels disclaims beneficial ownership. Does not include 300,000 shares subject to a contingent right of acquisition held by a corporation owned by Mr. Michaels.

(11) Includes 199,654 shares held under the Retirement Plan with respect to which Mr. Michaels and two other executive officers of Jacor, as co-trustees, share voting and investment power. Of these 199,654 shares, 3,420 shares are beneficially owned by Mr. Michaels.

(12) Includes vested options to purchase 7,000 shares. Mrs. Rosenberg indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited. See Note (3) above.

(13) Includes 55,340 shares issuable pursuant to warrants, vested options to purchase 1,359,947 shares and 199,654 shares held under the Retirement Plan. Does not include an aggregate of 18,700 stock units granted in July 1996 to Jacor's five non-employees directors (3,740 stock units to each director) in lieu of cash director fees and a special bonus. Such units are convertible into Jacor Common Stock upon the earlier of such a director no longer serving as a director or, except for units issued to Mr. Dammeyer, when the value of Jacor Common Stock equals or exceeds $53.50 per share for five consecutive trading days. Also does not include an aggregate of 22,487 stock units granted in November 1996 to certain executive officers of Jacor (9,569 stock units to each of Messrs. Michaels and Lawrence). Such units are convertible into Jacor Common Stock at the earlier of the executive officer's retirement, death, permanent disability or separation from service or upon a change in control of Jacor.

                               BUSINESS OF REGENT

    Regent, founded in September 1993, is in the business of owning radio stations. As of December 31, 1996, Regent entities owned 15 radio stations located in five broadcast areas in the United States: Kansas City, Salt Lake City, Las Vegas, Louisville and Charleston, S.C. Effective December 1, 1996, Regent entered into the TBA with CitiCo whereby CitiCo provides programming for the Regent Stations.

    RECENTLY COMPETED ACQUISITIONS AND DISPOSITIONS. In April 1996, Regent sold substantially all of the assets (excluding cash and accounts receivable) of WLQT-FM and WDOL-FM in Dayton for $12.0 million in cash. Also, Regent acquired radio stations WEZL-FM and WXLY-FM in Charleston, S.C. for $11.1 million in cash.

    In October 1996, Regent acquired substantially all of the assets of WVEZ-FM in Louisville for $12.1 million in cash. In addition, Regent sold radio stations WHKW-AM in Louisville and KKDD-AM in Las Vegas for $1.0 million and $0.6 million, respectively, in cash.

    In November 1996, Regent acquired substantially all of the assets of radio station KZHT-FM in Salt Lake City for $5.0 million in cash. Regent also purchased all of the stock of Bountiful Broadcasting, Inc., owner of KURR-FM in Salt Lake City, for $6.0 million in cash.

    PENDING REGENT TRANSACTIONS. In addition to the Merger Agreement, Regent in July 1996 entered into the KWNR Reorganization Agreement whereby Regent would purchase all of the outstanding stock of SRLV, owner of KWNR-FM in Las Vegas, for $9.0 million in cash and 480,000 shares of a new series of convertible preferred stock. Simultaneous with the execution of the Merger Agreement, Regent, Jacor, SRLV and SFE, the sole shareholder of SRLV, entered into the KWNR Letter Agreement, which provides that: (i) if the Merger is consummated, immediately following the Merger SRLV would merge with and into Jacor, with Jacor as the surviving corporation, and Jacor would pay consideration to SFE an amount equal to the number of shares of Jacor Common Stock and Merger Warrants that a holder of 480,000 shares of preferred stock of Regent would be entitled to receive in the Merger, plus any additional consideration the SFE would be entitled to under the Merger Agreement, or (ii) if the Merger Agreement is terminated prior to the Closing Date, SRLV would merge with and into Regent pursuant to the terms and conditions of the KWNR Reorganization Agreement. Jacor has informed Regent that it intends to exercise the Cash Election and pay Cash Consideration to holders of Regent Stock. Notwithstanding a Cash Election by Jacor, pursuant to the KWNR Letter Agreement, the sole stockholder of SRLV will be entitled to receive the Stock Consideration, which would amount to 457,104 shares of Jacor Common Stock (assuming an average value of $26.50 for a share of Jacor Common Stock on the Determination Date). See "THE MERGER--Conversion of Regent Stock for the Merger Consideration."

    In December 1996, Regent entered into an agreement to acquire substantially all of the assets of radio station KBGO-FM in Las Vegas for $3.0 million in cash.

    Regent's pending transactions are subject to various conditions, including approval by the FCC.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF REGENT

    The following table sets forth, as of December 31, 1996, the number of shares and percentage of Regent Common Stock beneficially owned by each person who is known to Regent to be the beneficial owner of more than 5% of the Regent outstanding Capital Stock by each of Regent's directors and nominees for election as directors, by Regent's executive officers and by all of Regent's executive officers and directors as a group.

BENEFICIAL OWNERS AND MANAGEMENT

                                                                       AMOUNT AND NATURE
                                                                         OF BENEFICIAL     PERCENT OF ALL
NAME OF BENEFICIAL OWNER(1)                                               OWNERSHIP(2)       CLASSES(3)
---------------------------------------------------------------------  ------------------  ---------------
5% OR MORE BENEFICIAL OWNERS
Arthur S. DeMoss Foundation..........................................        274,666                7.2%
Electra Investment Trust PLC.........................................        666,667               17.4%
JG Partnership, Ltd..................................................        301,000                7.9%
LN Investment Capital Limited Partnership............................        245,907                6.4%
Richland Ventures, L.P...............................................        233,333                6.1%
South Atlantic Venture Fund II, Limited Partnership..................        320,000                8.4%
Southwest Florida Enterprises, Inc...................................        480,000(4)            11.2%

MANAGEMENT
Donald W. Burton.....................................................        490,000(5)            12.8%
Michael J. Connelly..................................................        256,478(6)             6.7%
J. David Grissom.....................................................        346,000                9.1%
Terry S. Jacobs......................................................        222,000(7)             5.4%
David A. Jones, Jr...................................................        350,000(8)             9.2%
William H. Lomicka...................................................         64,000                1.7%
W. Patrick Ortale, III...............................................        423,333(9)            11.1%
William L. Stakelin..................................................        136,733(10)            3.3%
George E. Willett....................................................         20,000(11)          *
John L. Pouschine....................................................          *                  *
All executive officers and directors as a group (persons)............      2,308,544(12)           56.1%

------------------------

  * Less than 1%

 (1) Regent stockholders that are investment funds may distribute to the owners of such funds the Jacor Common Stock and Merger Warrants received as Merger Consideration.

 (2) The Commission has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership of a security within 60 days. The number of shares indicated is owned with sole voting and investment power unless otherwise noted and includes certain shares held in the name of family members, trusts and affiliated companies as to which beneficial ownership may be disclaimed. The number of shares indicated also includes shares of Regent Class A common stock and Class B common stock issuable pursuant to options granted to management which will have vested prior to the merger.

 (3) Under the rules promulgated by the Commission, any securities not outstanding that are subject to the options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of the classes owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

 (4) These shares consist of the Regent Preferred Stock to be received by SRLV under the KWNR Reorganization Agreement in the event the Merger is not consummated. However, if the Merger is consummated, SRLV will not receive any shares of Regent Preferred Stock; instead, under the KWNR Letter Agreement, SRLV would merge with and into Jacor, with Jacor as the surviving corporation, and would receive the amount of Jacor Common Stock that a holder of 480,000 shares of Regent Stock would be entitled to receive under the Merger.

 (5) All shares owned by South Atlantic Venture Fund II, Limited Partnership and South Atlantic Venture Fund III, Limited Partnership are included in the shares owned by Mr. Burton. Mr. Burton is a director of the Company and managing general partner of South Atlantic Venture Partners II, Limited Partnership, the general partner of South Atlantic Venture Fund II, Limited Partnership, a stockholder of Regent, and managing general partner of South Atlantic Venture Partners III, Limited Partnership, the general partner of South Atlantic Venture Fund III, Limited Partnership, a stockholder of the Company.

 (6) All shares owned by LN Investment Capital Limited Partnership are included in the shares owned by Mr. Connelly. Mr. Connelly is a director of Regent and managing general partner of LN Investment Capital Limited Partnership, a stockholder of Regent.

 (7) Includes vested options to purchase 50,000 shares of Class B common stock and 75,000 shares of Class A common stock.

 (8) All shares owned by Chrysalis Ventures Limited Partnership and JG Partnership, Ltd. are included in the shares owned by Mr. Jones. Mr. Jones is a director of Regent and Secretary/Director of Chrysalis Ventures, Inc., the general partner of Chrysalis Ventures Limited Partnership, a stockholder of Regent which also has investment power for JG Partnership, Ltd. pursuant to a management agreement.

 (9) All shares owned by Richland Ventures, L.P. and Lawrence, Tyrrell, Ortale & Smith, II, L.P. are included in the shares owned by Mr. Ortale. Mr. Ortale is a director of Regent and general partner of Richland Partners, the sole general partner of Richland Ventures, L.P., a stockholder of Regent, and general partner of LTOS II Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, II, L.P., a stockholder of Regent.

(10) Includes vested options to purchase 100,000 shares of Class A common stock.

(11) Includes vested options to purchase 20,000 shares of Class A common stock.

(12) Includes vested options to purchase 195,000 shares of Class A common stock and 50,000 Class B common stock.

                       DESCRIPTION OF JACOR CAPITAL STOCK

    Jacor's Certificate of Incorporation authorizes 104,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, 2,000,000 shares are Class A Preferred Stock, $.01 par value and 2,000,000 shares are Class B Preferred Stock, $.01 par value (together with the Class A Preferred Stock, the "Preferred Stock"). As of December 31, 1996, 31,294,338 shares of Common Stock were issued and outstanding.

COMMON STOCK

    Under Jacor's Certificate of Incorporation and Delaware law, the holders of Common Stock have no preemptive rights and the Common Stock has no redemption, sinking fund, or conversion privileges. The holders of Common Stock are entitled to one vote for each share held on any matter submitted to the stockholders and do not have the right to cumulate their votes in the election of director. All corporate action requiring stockholder approval, unless otherwise required by law, Jacor's Certificate of Incorporation or its Bylaws, must be authorized by a majority of the votes cast. Approval of only a majority of the outstanding voting shares is required to effect (i) an amendment to Jacor's Certificate of Incorporation, (ii) a merger or consolidation, and (iii) a disposition of all or substantially all of Jacor's assets. A majority of the directors on the Jacor Board, as well as a majority of the outstanding voting shares, have the ability to amend the Jacor Bylaws.

    In the event of liquidation, each share of Common Stock is entitled to share ratably in the distribution of remaining assets after payment of all debts, subject to the prior rights in liquidation of any share of preferred stock issued. Holders of shares of Common Stock are entitled to share ratably in such dividends as the Jacor Board of Directors, in its discretion, may validly declare from funds legally available therefor, subject to the prior rights of holders of shares of Jacor's preferred stock as may be outstanding from time to time. Certain restrictions on the payment of dividends are imposed under the Credit Facility. See "Risk Factors--Lack of Dividends; Restrictions on Payments of Dividends."

CLASS A AND CLASS B PREFERRED STOCK

    No shares of Preferred Stock have been issued. The Class A Preferred Stock has full voting rights. The Class B Preferred Stock has no voting rights except as otherwise provided by law or as lawfully fixed by the Board of Directors with respect to a particular series.

    Jacor's Certificate of Incorporation authorizes the Jacor Board to provide from time to time for the issuance of the shares of Preferred Stock and by resolution to establish the terms of each such series, including (i) the number of shares of the series and the designation thereof, (ii) the rights in respect of dividends on the shares, (iii) liquidation rights, (iv) redemption rights,
(v) the terms of any purchase, retirement or sinking fund to be provided for the shares of the series, (vi) terms of conversion, if any, (vii) restrictions, limitations and conditions, if any, on issuance of indebtedness of Jacor, (viii) voting rights; and (ix) any other preferences and other rights and limitations not inconsistent with law, the Certificate of Incorporation, or any resolution of the Jacor Board.

    The issuance of Preferred Stock, while providing flexibility in connection with the possible acquisitions and other corporate purposes, could among other things adversely affect the rights of holders of Common Stock, and, under certain circumstances, make it more difficult for a third party to gain control of Jacor. In the event that shares of Preferred Stock are issued and convertible into shares of Common Stock the holders of Common Stock may experience dilution.

CITICASTERS WARRANTS

    Jacor issued the Citicasters Warrants pursuant to the terms of the Citicasters Merger agreement. If all of the Citicasters Warrants are exercised, 4,400,000 shares of Jacor Common Stock would be issued. Each Citicasters Warrant initially entitles the holder thereof to purchase .2035247 of a share of Jacor Common Stock at a price of $28.00 per full share (the "Citicasters Price"). The Citicasters Price and the number of shares of Jacor Common Stock issuable upon the exercise of each Citicasters Warrant are subject to adjustment in certain events described below. Each Citicasters Warrant may be exercised until 5:00 p.m., Eastern Time, on September 18, 2001 (the "Citicasters Expiration Date") in accordance with the terms of the Citicasters Warrants and Citicasters warrant agreement. To the extent that any Citicasters Warrant remains outstanding after such time, such unexercised Citicasters Warrant will automatically terminate.

    Citicasters Warrants may be exercised by surrendering to the warrant agent a signed Citicasters Warrant certificate together with the form of election to purchase on the reverse thereof indicating the warrantholder's election to exercise all or a portion of the Citicasters Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Citicasters Price in respect of the Citicasters Warrant to be exercised, which payment may be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof payable to the order of Jacor. No adjustments as to cash dividends with respect to the Jacor Common Stock will be made upon any exercise of Citicasters Warrants.

    If fewer than all of the Citicasters Warrants evidenced by any certificate are exercised, the warrant agent will deliver to the exercising warrantholder a new Citicasters Warrant certificate representing the unexercised Citicasters Warrants. Jacor will not be required to issue fractional shares of Jacor Common Stock upon exercise of any Citicasters Warrant and in lieu thereof will pay in cash an amount equal to the same fraction of the closing price per share of the Jacor Common Stock, determined as provided in the Citicasters warrant agreement. Jacor has reserved for issuance a number of shares of Jacor Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Citicasters Warrants.

    A Citicasters Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to Jacor the issuance of Jacor Common Stock upon such exercise would cause Jacor to be in violation of the Communications Act or the rules and regulations in effect thereunder.

    The number of shares of Jacor Common Stock purchasable upon the exercise of each Citicasters Warrant and the Citicasters Price are subject to the adjustment in connection with (i) the issuance of a stock dividend to holders of Jacor Common Stock, a combination or subdivision or issuance by reclassification of Jacor Common Stock; (ii) the issuance of rights, options or warrants to all holders of Jacor Common Stock without charge to such holders to subscribe for or purchase shares of Jacor Common Stock at a price per share which is lower than the current market price; and (iii) certain distributions by Jacor to the holders of Jacor Common Stock of evidences of indebtedness or of its assets (excluding cash dividends, or distributions out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Citicasters Warrant Agreement. Notwithstanding the foregoing, no adjustment in the number of shares of Jacor Common Stock issuable upon the exercise of Citicasters Warrants will be required until such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Jacor Common Stock purchasable upon the exercise of each Citicasters Warrant. In addition, Jacor may at its option reduce the Citicasters Price.

    In case of any consolidation or merger of Jacor with or into another corporation, or any sale, transfer or lease to another corporation of all or substantially all of the property of Jacor, the Citicasters warrant agreement requires that effective provisions be made so that each holder of an outstanding Citicasters Warrant will have the right thereafter to exercise the Citicasters Warrant for the kind and amount of securities and property receivable in connection with such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Jacor Common Stock for which such Citicasters Warrant were exercisable immediately prior thereto. In addition, if Jacor takes any action prior to the issuance of the Citicasters Warrants that would have required an adjustment in the exercise price of the Citicasters Warrants or in the number of shares purchasable upon exercise of the Citicasters Warrants, then the exercise price of the Citicasters Warrants or such number of shares will be adjusted upon issuance of the Citicasters Warrants to give effect to the adjustment which would have been required as a result of such action.

    The Citicasters warrant agreement may be amended or supplemented without the consent of the holders of Citicasters Warrants to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained therein, or to make such other necessary or desirable changes which shall not adversely affect interest of the warrantholders. Any other amendment to the Citicasters warrant agreement requires the consent of warrantholders representing not less than 50% of the Citicasters Warrants then outstanding provided that no change in the number or nature of the securities purchasable upon the exercise of any Citicasters Warrant, or the Citicasters Price therefor, or the acceleration of the Citicasters Expiration Date, and no change in the antidilution provisions which would adversely affect the interest of the holders of Citicasters Warrants, shall be made without the consent of the holder of such Citicasters Warrant, other than such changes as are specifically prescribed by the Citicasters warrant agreement or are made in compliance with the applicable law.

    No holder of Citicasters Warrants is entitled to vote or receive dividends or be deemed for any purpose the holder of Jacor Common Stock until the Citicasters Warrants are properly exercised as provided in the Warrant Agreement.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Jacor Common Stock is KeyCorp Shareholder Services, Inc.

                    DESCRIPTION OF OTHER JACOR INDEBTEDNESS

    Jacor expects that the funds necessary to pay any Cash Consideration and to consummate the Merger will be paid from cash held by Jacor, borrowings under the Credit Facility and proceeds from the sale by JCC of the 1996 9 3/4% Notes. In addition to this indebtedness, Jacor has the following debt securities outstanding.

1996 10 1/8% NOTES

    In June 1996, Jacor and JCAC, Inc., a Florida corporation ("JCAC") and wholly-owned subsidiary of Jacor which was merged with and into Citicasters (now known as JCC) in September 1996, consummated the sale by JCAC of $100.0 million aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2006 (the "1996 10 1/8% Notes"). JCAC loaned the net proceeds of the sale of the 1996
10 1/8% Notes (the "1996 10 1/8% Notes Offering") to Jacor in connection with the financing for the Citicasters Merger. Upon the consummation of that merger, the 1996 10 1/8% Notes became obligations of Citicasters.

    The 1996 10 1/8% Notes will mature on June 15, 2006. The 1996 10 1/8% Notes bear interest at the rate per annum of 10 1/8% from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996, to the persons in whose names such 1996 10 1/8% Notes are registered at the close of business on the June 1 or December 1 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The trustee under the indenture for the 1996 10 1/8% Notes (the "1996 10 1/8% Note Indenture") authenticated and delivered the Notes for original issue in an aggregate principal amount of $100.0 million.

    The 1996 10 1/8% Notes are not redeemable at JCC's option before June 15, 2001. Thereafter, the 1996 10 1/8% Notes are subject to redemption at the option of JCC, at redemption prices declining from 105.063% of the principal amount for the twelve months commencing June 15, 2001 to 100% on and after June 15, 2004, plus in each case, accrued and unpaid interest thereon to the applicable redemption date.

    The 1996 10 1/8% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of JCC to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC is required to offer to repurchase all outstanding 1996 10 1/8% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 1996 10 1/8% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purchase on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 1996 10 1/8% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 1996 10 1/8% Note Indenture will result in a default under the Credit Facility.

    A Change of Control under the indenture governing the 1996 10 1/8% Notes means any transaction or series of transactions in which any of the following occurs: (i) any person or group (within the meaning of Rule 13d-3 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act), other than Zell/ Chilmark or any of its Affiliates, becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (A) greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC, or the surviving person (if other than JCC), or (B) greater than 20% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC, or the surviving person (if other than JCC), and such person or group has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of JCC; or (ii) JCC consolidates with or merges into another person, another person consolidates with or merges into JCC, JCC issues shares of its Capital Stock or all or substantially all of the assets of JCC are sold, assigned, conveyed, transferred, leased or otherwise disposed of to any person as an entirety or substantially as an entirety in one transaction or a series of related transactions and the effect of such consolidation, merger, issuance or sale is as described in clause (i) above.

    Events of default under the 1996 10 1/8% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness therefore includes the Credit Facility, the LYONs (as defined herein) and the 1996 9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

1994 9 3/4% NOTES

    The 9 3/4% Senior Subordinated Notes due 2004 (the "1994 9 3/4% Notes") are general unsecured obligations of JCC and are subordinated in rights of payment to all Senior Indebtedness (as defined in the 1994 9 3/4% Note Indenture). The 1994 9 3/4% Notes were issued pursuant to an Indenture between Citicasters (now known as JCC) and Shawmut Bank Connecticut, National Association, as Trustee (the "1994 9 3/4% Note Indenture").

    Following Jacor's repurchase of $15.0 million of the 1994 9 3/4% Notes subsequent to the 1996 9 3/4% Notes Offering, the December 31, 1996 aggregate outstanding principal amount of the 1994 9 3/4% Notes was $3.1 million. The 1994 9 3/4% Notes mature on February 15, 2004, and accrue interest at the rate of 9 3/4% per annum.

    The 1994 9 3/4% Notes are not redeemable at JCC's option before February 15, 1999 (other than in connection with certain public offerings of JCC Common Stock, as described below). Thereafter, the 1994 9 3/4% Notes are subject to redemption at the option of JCC, at redemption prices declining from 104.875% of the principal amount for the twelve months commencing February 15, 1999 to 100.00% on and after February 15, 2002, plus, in each case, accrued and unpaid interest thereon to the applicable redemption date.

    In addition, at any time on or before February 15, 1999, (i) up to 25% of the aggregate principal amount of the 1994 9 3/4% Notes may be redeemed at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest, out of the net proceeds of public offerings of primary shares of JCC Common Stock, and after giving effect to such redemption at least $100.0 million in 1994 9 3/4% Notes remain outstanding and (ii) upon a Change of Control (as defined in the 1994 9 3/4% Note Indenture), the 1994 9 3/4% Notes can be redeemed provided at least $100.0 million of 1994 9 3/4% Notes remain outstanding and such redemption occurs within 180 days of the date of a Change of Control. In addition, prior to December 31, 1996, JCC can redeem the 1994
9 3/4% Notes from the proceeds of Asset Sales (as defined in the 1994 9 3/4%
Note Indenture) subject to certain restrictions.

    Within 60 days after any Change of Control, JCC or its successors must make an offer to purchase the 1994 9 3/4% Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. The 1994 9 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of JCC to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of Asset Sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets, and make investments in unrestricted subsidiaries. The 1994 9 3/4% Note Indenture includes various events of default customary for such type of agreements, such as failure to pay principal and interest when due on the 1994 9 3/4% Notes, cross defaults on other indebtedness and certain events of bankruptcy, insolvency and reorganization.

LIQUID YIELD OPTION-TM- NOTES

    In June 1996, Jacor consummated the issuance and sale of Liquid Yield Option-TM- Notes due June 12, 2011 (the "LYONs") in the aggregate principal amount at maturity of $226.0 million (excluding $33.9 million aggregate principal amount at maturity subject to the over-allotment option) (the "LYONs Offering"). Each LYON had an Issue Price of $443.14 and has a principal amount at maturity of $1,000.

    Each LYON is convertible, at the option of the holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into Jacor Common Stock at a conversion rate of 13.412 shares per LYON. The conversion rate will not be adjusted for accrued original issue discount, but is subject to adjustment upon the occurrence of certain events affecting the Common Stock. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount; such accrued original issue discount will be deemed paid by the Common Stock received by the holder on conversion.

    The LYONs are not redeemable by Jacor prior to June 12, 2001. Thereafter, the LYONs are redeemable for cash at any time at the option of Jacor, in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption.

    The LYONs will be purchased by Jacor, at the option of the holder, on June 12, 2001 and on June 12, 2005 for a Purchase Price of $581.25 and $762.39 (representing issue price plus accrued original issue discount to each date), respectively, representing a 5.50% yield per annum to the holder on such date, computed on a semiannual bond equivalent basis. Jacor, at its option, may elect to pay the purchase price on any such purchase date in cash or Jacor Common Stock, or any combination thereof. In addition, as of 35 business days after the occurrence of a change in control of Jacor occurring on or prior to June 12, 2001, each LYON will be purchased for cash, by Jacor, at the option of the holder, for a change in control purchase price equal to the issue price plus accrued original issue discount to the change in control purchase date set for such purchase. The change in control purchase feature of the LYONs may in certain circumstances have an anti-takeover effect.

    Under the indenture for the LYONs (the "LYONs Indenture"), a "Change in Control" of Jacor is deemed to have occurred at such time as (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than Zell/Chilmark, Jacor, any subsidiary of Jacor, or any employee benefit plan of either Jacor or any subsidiary of Jacor, files a
Schedule 13D or 14D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the Jacor Common Stock or other capital stock of Jacor into which such Jacor Common Stock is reclassified or changed, with certain exceptions, or (ii) there shall be consummated any consolidation or merger of Jacor (a) in which Jacor is not the continuing or surviving corporation or (b) pursuant to which the Jacor Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of Jacor in which the holders of Jacor Common Stock immediately prior to the consolidation or merger own, directly or indirectly, at least a majority of Jacor Common Stock of the continuing or surviving corporation immediately after the consolidation or merger. A Change of Control under the LYONs Indenture constitutes an event of default under the Credit Facility.

    The LYONs Indenture includes various events of default customary for such type of agreement, such as cross defaults on other indebtedness for borrowed monies in excess of $10.0 million (which indebtedness therefore includes the Credit Facility, the 1996 10 1/8% Notes and the 1996 9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

                        COMPARISON OF CORPORATE CHARTERS

    Jacor is incorporated under the laws of the State of Delaware, and Jacor's stockholders' rights are governed by Delaware law, Jacor's Certificate of Incorporation ("Jacor Certificate") and Jacor's Bylaws (the "Jacor Bylaws").

    Regent is incorporated under the laws of the State of Delaware, and Regent's stockholders' rights are governed by Delaware law, Regent's Certificate of Incorporation (the "Regent Certificate") and Regent's Bylaws (the "Regent Bylaws"). Upon consummation of the Merger and receipt of the Merger Consideration, Regent stockholders will become security holders of Jacor and, accordingly, their rights will be governed by Delaware law, the Jacor Certificate and the Jacor Bylaws.

    The following is a summary of the material differences in the rights of Jacor stockholders and in the rights of Regent stockholders under the Jacor Certificate and Jacor Bylaws, and the Regent Certificate and Regent Bylaws. The following comparison does not purport to be a complete statement of the rights of Jacor stockholders or of the rights of Regent's stockholders under applicable Delaware law, or a complete summary of the Jacor Certificate, Jacor Bylaws, Regent Certificate or Regent Bylaws. The following comparison is qualified in its entirety by reference to the Jacor Certificate, the Jacor Bylaws, the Regent Certificate and the Regent Bylaws.

    CAPITAL STOCK. As described under "DESCRIPTION OF CAPITAL STOCK," the Jacor Certificate authorizes 104,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, 2,000,000 shares are Class A Preferred Stock, $.01 par value and 2,000,000 shares are Class B Preferred Stock, $.01 par value. The Jacor Certificate permits the Jacor Board of Directors to exercise broad discretion in fixing the terms of series of the Preferred Stock, which is subject to Delaware law and the terms of the Jacor Certificate. The Preferred Stock is senior to the Jacor Common Stock, and so long as any Preferred Stock is outstanding, no dividend shall be declared or paid on the Jacor Common Stock or any other class of shares junior to the Preferred Stock. The holders of the Jacor Common Stock and the Class A Preferred Stock have full voting rights (provided that the Jacor Common Stock and the Class A Preferred Stock vote together, and not separately). The holders of the Class B Preferred Stock are not entitled to vote at meetings of stockholders, except as required by law or as lawfully fixed by the Board of Directors.

    The Regent Certificate authorizes 9,650,000 shares of capital stock, of which 5,000,000 shares are Class A Common Stock, $.01 par value, 150,000 shares are Class B Common Stock, $.01 par value (together, the "Regent Common Stock") and 4,500,000 shares are Preferred Stock, $.01 par value, consisting of 1,000,000 shares convertible preferred stock, having a stated value of $10 per share, 2,000,000 shares of convertible preferred stock, having a stated value of $12.50 per share (1994 Series) and 1,500,000 shares of convertible preferred stock, having a stated value of $15.00 per share (1995 Series) (the "Regent Preferred Stock"). The Class A Common Stock and the Class B Common Stock are identical in all respects and have equal rights and privileges, except that the Class A Common Stockholders will receive preferential payments in the case of any liquidation, dissolution or winding up. The Regent Certificate permits the Regent Board of Directors to exercise broad discretion in fixing the terms of series of the Regent Preferred Stock, which is subject to Delaware law and the terms of the Regent Certificate. The holders of the Regent Common Stock and Preferred Stock have full voting rights to vote together as one class on all matters submitted to a vote of Regent stockholders.

    BOARD OF DIRECTORS; COMMITTEES. The Jacor Bylaws provide that the Board of Directors shall be composed of such number of members as the Board of Directors shall from time to time designate, except in the absence of such designation, the number of members shall be seven. The Regent Bylaws provide that the number of members of the Board of Directors shall be not less than five nor more than fifteen, as fixed by the Board of Directors. The number of initial directors was set at six pursuant to the Regent Bylaws. The Jacor Board of Directors currently consists of seven members.

    Under both Jacor's Bylaws and Regent's Bylaws, the Board of Directors may designate, by a vote of a majority of the directors, one or more committees to consist of one or more members of the board of directors. The Jacor Bylaws provide that, to the extent provided by the Board of Directors, any committee designated by the Board of Directors may exercise the power and authority of the Board of Directors to declare dividends, authorize the issuance of stock or to adopt a certificate of ownership pursuant to Section 253 of the DGCL. One-third of a committee's members constitute a quorum, unless the committee consists of one or two members, in which case one member constitutes a quorum. Each committee may adopt its own rules regarding the conduct of meetings, except as required by law or in the Jacor Bylaws. The Regent Bylaws provide that any such committee designated may exercise all the powers of the Regent Board of Directors in the management of the business and affairs of Regent, subject to applicable law and resolutions of the Regent Board of Directors. The Regent Bylaws also expressly provide that the Board of Directors may establish an Executive Committee, which as the full power to manage the business and affairs of Regent, in between the regular or any special meeting of the Regent Board of Directors, except that it may not: (i) amend the Regent Certificate, (ii) approve a merger or consolidation of Regent, (iii) recommend to Regent's stockholders the sale, lease or exchange of substantially all of Regent's assets, (iv) recommend to the Regent stockholders a dissolution or the revocation of a dissolution of Regent, (v) amend the Regent Bylaws, (vi) declare dividends, (vii) authorize the issuance of stock, or (viii) adopt a certificate of ownership and merger. A majority of the members of the Executive Committee of Regent constitutes a quorum, and each Regent committee may adopt its own rules regarding conducting meetings, unless otherwise provided by the Regent Board of Directors.

    PREEMPTIVE RIGHTS. The Jacor Certificate provides that no stockholder shall have preemptive rights to purchase shares. Regent's Certificate does not address preemptive rights, but under Delaware law, preemptive rights are only available if expressly granted in a corporation's certificate of incorporation.

    CUMULATIVE VOTING. Neither the Jacor Certificate and the Jacor Bylaws, nor the Regent Certificate and Regent Bylaws provide for cumulative voting in the election of directors.

    AMENDMENTS TO BYLAWS. Under both the Jacor Certificate and the Regent Certificate, the directors are granted the power to amend or repeal the existing bylaws or adopt new bylaws, although such power does not preempt or otherwise affect the power of the stockholders also to amend the bylaws.

    INDEMNIFICATION; LIMITS ON DIRECTOR LIABILITY. Both the Jacor Certificate and the Regent Certificate provide for indemnification of directors, officers, employees and agents of the company to the fullest extent permitted by Delaware law. Also, both the Jacor Certificate and the Regent Certificate limit the personal liability of directors, except for a breach of a director's duty of loyalty to the corporation or its shareholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for willful or negligent conduct in paying dividends or repurchasing stock out of other than legally available funds, or for any transaction from which a director derived an improper personal benefit.

    COMPROMISE WITH CREDITORS AND STOCKHOLDERS. Delaware law provides that a certificate of incorporation may contain a provision allowing for a compromise or arrangement between a corporation and its creditors or stockholders. Under such a provision, whenever such a compromise or arrangement is proposed, a Delaware court may order a meeting for the purpose of eliciting an agreement to the compromise or the arrangement which would be binding on all such creditors and/or stockholders and the corporation. The Jacor Certificate contains such a provision, but the Regent Certificate does not contain such a provision.

                                 LEGAL MATTERS

    The legality of the Jacor Common Stock and the Merger Warrants to be issued in connection with the Merger is being passed upon for Jacor by Graydon, Head & Ritchey, Cincinnati, Ohio.

                                    EXPERTS

    The consolidated balance sheets of Jacor Communications, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995; and the combined balance sheets of the

Selected Gannett Radio Stations as of December 31, 1995 and September 29, 1996 and the combined statements of operations, changes in Gannett's investment in radio stations and cash flows for the years ended December 25, 1994 and December 31, 1995 and the nine month period ended September 29, 1996; and the consolidated balance sheets of Regent Communications, Inc. and Subsidiaries as of December 31, 1995 and September 30, 1996 and the consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheets of Citicasters Inc. as of December 31, 1995 and 1994 and the consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995 included in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to Citicasters' emergence from bankruptcy and subsequent adoption of "fresh-start reporting" as of December 31, 1993, as more fully described in Note B to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Noble Broadcast Group, Inc. as of December 31, 1995 and December 25, 1994 and for each of the three years in the period ended December 31, 1995, included in this prospectus have been so included in reliance on the report (which includes an explanatory paragraph relating to Jacor's agreement to purchase Noble Broadcast Group, Inc. as described in Note 2 to the consolidated financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             INDEX OF DEFINED TERMS

    Set forth below is a list of defined terms used in this Prospectus/Information Statement/Information Statement and the page on which such term is defined.

TERM                                                                                                         PAGE
---------------------------------------------------------------------------------------------------------  ---------
1996 9 3/4% Note Indenture...............................................................................         34
1996 9 3/4% Notes........................................................................................          9
1996 9 3/4% Notes Offering...............................................................................         34
1996 10 1/8% Notes Offering..............................................................................         98
1996 10 1/8% Note Indenture..............................................................................         98
1996 10 1/8% Notes.......................................................................................         98
1992 Cable Act...........................................................................................         87
1994 9 3/4% Note Event...................................................................................         34
1994 9 3/4% Note Indenture...............................................................................         99
1994 9 3/4% Notes........................................................................................         99
Adjustment Amount........................................................................................         24
Adjustments..............................................................................................         22
Aggregate Average Value of Jacor Common Stock............................................................       1, 7
Aliens...................................................................................................         95
Antidilution Adjustment..................................................................................         23
Antitrust Division.......................................................................................         16
ARS......................................................................................................         73
ARS Transaction..........................................................................................         73
Average Value of Jacor Common Stock......................................................................          7
Base Share Number........................................................................................         21
BFI......................................................................................................         23
BFI Credit Line..........................................................................................         23
Blackout Period..........................................................................................         36
Broadcast cash flow......................................................................................     57, 59
Cash Consideration.......................................................................................      1, 21
Cash Election............................................................................................       1, 7
Certificate..............................................................................................         25
Citicasters..............................................................................................         12
Citicasters Expiration Date..............................................................................         96
Citicasters Merger.......................................................................................         16
Citicasters Price........................................................................................         95
Citicasters Warrants.....................................................................................         70
CitiCo...................................................................................................          5
CitiCo. TBAs.............................................................................................         43
Claim....................................................................................................         37
Clear Channel............................................................................................         71
Closing Date.............................................................................................      1, 21
CMM......................................................................................................     70, 88
Code.....................................................................................................          7
Colfax Transaction.......................................................................................         72
Commission...............................................................................................          1
Communications Act.......................................................................................         17
Consent..................................................................................................         68
Conversion Number........................................................................................         22
Court....................................................................................................         41
Credit Facility..........................................................................................          9
CTA......................................................................................................         86

TERM                                                                                                         PAGE
---------------------------------------------------------------------------------------------------------  ---------
Damages..................................................................................................         36
DARS.....................................................................................................         80
DBS......................................................................................................         82
Determination Date.......................................................................................         22
DGCL.....................................................................................................          6
Dissenting Shares........................................................................................         25
DMA......................................................................................................         78
DTV......................................................................................................         86
Duchossois Transaction...................................................................................         73
EBITDA...................................................................................................         55
Effective Period.........................................................................................         36
Effective Time...........................................................................................          6
Entercom.................................................................................................         72
Entercom Transaction.....................................................................................         72
Escrow Agent.............................................................................................          9
Escrow Agreement.........................................................................................          9
Excess Number............................................................................................         24
Exchange Act.............................................................................................          2
Exchange Agent...........................................................................................          8
EXCL.....................................................................................................         11
Expiration Date..........................................................................................         31
FAS......................................................................................................         65
FASB.....................................................................................................         65
FCC......................................................................................................          5
Fraction.................................................................................................         31
FTC......................................................................................................         16
Gannett..................................................................................................         12
Gannett Exchange.........................................................................................         72
Goldman Sachs............................................................................................          8
GNP......................................................................................................         79
Great Lakes..............................................................................................         73
HSR Act..................................................................................................         10
Indemnified Parties......................................................................................         37
Jacor....................................................................................................          1
Jacor Bylaws.............................................................................................        102
Jacor Certificate........................................................................................        102
Jacor Common Stock.......................................................................................     1, 102
Jacor-KWNR Acquisition...................................................................................         21
JCAC.....................................................................................................         99
JCC......................................................................................................          6
JSA......................................................................................................         17
KBGO Option Agreement....................................................................................         22
KKDD Sale Agreement......................................................................................         21
KURR Purchase Agreement..................................................................................         21
KWNR Purchase Adjustment.................................................................................         24
KWNR Cash Adjustment.....................................................................................         24
KWNR Letter Agreement....................................................................................          5
KWNR Reorganization Agreement............................................................................          5
KWNR Stock Adjustment....................................................................................         24
KWNR Stock Consideration.................................................................................         24
KWNR TBA.................................................................................................         21
KZHT Purchase Agreement..................................................................................         21

TERM                                                                                                         PAGE
---------------------------------------------------------------------------------------------------------  ---------
LECs.....................................................................................................         81
Letter of Credit.........................................................................................         30
LMA......................................................................................................         60
Long-Term Debt Adjustment................................................................................         23
LYONs....................................................................................................        100
LYONs Indenture..........................................................................................        100
LYONs Offering...........................................................................................        100
Material Adverse Effect..................................................................................         29
Maximum Aggregate Regent Liabilities.....................................................................         24
Maximum Price Adjustment.................................................................................         23
Merger...................................................................................................          1
Merger Agreement.........................................................................................          1
Merger Consideration.....................................................................................      1, 22
Merger Warrant...........................................................................................         21
Minimum Price Adjustment.................................................................................         22
MMDS.....................................................................................................         81
MSOs.....................................................................................................         81
Nasdaq National Market...................................................................................          1
Nationwide...............................................................................................         72
New Merger Event.........................................................................................          6
New Wave Transaction.....................................................................................         71
Noble....................................................................................................         12
Noble Acquisition........................................................................................         16
Notice...................................................................................................         41
Options..................................................................................................          9
Palmer Transaction.......................................................................................         72
Par......................................................................................................         71
Par Transaction..........................................................................................         71
Pending Transactions.....................................................................................         16
Preferred Stock..........................................................................................         95
Pro Forma Financial Information..........................................................................         44
RBOCs....................................................................................................         81
Regent...................................................................................................          1
Regent Affiliates........................................................................................         36
Regent Bylaws............................................................................................        101
Regent Cash Consideration................................................................................         24
Regent Certificate.......................................................................................        101
Regent Common Stock......................................................................................     1, 101
Regent Credit Agreement..................................................................................         15
Regent Expenses..........................................................................................         23
Regent Expenses Adjustment...............................................................................         24
Regent Fully Diluted Share Number........................................................................      8, 22
Regent Liabilities.......................................................................................         23
Regent Preferred Stock...................................................................................     1, 101
Regent Purchase and Option Agreements....................................................................         22
Regent Salt Lake.........................................................................................         21
Regent Stations..........................................................................................          5
Regent Stock.............................................................................................          1
Regent Stock Consideration...............................................................................         23
Regent-KWNR Acquisition..................................................................................         21
Registrable Securities...................................................................................         36
Registration Rights Agreement............................................................................         10

TERM                                                                                                         PAGE
---------------------------------------------------------------------------------------------------------  ---------
Registration Statement...................................................................................          1
Retirement Plan..........................................................................................         91
RF.......................................................................................................         85
Rights of Dissenting Shares..............................................................................         24
Second Request...........................................................................................         88
Section 262..............................................................................................         11
Securities Act...........................................................................................          1
Selected Gannett Radio Stations..........................................................................         71
SFE......................................................................................................          5
Spring 1996 Arbitron.....................................................................................         78
SRLV.....................................................................................................          1
Stanford.................................................................................................         72
Stanford Transaction.....................................................................................         72
Stock Consideration......................................................................................      1, 22
Subsidiaries.............................................................................................          6
Summer 1996 Arbitron.....................................................................................         78
Tax Continuity Level.....................................................................................          6
TBA......................................................................................................          5
TBA Effective Date.......................................................................................         28
Telecom Act..............................................................................................          8
Transfer of Control Applications.........................................................................         38
University Transaction...................................................................................         72
Warrant Agent............................................................................................          8
Warrant Consideration....................................................................................      1, 22
Warrant Price............................................................................................         31
WSJW Option Agreement....................................................................................         22
ZC Limited...............................................................................................         90
Zell/Chilmark............................................................................................         18

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
AUDITED--
  Report of Independent Accountants........................................................................        F-3
  Consolidated Balance Sheets at December 31, 1994 and 1995................................................        F-4
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995...............        F-5
  Consolidated Statements of Shareholders' Equity for the years ended December 31, 1993, 1994 and 1995.....        F-6
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995...............        F-7
  Notes to Consolidated Financial Statements...............................................................        F-8
UNAUDITED--
  Condensed Consolidated Balance Sheets at December 31, 1995 and September 30, 1996........................       F-18
  Condensed Consolidated Statements of Operations for the three months and nine months ended September 30,
    1995 and 1996..........................................................................................       F-19
  Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1995 and 1996....       F-20
  Notes to Condensed Consolidated Financial Statements.....................................................       F-21
CITICASTERS INC. AND SUBSIDIARIES
  Report of Independent Auditors...........................................................................       F-27
  Balance Sheets at December 31, 1994 and 1995.............................................................       F-28
  Statements of Operations for the years ended December 31, 1993, 1994 and 1995............................       F-29
  Statements of Changes in Shareholders' Equity for the years ended December 31, 1993, 1994 and 1995.......       F-30
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995............................       F-31
  Notes to Financial Statements............................................................................       F-33
NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES
  Report of Independent Accountants........................................................................       F-43
  Consolidated Balance Sheet at December 25, 1994 and December 31, 1995....................................       F-44
  Consolidated Statement of Operations for the years ended December 26, 1993, December 25, 1994 and
    December 31, 1995......................................................................................       F-45
  Consolidated Statement of Changes in Stockholders' Deficit for the years ended December 26, 1993,
    December 25, 1994 and December 31, 1995................................................................       F-46
  Consolidated Statement of Cash Flows for the years ended December 26, 1993, December 25, 1994 and
    December 31, 1995......................................................................................       F-47
  Notes to Consolidated Financial Statements...............................................................       F-48
SELECTED GANNETT RADIO STATIONS:
  Report of Independent Accountants........................................................................       F-61
  Combined Balance Sheets as of December 31, 1995 and September 29, 1996...................................       F-62
  Combined Statements of Operations for the years ended December 25, 1994 and December 31, 1995 and for the
    nine month period ended September 29, 1996.............................................................       F-63
  Combined Statements of Changes in Parent Company's Investment in Radio Stations for the years ended
    December 25, 1994 and December 31, 1995 and the nine month period ended September 29, 1996.............       F-64
  Combined Statements of Cash Flows for the years ended December 25, 1994 and December 31, 1995 and the
    nine month period ended September 29, 1996.............................................................       F-65
  Notes to Financial Statements............................................................................       F-66

                                                                                                               PAGE
                                                                                                             ---------
REGENT COMMUNICATIONS, INC.
  Report of Independent Accountants........................................................................       F-69
  Consolidated Balance Sheets as of December 31, 1995 and September 30, 1996...............................       F-70
  Consolidated Statements of Operations for the years ended December 31, 1994 and 1995, and for the nine
    month periods ended September 30, 1995 (unaudited) and 1996............................................       F-71
  Consolidated Statements of Shareholders' Equity for the years ended December 31, 1994 and 1995, and for
    the nine month period ended September 30, 1996.........................................................       F-72
  Consolidated Statements of Cash Flows for the years ended December 31, 1994 and 1995, December 31, 1994
    and for the nine month periods ended September 30, 1995 (unaudited) and 1996...........................       F-73
  Notes to Consolidated Financial Statements...............................................................       F-74

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Board of Directors of
Jacor Communications, Inc.

    We have audited the accompanying consolidated balance sheets of Jacor Communications, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jacor Communications, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Cincinnati, Ohio
February 12, 1996 except for Note 14,
as to which the date
is March 13, 1996

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1995

                                     ASSETS

                                                                                        1994            1995
                                                                                   --------------  --------------

Current assets:
  Cash and cash equivalents......................................................  $   26,974,838  $    7,436,779
  Accounts receivable, less allowance for doubtful accounts of $1,348,000 in 1994
    and $1,606,000 in 1995.......................................................      24,500,652      25,262,410
  Prepaid expenses...............................................................       3,419,719       2,491,140
  Other current assets...........................................................       1,230,582       1,425,000
                                                                                   --------------  --------------
    Total current assets.........................................................      56,125,791      36,615,329
  Property and equipment.........................................................      22,628,841      30,801,225
  Intangible assets..............................................................      89,543,301     127,157,762
  Other assets...................................................................       5,281,422      14,264,775
                                                                                   --------------  --------------
    Total assets.................................................................  $  173,579,355  $  208,839,091
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                                   LIABILITIES

Current liabilities:
  Accounts payable...............................................................  $    2,723,717  $    2,312,691
  Accrued payroll................................................................       3,274,902       3,177,945
  Accrued federal, state and local income tax....................................       2,092,616       3,225,585
  Other current liabilities......................................................       3,397,117       3,463,344
                                                                                   --------------  --------------
    Total current liabilities....................................................      11,488,352      12,179,565
Long-term debt...................................................................        --            45,500,000
Other liabilities................................................................       3,869,567       3,468,995
Deferred tax liability...........................................................       9,177,456       8,617,456
                                                                                   --------------  --------------
    Total liabilities............................................................      24,535,375      69,766,016
                                                                                   --------------  --------------
Commitments and contingencies....................................................

                                              SHAREHOLDERS' EQUITY

Preferred stock, authorized and unissued 4,000,000 shares........................        --              --
Common stock, no par value, $0.10 per share stated value; authorized 100,000,000 shares, issued and outstanding shares: 19,590,373 in 1994 and 18,157,209 in
  1995...........................................................................       1,959,038       1,815,721
Additional paid-in capital.......................................................     137,404,815     116,614,230
Common stock warrants............................................................         390,167         388,055
Retained earnings................................................................       9,289,960      20,255,069
                                                                                   --------------  --------------
    Total shareholders' equity...................................................     149,043,980     139,073,075
                                                                                   --------------  --------------
    Total liabilities and shareholders' equity...................................  $  173,579,355  $  208,839,091
                                                                                   --------------  --------------
                                                                                   --------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                       1993            1994            1995
                                                                  --------------  --------------  --------------
Broadcast revenue...............................................  $  100,745,089  $  119,635,308  $  133,103,137
  Less agency commissions.......................................      10,812,889      12,624,860      14,212,306
                                                                  --------------  --------------  --------------
    Net revenue.................................................      89,932,200     107,010,448     118,890,831
Broadcast operating expenses....................................      69,520,397      80,468,077      87,290,409
Depreciation and amortization...................................      10,222,844       9,698,030       9,482,883
Corporate general and administrative expenses...................       3,563,800       3,361,263       3,500,518
                                                                  --------------  --------------  --------------
    Operating income............................................       6,625,159      13,483,078      18,617,021
Interest expense................................................      (2,734,677)       (533,862)     (1,443,836)
Interest income.................................................         258,857       1,218,179       1,259,696
Other expense, net..............................................         (10,895)         (2,079)       (167,772)
                                                                  --------------  --------------  --------------
    Income before income taxes..................................       4,138,444      14,165,316      18,265,109
Income tax expense..............................................      (2,700,000)     (6,313,800)     (7,300,000)
                                                                  --------------  --------------  --------------
    Net income..................................................  $    1,438,444  $    7,851,516  $   10,965,109
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
    Net income per common share.................................  $         0.10  $         0.37  $         0.52
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Number of common shares used in per share calculation...........      14,504,527      21,409,177      20,912,705
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                            COMMON STOCK
                                        --------------------  ADDITIONAL     COMMON
                                                    STATED      PAID-IN       STOCK      RETAINED
                                         SHARES      VALUE      CAPITAL     WARRANTS     EARNINGS      TOTAL
                                        ---------  ---------  -----------  -----------  ----------  -----------
Balances, January 1, 1993.............  9,092,084  $ 909,208  $49,568,738   $ 402,805   $        0  $50,880,751
Issuance of common stock:
  Public offering.....................  5,462,500    546,250   59,390,937                            59,937,187
  Sale to Majority Shareholder........  3,484,321    348,432   19,651,571                            20,000,003
  1993 rights offering................    345,476     34,548    1,703,287                             1,737,835
  Directors' subscription.............     80,000      8,000      451,200                               459,200
  Purchase of KAZY(FM)................    964,006     96,401    5,436,993                             5,533,394
  Exercise of stock options...........     52,886      5,289      275,914                               281,203
  Other...............................     18,539      1,854      155,728     (12,408)                  145,174
Net income............................                                                   1,438,444    1,438,444
                                        ---------  ---------  -----------  -----------  ----------  -----------
Balances, December 31, 1993...........  19,499,812 1,949,982  136,634,368     390,397    1,438,444  140,413,191
Exercise of stock options.............     89,310      8,931      760,215                               769,146
Other.................................      1,251        125       10,232        (230)                   10,127
Net income............................                                                   7,851,516    7,851,516
                                        ---------  ---------  -----------  -----------  ----------  -----------
Balances, December 31, 1994...........  19,590,373 1,959,038  137,404,815     390,167    9,289,960  149,043,980
Purchase and retirement of stock......  (1,515,300)  (151,530) (21,542,302)                         (21,693,832)
Purchase of stock by employee stock
  purchase plan.......................     43,785      4,378      470,251                               474,629
Exercise of stock options.............     27,790      2,779      192,754                               195,533
Other.................................     10,561      1,056       88,712      (2,112)                   87,656
Net income............................                                                  10,965,109   10,965,109
                                        ---------  ---------  -----------  -----------  ----------  -----------
Balances, December 31, 1995...........  18,157,209 $1,815,721 $116,614,230  $ 388,055   $20,255,069 $139,073,075
                                        ---------  ---------  -----------  -----------  ----------  -----------
                                        ---------  ---------  -----------  -----------  ----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                       1993            1994            1995
                                                                  --------------  --------------  --------------
Cash flows from operating activities:
  Net income....................................................  $    1,438,444  $    7,851,516  $   10,965,109
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation................................................       2,258,818       2,506,661       3,251,360
    Amortization of intangible assets...........................       7,840,064       7,191,369       6,231,523
    Provision for losses on accounts and notes receivable.......         957,749       1,441,925       1,136,887
    Refinancing fees............................................      (2,455,770)
    Deferred income tax provision (benefit).....................       1,400,000        (355,000)       (560,000)
    Other.......................................................        (138,920)       (477,825)        237,418
    Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
      Accounts receivable.......................................      (5,677,825)     (5,765,899)     (2,343,943)
      Other current assets......................................       1,487,404      (2,008,159)      1,029,161
      Accounts payable..........................................        (268,903)        371,913        (424,306)
      Accrued payroll and other current liabilities.............       2,119,153         591,389       1,102,239
                                                                  --------------  --------------  --------------
Net cash provided by operating activities.......................       8,960,214      11,347,890      20,625,448
                                                                  --------------  --------------  --------------
Cash flows from investing activities:
  Payment received on notes receivable..........................                       1,300,000         392,500
  Capital expenditures..........................................      (1,495,317)     (2,221,140)     (4,969,027)
  Cash paid for acquisitions....................................      (3,871,910)     (4,904,345)    (34,007,857)
  Purchase of intangible assets.................................                      (6,261,520)    (15,535,809)
  Proceeds from sale of assets..................................                       1,919,189
  Loans originated and other....................................        (160,158)     (3,482,379)    (10,220,300)
                                                                  --------------  --------------  --------------
Net cash used by investing activities...........................      (5,527,385)    (13,650,195)    (64,340,493)
                                                                  --------------  --------------  --------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt......................      48,000,000                      45,500,000
  Purchase of common stock......................................                                     (21,693,832)
  Proceeds from issuance of common stock........................      88,301,704         779,273         757,818
  Reduction in long-term debt...................................    (118,484,583)
  Payment of restructuring expenses.............................      (5,061,925)       (119,729)       (387,000)
                                                                  --------------  --------------  --------------
Net cash provided by financing activities.......................      12,755,196         659,544      24,176,986
                                                                  --------------  --------------  --------------
Net increase (decrease) in cash and cash equivalents............      16,188,025      (1,642,761)    (19,538,059)
Cash and cash equivalents at beginning of year..................      12,429,574      28,617,599      26,974,838
                                                                  --------------  --------------  --------------
Cash and cash equivalents at end of year........................  $   28,617,599  $   26,974,838  $    7,436,779
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

    DESCRIPTION OF BUSINESS

    The Company owns and operates 23 radio stations in seven metropolitan markets throughout the United States. On January 11, 1993, the Company completed a recapitalization plan that substantially modified its debt and capital structure. Such recapitalization was accounted for as if it had been completed January 1, 1993.

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Jacor Communications, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    REVENUES

    Revenues for commercial broadcasting advertisements are recognized when the commercial is broadcast.

    BARTER TRANSACTIONS

    Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense when received or used. If merchandise or services are received prior to the broadcast of the
advertising,  a  liability  (deferred  barter  revenue)  is  recorded.  If   the
advertising is broadcast before the receipt of the goods or services, a receivable is recorded.

    CONSOLIDATED STATEMENTS OF CASH FLOWS

    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents. Income taxes aggregating $100,000, $5,545,000, and $6,662,000 were paid during 1993, 1994 and 1995, respectively.
Interest  paid was $3,107,000,  $381,000, and $1,378,000  during 1993, 1994, and
1995, respectively. The effect of  barter transactions has been eliminated  (see
Note 12).

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different geographic areas of the country.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation; depreciation is provided on the straight-line basis over the estimated useful lives of the assets as follows:

Land improvements.............................................  20 Years
Buildings.....................................................  25 Years
                                                                3 to 20
Equipment.....................................................  Years
                                                                5 to 12
Furniture and fixtures........................................  Years
                                                                Life of
Leasehold improvements........................................  lease

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

1. ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED)
    INTANGIBLE ASSETS

    Intangible  assets  are  stated  at  cost  less  accumulated   amortization;
amortization is provided principally on the straight-line basis over the following lives:

Goodwill......................................................  40 Years
                                                                5 to 25
Other intangibles.............................................  Years

    Other intangible assets consist primarily of various contracts and purchased intellectual property.

    The carrying value of intangible assets is reviewed by the Company when events or circumstances suggest that the recoverability of an asset may be impaired. If this review indicates that goodwill and licenses will not be recoverable, as determined based on the undiscounted cash flows of the entity over the remaining amortization period, the carrying value of the goodwill and licenses will be reduced accordingly.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    PER SHARE DATA

    Income per share for the three years ended December 31, 1995 is based on the weighted average number of common shares outstanding and gives effect to both dilutive stock options and dilutive stock purchase warrants during the year. Fully diluted income per share is not presented since it approximates income per share.

2. ACQUISITION OF LICENSES

    In June 1993, the Company acquired the FCC license and certain contracts of radio station WLWA(AM) (formerly WKRC) in Cincinnati, Ohio for $1,600,000 in cash.

    In September 1995, the Company exercised its purchase option to acquire ownership of the FCC license of radio station KHTS-FM (formerly KECR-FM) in San Diego, California for approximately $13,875,000 in cash.

3. ACQUISITIONS

    In July 1993, the Company completed the acquisition of radio station KAZY(FM) in Denver, Colorado from its majority shareholder. The majority shareholder had purchased that station for $5,500,000 and then sold the station to the Company in consideration of the issuance of shares of the Company's common stock having a value, at $5.74 per share, equal to the majority shareholder's cost for the station plus related acquisition costs. In connection with the acquisition, 964,006 shares of the Company's common stock were issued to the majority shareholder.

    Effective January 1, 1994, the Company acquired an interest in Critical Mass Media, Inc. ("CMM") from the Company's President. In connection with the transaction, the President has the right to put the remaining interest to the Company between January 1, 1999 and January 1, 2000 for 300,000 shares of the

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

3. ACQUISITIONS (CONTINUED)
Company's common stock. If the put is not exercised by January 1, 2000, the Company has the right to acquire the remaining interest prior to 2001 in exchange for 300,000 shares of the Company's common stock. In connection with the acquisition, the Company recorded $3,017,000 in goodwill and a $2,400,000 obligation included in other liabilities.

    In March 1994, the Company entered into an agreement to acquire the assets of radio station WPPT(FM) (formerly WIMJ) in Cincinnati, Ohio for $9,500,000 in cash. Pending consummation of the transaction (which occurred in June 1995), the Company operated the station under a Local Marketing Agreement which commenced April 7, 1994, and expired upon completion of the purchase.

    In 1994, the Company acquired the call letters, programming and certain contracts of radio station KBPI(FM) in Denver, Colorado and then changed the call letters of its FM broadcast station KAZY to KBPI; the Company acquired the call letters, programming and certain contracts of radio station WCKY(AM) in Cincinnati, Ohio and then changed the call letters of its AM broadcast station WLWA to WCKY; the Company acquired radio station KTLK(AM) (formerly KRZN) in Denver, Colorado; and the Company acquired radio station WWST(FM) (formerly
WWZZ) in Knoxville, Tennessee. The aggregate cash purchase price for these acquisitions was approximately $9.5 million.

    In August 1995, the Company acquired certain operating assets of radio stations WDUV(FM) and WBRD(AM) in Tampa, Florida for approximately $14,000,000 in cash.

    In 1995, the Company acquired the call letters, programming and certain contracts of radio station WOFX(FM) in Cincinnati, Ohio and then changed the call letters of its FM broadcast station WPPT to WOFX. The Company also acquired radio stations WSOL(FM) (formerly WHJX), WJBT(FM) and WZAZ(AM) in Jacksonville, Florida. The aggregate cash purchase price for these acquisitions was approximately $9,750,000.

    All of the above acquisitions have been accounted for as purchases. The excess cost over the fair value of net assets acquired is being amortized over 40 years. The results of operations of the acquired businesses are included in the Company's financial statements since the respective dates of acquisition. Assuming each of the 1994 and 1995 acquisitions had taken place at the beginning of 1994, unaudited pro forma consolidated results of operations would have been as follows:

                                                                   PRO FORMA (UNAUDITED)
                                                                  YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                                    1994            1995
                                                               --------------  --------------
Net broadcasting revenue.....................................  $  111,232,000  $  121,214,000
Net income...................................................       7,115,000      10,423,000
Net income per share.........................................            0.33            0.50

4. DISPOSITION

    In May 1994, the Company completed the sale of the business and substantially all the assets of its wholly owned subsidiary, Telesat Cable TV, Inc., under a contract dated December 1993. The Company received approximately $2,000,000 in cash for this sale.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1994 and 1995 consist of the following:

                                                                     1994           1995
                                                                 -------------  -------------
Land and land improvements.....................................  $   1,999,002  $   2,575,224
Buildings......................................................      1,912,432      2,584,556
Equipment......................................................     18,725,970     26,673,912
Furniture and fixtures.........................................      2,346,041      3,505,363
Leasehold improvements.........................................      2,116,548      3,184,683
                                                                 -------------  -------------
                                                                    27,099,993     38,523,738
Less accumulated depreciation..................................     (4,471,152)    (7,722,513)
                                                                 -------------  -------------
                                                                 $  22,628,841  $  30,801,225
                                                                 -------------  -------------
                                                                 -------------  -------------

6. INTANGIBLE ASSETS

    Intangible assets at December 31, 1994 and 1995 consist of the following:

                                                                    1994            1995
                                                               --------------  --------------
Goodwill.....................................................  $   78,621,918  $  120,947,774
Other........................................................      25,952,816      27,488,624
                                                               --------------  --------------
                                                                  104,574,734     148,436,398
Less accumulated amortization................................     (15,031,433)    (21,278,636)
                                                               --------------  --------------
                                                               $   89,543,301  $  127,157,762
                                                               --------------  --------------
                                                               --------------  --------------

7. DEBT AGREEMENT

    The Company's debt obligations at December 31, 1995 consist of the following:

Indebtedness under the Bank Credit Agreement (described
  below)--
    Senior reducing revolving facility.........................  $38,500,000
    Senior acquisition facility................................   7,000,000
                                                                 ----------
                                                                 $45,500,000
                                                                 ----------
                                                                 ----------

    The Company has an agreement with a group of lenders, as amended (the "1993 Credit Agreement"), which provides for a senior reducing revolving credit facility with a commitment of $39,550,000 at December 31, 1995 that expires on December 31, 2000 (the "Revolver") and a senior acquisition facility with a commitment of $55,000,000 that expires on September 30, 1996 (the "Acquisition Facility"). Both facilities are available for acquisitions permitted under conditions set forth in the 1993 Credit Agreement.

    The 1993 Credit Agreement requires that the commitment under the Revolver be reduced by $900,000 quarterly during 1996 and by increasing quarterly amounts thereafter, and, under certain circumstances, requires mandatory prepayments of any outstanding loans and further commitment reductions under the 1993 Credit Agreement. Amounts outstanding under the Acquisition Facility at September 30, 1996 are payable in 17 equal quarterly installments.

    The indebtedness of the Company under the 1993 Credit Agreement is collateralized by liens on substantially all of the assets of the Company and its operating subsidiaries and by a pledge of the

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

7. DEBT AGREEMENT (CONTINUED)
operating subsidiaries' stock, and is guaranteed by those subsidiaries. The 1993 Credit Agreement contains restrictions pertaining to maintenance of financial ratios, capital expenditures, payment of dividends or distributions of capital stock and incurrence of additional indebtedness.

    Interest under the 1993 Credit Agreement is payable, at the option of the Company, at alternative rates equal to the Eurodollar rate plus 1.25% to 2.25% or the base rate announced by Banque Paribas plus 0.25% to 1.25%. The spreads over the Eurodollar rate and such base rate vary from time to time, depending upon the Company's financial leverage. The Company will pay quarterly commitment fees equal to 3/8% per annum on the aggregate unused portion of the aggregate commitment on both facilities. The Company also is required to pay certain other fees to the agent and the lenders for the administration of the facilities and the use of the Acquisition Facility.

    In accordance with the terms of the 1993 Credit Agreement, the Company entered into an interest rate protection agreement in March 1993 on the notional amount of $22,500,000 for a three-year term. This agreement provides protection against the rise in the three-month LIBOR interest rate beyond a level of 7.25%. The current three-month LIBOR interest rate is 5.3125%.

8. CAPITAL STOCK

    During 1995, the Company purchased and retired 1,515,300 shares of its own common stock at a cost of $21,693,832. The Company's Board of Directors has authorized the Company to purchase up to an additional 1,000,000 shares of its own common stock from time to time in open-market or negotiated transactions.

    The Company issued 2,014,233 warrants on January 1, 1993 to purchase 2,014,233 shares of common stock at $8.30 which were recorded at their estimated fair value of $0.20 per warrant. The warrants may be exercised at any time prior to January 14, 2000, at which time the warrants expire. During the year ended December 31, 1995, 10,561 warrants were exercised.

9. INCOME TAXES

    Income tax expense for the years ended December 31, 1993, 1994 and 1995 is summarized as follows:

                                                                            FEDERAL        STATE         TOTAL
                                                                          ------------  ------------  ------------
1993:
    Current.............................................................  $    900,000  $    400,000  $  1,300,000
    Deferred............................................................     1,300,000       100,000     1,400,000
                                                                          ------------  ------------  ------------
                                                                          $  2,200,000  $    500,000  $  2,700,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
1994:
    Current.............................................................  $  5,593,800  $  1,075,000  $  6,668,800
    Deferred............................................................      (300,000)      (55,000)     (355,000)
                                                                          ------------  ------------  ------------
                                                                          $  5,293,800  $  1,020,000  $  6,313,800
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
1995:
    Current.............................................................  $  6,600,000  $  1,260,000  $  7,860,000
    Deferred............................................................      (500,000)      (60,000)     (560,000)
                                                                          ------------  ------------  ------------
                                                                          $  6,100,000  $  1,200,000  $  7,300,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)
    The provisions for income tax differ from the amount computed by applying the statutory federal income tax rate due to the following:

                                                                              1993          1994          1995
                                                                          ------------  ------------  ------------
Federal income taxes at the statutory rate..............................  $  1,407,071  $  4,957,861  $  6,392,788
Amortization not deductible.............................................       404,660       606,137       606,137
State income taxes, net of any current federal income tax benefit.......       330,000       663,000       780,000
Other...................................................................       558,269        86,802      (478,925)
                                                                          ------------  ------------  ------------
                                                                          $  2,700,000  $  6,313,800  $  7,300,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    The tax effects of the significant temporary differences which comprise the deferred tax liability at December 31, 1993, 1994 and 1995 are as follows:

                                                                          1993           1994           1995
                                                                      -------------  -------------  -------------
Property and equipment..............................................  $  11,172,498  $  11,062,121  $  12,208,187
Intangibles.........................................................     (1,445,854)      (860,566)    (1,456,567)
Accrued expenses....................................................       (740,790)    (2,183,592)    (1,992,093)
Reserve for pending sale of assets..................................     (1,458,396)
Other...............................................................        372,542      1,159,493       (142,071)
                                                                      -------------  -------------  -------------
      Net liability.................................................  $   7,900,000  $   9,177,456  $   8,617,456
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

10. STOCK-BASED COMPENSATION PLANS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based
Compensation". The Company will continue to apply APB Opinion No. 25 in accounting for its plans as permitted by this statement. This statement however, requires that a company's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Pro forma disclosures required by a company that elects to continue to measure compensation cost using Opinion No. 25 will be made by the Company for the year ended December 31, 1996.

    At December 31, 1995, the Company has three stock-based compensation plans, which are described below. The Company applies APB Opinion 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan.

    1993 STOCK OPTION PLAN

    Under the Company's 1993 stock option plan, options to acquire up to 2,769,218 shares of common stock can be granted to officers and key employees at no less than the fair market value of the underlying stock on the date of grant. The plan permits the granting of non-qualified stock options as well as incentive stock options. The options vest 30% upon grant, 30% upon the first anniversary of the grant date and 20% per year for each of the next two years thereafter and expire 10 years after grant. The plan will terminate

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

10. STOCK-BASED COMPENSATION PLANS (CONTINUED) no later than February 7, 2003. Information pertaining to the plan for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                                                                    NUMBER OF   OPTION PRICE PER
                                                                                      SHARES          SHARE
                                                                                    ----------  -----------------
1993:
    Outstanding at beginning of year..............................................           0
    Granted.......................................................................   1,535,910    $ 5.74-$ 6.46
    Exercised.....................................................................     (55,980)       $5.74
    Surrendered...................................................................    (114,310)   $ 5.97-$ 6.46
    Outstanding at end of year....................................................   1,365,620    $ 5.74-$ 6.46
    Exercisable at end of year....................................................     370,500        $5.74
    Available for grant at end of year............................................      97,618
1994:
    Outstanding at beginning of year..............................................   1,365,620    $ 5.74-$ 6.46
    Granted.......................................................................      10,000    $13.50-$15.18
    Exercised.....................................................................     (89,310)   $ 5.74-$ 5.97
    Outstanding at end of year....................................................   1,286,310    $ 5.74-$15.18
    Exercisable at end of year....................................................     734,670    $ 5.74-$13.50
    Available for grant at end of year............................................      87,618
1995:
    Outstanding at beginning of year..............................................   1,286,310    $ 5.74-$15.18
    Granted.......................................................................     245,000    $13.88-$15.60
    Exercised.....................................................................     (27,790)   $ 5.74-$ 6.46
    Outstanding at end of year....................................................   1,503,520    $ 5.74-$15.60
    Exercisable at end of year....................................................   1,046,340    $ 5.74-$14.04
    Available for grant at end of year............................................   1,092,618

    DIRECTORS' STOCK OPTIONS

    The Company has granted nonqualified stock options to purchase up to 65,000 shares of the Company's common stock to certain members of the Company's Board of Directors. These options vest 30% upon grant, 30% upon the first anniversary of the grant date and 20% per year for each of the next two years thereafter. Options to purchase up to 40,000 shares must be exercised in full prior to May 28, 1998 while the remaining options must be exercised in full prior to December 15, 2004. The exercise price of these options ranges from $5.74 per share to $14.34 per share.

    EMPLOYEE STOCK PURCHASE PLAN

    Under the 1995 Employee Stock Purchase Plan, the Company is authorized to issue up to 200,000 shares of common stock to its full-time and part-time employees, all of whom are eligible to participate. Under the terms of the Plan, employees can choose each year to have up to 10 percent of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its beginning-of-year or end-of-year market price. Under the Plan, the Company sold 43,785 shares to employees in 1995 at a purchase price of $10.84 per share.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

11. COMMITMENTS AND CONTINGENCIES

    LEASE OBLIGATIONS

    The Company and its subsidiaries lease certain land and facilities used in their operations, including local marketing agreements for certain radio stations. Future minimum rental payments under all noncancellable operating leases as of December 31, 1995 are payable as follows:

1996...........................................................  $2,958,000
1997...........................................................   2,681,000
1998...........................................................   2,340,000
1999...........................................................   1,208,000
2000...........................................................   1,106,000
Thereafter.....................................................   4,273,000
                                                                 ----------
                                                                 $14,566,000
                                                                 ----------
                                                                 ----------

    Rental expense was approximately $2,991,000, $3,336,000, and $3,471,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

    The Company has a real estate lease for office space for its Atlanta operations with an affiliate of its majority shareholder. The annual rental rate is approximately $330,000.

    LEGAL PROCEEDINGS

    The Company is a party to various legal proceedings. In the opinion of management, all such matters are adequately covered by insurance, or if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the financial position or results of operations of the Company.

12. BARTER TRANSACTIONS

    Barter revenue was approximately $5,061,000, $4,647,000, and $4,976,000 in 1993, 1994 and 1995, respectively. Barter expense was approximately $4,941,000, $4,164,000, and $5,166,000 in 1993, 1994 and 1995, respectively.

    Included in accounts receivable and accounts payable in the accompanying consolidated balance sheets for 1994 and 1995 are barter accounts receivable (merchandise or services due the Company) of approximately $1,372,000 and $927,000, respectively, and barter accounts payable (air time due supplier of merchandise or service) of approximately $1,000,000 and $1,012,000, respectively.

13. RETIREMENT PLAN

    The Company maintains a defined contribution retirement plan covering substantially all employees who have met eligibility requirements. The Company matches 50% of participating employee contributions, subject to a maximum contribution by the Company of 1 1/2% of such employee's annual compensation up to $150,000 of such compensation. Total expense related to this plan was $237,875, $289,487, and $334,253 in 1993, 1994 and 1995, respectively.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

14. SUBSEQUENT EVENTS

    ACQUISITIONS

    In February 1996, the Company entered into an agreement to acquire Noble Broadcast Group, Inc. ("Noble"), for $152,000,000 in cash. Noble owns 10 radio stations, 4 of which serve Denver, Colorado, with 3 each serving St. Louis, Missouri and Toledo, Ohio; and provides programming to and sells air time for two stations serving the San Diego market. The broadcast signals for the stations serving the San Diego market originate from Mexico. The agreement is subject to the approval of the Federal Communications Commission and the satisfaction of certain other conditions. Pending consummation of the transaction, the Company entered into Time Brokerage Agreements for the stations in St. Louis and Toledo which began February 21, 1996, and will expire on the purchase date. The Company will finance this acquisition from the proceeds of a new credit facility discussed below.

    In February 1996, the Company signed an agreement and plan of merger to acquire Citicasters Inc. ("Citicasters"), owner of 19 radio stations in eight U.S. markets as well as two network-affiliated television stations. Citicasters' radio stations serve Atlanta, Georgia; Cincinnati and Columbus, Ohio; Kansas City, Kansas and Missouri; Phoenix, Arizona; Portland, Oregon; Sacramento, California; and Tampa, Florida. The television stations serve Cincinnati, Ohio and Tampa, Florida. The agreement is subject to the approval of the Federal Communications Commission and the satisfaction of certain other conditions. In conjunction with this agreement, the Company has delivered to the seller a $75,000,000 nonrefundable deposit in the form of a letter of credit. The letter of credit requires annual fees of 1.25% and can be drawn upon by Citicasters if the merger agreement is terminated.

    Jacor will pay $29.50 in cash, plus, in the event that the closing does not occur prior to October 1, 1996, for each full calendar month ending prior to the merger commencing with October 1996, an additional amount of $.22125 in cash. In addition, for each share of Citicasters common stock held, Citicasters shareholders will receive one Jacor warrant to purchase a fractional share of Jacor common stock (which fraction is anticipated to be .2035247) at a price of $28.00 per full share of Jacor common stock. If the merger is not consummated by October 1, 1996, the exercise price for the warrants to purchase 4,400,000 shares of Jacor stock will be reduced to $26.00 per share. The cash purchase price, which is approximately $630,000,000, will increase by approximately $5,000,000 for each full month subsequent to October 1996 but prior to the merger.

    NEW CREDIT AGREEMENT

    On February 20, 1996 the Company entered into a new credit facility. The Company's new senior debt consists of two facilities (the "Facilities") provided under an agreement (the "Existing Credit Facility") with ten banks: a $190,000,000 reducing revolving credit facility ("Revolving A Loans") and a $110,000,000 reducing revolving credit facility ("Revolving B Loans"). Both Facilities mature on December 31, 2003. The indebtedness of the Company under the Facilities is collateralized by liens on substantially all of the assets of the Company and its operating subsidiaries and by a pledge of the operating subsidiaries' stock, and is guaranteed by those subsidiaries.

    The Revolving A Loans will be used primarily to refinance existing debt and to complete the Noble acquisition. The Revolving B Loans will be used to finance acquisitions, stock repurchases and for working capital and other general corporate purposes.

    The commitment under the Revolving A Loans will be reduced by $2,500,000 each quarter commencing January 1, 1997 and by increasing quarterly amounts in each succeeding year. The commitment under the Revolving B Loans will be reduced by $5,000,000 for each quarter commencing January 1, 1998.

    The Company is required to make mandatory prepayments of the Facilities equal to (i) net proceeds from any debt offerings, (ii) 50% of net proceeds from any equity offerings to bring the Company's

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

14. SUBSEQUENT EVENTS (CONTINUED)
leverage ratio down to 5 to 1, (iii) 50% of excess cash flow, as defined, beginning in 1997, and (iv) net after tax proceeds received from asset sales or other dispositions.

    Interest under the Facilities is payable, at the option of the Company, at alternative rates equal to the Eurodollar rate plus 1% to 2 3/4% or the base rate announced by Banque Paribas plus up to 1 1/2%. The spreads over the Eurodollar rate and such base rate vary from time to time, depending upon the Company's financial leverage. The Company will pay quarterly commitment fees of 3/8% to 1/2% per annum on the unused portion of the commitment on both Facilities depending on the Company's financial leverage. The Company also is required to pay certain other fees to the agent and the lenders for the administration of the Facilities.

    The Existing Credit Facility contains a number of covenants which, among other things, require the Company to maintain specified financial ratios and impose certain limitations on the Company with respect to (i) the incurrence of additional indebtedness; (ii) investments and acquisitions, except under specified conditions; (iii) the incurrence of additional liens; (iv) the disposition of assets; (v) the payment of cash dividends; (vi) capital expenditures; and (vii) mergers, changes in business, and transactions with affiliates.

    SUPPLEMENTARY DATA

    Quarterly Financial Data for the years ended December 31, 1994 and 1995 (Unaudited)

                                                                        SECOND                        FOURTH
                                                      FIRST QUARTER     QUARTER     THIRD QUARTER     QUARTER
                                                      -------------  -------------  -------------  -------------
1994
  Net revenue.......................................  $  19,782,029  $  30,010,219  $  28,498,476  $  28,719,724
  Operating income (loss)...........................       (519,163)     4,364,512      4,784,215      4,853,514
  Net income (loss).................................       (220,443)     2,374,259      2,629,384      3,068,316
  Net income (loss) per common share(1).............          (0.01)          0.11           0.12           0.14

1995
  Net revenue.......................................  $  24,016,183  $  30,866,300  $  32,293,562  $  31,714,786
  Operating income..................................      1,060,526      5,628,006      5,899,472      6,029,017
  Net income........................................        751,314      3,528,561      3,488,305      3,196,929
  Net income per common share(1)....................           0.04           0.17           0.17           0.16

------------------------

(1) The sum of the quarterly net income (loss) per share amounts does not equal the annual amount reported as per share amounts are computed independently for each quarter.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1995          1996
                                                                                      ------------  -------------

Current assets:
  Cash and cash equivalents.........................................................   $    7,437    $    52,821
  Accounts receivable, less allowance for doubtful accounts of $1,606 in 1995 and
    $3,877 in 1996..................................................................       25,262         70,782
  Other current assets..............................................................        3,916         12,897
                                                                                      ------------  -------------
    Total current assets............................................................       36,615        136,500

  Property and equipment, net.......................................................       30,801        141,259
  Intangible assets, net............................................................      127,158      1,295,286
  Other assets......................................................................       14,265         98,032
                                                                                      ------------  -------------
    Total assets....................................................................   $  208,839    $ 1,671,077
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable, accrued expenses and other current liabilities..................   $   12,180    $    51,898
                                                                                      ------------  -------------
    Total current liabilities.......................................................       12,180         51,898

Long-term debt......................................................................       45,500        626,250
5.5% Liquid Yield Option Notes......................................................       --            117,090
Deferred taxes and other liabilities................................................       12,086        393,728

Shareholders' equity:
  Common stock, $.01 par value......................................................          182            312
  Additional paid-in capital........................................................      118,248        430,307
  Common stock warrants.............................................................          388         26,500
  Retained earnings.................................................................       20,255         24,992
                                                                                      ------------  -------------
    Total shareholders' equity......................................................      139,073        482,111
                                                                                      ------------  -------------
    Total liabilities and shareholders' equity......................................   $  208,839    $ 1,671,077
                                                                                      ------------  -------------
                                                                                      ------------  -------------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                        SEPTEMBER 30,          SEPTEMBER 30,
                                                                     --------------------  ----------------------
                                                                       1995       1996        1995        1996
                                                                     ---------  ---------  ----------  ----------
Broadcast revenue..................................................  $  36,116  $  60,143  $   97,648  $  142,176
  Less agency commissions..........................................      3,822      5,817      10,472      14,656
                                                                     ---------  ---------  ----------  ----------
    Net revenue....................................................     32,294     54,326      87,176     127,520
Broadcast operating expenses.......................................     23,129     38,273      65,241      91,694
Depreciation and amortization......................................      2,442      5,166       6,783      10,601
Corporate general and administrative expenses......................        824      1,658       2,564       4,080
                                                                     ---------  ---------  ----------  ----------
    Operating income...............................................      5,899      9,229      12,588      21,145
Interest expense...................................................       (384)    (6,844)       (593)    (13,397)
Gain on sale of radio stations.....................................     --         --          --           2,539
Other income, net..................................................        348      3,160       1,052       4,701
                                                                     ---------  ---------  ----------  ----------
    Income before income taxes and extraordinary loss..............      5,863      5,545      13,047      14,988
Income taxes.......................................................      2,375      3,445       5,279       7,285
                                                                     ---------  ---------  ----------  ----------
    Income before extraordinary loss...............................      3,488      2,100       7,768       7,703
    Extraordinary loss, net of income tax credit...................     --         (2,015)     --          (2,966)
                                                                     ---------  ---------  ----------  ----------
Net income.........................................................  $   3,488  $      85  $    7,768  $    4,737
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
NET INCOME PER COMMON SHARE:
Before extraordinary loss..........................................  $    0.17  $    0.06  $     0.37  $     0.31
Extraordinary loss.................................................     --          (0.06)     --           (0.12)
                                                                     ---------  ---------  ----------  ----------
Net income per common share........................................  $    0.17  $    0.00  $     0.37  $     0.19
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
Number of common shares used in per share computations.............     21,009     33,303      21,136      24,880
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                              1995        1996
                                                                                           ----------  -----------
Cash flows from operating activities:
  Net income.............................................................................  $    7,768  $     4,737
  Adjustments to reconcile net income to net cash used by operating activities:
    Depreciation.........................................................................       2,306        3,989
    Amortization of intangibles..........................................................       4,476        6,612
    Extraordinary loss...................................................................                    2,966
    Non-cash interest expense............................................................                    2,525
    Deferred income tax provision (benefit)..............................................        (352)         636
    Gain on sale of radio stations.......................................................                   (2,539)
    Other................................................................................         197         (201)
    Change in current assets and current liabilities net of effects of acquisitions and disposals:
      Accounts receivable................................................................      (1,146)      (7,769)
      Other current assets...............................................................        (265)      (2,556)
      Accounts payable, accrued expenses and other current liabilities...................       3,976        9,256
                                                                                           ----------  -----------
Net cash provided by operating activities................................................      16,960       17,656
                                                                                           ----------  -----------
Cash flows from investing activities:
  Capital expenditures...................................................................      (3,664)      (7,506)
  Cash paid for acquisitions.............................................................     (33,338)    (827,941)
  Purchase of intangible assets..........................................................     (15,183)     --
  Proceeds from sale of radio stations...................................................      --            6,595
  Loans originated and other.............................................................      (4,397)      (7,147)
                                                                                           ----------  -----------
Net cash used by investing activities....................................................     (56,582)    (835,999)
                                                                                           ----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...............................................      33,500      703,000
  Proceeds from issuance of LYONs........................................................      --          115,172
  Proceeds from issuance of common stock.................................................         254      317,109
  Repayment of long-term debt............................................................                 (248,500)
  Repurchase of common stock.............................................................     (15,076)     --
  Repurchase of warrants.................................................................      --           (1,379)
  Payment of finance costs...............................................................      --          (21,342)
  Other..................................................................................        (375)        (333)
                                                                                           ----------  -----------
Net cash provided by financing activities................................................      18,303      863,727
Net increase (decrease) in cash and cash equivalents.....................................     (21,319)      45,384
Cash and cash equivalents at beginning of period.........................................      26,975        7,437
                                                                                           ----------  -----------
Cash and cash equivalents at end of period...............................................  $    5,656  $    52,821
                                                                                           ----------  -----------
                                                                                           ----------  -----------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  FINANCIAL STATEMENTS

    The December 31, 1995 consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, the Company believes that the disclosures are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. Results for interim periods may not be indicative of results for the full year. It is suggested that these financial statements be read in conjunction with the consolidated financial statements for the year ended December 31, 1995 and the notes thereto.

2.  ACQUISITIONS

    COMPLETED ACQUISITIONS

    In February 1996, the Company agreed to acquire Noble Broadcast Group, Inc. ("Noble"), for approximately $152 million in cash plus related costs and expenses. Noble owned ten radio stations serving Denver (two AM and two FM), St. Louis (one AM, two FM) and Toledo (one AM, two FM). The Company entered into an agreement with the stockholders of Noble to acquire all of the outstanding capital stock of Noble for approximately $12.5 million. At the same time, the Company also purchased a warrant for approximately $52.8 million entitling the Company to acquire a 79.1% equity interest in Noble (the "Noble Warrant"). On July 15, 1996, the Company consummated the purchase of the outstanding Noble capital stock from the Noble stockholders and exercised the Noble Warrant, resulting in the Company owning 100% of the equity interests in Noble.

    Also, in February 1996, a wholly owned subsidiary of the Company purchased for approximately $47 million certain assets from Noble relating to Noble's San Diego operations. As part of Noble's San Diego operations, Noble provided programming to and sold the air time for two radio stations serving San Diego (one AM, one FM), which programming and air time is now provided and sold by the Company. In addition, another wholly owned subsidiary of the Company provided a credit facility to Noble in the amount of $41 million of which $40 million was drawn down. Such amount became part of the purchase consideration upon consummation of the transaction on July 15, 1996.

    In February 1996, the Company entered into an agreement to acquire Citicasters Inc. ("Citicasters") through a merger of Citicasters with and into a wholly owned Jacor subsidiary (the "Citicasters Merger"). Citicasters owned and/or operated 19 radio stations, located in Atlanta, Phoenix, Tampa, Portland, Kansas City, Cincinnati, Sacramento, Columbus and two television stations, one located in Tampa and one in Cincinnati. The Company consummated the Citicasters Merger in September 1996 for an approximate aggregate value of $847.3 million, which included the purchase of all outstanding shares of Citicasters common stock, the assumption of Citicasters outstanding indebtedness and the issuance of warrants to purchase an aggregate of 4,400,000 shares of Common Stock. Each Citicasters Warrant is exercisable for .2035247 of a share of the Company's common stock at an exercise price of $28.00 per full share.

    In March 1996, the Company entered into an agreement to acquire the FCC licenses of WCTQ-FM and WAMR-AM in Venice, Florida and to purchase certain real estate and transmission facilities necessary to operate the stations. In June 1996, the Company consummated this acquisition for a purchase price of approximately $4.4 million.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2.  ACQUISITIONS (CONTINUED)
    In June 1996, the Company entered into an agreement to acquire the FCC licenses of WLAP-AM, WMXL-FM and WWYC-FM in Lexington, Kentucky and to purchase real estate and transmission facilities necessary to operate the stations. In August 1996, the Company consummated this acquisition for a purchase price of approximately $14.0 million.

    In June 1996, the Company financed the purchase by Critical Mass Media, Inc. ("CMM") of a 40% interest in a newly formed limited liability company which purchased for $540,000 the assets of Duncan American Radio, Inc. CMM is a marketing research and radio consulting business which is owned by a limited partnership of which the Company is the 5% general partner and a corporation wholly owned by Randy Michaels, the Chief Executive Officer of the Company, is the 95% limited partner.

    The completed acquisitions are accounted for as purchases. The excess cost over the fair value of identifiable net assets acquired will be amortized over 40 years. Assuming each of these acquisitions had taken place at the beginning of 1995 and 1996, respectively, unaudited pro forma consolidated results of operations would have been as follows (in thousands except per share amounts):

                                                  THREE MONTHS ENDED     NINE MONTHS ENDED
                                                    SEPTEMBER 30,          SEPTEMBER 30,
                                                 --------------------  ----------------------
                                                   1995       1996        1995        1996
                                                 ---------  ---------  ----------  ----------
Net revenue....................................  $  79,171  $  85,887  $  225,259  $  242,548
Loss before extraordinary items................       (846)    (1,817)     (7,234)     (4,487)
Net loss per share.............................  $   (0.03) $   (0.06) $    (0.23) $    (0.14)

    PENDING ACQUISITIONS

    In May 1996, the Company entered into an agreement to acquire the FCC licenses and certain operating assets of WIOT-FM and WCWA-AM in Toledo, Ohio for $13 million in cash, which funds have been placed in escrow pending the closing of the transaction. Subject to certain conditions, pending the closing of this transaction, the Company has entered into a time brokerage agreement with respect to these stations.

    In July 1996, the Company entered into an agreement with New Wave Communications, L.P. and New Wave Broadcasting, Inc. to acquire the FCC licenses of WSPB-AM, WSRZ-FM and WYNF-FM in Sarasota, Florida and to purchase certain real estate and transmission facilities necessary to operate the stations. The purchase price for the assets is $12.5 million, of which $3 million has been placed in escrow, subject to a maximum purchase price of $15.0 million based on the timing of the closing.

    In September 1996, the Company entered into a binding agreement with a subsidiary of Gannett Co., Inc. ("Gannett") to effect an exchange of the Company's Tampa television station, WTSP-TV, acquired by the Company in the Citicasters Merger, for six of Gannett's radio stations (the "Gannett Exchange"). The stations to be acquired by the Company are KIIS-FM and KIIS-AM in Los Angeles, KSDO-AM and KKBH-FM in San Diego and WDAE-AM in Tampa-St. Petersburg. The Company will also acquire the licenses and operating assets of WUSA-FM in Tampa-St. Petersburg while Gannett will retain the call letters. The assets to be exchanged are valued by the Company and Gannett at approximately $190.0 million. The Company anticipates that this transaction will constitute a tax-free like-kind exchange.

    In October 1996, the Company entered into a definitive merger agreement with Regent Communications, Inc. ("Regent") whereby Regent will merge with and into the Company (the "Regent Merger"). Regent owns, operates or represents 20 radio stations located in Kansas City, Salt Lake City, Las Vegas,

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2.  ACQUISITIONS (CONTINUED)
Louisville and Charleston, S.C. The merger consideration to be paid by the Company to the Regent stockholders consists of 3.55 million shares of Common Stock, subject to adjustment pursuant to the terms of the merger agreement, up to $64.0 million in cash to be used to repay outstanding Regent indebtedness, and warrants to acquire an aggregate of 500,000 shares of Common Stock at an exercise price of $40 per full share. In the event that the value of the Common Stock to be received by the Regent stockholders is less than $116.0 million, at the Company's option: (a) Jacor may make up the difference by the delivery of additional shares of Common Stock; (b) pay the difference in cash; or (c) pay all of the merger consideration in cash.

    In October 1996, the Company also entered into binding agreements with Par Broadcasting Company ("Par") to purchase four radio stations in San Diego, KOGO-AM, KCBQ-AM, KIOZ-FM and KKLQ-FM, for $72.0 million in cash and with Entertainment Communications, Inc. ("Entercom") to sell the Company's two radio stations in Sacramento, KSEG-FM and KRXQ-FM, for $45.0 million in cash. Approximately $3.7 million of the purchase price has been placed in escrow. Although these transactions are not directly contingent upon each other, the Company anticipates that these transactions will occur in a manner that permits the transactions to be treated as a tax-free like-kind exchange. Par has entered into a Local Marketing Agreement ("LMA") with the Company such that the Company will commence operating the San Diego stations upon the expiration or termination of the applicable waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). The Company has entered into an LMA with Entercom such that Entercom will commence operating the Sacramento stations upon the expiration or termination of the applicable waiting periods under the HSR Act.

    In October 1996, the Company entered into a binding exchange agreement with Nationwide Communications, Inc. ("Nationwide") whereby the Company will exchange the assets of its two radio stations in Phoenix, KSLX-AM and KSLX-FM, for the assets of Nationwide's two radio stations in San Diego, KGB-FM and KPOP-AM. The assets to be exchanged are valued by the Company and Nationwide at approximately $45.0 million. The Company anticipates that this transaction will constitute a tax-free like-kind exchange. This transaction is contingent upon the successful closing of Nationwide's agreement to purchase KGB-FM and KPOP-AM from KGB, Inc. Nationwide has assigned to the Company its rights under an LMA with KGB, Inc. such that the Company will commence operating the San Diego stations upon the expiration or termination of the applicable waiting periods under the HSR Act. The Company has entered into an LMA with Nationwide such that Nationwide will commence operating the Phoenix stations upon the expiration or termination of the applicable waiting periods under the HSR Act. In connection with entering into the exchange agreement with Nationwide, the Company also announced that it intends to sell KCBQ-AM in San Diego, upon its acquisition from Par, to EXCL Communications, Inc. ("EXCL") for $6.0 million in cash. No binding agreement has yet been entered into with EXCL.

    In addition, in October 1996, Jacor entered into three separate binding agreements with three unaffiliated radio broadcast companies whereby the Company will acquire the FCC licenses and assets of a total of nine radio stations. These agreements are with Palmer Broadcasting Limited Partnership ("Palmer") to acquire WHO-AM and KLYF-FM in Des Moines and WMT-AM and WMT-FM in Cedar Rapids for a purchase price of $52.5 million, providing the Company with a leading position with four powerful broadcast signals; with Clear Channel Radio, Inc. to purchase KTWO-AM, KMGW-FM and the Wyoming Radio Network, in Casper, Wyoming for a purchase price of $1.9 million; and with Colfax Communications to acquire KIDO-AM and KLTB-FM in Boise, Idaho and KARO-FM in Caldwell, Idaho for a purchase price of $11.0 million in cash. An aggregate of $5.9 million has been placed in escrow in connection with these acquisitions.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

3.  OTHER ASSETS

    The Company's other assets at December 31, 1995 and September 30, 1996 consist of the following (in thousands):

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
New World Warrants..............................................   $   --         $  39,800
Hanna Barbera Escrow............................................       --            13,700
Acquisition escrows.............................................       --            16,000
Other...........................................................       14,265        28,532
                                                                  ------------  -------------
                                                                   $   14,265     $  98,032
                                                                  ------------  -------------
                                                                  ------------  -------------

    The New World Warrants and Hanna Barbera Escrow were included in the Citicasters acquisition. The Hanna Barbera Escrow is expected to be received in December 1996. Terms of the New World Warrants allow the Company to purchase 5 million shares of New World Common Stock at $16.00 per share until September 1999.

4.  LONG-TERM DEBT

    The Company's debt obligations at December 31, 1995 and September 30, 1996 consist of the following (in thousands):

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Credit facility borrowings......................................   $   45,000    $   400,000
9 3/4% Senior Subordinated Notes................................                     126,250
10 1/8% Senior Subordinated Notes, due 2006.....................       --        $   100,000
                                                                  ------------  -------------
                                                                   $   45,000    $   626,250
                                                                  ------------  -------------
                                                                  ------------  -------------

    FORMER CREDIT FACILITY

    On February 20, 1996 the Company entered into a credit facility (the "Former Credit Facility") with a group of banks. The Company borrowed approximately $200 million under the facility in conjunction with the Noble and other acquisitions. In June 1996, outstanding borrowings were repaid from a portion of the proceeds from public debt and common stock offerings (see notes 4, 5 and 6).

    NEW CREDIT FACILITY

    In June 1996, the Company entered into a new credit facility (the "New Credit Facility"). The New Credit Facility is with a syndicate of banks and other financial institutions. The New Credit Facility provides availability of up to $600 million of loans in three components: (i) a revolving credit facility of up to $200 million with mandatory semi-annual commitment reductions beginning in December 1998 and a final maturity date of October 21, 2003; (ii) a term loan of up to $300 million with scheduled semi-annual reductions beginning December 1997 and a final maturity date of September 18, 2003; and (iii) a term loan of up to $100 million with scheduled semi-annual reductions beginning December 1998 and a final maturity date of September 18, 2004.

    Borrowings under the New Credit Facility bear interest at rates that fluctuate with a bank base rate and/or the Eurodollar rate. The weighted average interest rate at September 30, 1996 was 7.73%.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4.  LONG-TERM DEBT (CONTINUED)
    Loans under the New Credit Facility are guaranteed by the Company and each of the Company's direct and indirect subsidiaries other than certain immaterial subsidiaries. The Company's obligations with respect to the New Credit Facility and each guarantor's obligations with respect to the related guaranty is collateralized by substantially all of their respective assets, and, in the case of the Company's subsidiaries, capital stock.

    The New Credit Facility contains covenants and provisions that restrict, among other things, the Company's ability to: (i) incur additional indebtedness;
(ii) incur liens on its property; (iii) make investments and advances; (iv) enter into guarantees and other contingent obligations; (v) merge or consolidate with or acquire an other person or engage in other fundamental changes; (vi) engage in certain sales of assets; (vii) make capital expenditures; (viii) enter into leases; (ix) engage in certain transactions with affiliates; and (x) make restricted junior payments. The New Credit Facility also requires satisfaction of certain financial performance criteria (including a consolidated interest coverage ratio, a leverage-to-operating cash flow ratio and a consolidated operating cash flow available for fixed charges ratio) and the repayment of loans under the New Credit Facility with proceeds of certain sales of assets and debt issuances, and with 50% of the Company's Consolidated Excess Cash Flow (as defined in the New Credit Facility).

    10 1/8% SENIOR SUBORDINATED NOTES DUE 2006

    In June 1996, the Company completed an offering of $100 million of its 10 1/8% Senior Subordinated Notes (the "Notes"). The Notes will mature on June 15, 2006. Interest on the Notes is payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996. The Company will not be required to make any mandatory redemption or sinking fund payment with respect to the Notes prior to maturity. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2001. The redemption prices commence at 105.063% and are reduced by 1.688% annually until June 15, 2004 when the redemption price is 100%.

    The Notes are general, unsecured obligations of the Company subordinated in right of payment to all senior debt of the Company including the New Credit Facility.

    The Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of the Company to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    9 3/4% SENIOR SUBORDINATED NOTES

    In September 1996, as a result of the merger with Citicasters, the Company assumed obligations of Citicasters' outstanding 9 3/4% Senior Subordinated notes due 2004 (the "9 3/4% Notes"). As a result of a change of control covenant in the 9 3/4% Notes, the holders had the option to cause the Company to purchase the 9 3/4% Notes at 101%, and in October 1996, approximately $107 million par value of the 9 3/4% Notes were put to the Company pursuant to this covenant.

5.  LIQUID YIELD OPTION NOTES

    In June 1996, the Company issued 5.5% Liquid Yield Option Notes ("LYONs") due 2011 in the aggregate principal amount at maturity of $259,900,000. Each LYON had an issue price of $443.14 and a

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  LIQUID YIELD OPTION NOTES (CONTINUED)
principal amount at maturity of $1,000. At September 30, 1996 the accreted value of the LYONs was $117.1 million which included $1.6 million of accretion during the third quarter.

    Each LYON is convertible, at the option of the Holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into Common Stock at a conversion rate of 13.412 shares per LYON.

    The LYONs are not redeemable by the Company prior to June 12, 2001. Thereafter, the LYONs are redeemable for cash at any time at the option of the Company, in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption.

    The LYONs will be purchased by the Company, at the option of the Holder, on June 12, 2001 and June 12, 2006, for a Purchase Price of $581.25 and $762.39 (representing issue price plus accrued original issue discount to each date), respectively, representing a 5.50% yield per annum to the Holder on such date, computed on a semiannual bond equivalent basis. The Company, at its option, may elect to pay the purchase price on any such purchase date in cash or Common Stock, or any combination thereof.

6.  CAPITAL STOCK

    ISSUANCE OF ADDITIONAL COMMON STOCK

    In June 1996, the Company issued pursuant to a public offering (the "1996 Stock Offering"), 11,250,000 shares of its Common Stock at a price of $28.00 per share. Net proceeds to the Company from this 1996 Offering were approximately $303.6 million. The Company used a portion of the net proceeds to repay all of its indebtedness under the Former Credit Facility (approximately $196.5 million).

    1993 WARRANTS

    In connection with the 1996 Stock Offering, the Company determined that it would convert the 1,983,605 outstanding 1993 Warrants into the right to receive the Fair Market Value (as defined in the 1993 Warrant) calculated to be $19.70 per Warrant. This resulted in the issuance by the Company of an additional 1,726,004 shares of Common Stock with proceeds aggregating approximately $14.3 million. The Company used approximately $5.1 million of these proceeds to fund the conversion of the remaining 1993 Warrants presented for redemption.

    CITICASTERS WARRANTS

    The Company issued the Citicasters Warrants pursuant to the terms of the Citicasters Merger Agreement. If all of the Citicasters Warrants are exercised, 4,400,000 shares of Common Stock would be issued. Each Citicasters Warrant initially entitles the holder thereof to purchase .2035247 of a share of Common Stock at a price of $28.00 per full share through September 18, 2001.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Citicasters Inc.

    We have audited the accompanying balance sheets of Citicasters Inc. and subsidiaries (formerly Great American Communications Company) as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in Note B to the financial statements, effective December 28, 1993, the Company emerged from bankruptcy pursuant to a plan of reorganization confirmed by the Bankruptcy Court on December 7, 1993. In accordance with an American Institute of Certified Public Accountants Statement of Position, the Company has adopted "fresh-start reporting" whereby its assets, liabilities, and new capital structure have been adjusted to reflect estimated fair values as of December 31, 1993. As a result, the statements of operations, shareholders' equity and cash flows for the years ended December 31, 1994 and December 31, 1995 reflect the Company's new basis of accounting and, accordingly, are not comparable to the Company's pre-reorganization statements of operations, shareholders' equity and cash flows for the year ended December 31, 1993.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citicasters Inc. and subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cincinnati, Ohio
February 23, 1996

                       CITICASTERS INC. AND SUBSIDIARIES

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1994        1995
                                                                                            ----------  ----------
Current assets:
  Cash and short-term investments.........................................................  $   46,258  $    3,572
  Trade receivables, less allowance for doubtful accounts of $1,244 and $1,643............      31,851      32,495
  Broadcast program rights................................................................       5,488       5,162
  Prepaid and other current assets........................................................       2,635       3,059
                                                                                            ----------  ----------
    Total current assets..................................................................      86,232      44,288
  Broadcast program rights, less current portion..........................................       4,466       3,296
  Property and equipment, net.............................................................      25,083      33,878
  Contracts, broadcasting licenses and other intangibles, net.............................     274,695     312,791
  Deferred charges and other assets.......................................................      13,016      22,093
                                                                                            ----------  ----------
                                                                                            $  403,492  $  416,346
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable, accrued expenses and other current liabilities........................  $   33,673  $   17,061
  Broadcast program rights fees payable...................................................       5,041       5,298
                                                                                            ----------  ----------
    Total current liabilities.............................................................      38,714      22,359
Broadcast program rights fees payable, less current portion...............................       3,666       2,829
Long-term debt............................................................................     122,291     132,481
Deferred income taxes.....................................................................      44,486      44,822
Other liabilities.........................................................................      43,398      54,163
                                                                                            ----------  ----------
    Total liabilities.....................................................................     252,555     256,654
Shareholders' equity:
  Class A Common Stock, $.01 par value, including additional paid-in capital, 500,000,000 shares authorized; 20,203,247 and 19,976,927 shares
    outstanding...........................................................................      87,831      82,936
  Retained earnings from January 1, 1994..................................................      63,106      76,756
                                                                                            ----------  ----------
    Total shareholders' equity............................................................     150,937     159,692
                                                                                            ----------  ----------
                                                                                            $  403,492  $  416,346
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                       See notes to financial statements.

                       CITICASTERS INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                              PREDECESSOR
                                                                                 1993         1994        1995
                                                                              -----------  ----------  ----------
Net revenues:
  Television broadcasting...................................................   $ 139,576   $  130,418  $   61,592
  Radio broadcasting........................................................      65,592       66,625      74,822
                                                                              -----------  ----------  ----------
                                                                                 205,168      197,043     136,414
                                                                              -----------  ----------  ----------
Costs and expenses:
  Operating expenses........................................................      71,730       60,682      37,416
  Selling, general and administrative.......................................      61,340       57,036      43,513
  Corporate, general and administrative expenses............................       3,996        4,796       4,303
  Depreciation and amortization.............................................      28,119       22,946      14,635
                                                                              -----------  ----------  ----------
                                                                                 165,185      145,460      99,867
                                                                              -----------  ----------  ----------
Operating income............................................................      39,983       51,583      36,547
Other income (expense):
  Interest expense, (contractual interest for 1993 was $69,806).............     (64,942)     (31,979)    (13,854)
  Minority interest.........................................................     (26,776)      --          --
  Investment income.........................................................         305        1,216       1,231
  Gain on sale of television stations.......................................      --           95,339      --
  Miscellaneous, net........................................................        (494)         447        (607)
                                                                              -----------  ----------  ----------
                                                                                 (91,907)      65,023     (13,230)
                                                                              -----------  ----------  ----------
Earnings (loss) before reorganization items and income taxes................     (51,924)     116,606      23,317
Reorganization items........................................................     (14,872)      --          --
                                                                              -----------  ----------  ----------
Earnings (loss) before income taxes and extraordinary items.................     (66,796)     116,606      23,317
Income taxes................................................................      --           53,500       9,000
                                                                              -----------  ----------  ----------
Earnings (loss) before extraordinary items..................................     (66,796)      63,106      14,317
Extraordinary items, net of tax.............................................     408,140       --          --
                                                                              -----------  ----------  ----------
Net earnings................................................................   $ 341,344   $   63,106  $   14,317
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
Share data:
  Primary and Fully Diluted:
    Net earnings............................................................       *       $     2.55  $      .68
    Average common shares...................................................       *           24,777      21,017

------------------------

*Share amounts are not relevant due to the effects of the reorganization.

                       See notes to financial statements.

                       CITICASTERS INC. AND SUBSIDIARIES

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                              PREDECESSOR
                                                                                 1993         1994        1995
                                                                              -----------  ----------  ----------
Common stock, including additional paid-in capital:
  Beginning balance.........................................................   $ 270,891   $  138,588  $   87,831
  Common stock issued:
    Exercise of stock options...............................................      --           --             273
    Stock bonus awarded.....................................................         350          297      --
  Common stock repurchased and retired......................................      --          (51,054)     (5,168)
  Effect of restructuring...................................................    (132,653)      --          --
                                                                              -----------  ----------  ----------
  Balance at end of period                                                     $ 138,588   $   87,831  $   82,936
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
Retained earnings:
  Beginning balance.........................................................   $(609,920)  $   --      $   63,106
  Net earnings..............................................................     341,344       63,106      14,317
  Application of fresh-start accounting.....................................     268,576       --          --
  Cash dividends............................................................      --           --            (667)
                                                                              -----------  ----------  ----------
  Balance at end of period..................................................   $  --       $   63,106  $   76,756
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
Total Shareholders' Equity..................................................   $ 138,588   $  150,937  $  159,692
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                       See notes to financial statements.

                       CITICASTERS INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------
                                                                              PREDECESSOR
                                                                                 1993         1994         1995
                                                                              -----------  -----------  ----------
Operating Activities:
  Net earnings..............................................................   $ 341,344   $    63,106  $   14,317
  Adjustments:
    Depreciation and amortization...........................................      28,119        22,946      14,635
    Non-cash interest expense...............................................       8,780           198         190
    Other non-cash adjustments (primarily non-cash dividends on the
      preferred stock of a former subsidiary)...............................      26,941       --           --
    Reorganization items....................................................      14,872       --           --
    Realized gains on sales of assets.......................................      (1,871)      (51,218)     --
    Extraordinary gains on retirements and refinancing of long-term debt....    (408,140)      --           --
    Decrease (increase) in trade receivables................................      (1,635)       16,443        (644)
    Decrease (increase) in broadcast program rights, net of fees payable....         201          (146)        916
    Increase (decrease) in accounts payable, accrued expenses and other
      liabilities...........................................................       9,514        (2,891)     (5,885)
    Increase (decrease) in deferred taxes...................................      --            (6,559)        336
    Other...................................................................         306        (4,389)       (634)
                                                                              -----------  -----------  ----------
                                                                                  18,431        37,490      23,231
                                                                              -----------  -----------  ----------
Investing Activities:
  Deposits on broadcast stations to be acquired.............................      --           --           (7,500)
  Purchases of:
    Broadcast stations......................................................      --           (16,000)    (50,598)
    Real estate, property and equipment.....................................      (5,967)       (7,569)    (11,857)
  Sales of:
    Broadcast stations......................................................       1,600       381,547      --
    Entertainment businesses:
      Cash proceeds received................................................      --             5,000      --
      Cash expenses related to sale.........................................      (6,021)         (813)        (22)
    Investments and other subsidiaries......................................      --             2,841      --
  Other.....................................................................      (1,131)          204        (378)
                                                                              -----------  -----------  ----------
                                                                                 (11,519)      365,210     (70,355)
                                                                              -----------  -----------  ----------
Financing Activities:
  Retirements and refinancing of long-term debt.............................    (370,150)     (505,824)     (3,500)
  Additional long-term borrowings...........................................     355,339       195,350      13,500
  Financing costs...........................................................     (13,549)      --           --
  Common shares repurchased.................................................      --           (51,054)     (5,168)
  Cash dividends paid on common stock.......................................      --           --             (667)
  Proceeds from the sale of common stock....................................       1,161       --           --
  Other.....................................................................      --               297         273
                                                                              -----------  -----------  ----------
                                                                                 (27,199)     (361,231)      4,438
                                                                              -----------  -----------  ----------
Net Increase (Decrease) in Cash and Short-Term Investments..................     (20,287)       41,469     (42,686)
Cash and short-term investments at beginning of period......................      25,076         4,789      46,258
                                                                              -----------  -----------  ----------
Cash and short-term investments at end of period............................   $   4,789   $    46,258  $    3,572
                                                                              -----------  -----------  ----------
                                                                              -----------  -----------  ----------

                       See notes to financial statements.

                       CITICASTERS INC. AND SUBSIDIARIES

                    SUPPLEMENTARY SCHEDULE TO THE STATEMENT
                      OF CASH FLOWS--REORGANIZATION ITEMS
                                 (IN THOUSANDS)

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1993
                                                                                                      PREDECESSOR
                                                                                                      ------------
Effects of Reorganization Activities:
  Cash Items:
    Operating activities:
      Professional fees and other expenses related to bankruptcy proceedings and consummation of the
        reorganization..............................................................................   $  (10,633)
                                                                                                      ------------
                                                                                                      ------------
    Financing activities:
      Long-term debt issued for cash................................................................   $    6,339
      Common stock issued for cash..................................................................        1,161
                                                                                                      ------------
                                                                                                       $    7,500
                                                                                                      ------------
                                                                                                      ------------
  Non Cash Items:
    Increase in long-term debt (primarily reduction in original issue discount).....................   $   25,967
    Net adjustment of accounts to fair value........................................................      (15,961)
    Decrease in liabilities subject to exchange.....................................................      (40,423)

    Increase in accrued liabilities (professional fees and other expenses related to consummation of
      the reorganization)...........................................................................        1,438
    Decrease in long-term debt through the issuance of common stock.................................     (221,541)
    Elimination of minority interest (preferred stock of subsidiary) through the issuance of common
      stock.........................................................................................     (274,932)
    Common stock issued in reorganization...........................................................      134,762
                                                                                                      ------------
                                                                                                       $ (390,690)
                                                                                                      ------------
                                                                                                      ------------

                       See notes to financial statements.

                       CITICASTERS INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

A.  ACCOUNTING POLICIES

    ORGANIZATION. Citicasters is engaged in the ownership and operation of radio and television stations and derives substantially all of its revenue from the sale of advertising time. The amount of broadcast advertising time available for sale by Citicasters' stations is relatively fixed, and by its nature cannot be stockpiled for later sale. Therefore, the primary variables affecting revenue levels are the demand for advertising time, the viewing or listening audience of the station and the entry of new stations in the marketplace. The major variable costs of operation are programming (news, sports and entertainment), sales costs related to revenues and promotional costs. The success of the programming determines the audience levels and therefore affects revenue.

    BASIS OF PRESENTATION. The accompanying financial statements include the accounts of Citicasters Inc. and its subsidiaries. For purposes of the financial statements and notes hereto the term "Predecessor" refers to Great American Communications Company and its subsidiaries prior to emergence from chapter 11 bankruptcy. Significant intercompany balances and transactions have been eliminated.

    On December 28, 1993, the Predecessor completed its comprehensive financial restructuring through a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code (see Note B for a description of the reorganization). Pursuant to the reporting principles of AICPA Statement of Position No. 90-7 entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), Predecessor adjusted its assets and liabilities to their estimated fair values upon consummation of the reorganization. The adjustments to reflect the consummation of the reorganization as of December 31, 1993, including, among other things, the gain on debt discharge and the adjustment to record assets and liabilities at their fair values, have been reflected in the accompanying financial statements. The Statements of Operations, Changes in Shareholders' Equity and Cash Flows for the year ended December 31, 1993 are presented on a historical cost basis without giving effect to the reorganization. Therefore, the Statements of Operations, Changes in Shareholders' Equity and Cash Flows for periods after December 31, 1993 are generally not comparable to prior periods and are separated by a line (see Note
B).

    All acquisitions have been treated as purchases. The accounts and results of operations of companies since their formation or acquisition are included in the consolidated financial statements.

    American Financial Group, Inc. and its Subsidiaries ("American Financial") owned 7,566,889 shares (37.8%) of Citicasters' outstanding Common Stock at March 1, 1996. At that date, American Financial's Chairman, Carl H. Lindner, owned an additional 3,428,166 shares (17.1%) of Citicasters' outstanding Common Stock.

    USE OF ESTIMATES. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

    BROADCAST PROGRAM RIGHTS. The rights to broadcast non-network programs on Citicasters' television stations are stated at cost, less accumulated amortization. These costs are charged to operations on a straight-line basis over the contract period or on a per-showing basis, whichever results in the greater aggregate amortization.

    PROPERTY AND EQUIPMENT. Property and equipment are based on cost and depreciation is calculated primarily using the straight-line method. Depreciable lives are: land improvements, 8-20 years; buildings and improvements, 8-40 years; operating and other equipment, 3-20 years; and leasehold improvements, over the life of the lease.

                       CITICASTERS INC. AND SUBSIDIARIES

A.  ACCOUNTING POLICIES (CONTINUED)
    CONTRACTS, BROADCASTING LICENSES AND OTHER INTANGIBLES. Contracts, broadcasting licenses and other intangibles represent the excess of the value of the broadcast station over the values of their net tangible assets, and is attributable to FCC licenses, network affiliation agreements and other contractual or market related factors. Reorganization value in excess of amounts allocable to identifiable assets represents the excess of the estimated fair value of Citicasters at the time of the reorganization over the estimated fair value allocated to its net identifiable assets. Intangible assets are being amortized on a straight-line basis over an average of 34 years. On an ongoing basis, Citicasters reviews the carrying value of its intangible assets. If this review indicates that intangible assets will not be recoverable, as determined based on undiscounted cash flows of broadcast stations over the remaining amortization period, Citicasters' carrying value of intangible assets are reduced by the amount of the estimated shortfall of cash flows.

    INCOME TAXES. Citicasters files a consolidated Federal income tax return which includes all 80% or more owned subsidiaries. Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. Deferred tax assets are recognized if it is more likely than not that a benefit will be realized.

    EARNINGS PER SHARE. Primary and fully diluted earnings per share in 1994 and 1995 are based upon the weighted average number of common shares and gives effect to common equivalent shares (dilutive options) outstanding during the respective periods. As a result of the effects of the reorganization, per share data for the year ended December 31, 1993 has been rendered meaningless and, therefore, per share information for this period has been omitted from the accompanying financial statements.

    STOCK BASED COMPENSATION. The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

    STATEMENT OF CASH FLOWS. For cash flow purposes, "investing activities" are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. All other activities are considered "operating." Short-term investments for purposes of the financial statements are those which had a maturity of three months or less when acquired.

B.  REORGANIZATION

    On December 28, 1993, Citicasters completed its comprehensive financial restructuring that was designed to enhance its long-term viability by adjusting its capitalization to reflect current and projected operating performance levels. The Predecessor accomplished the reorganization of its debt and preferred stock obligations through "prepackaged" bankruptcy filings made under chapter 11 of the Bankruptcy Code by the Predecessor and two of its former non-operating subsidiaries. The Predecessor's primary operating subsidiary, Great American Television and Radio Company, Inc., was not a party to any such filings under the Bankruptcy Code.

    Acceptances for a prepackaged plan of reorganization were solicited in October and early November 1993. The plan of reorganization described below was overwhelmingly approved by the creditors and shareholders. The Predecessor filed its bankruptcy petition with the Bankruptcy Court on November 5, 1993. The plan was confirmed on December 7, 1993 and became effective on December 28, 1993. Under the terms of the plan the following occurred:

    - Predecessor effected a reverse stock split; issuing 2.25 shares of a new class of common stock for each 300 shares of common stock outstanding prior to the reorganization.

                       CITICASTERS INC. AND SUBSIDIARIES

B.  REORGANIZATION (CONTINUED)
    - Debt with a carrying value of $634.8 million was exchanged for 23,256,913 shares of common stock and $426.6 million in debt.

    - Preferred stock of a subsidiary was exchanged for 1,515,499 shares of common stock.

    - American Financial fulfilled a commitment to contribute $7.5 million in cash for which it received approximately $6.3 million principal amount of 14% Notes and 213,383 shares of common stock.

    - The net expense incurred as a result of the chapter 11 filings and subsequent reorganization has been segregated from ordinary operations in the Statement of Operations. Reorganization items for 1993 include the following (in thousands):

Financing costs....................................................  $  25,967
Adjustments to fair value..........................................    (15,961)
Professional fees and other expenses related to bankruptcy.........      4,914
Interest income....................................................        (48)
                                                                     ---------
                                                                     $  14,872
                                                                     ---------
                                                                     ---------

    Financing costs consist of the unamortized portion of original issue discount and deferred financing costs relating to debt subject to exchange as of the date the petition for bankruptcy was filed (November 5, 1993). Adjustments to fair value reflect the net change to state assets and liabilities at estimated fair value as of December 31, 1993. Interest income is attributable to the accumulation of cash and short-term investments after commencement of the chapter 11 cases.

    Pursuant to the fresh-start reporting provisions of SOP 90-7, the Predecessor's assets and liabilities were revalued and a new reporting entity was created with no retained earnings or accumulated deficit as of the effective date. The period from the effective date to December 31, 1993 was considered immaterial thus, December 31, 1993 was used as the effective date for recording the fresh-start adjustments. Predecessor's results of operations for the period from the effective date of the restructuring to December 31, 1993 have been reflected in the Statement of Operations for the year ended December 31, 1993.

    The reorganization values of the assets and liabilities were determined based upon several factors including: prices and multiples of broadcast cash flow (operating income before depreciation and amortization) paid in purchase and business combination transactions, projected operating results of the broadcast stations, market values of publicly traded broadcast companies, economic and industry information and the reorganized capital structure. The foregoing factors resulted in a range of reorganization values between $75 and $200 million. Based upon an analysis of all of this data, management determined that the reorganization value of the company would be $138.6 million.

    The gain on debt discharge is summarized as follows (in thousands):

Carrying value of debt securities subject to exchange, including accrued interest................................................  $ 318,447
Carrying value of preferred stock of subsidiary, including accrued
  dividends.......................................................    309,608
Aggregate principal amount of 14% Senior Extendable Notes issued
  in exchanges, including accrued interest since June 30, 1993....    (71,236)
Aggregate value of common stock issued in exchanges...............   (134,762)
Expenses attributable to consummation of the reorganization.......     (7,573)
                                                                    ---------
Total gain on debt discharge (See Note J).........................  $ 414,484
                                                                    ---------
                                                                    ---------

                       CITICASTERS INC. AND SUBSIDIARIES

C.  ACQUISITIONS AND DISPOSITIONS

    During  June 1995,  Citicasters acquired its  second FM  station in Portland
(KKCW) for $30 million. During August 1995, Citicasters acquired a second FM radio station in Tampa (WTBT) for $5.5 million. The purchase price for WTBT-FM could increase to $8 million depending on the satisfaction of certain conditions. Citicasters began operating WTBT-FM during March 1995. In December 1995, the Company began operating WHOK-FM, WLLD-FM and WLOH-AM in Columbus under a local marketing agreement and acquired the stations in January 1996 for $24 million.

    During 1994, Citicasters sold one AM and three FM radio stations and acquired or commenced the operation of two FM radio stations. The following table sets forth certain information regarding these radio station transactions:

                                                                                                   ACQUISITION
                                                      DATE OPERATIONS           DATE OF            PRICE/ SALES
                                                     COMMENCED/CEASED           CLOSING               PRICE
                                                    -------------------  ----------------------  ----------------
Acquisitions:
  Sacramento (KRXQ-FM)............................      January 1, 1994            May 27, 1994   $   16 million
  Cincinnati (WWNK-FM)............................       April 25, 1994          April 21, 1995   $   15 million
Dispositions:
  Detroit (WRIF-FM)...............................     January 23, 1994      September 23, 1994   $ 11.5 million
  Milwaukee (WLZR-FM&AM)..........................       April 14, 1994          April 14, 1994   $    7 million
  Denver (KBPI-FM)................................       April 19, 1994          August 5, 1994   $    8 million

    In the aggregate, the purchases and sales of radio stations completed in 1994 and 1995 did not have a material effect on Citicasters' results. No gain or loss was recognized on the radio stations sold during 1994, because those stations were valued at their respective sales price under the fresh-start reporting provision of SOP 90-7.

    During September and October 1994, Citicasters sold four of its network affiliated television stations to entities affiliated with New World Communications Group Incorporated ("New World"). The stations sold included KSAZ in Phoenix, WDAF in Kansas City, WBRC in Birmingham and WGHP in Greensboro/Highpoint. Citicasters received $355.5 million in cash and a warrant to purchase, for five years, 5,000,000 shares of New World Common Stock at $15 per share. The warrant was valued at $10 million and is included in the balance sheet caption "Deferred charges and other assets." Citicasters recorded a pretax gain of $95.3 million ($50.1 million after tax) on these sales. Proceeds from the sales were used to retire long-term debt and to repurchase shares of the Company's Common Stock. During 1995, the terms of the warrant were amended to modify the registration rights relating to the underlying shares. In consideration for such modification, the exercise price was increased from $15 to $16 per share.

    The following unaudited proforma financial information is based on the historical financial statements of Citicasters, adjusted to reflect the television station sales, retirement of long-term debt, the effects of the December 1993 reorganization and the February 1994 refinancing of subordinated debt (in thousands except per share data).

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1993        1994
                                                                        ----------  ----------
Net revenues..........................................................  $  119,597  $  128,375
                                                                        ----------  ----------
                                                                        ----------  ----------
Operating income......................................................  $   20,142  $   30,624
                                                                        ----------  ----------
                                                                        ----------  ----------
Net earnings..........................................................  $    4,244  $   11,582
                                                                        ----------  ----------
                                                                        ----------  ----------
Net earnings per share................................................  $      .16  $      .47
                                                                        ----------  ----------
                                                                        ----------  ----------

                       CITICASTERS INC. AND SUBSIDIARIES

D.  PROPERTY AND EQUIPMENT

    Property and equipment at December 31, consisted of the following (in thousands):

                                                                            1994       1995
                                                                         ----------  ---------

Land and land improvements.............................................  $    5,305  $   5,883
Buildings and improvements.............................................      10,710     15,458
Operating and other equipment..........................................      13,873     22,771
                                                                         ----------  ---------
                                                                             29,888     44,112
Accumulated depreciation...............................................      (4,805)   (10,234)
                                                                         ----------  ---------
                                                                         $   25,083  $  33,878
                                                                         ----------  ---------
                                                                         ----------  ---------

    Pursuant to the fresh-start reporting principles of SOP 90-7, the carrying value of property and equipment was adjusted to estimated fair value as of the effective date of the reorganization, which included the restarting of accumulated depreciation. Depreciation expense relating to property and equipment was $11.6 million in 1993; $8.7 million in 1994; and $5.4 million in 1995.

E.  CONTRACTS, BROADCASTING LICENSES AND OTHER INTANGIBLES

    Contracts, broadcasting licenses and other intangibles at December 31, consisted of the following (in thousands):

                                                                           1994        1995
                                                                        ----------  ----------

Licenses, network affiliation agreements and other market related intangibles.........................................................  $  275,629  $  322,749
Reorganization value in excess of amounts allocable to identifiable
  assets..............................................................       7,998       7,998
                                                                        ----------  ----------
                                                                           283,627     330,747
Accumulated amortization..............................................      (8,932)    (17,956)
                                                                        ----------  ----------
                                                                        $  274,695  $  312,791
                                                                        ----------  ----------
                                                                        ----------  ----------

    Citicasters' carrying value of its broadcasting assets was adjusted to estimated fair value as of the effective date of the reorganization pursuant to the reporting principles of SOP 90-7. This adjustment included, among other things, the restarting of accumulated amortization related to intangibles.

    Amortization expense relating to contracts, broadcasting licenses and other intangibles was $16.5 million in 1993; $14.2 million in 1994; and $9.3 million in 1995.

                       CITICASTERS INC. AND SUBSIDIARIES

F.  LONG-TERM DEBT

    Long-term debt at December 31, consisted of the following (in thousands):

                                                                           1994        1995
                                                                        ----------  ----------
Citicasters:
  9 3/4% Senior Subordinated Notes due February 2004, less unamortized discount of $2,709 and $2,519 (imputed interest rate 10.13%)......  $  122,291  $  122,481
Subsidiaries:
  Bank credit facility................................................      --          10,000
                                                                        ----------  ----------
    Total long-term debt..............................................  $  122,291  $  132,481
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1995, the only sinking fund or other scheduled principal payments due during the next five years is $10 million, due in 1998.

    Cash interest payments were $45.1 million in 1993; $27.1 million in 1994; and $12.9 million in 1995.

    In February 1994, Citicasters refinanced its 14% Notes and the 13% Senior Subordinated Notes due 2001 through the issuance of $200 million principal amount of 9 3/4% Senior Subordinated Notes due 2004 ("9 3/4% Notes"). The 9 3/4% Notes were issued at a discount; the net proceeds were $195.4 million. No gain or loss was recognized on these transactions. A portion of the proceeds from the sale of the four television stations ($305 million) was used to retire long-term debt including $75 million principal amount of the 9 3/4% Notes.

    In October 1994, Citicasters entered into a bank credit agreement with a group of banks providing two revolving credit facilities: a $125 million facility to fund future acquisitions and a $25 million working capital facility. The acquisition facility is available through December 31, 2001. The maximum amount available under this facility will be reduced by $7.5 million per quarter beginning in the first quarter of 1998. The working capital facility is available through December 31, 1997. Citicasters is required to use excess cash flow to reduce amounts outstanding under the facilities if leverage ratios exceed certain levels.

    The interest rate under the facilities varies depending on Citicasters' leverage ratio. In the case of the base rate option, the rate ranges from the base rate to the base rate plus .75%. In the case of the eurodollar rate option, the rate ranges from 1% to 2% over the eurodollar rate. The weighted average interest rate on Citicasters outstanding bank debt as of December 31, 1995 was 6.84%. The bank credit facilities are secured by substantially all the assets of Citicasters. As of March 1, 1996, Citicasters had $26 million outstanding under the acquisition facility.

    Citicasters' 9 3/4% Notes require a prepayment of the 9 3/4% Notes in the event of certain changes in the control of Citicasters and further require the proceeds from certain asset sales to be used to partially redeem 9 3/4% Notes.

    At December 31, 1995 the market of the 9 3/4% Notes exceeded carrying value by approximately $1.5 million.

G.  SHAREHOLDERS' EQUITY

    Citicasters is authorized to issue 500 million shares of Class A Common Stock, $.01 par value, 125 million shares of Class B Common Stock, $.01 par value and 9.5 million shares of Serial Preferred Stock, $.01 par value. The preferred stock may have such preferences and other rights and limitations as the Board of Directors may designate with respect to each series.

                       CITICASTERS INC. AND SUBSIDIARIES

G.  SHAREHOLDERS' EQUITY (CONTINUED)
    During 1994 and 1995, Citicasters acquired 2,354,475 and 254,760 shares of its common stock from several unaffiliated institutions for $51.1 million and $5.2 million, respectively. Under the most restrictive provision of Citicasters' debt covenants, Citicasters may acquire an additional $8.7 million of its common stock.

    During 1995, Citicasters' Board of Directors twice declared three-for-two stock splits of its outstanding common stock. All share and per share data have been restated to reflect both stock splits.

    The Company's debt instruments contain certain covenants which limit the amount of dividends which Citicasters is able to pay on its common stock. Under the most restrictive provision of Citicasters' debt covenants, dividends are limited to a maximum of $2.5 million annually. Citicasters paid a dividend of $.03 per common share in 1995. Under the merger agreement with Jacor (see Note
M), Citicasters will not be permitted to pay dividends without the prior consent of Jacor.

    Changes in the number of shares of common stock are shown in the following table:

Predecessor:
  Outstanding at January 1, 1993................................  56,729,434
  Effect of reverse stock split in restructuring................  (56,303,963)
  Issued in restructuring for exchanges of securities...........  24,772,412
  Issued for cash...............................................     213,383
Citicasters:
  Stock bonuses awarded to employees............................      52,425
                                                                  ----------
  Outstanding at December 31, 1993..............................  25,463,691
  Stock bonuses awarded to employees............................      37,125
  Stock repurchased and retired.................................  (5,297,569)
                                                                  ----------
  Outstanding at December 31, 1994..............................  20,203,247
  Exercise of stock option......................................      29,812
  Stock repurchased and retired.................................    (256,132)
                                                                  ----------
  Outstanding at December 31, 1995..............................  19,976,927
                                                                  ----------
                                                                  ----------

    Following the consummation of the reorganization, the Board of Directors established the 1993 Stock Option Plan. The Plan provides for granting both non-qualified and incentive stock options to key employees. There are 1,800,000 common shares reserved for issuance under the 1993 Plan. During 1994, the Board of Directors established the 1994 Directors Stock Option Plan. The Plan provides for the granting of options to non-employee directors of Citicasters. There are 450,000 common shares reserved for issuance under the 1994 Plan. Options under both plans become exercisable at the rate of 20% per year commencing one year after grant and expire at the earlier of 10 years from the date of grant, three months after termination of employment or retirement as a director, or one year after the death or disability of the holder.

                       CITICASTERS INC. AND SUBSIDIARIES

G.  SHAREHOLDERS' EQUITY (CONTINUED)
    Stock option data for Citicasters' stock option plans are as follows:

                                                                    1994                        1995
                                                         --------------------------  ---------------------------
                                                                      OPTION PRICE                OPTION PRICE
                                                           SHARES      PER SHARE       SHARES       PER SHARE
                                                         ----------  --------------  ----------  ---------------

Outstanding, beginning of period.......................   1,307,250  $         6.67   1,614,375  $   6.67-$10.33
Granted................................................     498,375  $  9.77-$10.33      57,500  $  18.00-$25.50
Exercised..............................................      --            --           (29,812) $          6.67
Terminated.............................................    (191,250) $         6.67      --            --
                                                         ----------  --------------  ----------  ---------------
Outstanding, December 31...............................   1,614,375  $  6.67-$10.33   1,642,063  $   6.67-$25.50
                                                         ----------  --------------  ----------  ---------------
                                                         ----------  --------------  ----------  ---------------
Exercisable, December 31...............................     223,200  $         6.67     516,263  $   6.67-$10.33
                                                         ----------  --------------  ----------  ---------------
                                                         ----------  --------------  ----------  ---------------
Available for grant December 31........................     635,625                     607,937
                                                         ----------                  ----------
                                                         ----------                  ----------

H.  INCOME TAXES

    Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of Citicasters' deferred tax assets and liability as of December 31 are as follows (in thousands):

                                                                            1994       1995
                                                                          ---------  ---------
Deferred tax assets:
  Accrued expenses and other............................................  $   8,190  $   8,409
Deferred tax liability:
Book over tax basis of depreciable assets...............................     52,676     53,231
                                                                          ---------  ---------
Net deferred tax liability..............................................  $  44,486  $  44,822
                                                                          ---------  ---------
                                                                          ---------  ---------

    The following is a reconciliation of Federal income taxes at the "statutory" rate of 35% in 1993, 1994 and 1995 and as shown in the Statement of Operations (in thousands):

                                                                              PREDECESSOR
                                                                                 1993         1994        1995
                                                                              -----------  ----------  ----------
Earnings (loss) from continuing operations before income taxes..............   $ (66,796)  $  116,606  $   23,317
Extraordinary items.........................................................     408,140       --          --
                                                                              -----------  ----------  ----------
Adjusted earnings before income taxes.......................................   $ 341,344   $  116,606  $   23,317
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
Income taxes at the statutory rate..........................................   $ 119,470   $   40,812  $    8,161
Effect of:
  Book basis over tax basis of stations sold................................      --            8,472      --
  Goodwill..................................................................        (630)         599          74
  Minority interest.........................................................       9,372       --          --
  Certain reorganization items..............................................    (127,606)      --          --
  State taxes net of Federal income tax benefit.............................      --            3,575         650
  Other.....................................................................        (606)          42         115
                                                                              -----------  ----------  ----------
  Income taxes as shown in the Statement of Operations......................   $      --   $   53,500  $    9,000
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                       CITICASTERS INC. AND SUBSIDIARIES

H.  INCOME TAXES (CONTINUED)
      Income tax provision as applied to continuing operations consists of (in thousands):

                                                               PREDECESSOR
                                                                  1993         1994       1995
                                                              -------------  ---------  ---------

Current taxes...............................................    $  --        $  42,800  $   7,300
Deferred taxes..............................................       --            5,200        700
State taxes.................................................       --            5,500      1,000
                                                                    -----    ---------  ---------
                                                                $  --        $  53,500  $   9,000
                                                                    -----    ---------  ---------
                                                                    -----    ---------  ---------

    Federal income taxes of $7 million and $8.4 million were paid in cash during 1994 and 1995, respectively.

I.  DISCONTINUED OPERATIONS

    During 1994, Citicasters received an additional $5 million related to the 1991 sale of its entertainment businesses. The after-tax proceeds were credited to reorganization intangibles. A final distribution is scheduled to occur in December 1996. It is not possible to quantify the amount of the distribution Citicasters will receive at that time.

J.  EXTRAORDINARY ITEMS

    Predecessor's extraordinary items in 1993 consisted of a loss of $6.3 million from the retirement of debt prior to the reorganization and a gain of $414.5 million on debt discharge in the reorganization.

K.  PENDING LEGAL PROCEEDINGS

    Management,  after review and consultation  with counsel, considers that any liability from litigation pending against Citicasters and any of its subsidiaries would not materially affect the consolidated financial position or results of operations of Citicasters and its subsidiaries.

L. ADDITIONAL INFORMATION

    Quarterly Operating Results (Unaudited)--The following are quarterly results of consolidated operations for 1994 and 1995 (in thousands except per share data).

                                                               1ST        2ND        3RD        4TH
                                                             QUARTER    QUARTER    QUARTER    QUARTER     TOTA1
                                                            ---------  ---------  ---------  ---------  ----------
1994
  Net revenues............................................  $  48,449  $  60,423  $  50,908  $  37,263  $  197,043
  Operating income........................................      7,193     18,321     13,386     12,683      51,583
  Net earnings (loss).....................................     (1,752)     5,161     44,851     14,846      63,106
  Net earnings (loss) per share...........................  $    (.07) $     .20  $    1.75  $     .67  $     2.55
1995
  Net revenues............................................  $  29,045  $  36,886  $  34,126  $  36,357  $  136,414
  Operating income........................................      4,724     11,588      8,910     11,325      36,547
  Net earnings............................................      1,278      5,242      3,282      4,515      14,317
 *Net earnings per share..................................  $     .06  $     .25  $     .15  $     .21  $      .68

------------------------

* The sum of the quarterly earnings per share does not equal the earnings per share computed on a year-to-date basis due to rounding.

                       CITICASTERS INC. AND SUBSIDIARIES

L. ADDITIONAL INFORMATION (CONTINUED)
    Citicasters' financial results are seasonal. Revenues are higher in the second and fourth quarter and lower in the first and third quarter; the first quarter is the lowest of the year.

    During the third and fourth quarters of 1994, Citicasters recorded net earnings of $41.7 million and $8.4 million, respectively, attributable to the sale of the four television stations.

    Included in selling, general and administrative expenses in 1993, 1994 and 1995 are charges of $6.6 million, $7.2 million and $5.8 million, respectively, for advertising and charges of $2.4 million, $2.2 million and $1.3 million, respectively, for repairs and maintenance.

M.  SUBSEQUENT EVENT

    On February 12, 1996, Citicasters and Jacor Communications, Inc. entered into a merger agreement by which Jacor will acquire Citicasters. Under the agreement, for each share of Citicasters' stock, Jacor will pay cash of $29.50 plus a five-year warrant to purchase approximately .2 shares of Jacor common stock at $28 per share. If the closing occurs after September 1996 the exercise price of the warrant would be reduced to $26 per share and the per share cash price would increase at the rate of $.2215 per month. American Financial and certain of its affiliates have agreed to execute irrevocable consents in favor of the Jacor transaction on March 13, 1996. The closing of the transaction is conditioned on, among other things, receipt of FCC and other regulatory approvals. Upon consummation of the merger, holders of the 9 3/4% Notes have the right to put their notes to the Company at 101% of principal.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Noble Broadcast Group, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Noble Broadcast Group, Inc. and its subsidiaries at December 25, 1994 and December 31, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 2 to the consolidated financial statements, in February
1996  the  Company  entered  into  an   agreement  to  be  purchased  by   Jacor
Communications, Inc.

PRICE WATERHOUSE LLP

San Diego, California
March 21, 1996

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                    DECEMBER 25,    DECEMBER 31,
                                                                                        1994            1995
                                                                                   --------------  --------------
Current assets:
  Cash and cash equivalents......................................................  $    2,134,000  $      447,000
  Accounts receivable, less allowance for doubtful accounts of $515,000 and
    $455,000.....................................................................      12,401,000       9,094,000
  Prepaid expenses and other.....................................................       2,084,000       2,290,000
                                                                                   --------------  --------------
    Total current assets.........................................................      16,619,000      11,831,000
Property, plant and equipment, net...............................................       7,623,000       9,333,000
Intangible assets, less accumulated amortization of $33,718,000 and
  $25,734,000....................................................................      89,849,000      50,730,000
Other assets.....................................................................       1,932,000       5,333,000
                                                                                   --------------  --------------
                                                                                   $  116,023,000  $   77,227,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable...............................................................  $    3,537,000  $    2,867,000
  Accrued interest...............................................................       6,477,000       1,674,000
  Accrued payroll and related expenses...........................................       1,720,000       1,077,000
  Other accrued liabilities......................................................       4,364,000       3,081,000
  Current portion of long-term debt..............................................     167,209,000       3,611,000
  Unamortized carrying value of subordinated debt................................      19,445,000
                                                                                   --------------  --------------
    Total current liabilities....................................................     202,752,000      12,310,000
Long-term debt, less current portion.............................................         232,000      78,000,000
Deferred income taxes............................................................                       8,568,000
Other long-term liabilities......................................................         683,000         640,000
                                                                                   --------------  --------------
Total liabilities................................................................     203,667,000      99,518,000
                                                                                   --------------  --------------
Mandatorily redeemable Class A-1 common stock, $.01 par value; 1,580,285 shares
  authorized; 249,931 shares issued and outstanding in 1994......................      35,066,000
                                                                                   --------------  --------------
Stockholders' deficit:
  Class A common stock, $.000001 par value; 1,569,514 shares authorized, 49,904
    shares issued and outstanding in 1995........................................        --              --
  Class B common stock, $.01 par value and $.000001 par value in 1994 and 1995, respectively; 2,293,235 and 254,018 shares authorized in 1994 and 1995,
    respectively; 254,018 shares issued and outstanding..........................           3,000        --
  Paid-in capital................................................................         662,000      44,231,000
  Accumulated deficit............................................................    (123,375,000)    (66,522,000)
                                                                                   --------------  --------------
    Total stockholders' deficit..................................................    (122,710,000)    (22,291,000)
Commitments (Note 11)
                                                                                   --------------  --------------
                                                                                   $  116,023,000  $   77,227,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                 FOR THE YEARS ENDED
                                                                     --------------------------------------------
                                                                     DECEMBER 26,    DECEMBER 25,   DECEMBER 31,
                                                                         1993            1994           1995
                                                                     -------------  --------------  -------------
Broadcast revenue..................................................  $  53,860,000  $   56,154,000  $  47,061,000
Less agency commissions............................................     (6,351,000)     (6,552,000)    (5,159,000)
                                                                     -------------  --------------  -------------
  Net revenue......................................................     47,509,000      49,602,000     41,902,000
                                                                     -------------  --------------  -------------
Expenses:
  Broadcast operating expenses.....................................     36,944,000      37,892,000     31,445,000
  Corporate general and administrative.............................      2,702,000       2,621,000      2,285,000
  Depreciation and amortization....................................      6,916,000       6,311,000      4,107,000
  Write-down of intangibles and other assets.......................                      7,804,000
                                                                     -------------  --------------  -------------
                                                                        46,562,000      54,628,000     37,837,000
                                                                     -------------  --------------  -------------
Income (loss) from operations......................................        947,000      (5,026,000)     4,065,000
Interest expense...................................................     (7,602,000)    (10,976,000)    (9,913,000)
Net gain on sale of radio stations.................................      7,909,000                      2,619,000
                                                                     -------------  --------------  -------------
Income (loss) before provision for income taxes, extraordinary gain
  and cumulative effect of change in accounting principle..........      1,254,000     (16,002,000)    (3,229,000)
Provision for income taxes.........................................       (378,000)        (36,000)       (63,000)
                                                                     -------------  --------------  -------------
Income (loss) before extraordinary gain and cumulative effect of
  change in accounting principle...................................        876,000     (16,038,000)    (3,292,000)
Extraordinary gain on forgiveness of debt, net of income taxes.....     12,222,000                     60,145,000
                                                                     -------------  --------------  -------------
Income (loss) before cumulative effect of change in accounting
  principle........................................................     13,098,000     (16,038,000)    56,853,000
Cumulative effect of change in accounting principle................        354,000
                                                                     -------------  --------------  -------------
Net income (loss)..................................................  $  13,452,000  $  (16,038,000) $  56,853,000
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------
Primary earnings (loss) per share:
  Before extraordinary item and cumulative effect of change in
    accounting principle...........................................  $        1.96  $       (31.82) $       (1.80)
  Extraordinary item...............................................           9.35                          47.23
  Cumulative effect of change in accounting principle..............            .27
                                                                     -------------  --------------  -------------
    Total..........................................................  $       11.58  $       (31.82) $       45.43
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------
Fully diluted earnings (loss) per share:
  Before extraordinary item and cumulative effect of change in
    accounting principle...........................................  $        1.96  $       (31.82) $       (1.83)
  Extraordinary item...............................................           9.35                          47.23
  Cumulative effect of change in accounting principle..............            .27
                                                                     -------------  --------------  -------------
    Total..........................................................  $       11.58  $       (31.82) $       45.40
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------
Common equivalent shares:
  Primary..........................................................      1,307,541         503,949      1,273,569
  Fully diluted....................................................      1,307,541         503,949      1,273,569

   The accompanying notes are an integral part of the consolidated financial statements.

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                            CLASS A                  CLASS B
                                          COMMON STOCK             COMMON STOCK
                                    ------------------------  ----------------------   PAID-IN    ACCUMULATED
                                      SHARES       AMOUNT      SHARES      AMOUNT      CAPITAL      DEFICIT        TOTAL
                                    -----------  -----------  ---------  -----------  ----------  ------------  ------------
Balance at December 27, 1992......                              254,018   $   3,000   $  662,000  $(120,789,000) $(120,124,000)
  Net income......................                                                                  13,452,000    13,452,000
                                    -----------  -----------  ---------  -----------  ----------  ------------  ------------
Balance at December 26, 1993......                              254,018       3,000      662,000  (107,337,000) (106,672,000)
  Net loss........................                                                                 (16,038,000)  (16,038,000)
                                    -----------  -----------  ---------  -----------  ----------  ------------  ------------
Balance at December 25, 1994......                              254,018       3,000      662,000  (123,375,000) (122,710,000)
  Cancellation of Class A-1
    Mandatorily Redeemable Common
    Stock.........................                                                    26,562,000                  26,562,000
  Exchange of Class A-1
    Mandatorily Redeemable Common
    Stock.........................      49,904       --                                8,504,000                   8,504,000
  Change in par value of Class B
    Common Stock from $.01 per
    share to $.000001 per share...                                           (3,000)       3,000
  Issuance of warrant to purchase
    common stock..................                                                     8,500,000                   8,500,000
  Net income......................                                                                  56,853,000    56,853,000
                                    -----------  -----------  ---------  -----------  ----------  ------------  ------------
Balance at December 31, 1995......      49,904    $  --         254,018   $  --       $44,231,000 $(66,522,000) $(22,291,000)
                                    -----------  -----------  ---------  -----------  ----------  ------------  ------------
                                    -----------  -----------  ---------  -----------  ----------  ------------  ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                FOR THE YEARS ENDED
                                                                  -----------------------------------------------
                                                                   DECEMBER 26,    DECEMBER 25,    DECEMBER 31,
                                                                       1993            1994            1995
                                                                  --------------  --------------  ---------------
Cash flows from operating activities:
  Net income (loss).............................................  $   13,452,000  $  (16,038,000) $    56,853,000
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Cumulative effect of change in accounting principle.........        (354,000)
    Interest expense added to long-term debt....................       2,309,000       2,465,000        3,631,000
    Depreciation and amortization...............................       6,916,000       6,311,000        4,107,000
    Amortization of debt issuance costs and unamortized carrying
      value of subordinated debt................................      (1,002,000)     (1,312,000)         392,000
    Net (revenue) expense on barter transactions................          81,000        (288,000)        (210,000)
    (Gain) loss on disposition of assets........................      (7,930,000)        138,000       (2,287,000)
    Extraordinary gain on forgiveness of debt...................     (12,222,000)                     (60,145,000)
    Write-down of intangibles and other assets..................                       9,297,000
    Changes in assets and liabilities, net of effects of
      acquisitions:
      Accounts receivable.......................................      (1,318,000)     (2,367,000)       3,698,000
      Prepaid expenses and other................................         233,000         (14,000)           4,000
      Other assets..............................................        (610,000)        732,000         (224,000)
      Accounts payable..........................................         679,000       1,360,000         (670,000)
      Accrued interest..........................................        (223,000)      2,070,000       (1,674,000)
      Other accrued liabilities.................................        (888,000)        924,000       (1,926,000)
      Other long-term liabilities...............................       2,577,000        (107,000)         (43,000)
                                                                  --------------  --------------  ---------------
      Net cash provided by (used in)
        operating activities....................................       1,700,000       3,171,000        1,506,000
                                                                  --------------  --------------  ---------------
Cash flows from investing activities:
  Proceeds from disposition of assets...........................      35,002,000           6,000       47,650,000
  Acquisition of property, plant and equipment..................      (3,009,000)     (1,124,000)      (2,851,000)
  Acquisition of radio stations.................................                                       (6,834,000)
                                                                  --------------  --------------  ---------------
      Net cash flows provided by (used in) investing
        activities..............................................      31,993,000      (1,118,000)      37,965,000
                                                                  --------------  --------------  ---------------
Cash flows from financing activities:
  Payments on long-term debt....................................     (34,036,000)     (2,534,000)    (126,450,000)
  Borrowings....................................................                                       90,500,000
  Payments related to financing costs...........................                                       (5,208,000)
                                                                  --------------  --------------  ---------------
      Net cash used in financing activities.....................     (34,036,000)     (2,534,000)     (41,158,000)
                                                                  --------------  --------------  ---------------
Net decrease in cash and cash equivalents.......................        (343,000)       (481,000)      (1,687,000)
Cash and cash equivalents at beginning of period................       2,958,000       2,615,000        2,134,000
                                                                  --------------  --------------  ---------------
Cash and cash equivalents at end of period......................  $    2,615,000  $    2,134,000  $       447,000
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------

   The accompanying notes are an integral part of the consolidated financial statements.

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

    Noble Broadcast Group, Inc. (the Company), a privately held Delaware corporation, owned and operated the following radio stations during 1995:
WSSH-AM serving Boston, Massachusetts; KBEQ-FM and AM, serving Kansas City, Missouri; KMJQ-FM and KYOK-AM serving Houston, Texas; KBCO-FM and AM and KHIH-FM and KHOW-AM, serving Denver, Colorado; KMJM-FM, KNJZ-FM and KATZ-AM, serving St. Louis, Missouri; WVKS-FM, WRVF-FM and WSPD-AM, serving Toledo, Ohio. Four of these stations were sold and two stations were purchased during 1995 (Note 8). In addition, the Company also provided programming for and had exclusive rights to sell advertising time on two radio stations located in Baja California, Mexico, XETRA-FM and XETRA-AM, which primarily serve the metropolitan San Diego area broadcasting as XTRA-FM and AM.

NOTE 2--SUBSEQUENT EVENT-SALE OF THE COMPANY

    In February 1996, the Company entered into a Stock Purchase and Stock and Warrant Redemption Agreement (the Agreement) whereby Jacor Communications, Inc. (Jacor) agreed to purchase both the Company's outstanding Class B common stock and a newly-issued warrant allowing Jacor to purchase the Company's Class A common stock. This transaction is subject to Federal Communications Commission approval and certain other conditions. Simultaneously, the Company entered into an Asset Purchase Agreement and sold the assets of certain subsidiaries of the Company to a wholly-owned subsidiary of Jacor and assigned to this subsidiary its rights and obligations under certain contracts including the Exclusive Sales Agency Agreement (Note 10). The aggregate value of the above transactions, when fully consummated, is $152,000,000 plus certain closing costs. At that time, Jacor will own 100% of the equity interests in the Company. The Company also entered into time brokerage agreements with Jacor for the stations in St. Louis and Toledo. The Company received approximately $99,000,000 in February 1996 in conjunction with the transactions.

    In connection with this transaction, the Company entered into a Credit Agreement with another wholly-owned subsidiary of Jacor providing for a $40,000,000 Term Loan Facility, which was borrowed in full in February 1996, and a $1,000,000 Revolving Loan Facility. The loans bear interest at the Prime rate, payable quarterly. Both facilities are to be repaid on February 1, 2002 or upon occurrence of certain ownership changes, whichever occurs earlier.

    The Company used the total proceeds received in February 1996 to repay the outstanding indebtedness under the Senior Secured Term Loan, the Senior Revolving Credit Facility and the Subordinated Notes, to redeem and retire the warrant held by the subordinated debtholder, and to redeem and retire all of the Company's Class A shares outstanding (Notes 5 and 6). In the event that the transaction cannot be consummated, none of the proceeds previously paid to the Class A stockholders or the warrant holders shall be returned. If the transaction is terminated by the buyer, the Class B stockholders shall be entitled to the balance of the amounts due under the Agreement; if terminated by the Company, the buyer shall be entitled only to the amounts previously paid to the Class B stockholders as well as certain other amounts.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The  consolidated financial statements  include the accounts  of the Company
and  its  wholly-owned  subsidiaries.  Significant  intercompany  balances   and
transactions have been eliminated.

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FINANCIAL STATEMENT PREPARATION

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    FISCAL YEAR

    The Company's fiscal year ends on the last Sunday of December to coincide with the standard broadcast year.

    REVENUES

    Revenues for commercial broadcasting advertisements are recognized when the commercial is broadcast.

    CASH AND CASH EQUIVALENTS

    Cash equivalents are highly liquid investments (money market funds) with original maturities of three months or less. Included in cash and cash equivalents at December 25, 1994 is $1,600,000 of restricted cash. Restricted cash of $1,500,000 was released to the Company on December 31, 1994 in conjunction with its sale of KMJQ-FM and KYOK-AM (Note 8). The remaining $100,000 of restricted cash was released to the Company in January 1995 in conjunction with the sale of WSSH-AM (Note 8).

    BARTER TRANSACTIONS

    Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense when received or used. If merchandise or services are received prior to the broadcast of the
advertising,  a  liability  (deferred  barter  revenue)  is  recorded.  If   the
advertising is broadcast before the receipt of the goods or services, a receivable is recorded.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable. The Company places its cash and temporary cash investments in money market funds with high quality institutions. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different geographic areas of the United States.

    EARNINGS (LOSS) PER COMMON SHARE

    Primary earnings (loss) per common share are calculated on the basis of the weighted average number of common shares outstanding plus (in periods in which they have a dilutive effect) the effect of common equivalent shares arising from Senior Subordinated Convertible Notes, using the if-converted method, and the effect of warrants to purchase common stock using the treasury stock method. The calculation of fully diluted earnings per common share also includes the effect of the assumed conversion of Senior Subordinated Convertible Notes and exercise of warrants to purchase common stock in periods in which such conversion would cause dilution.

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Purchases of property, plant and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on the straight-line basis over their estimated useful lives as follows:

Technical and office equipment..................................   5-8 years
                                                                       10-30
Buildings and building improvements.............................       years
Furniture and fixtures..........................................    10 years
Leasehold improvements..........................................    10 years
Land improvements...............................................     8 years
Automobiles.....................................................     3 years

    Maintenance and repairs are expensed as incurred.

    INTANGIBLE ASSETS

    Intangible assets represents the aggregate excess purchase cost over the fair market value of radio station net assets acquired. Intangible assets are stated at the lower of cost or net realizable value and are being amortized using the straight-line method over periods not exceeding 40 years. The Company evaluates the realizability of intangible assets by comparing the asset carrying amount to future anticipated undiscounted cash flows.

    In 1994, the Company determined that intangibles related to its Houston stations were impaired and, accordingly, it recorded a $7,450,000 loss (Note 8). Additionally, in 1994, the Company determined that $354,000 in other assets would not be realized, and recorded a loss.

    DEBT ISSUANCE COSTS

    Debt issuance costs incurred in connection with executing long-term debt agreements are amortized over the term of associated debt to interest expense.

    FINANCIAL INSTRUMENTS

    Interest rate swaps are entered into as a hedge against interest exposure of variable rate debt. The differences to be paid or received on the swaps are included in interest expense. Gains and losses are recognized when the swaps are settled. The interest rate swaps are subject to market risk as interest rates fluctuate.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial Accounting Standards Board Statement No. 107, "Disclosures about Fair Value of Financial Instruments," (FAS 107) requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used. The carrying amount of all financial instruments on the consolidated balance sheet are considered reasonable estimates of fair value, with the exception of long-term debt as of December 25, 1994, of which $50,301,000 was forgiven in August 1995 (Note 5) and the interest rate swap agreement (Note 5).

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 4--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                                     DECEMBER 25,    DECEMBER 31,
                                                                                         1994            1995
                                                                                    --------------  --------------
Property, plant and equipment
  Technical and office equipment..................................................  $   12,295,000  $   10,196,000
  Land and land improvements......................................................         978,000       1,067,000
  Buildings and building improvements.............................................       2,880,000       2,517,000
  Furniture and fixtures..........................................................       1,531,000       1,244,000
  Leasehold improvements..........................................................       1,640,000       1,057,000
  Automobiles.....................................................................         327,000         314,000
                                                                                    --------------  --------------
                                                                                        19,651,000      16,395,000
  Less accumulated depreciation and amortization..................................     (12,028,000)     (7,062,000)
                                                                                    --------------  --------------
                                                                                    $    7,623,000  $    9,333,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------

Other non-current assets
  Debt issuance costs.............................................................  $      646,000  $    4,267,000
  Other...........................................................................       1,286,000       1,066,000
                                                                                    --------------  --------------
                                                                                    $    1,932,000  $    5,333,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------

Statement of Cash Flows Information

    Schedule of certain non-cash financing activities:

                                                                                     FOR THE YEARS ENDED
                                                                        ----------------------------------------------
                                                                        DECEMBER 26,   DECEMBER 25,     DECEMBER 31,
                                                                            1993           1994             1995
                                                                        ------------  ---------------  ---------------
        Acquisition of assets in exchange for debt....................   $  463,000      $      --        $      --
                                                                        ------------         -----            -----
                                                                        ------------         -----            -----

NOTE 5--LONG-TERM DEBT

    Long-term debt is comprised of:

                                                                DECEMBER 25,    DECEMBER 31,
                                                                    1994            1995
                                                               ---------------  -------------
Senior Secured Term Loan.....................................                   $  45,000,000
Senior Revolving Credit Facility.............................                       7,050,000
Subordinated Notes...........................................                      29,325,000
Tranche A Notes..............................................  $    87,364,000
Tranche B Notes..............................................       11,587,000
Series A Senior Subordinated Notes...........................       29,617,000
Series B Senior Subordinated Convertible Notes...............       37,000,000
Other........................................................        1,873,000        236,000
                                                               ---------------  -------------
                                                                   167,441,000     81,611,000
Less current portion.........................................     (167,209,000)    (3,611,000)
                                                               ---------------  -------------
                                                               $       232,000  $  78,000,000
                                                               ---------------  -------------
                                                               ---------------  -------------

    Interest  paid during 1993, 1994  and 1995 aggregated $4,354,000, $6,152,000 and $3,673,000, respectively.

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 5--LONG-TERM DEBT (CONTINUED)
    TRANCHE A NOTES AND TRANCHE B NOTES--The Tranche A and Tranche B Notes, which were outstanding as of December 25, 1994, were extinguished in conjunction with the Company's August 1995 debt restructuring (see Debt Restructuring below). The Tranche A Notes bore interest at the 30-day LIBOR rate plus an applicable margin. The Tranche B Notes bore interest at 4 percent. The senior debt agreement provided for principal prepayments at the option of the Company and called for mandatory principal prepayments from the net proceeds of sales of certain radio station properties or from 50 percent of the net proceeds of sales by the Company of any stock or warrants issued by the Company or from the exercise of any such warrants or from excess operating cash, as defined.

    During 1993, the Company sold certain radio station properties and other assets (Note 8) and utilized resultant net proceeds of $32,960,000 to repay Tranche A Notes of $18,498,000 and Tranche B Notes of $14,462,000. Pursuant to agreements with the senior debtholders, $12,222,000 of the Tranche A Notes was forgiven, resulting in an extraordinary gain during the year ended December 26, 1993.

    The Company's agreement with the Senior debtholders contained, among other things, certain covenants as to the maintenance of certain financial ratios and cash flows, as well as restrictions on additional indebtedness, property sales and liens, mergers and acquisitions, contingent liabilities, certain lease transactions, investments, transactions with affiliates, corporate overhead, capital expenditures, prepaid expenditures, and employment and certain other contracts.

    Based on agreements between the Company and the holders of the Tranche A Notes and Tranche B Notes, the outstanding debt was to be repaid as of August 18, 1995 and the Company classified the debt as current as of December 25, 1994.

    SENIOR SUBORDINATED NOTES AND SENIOR SUBORDINATED CONVERTIBLE NOTES--The Series A Senior Subordinated Notes (Subordinated Notes) and Series B Senior Subordinated Convertible Notes (Convertible Notes), which were outstanding as of December 25, 1994, were extinguished in conjunction with the Company's 1995 debt restructuring (see Debt Restructuring below).

    In fiscal year 1991 the Company restructured its debt with the subordinated debtholders by modifying certain terms. The $24,423,000 excess of the carrying amount of the old subordinated debt instruments over the principal amount of the Subordinated and Convertible Notes was recorded as unamortized carrying value of subordinated debt in 1991 and was being amortized against future interest expense over the term of the restructured Subordinated and Convertible Notes. The Subordinated Notes bore interest at an annual rate of 9%; interest was added to principal semiannually. During 1993, 1994 and 1995, approximately $2,309,000, $2,465,000 and $3,631,000 of interest was added to the principal, respectively.

    The Convertible Notes bore interest at the non-compounding annual rate of 5 percent and such interest was due and payable at such time as the principal became payable. The Convertible Notes were convertible as to both principal and accrued interest into 803,592 shares of Mandatorily Redeemable Class A-1 common stock at the option of the holders after April 30, 1994.

    The Subordinated Notes and Convertible Notes were subordinated to the Tranche A and B Notes and contained, among other things, covenants as to the maintenance of certain financial ratios and cash flows, and certain restrictions as to additional indebtedness, amounts and types of payments and investments, dividends, liens and encumbrances, sale and leaseback transactions, equity interests of subsidiaries, sales of assets, mergers, corporate overhead, capital expenditures, prepayment of expenses, and employment contracts.

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 5--LONG-TERM DEBT (CONTINUED)
    Based on agreements between the Company and the holders of Subordinated Notes and Convertible Notes, the outstanding debt was to be repaid as of August 18, 1995 and the Company classified the debt and associated unamortized carrying value of subordinated debt as current as of December 25, 1994.

    DEBT RESTRUCTURING--In August 1995, the Company completed a restructuring of its debt, resulting in the extinguishment of $175,301,000 of Tranche A Notes, Tranche B Notes, Subordinated Notes and Convertible Notes plus accrued interest for an aggregate amount of $125,000,000 in cash. Additionally, the Company repurchased or exchanged the shares of Class A-1 common stock held by the holders of these debt instruments. The Company sold its Houston, Boston and Kansas City stations in 1995 and utilized the resultant net proceeds of $47,650,000, along with $1,500,000 restricted cash released to the Company (Note
3), to repay outstanding debt prior to the completion of the restructuring (Note
8), entered into a new senior $60,000,000 Credit Agreement and obtained new subordinated debt for $37,000,000. The former debtholders forgave $50,301,000 of principal and accrued interest which has been recognized as an extraordinary gain in 1995. Also included in the extraordinary gain for 1995 is $18,412,000, representing the remaining unamortized carrying value of subordinated debt as of the date of the related debt extinguishment.

    SENIOR SECURED TERM LOAN AND SENIOR REVOLVING CREDIT FACILITY--In August 1995, the Company and its wholly-owned subsidiaries entered into a $60,000,000 Credit Agreement with a consortium of banks, consisting of a $45,000,000 Senior Secured Term Loan (the Term Loan) and a $15,000,000 Senior Revolving Credit Facility (the Revolver). The Company borrowed all of the $45,000,000 Term Loan and $7,500,000 of the Revolver and paid transaction costs of approximately $4,700,000. Under the Term Loan and the Revolver, principal payments were due in varying amounts through 2001. As discussed in Note 2, the outstanding debt under the Credit Agreement was paid in full and cancelled in February 1996.

    Borrowings under the Credit Agreement bore interest, at the option of the Company, at either the London Interbank Offered Rate (LIBOR) plus an applicable margin of up to 2.625%, or at a base rate (defined as the higher of the Federal Funds Rate plus .5% or the bank's Prime rate) plus an applicable margin of up to 1.375% per annum. The Term Loan and the Revolver were secured by substantially all of the Company's assets, including the common stock and tangible and intangible assets and major lease rights of the Company's operating subsidiaries.

    In conjunction with entering into the Credit Agreement, the Company issued a warrant to purchase 10% of the common stock of the Company's primary operating subsidiary, exercisable only in the event of certain specified occurrences through June 30, 1996, for an exercise price of $1.00. The Company determined that the value of the warrant was de minimus because of the nature of the specified events required for warrant exercise. As discussed in Note 2, the warrant was cancelled in February 1996.

    INTEREST RATE SWAP AGREEMENT--In accordance with the terms of the Credit Agreement, the Company entered into a three year interest rate swap agreement in September 1995 on a notional principal amount of $30,000,000. Under the interest rate swap agreement, on a quarterly basis the Company pays the counterparty interest at a fixed rate of 5.87%, and the counterparty pays the Company interest at a variable rate based on the LIBOR.

    As of December 31, 1995, the interest rate swap agreement had a nominal carrying value and a ($425,000) fair value. The fair value was estimated by obtaining a quotation from the counterparty. In February 1996, the Company terminated the interest rate swap agreement in conjunction with its debt extinguishment, and realized a loss of $686,000 upon termination.

    SUBORDINATED NOTES--In August 1995, the Company entered into an Investment Agreement with a new subordinated debtholder, consisting of $37,000,000 in subordinated notes. The subordinated notes bore

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 5--LONG-TERM DEBT (CONTINUED)
interest at a rate of 8.108% per annum compounded quarterly, of which 50% was to be paid annually with the remainder being added to principal. The notes were due in August 2002. As discussed in Note 2, the debt was paid in full and cancelled in February 1996.

    Under the Investment Agreement, the Company issued a warrant for 75% of the Company's Class A common stock, exercisable through August 2005, with an exercise price of $1.00. Management has determined that the fair value of the warrant on the date of issuance was approximately $8,500,000, which has been recorded as a discount on the related debt and was being amortized to interest expense over the term of the debt. As discussed in Note 2, the Company repurchased the warrant in February 1996.

    COVENANTS--The Credit Agreement and the Investment Agreement required the Company to comply with certain financial and operating covenants, including, among others, limitations on: capital expenditures, acquisitions and additional indebtedness, engaging in a business other than radio broadcasting, paying cash dividends, corporate overhead levels, the use of borrowings, and requirements to maintain certain financial ratios.

NOTE 6--COMMON STOCK

    In conjunction with the August 1995 refinancing, the Company entered into an agreement with its former debtholders providing for the repurchase or exchange of all of their Class A-1 shares of common stock. Under the agreement, 189,321 Class A-1 shares were repurchased by the Company for a de minimus amount and the remaining 60,610 shares were exchanged for 49,904 shares of Class A common stock. There were 249,931 shares of Mandatorily Redeemable Class A-1 common stock outstanding in 1993 and 1994.

    The Company's authorized capital stock subsequent to the August 1995 restructuring consists of 1,569,514 shares of Class A common stock, $.000001 par value, of which 49,904 shares are issued and outstanding, and 254,018 shares of Class B voting common stock, $.000001 par value, all of which are issued and outstanding. Prior to August 1995, the Class B common stock had a par value of $.01. Class B common stock is voting common stock, while Class A common stock has no right to vote with respect to the election of directors, or other corporate actions other than certain major events set forth in the Company's Restated Certificate of Incorporation. The holders of Class B common stock, voting as a class, are entitled to elect six members of the Board of Directors. Class B common stock may convert their shares into stock that is registered pursuant to certain firm commitment underwritten public offerings, as defined.

    Shares of Class A common stock are convertible into an equal number of shares of Class B common stock subsequent to a public offering, as described in the Restated Certificate of Incorporation, upon certain events as defined in the Company's agreements with the subordinated debtholders, or as of August 18, 2000. In addition, holders of both Class A and Class B common stock may convert their shares into stock that is registered pursuant to a public offering. Holders of Class A common stock are entitled to participate on a pro rata basis with the holders of Class B common stock with respect to dividends, when and as declared by the Board of Directors, provided there are funds legally available for such purpose, and with respect to any redemption or repurchase by the Company of any Class B common stock.

    The Mandatorily Redeemable Class A-1 common stock contained a liquidation preference over Class B common stock in an amount equal to a prescribed formula value solely in the event of a liquidation resulting from bankruptcy, insolvency or other similar proceeding. Such liquidation preference was zero at December 25, 1994. The Mandatorily Redeemable Class A-1 common stock was not entitled to vote except for the right, voting as a separate class, to elect one member of the Company's Board of Directors and

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 6--COMMON STOCK (CONTINUED)
except that certain transactions specified in the Company's Restated Certificate of Incorporation required the consent of the majority of the then-outstanding shares of Mandatorily Redeemable Class A-1 common stock. Holders of Mandatorily Redeemable Class A-1 common stock were entitled to participate on a pro rata basis with the holders of Class B common stock upon any redemption or repurchase by the Company of any Class B common stock or other equity securities of the Company.

    Shares of Class A-1 common stock were convertible into an equal number of shares of Class B common stock subsequent to a public offering, or under certain specified circumstances. In addition, holders of Class A-1 common stock were entitled to convert their shares into stock registered pursuant to certain firm commitment underwritten public offerings, as defined. Prior to an initial public offering (IPO), holders of Class A-1 common stock were entitled to, in the event of a defined change of voting control of the Company, require the Company to repurchase their shares of Class A-1 common stock in accordance with specified formula prices. In addition, if the Company had not effected an IPO by December 2002, then holders of a majority of the then-outstanding Class A-1 common stock, on or after December 31, 2003, could require the Company to repurchase the Class A-1 common stock owned by them at a specified formula repurchase price.

    The Mandatorily Redeemable Class A-1 common stock was recorded at an "issue price" equivalent to the carrying value of the equity instruments exchanged therefor. No subsequent adjustment to the valuation of the Mandatorily Redeemable Class A-1 common stock was required prior to its repurchase and exchange in August 1995.

NOTE 7--STOCK OPTIONS

    The Company had two stock option plans, the Executive Stock Option Plan (Executive Plan) and the 1991 Stock Option Plan (1991 Plan). No options were granted under the Executive Plan or the 1991 Plan. In conjunction with the August 1995 debt restructuring, the Company cancelled the 1991 Plan and the Executive Plan.

NOTE 8--STATION TRANSACTIONS

    In August 1995, concurrent with the debt restructuring, the Company purchased substantially all of the assets and certain liabilities of WSPD-AM and WRVF-FM, Toledo, Ohio, for $6,660,000 using cash proceeds obtained through the August 1995 debt restructuring. The acquisition has been accounted for using the purchase method. The assets acquired were comprised of accounts receivable of $391,000 and property, plant and equipment of $1,525,000. The excess of the purchase price over the fair value of the assets and liabilities acquired was $4,744,000, which is attributable to intangible assets and is being amortized over 40 years using the straight-line method. The results of operations are included in the results of operations of the Company since their acquisition.

    The following unaudited pro forma summary information presents the results of operations of the Company as if the acquisition of WSPD-AM and WRVF-FM had occurred on December 27, 1993, after giving effect to certain adjustments, principally intangible amortization and interest. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 8--STATION TRANSACTIONS (CONTINUED) would have occurred had the acquisition been effected as of December 27, 1993 or of the results which may occur in the future.

                                                                          (UNAUDITED)
                                                                          YEAR ENDED
                                                                 -----------------------------
                                                                  DECEMBER 25,   DECEMBER 31,
                                                                      1994           1995
                                                                 --------------  -------------
Net revenue....................................................  $   59,455,000  $  47,945,000
Loss before extraordinary item.................................  $  (16,230,000) $  (4,015,000)
Net income (loss)..............................................  $  (16,230,000) $  57,576,000
Earnings (loss) per share before extraordinary item............  $       (32.21) $       (3.15)
Earnings (loss) per share......................................  $       (32.21) $       45.21

    In March 1995, the Company sold substantially all of the assets (excluding cash and accounts receivable) and certain liabilities of Noble Broadcast of Kansas City, Inc. (KBEQ-FM and KBEQ-AM) for $7,650,000. The sale of these assets resulted in a gain of approximately $1,982,000 and has been reflected in the Company's 1995 results of operations.

    In January 1995, the Company sold substantially all of the assets (excluding cash and accounts receivable) and certain liabilities of Noble Broadcast of Ballybunion, Inc. (WSSH-AM) for $1,500,000. The sale of these assets resulted in a gain of approximately $637,000 and has been reflected in the Company's 1995 results of operations.

    On December 31, 1994, the Company sold substantially all of the non-cash assets and certain liabilities of Noble Broadcast of Houston, Inc. (KMJQ-FM and KYOK-AM) for $38,500,000 and released restricted cash of $1,500,000 (Note 3). The sale of these assets resulted in a loss on the sale of $7,450,000. This loss was considered to result from permanent impairment of intangible assets as of December 25, 1994 and has been reflected in the Company's results of operations in 1994.

    In March 1993, the Company sold substantially all of the assets of Noble Broadcast of New York, Inc. (WBAB-FM and WGBB-AM) for $16,000,000. Net proceeds from this sale of $15,000,000 were used to reduce the Tranche A and Tranche B Notes (Note 5) resulting in the forgiveness of $5,562,000 of Tranche A Notes. The sale of these assets resulted in a gain on the sale of $6,555,000.

    In April 1993, the Company sold substantially all of the assets of WSSH-FM Boston, Massachusetts, for $18,500,000. Net proceeds from this sale of $15,250,000 were used to reduce the Tranche A and Tranche B Notes (Note 5) resulting in the forgiveness of $5,655,000 of the Notes. The sale of these assets resulted in a gain of $1,354,000.

    In May 1993, the Company purchased substantially all of the assets of KATZ-AM and KNJZ-FM in St. Louis for $2,750,000. The Company paid $2,250,000 in cash and issued a non-interest bearing promissory note for $500,000. The note is payable in equal installments of $250,000 in May 1994 and May 1996. The acquisition has been accounted for using the purchase method. The assets and liabilities acquired were comprised entirely of intangible assets which are being amortized over 40 years using the straight-line method. The results of operations are included in the results of operations of the Company since their acquisition.

NOTE 9--INCOME TAXES

    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 on a prospective basis, effective January 1, 1993. SFAS 109 requires recognition of deferred tax assets and

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 9--INCOME TAXES (CONTINUED)
liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under the SFAS 109 asset and liability method, deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Upon implementation of SFAS 109, the Company recorded a cumulative effect (benefit) of a change in accounting principle of $354,000, which represented the future tax benefits expected to be realized upon utilization of the Company's state tax loss carryforwards. The benefit of these loss carryforwards was realized during 1993.

    The following is a summary of the provision for income taxes, for the years ended December 26, 1993, December 25, 1994 and December 31, 1995:

                                                                 1993       1994       1995
                                                              ----------  ---------  ---------
Current:
  Federal...................................................  $   --      $  --      $  --
  State.....................................................      24,000     36,000     63,000
Deferred:
  Federal...................................................                 --         --
  State.....................................................     354,000     --         --
                                                              ----------  ---------  ---------
Provision...................................................  $  378,000  $  36,000  $  63,000
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

    A reconciliation of the provision for income taxes to the amount computed by applying the statutory Federal income tax rate to income before income taxes follows:

                                                                            FOR THE YEARS ENDED
                                                                 ------------------------------------------
                                                                 DECEMBER 26,  DECEMBER 25,   DECEMBER 31,
                                                                     1993          1994           1995
                                                                 ------------  -------------  -------------
Federal statutory rate.........................................   $  439,000   $  (5,601,000) $  (1,176,000)
State income taxes, net of federal benefit.....................       57,000        (728,000)      (153,000)
Amortization and write down of intangibles.....................     (496,000)      3,348,000      1,329,000
Losses for which no current benefit is available...............       --           2,847,000       --
State net operating loss utilization...........................      354,000        --             --
Other..........................................................       24,000         170,000         63,000
                                                                 ------------  -------------  -------------
                                                                  $  378,000   $      36,000  $      63,000
                                                                 ------------  -------------  -------------
                                                                 ------------  -------------  -------------

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 9--INCOME TAXES (CONTINUED)

    The components of deferred income taxes at December 25, 1994 and December 31, 1995 are as follows:

                                                                                1994           1995
                                                                           --------------  -------------
Deferred tax assets:
    Available net operating loss carryforwards for financial reporting
      purposes...........................................................  $   30,060,000  $    --
    Charitable contribution carryovers...................................         250,000        250,000
    Book and tax amortization differences................................      12,530,000       --
    Accrued liabilities and reserves.....................................         200,000        180,000
                                                                           --------------  -------------
                                                                               43,040,000        430,000
Deferred tax liabilities:
    Book and tax basis differences.......................................     (14,272,000)    (7,256,000)
    Book and tax depreciation and amortization differences...............      (4,458,000)    (1,312,000)
                                                                           --------------  -------------
    Net deferred tax assets (liabilities)................................      24,310,000     (8,138,000)
    Valuation allowance..................................................     (24,310,000)      (430,000)
                                                                           --------------  -------------
                                                                           $     --        $  (8,568,000)
                                                                           --------------  -------------
                                                                           --------------  -------------

    The Company recorded a provision for income taxes in 1993, 1994 and 1995 due to taxable income for state tax reporting purposes related to entities in the consolidated group which were subject to state income tax. The Company recorded a valuation allowance for those deferred tax assets for which the Company's management determined that the realization of such future tax benefits is not more likely than not. Taxes paid during 1993, 1994 and 1995 aggregated $24,000, $36,000 and $63,000, respectively.

    At December 31, 1995, the Company had available Federal net operating losses of approximately $46,000,000 for tax reporting purposes. Additionally, the Company had available net operating losses of approximately $41,000,000 for state income tax purposes. The net operating losses for tax purposes expire between 2001 and 2009. In certain circumstances, as specified in the Internal Revenue Code, a 50 percent or more ownership change by certain combinations of the Company's stockholders during any three year period would result in limitations on the Company's ability to utilize its net operating loss carryforwards. The value of the Company's stock at the time of the ownership change is the primary factor in determining the limit on the Company's ability to utilize its net operating loss carryforwards. As a result of the August 1995 debt and equity restructuring, an ownership change occurred, and consequently the Company's net operating loss carryforwards generated prior to the ownership change are limited. The purchase of the Company by Jacor (Note 2) will also result in an ownership change as specified in the Internal Revenue Code. As a result of the August 1995 debt and equity restructuring, certain deferred tax assets were reduced for financial reporting purposes. The increase in deferred tax liabilities of $8,568,000 that occurred in conjunction with the August 1995 debt and equity restructuring was recorded as a component of the extraordinary gain resulting from the August 1995 restructuring.

NOTE 10--BROADCAST LICENSE AGREEMENT

    The  Company's  consolidated  net sales  for  1993, 1994  and  1995, include
XTRA-FM and XTRA-AM sales of approximately $13,346,000, $14,087,000 and $15,613,000, respectively, pursuant to an Exclusive Sales Agency Agreement (the Agreement) with the broadcast licensee expiring in 2015. Under the Agreement, the Company acts as the agent for the sale of advertising time on XTRA-FM and XTRA-AM for all areas outside Mexico. The Company operated a broadcasting tower under a month-to-month lease until February 1996 when it moved to a new location in Mexico owned by the Company. The broadcast

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 10--BROADCAST LICENSE AGREEMENT (CONTINUED) licenses for these stations from the Ministry of Communications of the Republic of Mexico are scheduled to expire on July 3, 2004. The Company is not aware of any information which would lead it to believe that any specific risks exist which threaten the continuance of the Company's relationship with the broadcast licensee.

    Pursuant to the terms of the Agreement, as amended, the Company provides programming for and purchases advertising time directly from the broadcast licensee and resells such time to United States advertisers and agencies. The Company incurred $555,000, $584,000 and $415,000 in expenses under the Agreement during 1993, 1994 and 1995.

NOTE 11--BARTER TRANSACTIONS

    Barter revenue was approximately $2,956,000, $2,551,000 and $2,461,000, in 1993, 1994 and 1995, respectively. Barter expense was approximately $3,037,000, $2,263,000 and $2,251,000, in 1993, 1994 and 1995, respectively.

    Included in prepaid expenses and other current assets and accrued liabilities in the accompanying consolidated balance sheets for 1995 and 1994 are barter receivables (merchandise or services due to the Company) of approximately $1,640,000 and $1,540,000, respectively and barter accounts payable (air time due to suppliers of merchandise or services) of approximately $1,384,000 and $1,385,000, respectively.

NOTE 12--COMMITMENTS

    BROADCAST COMMITMENTS

    The Company has agreements to broadcast a series of professional sports games and related events through 1998. The Company incurred total expenses of $2,142,000, $2,744,000 and $3,757,000 during 1993, 1994 and 1995, respectively, in accordance with the agreements. Future minimum annual payments under the agreements become due and payable as follows:

1996............................................  $2,765,000
1997............................................  1,172,000
1998............................................    385,000
                                                  ---------
                                                  $4,322,000
                                                  ---------
                                                  ---------

    LEASE COMMITMENTS

    The Company incurred total rental expenses of $1,389,000, $1,378,000 and $538,000 in 1993, 1994 and 1995, respectively, under operating leases for facilities and equipment. Future annual rental commitments expected under such leases at December 31, 1995 are as follows:

1996............................................  $ 489,000
1997............................................    406,000
1998............................................    415,000
1999............................................    404,000
2000............................................    368,000
Thereafter......................................  1,038,000
                                                  ---------
                                                  $3,120,000
                                                  ---------
                                                  ---------

                  NOBLE BROADCAST GROUP, INC. AND SUBSIDIARIES

NOTE 12--COMMITMENTS (CONTINUED)
    TIME BROKERAGE AGREEMENTS

    The Company, through various subsidiaries, previously provided programming through time brokerage agreements. These agreements, which were terminated in August 1995, allowed the Company to purchase a specified amount of broadcast time per week in exchange for the rights to all advertising revenues. The Company incurred related total expenses of $1,294,000, $1,517,000 and $479,000 during 1993, 1994 and 1995, respectively.

NOTE 13--LITIGATION

    The Company is involved in litigation on certain matters arising in the ordinary course of business. Management has consulted with legal counsel and does not believe that the resolution of such matters will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Board of Directors of
Jacor Communications, Inc.

    We have audited the accompanying combined balance sheets of the Selected Gannett Radio Stations as of December 31, 1995 and September 29, 1996 and the related combined statements of operations, changes in Parent Company's investment in radio stations and cash flows for the years ended December 25, 1994 and December 31, 1995 and the nine month period ended September 29, 1996. These financial statements are the responsibility of the Station's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Selected Gannett Radio Stations as of December 31, 1995 and September 29, 1996 and the combined results of their operations and their cash flows for the years ended December 25, 1994 and December 31, 1995 and the nine month period ended September 29, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Cincinnati, Ohio
November 15, 1996

                        SELECTED GANNETT RADIO STATIONS

                            COMBINED BALANCE SHEETS

                 AS OF DECEMBER 31, 1995 AND SEPTEMBER 29, 1996

                                                                                     DECEMBER 31,   SEPTEMBER 29,
                                                                                         1995           1996
                                                                                     -------------  -------------
Current assets:
  Cash and cash equivalents........................................................  $       4,694  $       2,229
  Accounts receivable, less allowance for doubtful accounts of $213,648 in 1995 and
    $251,851 in 1996...............................................................      7,888,111      8,217,358
  Prepaid expenses.................................................................         20,713        384,732
  Other current assets.............................................................         73,973         86,277
                                                                                     -------------  -------------
    Total current assets...........................................................      7,987,491      8,690,596
Property and equipment, net........................................................      3,302,726      3,044,042
Intangible assets, net.............................................................      8,622,503      8,349,482
                                                                                     -------------  -------------
    Total assets...................................................................  $  19,912,720  $  20,084,120
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Current liabilities:
  Accounts payable.................................................................  $     148,283  $     482,380
  Accrued payroll..................................................................        510,467        422,787
  Accrued income tax payable to Parent Company.....................................      3,902,670      2,788,727
  Other current liabilities........................................................        175,950        461,002
                                                                                     -------------  -------------
    Total current liabilities......................................................      4,737,370      4,154,896
Commitments and contingencies
Parent Company's investment in radio stations......................................     15,175,350     15,929,224
                                                                                     -------------  -------------
    Total liabilities and Parent Company's investment in radio stations............  $  19,912,720  $  20,084,120
                                                                                     -------------  -------------
                                                                                     -------------  -------------

     The accompanying notes are an integral part of the combined financial statements.

                        SELECTED GANNETT RADIO STATIONS

                       COMBINED STATEMENTS OF OPERATIONS

          FOR THE YEARS ENDED DECEMBER 25, 1994 AND DECEMBER 31, 1995
             AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 29, 1996

                                                                                                     NINE MONTHS
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Broadcast revenue...................................................  $  43,137,949  $  44,427,284  $  31,509,536
  Less agency commissions...........................................      5,993,617      6,324,614      4,449,021
                                                                      -------------  -------------  -------------
    Net revenue.....................................................     37,144,332     38,102,670     27,060,515
Broadcast operating expenses........................................     28,242,877     26,924,177     19,128,146
Depreciation and amortization.......................................        947,251        963,840        713,218
Corporate general and administrative expenses.......................        891,118      1,245,388        892,997
                                                                      -------------  -------------  -------------
    Operating income................................................      7,063,086      8,969,265      6,326,154
Other income, net...................................................         95,485          5,848          9,556
                                                                      -------------  -------------  -------------
    Income before income taxes......................................      7,158,571      8,975,113      6,335,710
Income tax expense..................................................      3,067,652      3,858,422      2,724,355
                                                                      -------------  -------------  -------------
    Net income......................................................  $   4,090,919  $   5,116,691  $   3,611,355
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

     The accompanying notes are an integral part of the combined financial statements.

                        SELECTED GANNETT RADIO STATIONS

                       COMBINED STATEMENTS OF CHANGES IN
                 PARENT COMPANY'S INVESTMENT IN RADIO STATIONS

          FOR THE YEARS ENDED DECEMBER 25, 1994 AND DECEMBER 31, 1995
             AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 29, 1996

                                                                                                     NINE MONTHS
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Balance, beginning of year..........................................  $  16,641,431  $  15,852,782  $  15,175,350
Net funds remitted to Parent Company................................     (4,879,568)    (5,794,123)    (2,857,481)
Net income from operations..........................................      4,090,919      5,116,691      3,611,355
                                                                      -------------  -------------  -------------
Balance, end of year................................................  $  15,852,782  $  15,175,350  $  15,929,224
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

     The accompanying notes are an integral part of the combined financial statements.

                        SELECTED GANNETT RADIO STATIONS

                       COMBINED STATEMENTS OF CASH FLOWS

          FOR THE YEARS ENDED DECEMBER 25, 1994 AND DECEMBER 31, 1995
             AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 29, 1996

                                                                                                      NINE MONTHS
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
Cash flow from operating activities:
  Net income.........................................................  $   4,090,919  $   5,116,691  $   3,611,355
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.....................................................        583,223        599,812        440,197
    Amortization of intangible assets................................        364,028        364,028        273,021
    Change in allowance for doubtful accounts........................         44,360        (38,600)        38,203
    Changes in operating assets and liabilities:
      Accounts receivable............................................       (746,724)       385,183       (367,450)
      Prepaid expenses...............................................          1,753         (6,037)      (364,019)
      Other current assets...........................................         45,391        (32,674)       (12,304)
      Accounts payable...............................................         (5,861)      (482,568)       334,097
      Accrued payroll and other current liabilities..................        177,662       (245,530)       197,372
      Accrued income tax payable to Parent Company...................      1,302,686        806,021     (1,113,943)
                                                                       -------------  -------------  -------------
Net cash provided by operating activities............................      5,857,437      6,466,326      3,036,529
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Capital expenditures...............................................       (951,545)      (702,595)      (181,513)
                                                                       -------------  -------------  -------------
Cash flow from financing activities:
  Funds remitted to Parent Company...................................     (4,879,568)    (5,794,123)    (2,857,481)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents.................         26,324        (30,392)        (2,465)
Cash and cash equivalents at beginning of year.......................          8,762         35,086          4,694
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $      35,086  $       4,694  $       2,229
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

     The accompanying notes are an integral part of the combined financial statements.

                        SELECTED GANNETT RADIO STATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

    a. DESCRIPTION OF BUSINESS: The combined financial statements include the operations of six radio stations, KIIS-FM and KIIS-AM in Los Angeles, KSDO-AM and KKBH-FM in San Diego and WDAE-AM and WUSA-FM in Tampa-St. Petersburg, (the "Selected Gannett Radio Stations" or the "Stations") owned and operated by Pacific and Southern Company Inc., a subsidiary of Gannett Co., Inc. (the "Parent Company" or "Gannett"). In September 1996, Jacor Communications, Inc. ("Jacor") entered into an agreement to acquire the Selected Gannett Radio Stations in exchange for Jacor's Tampa television station, WTSP-TV.

    The Stations' fiscal years end on the last Sunday of the calendar year. The Stations' 1995 fiscal year ended on December 31, 1995, and encompassed a 53-week period. The Stations' 1994 fiscal year encompassed a 52-week period.

    b. REVENUES: Revenues for commercial broadcasting advertisements are recognized when the commercial is broadcast.

    c. CONCENTRATIONS OF CREDIT RISK: Financial instruments which potentially subject the Stations to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk associated with accounts receivable are limited due to the large number of customers comprising the Stations' customer base.

    d. PROPERTY AND EQUIPMENT: Property and equipment are stated at cost less accumulated depreciation; depreciation is provided on the straight-line basis over the estimated useful lives of the assets as follows:

Land improvements....................  15 years
Buildings............................  30 to 40 years
Machinery and equipment..............  5 to 20 years
Furniture and fixtures...............  7 to 10 years
Leasehold improvements...............  Remaining life of the lease

    e. INTANGIBLE ASSETS: Intangible assets are stated at cost less accumulated amortization; amortization is provided principally on the straight-line basis over the following lives:

FCC Licenses and goodwill............  40 years

    f. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    g. INCOME TAXES: The Stations' operating results are included in the consolidated federal income tax return of Gannett. The income tax provision is computed at Gannett's effective income tax rate of 43%, for federal and state income tax purposes, which approximates the rate as if a separate provision for the Stations was computed on a stand-alone basis.

2. RELATED PARTY TRANSACTIONS

    Corporate general and administrative expenses, primarily related to management and accounting, are allocated to the Stations as determined by the Parent Company. General and administrative costs totaling

                        SELECTED GANNETT RADIO STATIONS

2. RELATED PARTY TRANSACTIONS (CONTINUED)
$891,118, $1,245,388 and $892,997 were allocated to the Stations for the years ended December 1994 and 1995 and nine months ended September 1996, respectively.

3. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1995 and September 29, 1996 consist of the following:

                                                                      1995           1996
                                                                  -------------  -------------
Land............................................................  $     218,089  $     218,089
Building and improvements.......................................      1,317,842      1,364,883
Machinery and equipment.........................................      6,436,658      6,019,835
Furniture and fixtures..........................................      1,414,153      1,301,582
Leasehold improvements..........................................         93,053         93,053
Construction in progress........................................         94,305        246,898
                                                                  -------------  -------------
Less accumulated depreciation...................................     (6,271,374)    (6,200,298)
                                                                  -------------  -------------
                                                                  $   3,302,726  $   3,044,042
                                                                  -------------  -------------
                                                                  -------------  -------------

4. INTANGIBLE ASSETS

    Intangible assets at December 31, 1995 and September 29, 1996 consist of the following:

                                                                     1995           1996
                                                                 -------------  -------------
FCC Licenses and goodwill......................................  $  14,561,131  $  14,561,131
Less accumulated amortization..................................     (5,938,628)    (6,211,649)
                                                                 -------------  -------------
                                                                 $   8,622,503  $   8,349,482
                                                                 -------------  -------------
                                                                 -------------  -------------

5. COMMITMENTS AND CONTINGENCIES

    a. LEASE AND EMPLOYMENT AGREEMENT OBLIGATIONS: The Stations lease certain land and facilities used in their operations. The Stations also have various employment agreements with selected radio personalities that provide for, among other things, base compensation, incentive bonuses and various production support. Future minimum payments under lease and employment agreements are as follows:

1996 (3 months)................................................  $1,513,423
1997...........................................................   5,701,582
1998...........................................................   5,337,481
1999...........................................................   5,784,929
2000 and thereafter............................................   4,191,058
                                                                 ----------
    Total commitments..........................................  $22,528,473
                                                                 ----------
                                                                 ----------

    b. LEGAL PROCEEDINGS: The Stations are party to various legal proceedings. In the opinion of management, the ultimate resolution of such proceedings will not have a significant effect on the financial position or results of operations of the Stations.

    In August of 1996, the Stations entered into an agreement with a third party to settle a contract dispute. Under terms of the settlement agreement, KSDO-AM and KKBH-FM in San Diego will provide

                        SELECTED GANNETT RADIO STATIONS

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) the third party with approximately 7,600 minutes of advertising time to be run over a period of two years. Station management can preempt any advertising spot to be provided to the third party for a fee of $50 per ten second spot.

6. RETIREMENT PLAN

    Employees of the Stations are eligible for various retirement and profit sharing plans, provided by Gannett, under which substantially all full-time employees are covered. The Gannett Retirement Plan, a defined benefit pension plan, is the Stations' principal retirement plan and covers eligible employees of the Stations. Benefits under the Gannett Retirement Plan are based on years of service and final average pay. The Stations' pension cost was approximately $360,000, $367,000 and $386,000 for 1994, 1995 and 1996, respectively. Since the
Stations' employees are not specifically identified within the pension fund, the actuarial present value of benefit obligations and net assets available for benefits are not determinable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Regent Communications, Inc.

    We have audited the accompanying consolidated balance sheets of Regent Communications, Inc. and Subsidiaries as of December 31, 1995 and September 30, 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1994 and 1995 and for the nine month period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regent Communications, Inc. and Subsidiaries as of December 31, 1995 and September 30, 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1994 and 1995 and for the nine month period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P

Cincinnati, Ohio
November 8, 1996

                          REGENT COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                     DECEMBER 31,   SEPTEMBER 30,
                                                                                         1995           1996
                                                                                     -------------  -------------
Current assets:
  Cash and cash equivalents........................................................  $   2,787,337  $   1,236,952
  Accounts receivable, less allowance for doubtful accounts of $290,800 in 1995 and
    $474,400 in 1996...............................................................      5,420,081      6,353,396
  Other current assets.............................................................        252,120        319,213
                                                                                     -------------  -------------
    Total current assets...........................................................      8,459,538      7,909,561
Property and equipment, net........................................................     10,156,229      9,709,828
Intangible assets, net.............................................................     59,565,917     61,597,501
Note receivable....................................................................        200,000        200,000
                                                                                     -------------  -------------
    Total assets...................................................................  $  78,381,684  $  79,416,890
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................................................  $     513,929  $   2,038,216
  Accounts payable.................................................................      2,122,129      1,440,351
  Accrued expenses.................................................................      2,194,637      3,799,542
                                                                                     -------------  -------------
    Total current liabilities......................................................      4,830,695      7,278,109
Long-term debt.....................................................................     32,136,071     29,514,284
                                                                                     -------------  -------------
    Total liabilities..............................................................     36,966,766     36,792,393
                                                                                     -------------  -------------
Commitments and contingencies

Shareholders' equity:
  1993 Series convertible preferred stock, $.01 par value; 1,000,000 shares
    authorized; 1,000,000 shares issued and outstanding............................         10,000         10,000
  1994 Series convertible preferred stock, $.01 par value; 2,000,000 shares
    authorized; 1,337,907 shares issued and outstanding............................         13,379         13,379
  1995 Series convertible preferred stock, $.01 par value; 1,500,000 shares authorized; 1,399,554 and 1,436,287 shares issued and outstanding at December
    31, 1995 and September 30, 1996, respectively..................................         13,996         14,363
  Class A common stock, $.01 par value; 5,000,000 shares authorized; 50,000 shares
    issued and outstanding.........................................................            500            500
  Class B common stock, $.01 par value; 150,000 shares authorized..................
  Additional paid-in capital.......................................................     47,752,128     48,298,756
  Deficit..........................................................................     (5,975,085)    (5,462,501)
  Shareholder notes receivable.....................................................       (400,000)      (250,000)
                                                                                     -------------  -------------
    Total shareholders' equity.....................................................     41,414,918     42,624,497
                                                                                     -------------  -------------
    Total liabilities and shareholders' equity.....................................  $  78,381,684  $  79,416,890
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                          REGENT COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       NINE MONTH PERIOD ENDED
                                                         YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                       ----------------------------  ----------------------------
                                                           1994           1995                          1996
                                                       -------------  -------------      1995       -------------
                                                                                     -------------
                                                                                      (UNAUDITED)
Broadcast revenue....................................  $   8,354,070  $  19,604,948  $  12,107,992  $  26,237,925
Less agency commissions..............................      1,029,153      2,348,183      1,467,379      3,039,514
                                                       -------------  -------------  -------------  -------------
    Net revenue......................................      7,324,917     17,256,765     10,640,613     23,198,411
Broadcast operating expenses.........................      7,736,618     14,660,414      9,457,652     19,069,612
Depreciation and amortization........................      1,124,669      3,315,899      1,689,404      4,226,001
Time brokerage agreement termination expense.........        125,000
Corporate general and administrative expenses........        669,849        740,337        481,854      1,176,861
                                                       -------------  -------------  -------------  -------------
    Operating loss...................................     (2,331,219)    (1,459,885)      (988,297)    (1,274,063)
Interest expense, net................................        355,417      1,398,914        856,494      2,273,581
Gain on sale of radio station and format.............                                                   4,436,915
Other expense........................................                                                    (376,687)
                                                       -------------  -------------  -------------  -------------
    (Loss) income before extraordinary item..........     (2,686,636)    (2,858,799)    (1,844,791)       512,584
Extraordinary loss on early retirement of debt.......        125,844        227,752
                                                       -------------  -------------  -------------  -------------
    Net (loss) income................................  $  (2,812,480) $  (3,086,551) $  (1,844,791) $     512,584
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Loss applicable to common shares:
  Net (loss) income..................................  $  (2,812,480) $  (3,086,551) $  (1,844,791) $     512,584
  Preferred stock dividend requirements..............       (826,936)    (2,080,997)    (1,620,725)    (2,507,964)
                                                       -------------  -------------  -------------  -------------
    Loss applicable to common shares.................  $  (3,639,416) $  (5,167,548) $  (3,465,516) $  (1,995,380)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Loss per common share:
  Before extraordinary item..........................  $      (70.27) $      (98.79) $      (69.31) $      (39.91)
  Extraordinary item.................................          (2.52)         (4.56)      --             --
                                                       -------------  -------------  -------------  -------------
    Loss per common share............................  $      (72.79) $     (103.35) $      (69.31) $      (39.91)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Number of common shares used in per share
  calculation........................................         50,000         50,000         50,000         50,000
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                          REGENT COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

  FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE NINE MONTH PERIOD
                            ENDED SEPTEMBER 30, 1996

                                     CLASS       1993 SERIES         1994 SERIES         1995 SERIES
                                       A       PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK
                                     COMMON   ------------------  ------------------  ------------------
                                     STOCK     SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT
                                     ------   ---------  -------  ---------  -------  ---------  -------
Balances, December 31, 1993........   $500      200,000  $ 2,000
Issuance of preferred stock at $10
  per share in March and April
  1994.............................             800,000    8,000
Issuance of preferred stock at
  $12.50 per share in August 1994,
  net of issuance costs of
  $53,746..........................                                 606,000  $ 6,060
Issuance of preferred stock at
  $12.50 per share for a station
  acquisition......................                                 245,907    2,459
Shareholder note receivable........
Preferred stock subscription at
  $12.50 per share.................
Net loss...........................
                                     ------   ---------  -------  ---------  -------  ---------  -------
Balances, December 31, 1994........    500    1,000,000   10,000    851,907    8,519
Issuance of preferred stock at
  $12.50 per share for a station
  acquisition......................                                  40,000      400
Issuance of preferred stock at
  $12.50 per share in May 1995.....                                 446,000    4,460
Issuance of preferred stock at
  $15.00 per share in October 1995,
  net of issuance costs of
  $123,408.........................                                                   1,399,554  $13,996
Net loss...........................
                                     ------   ---------  -------  ---------  -------  ---------  -------
Balances, December 31, 1995........    500    1,000,000   10,000  1,337,907   13,379  1,399,554   13,996
Issuance of preferred stock at
  $15.00 per share in July 1996,
  net of stock issuance costs of
  $4,000...........................                                                      36,733      367
Shareholder note receivable........
Payments of shareholder notes
  receivable.......................
Net income.........................
                                     ------   ---------  -------  ---------  -------  ---------  -------
Balances, September 30, 1996.......   $500    1,000,000  $10,000  1,337,907  $13,379  1,436,287  $14,363
                                     ------   ---------  -------  ---------  -------  ---------  -------
                                     ------   ---------  -------  ---------  -------  ---------  -------


                                        PREFERRED STOCK
                                         SUBSCRIPTION       ADDITIONAL                SHAREHOLDER
                                     ---------------------    PAID-IN                    NOTES
                                      SHARES     AMOUNT       CAPITAL      DEFICIT    RECEIVABLE       TOTAL
                                     --------  -----------  -----------  -----------  -----------   -----------
Balances, December 31, 1993........   800,000  $ 8,000,000  $ 2,247,500  $   (76,054)               $10,173,946
Issuance of preferred stock at $10
  per share in March and April
  1994.............................  (800,000)  (8,000,000)   7,992,000
Issuance of preferred stock at
  $12.50 per share in August 1994,
  net of issuance costs of
  $53,746..........................                           7,515,194                               7,521,254
Issuance of preferred stock at
  $12.50 per share for a station
  acquisition......................                           3,071,388                               3,073,847
Shareholder note receivable........                                                    $(400,000)      (400,000)
Preferred stock subscription at
  $12.50 per share.................   446,000    5,575,000                                            5,575,000
Net loss...........................                                       (2,812,480)                (2,812,480)
                                     --------  -----------  -----------  -----------  -----------   -----------
Balances, December 31, 1994........   446,000    5,575,000   20,826,082   (2,888,534)   (400,000)    23,131,567
Issuance of preferred stock at
  $12.50 per share for a station
  acquisition......................                             499,600                                 500,000
Issuance of preferred stock at
  $12.50 per share in May 1995.....  (446,000)  (5,575,000)   5,570,540
Issuance of preferred stock at
  $15.00 per share in October 1995,
  net of issuance costs of
  $123,408.........................                          20,855,906                              20,869,902
Net loss...........................                                       (3,086,551)                (3,086,551)
                                     --------  -----------  -----------  -----------  -----------   -----------
Balances, December 31, 1995........     --         --        47,752,128   (5,975,085)   (400,000)    41,414,918
Issuance of preferred stock at
  $15.00 per share in July 1996,
  net of stock issuance costs of
  $4,000...........................                             546,628                                 546,995
Shareholder note receivable........                                                     (550,000)      (550,000)
Payments of shareholder notes
  receivable.......................                                                      700,000        700,000
Net income.........................                                          512,584                    512,584
                                     --------  -----------  -----------  -----------  -----------   -----------
Balances, September 30, 1996.......     --     $   --       $48,298,756  $(5,462,501)  $(250,000)   $42,624,497
                                     --------  -----------  -----------  -----------  -----------   -----------
                                     --------  -----------  -----------  -----------  -----------   -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                          REGENT COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       NINE MONTH PERIOD ENDED
                                                       YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                    ------------------------------  -----------------------------
                                                         1994            1995                           1996
                                                    --------------  --------------       1995       -------------
                                                                                    --------------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income...............................  $   (2,812,480) $   (3,086,551) $   (1,844,791) $     512,584
  Adjustments to reconcile net (loss) income to
    net cash used in operating activities:
    Extraordinary loss on early retirement of
      debt........................................         125,844         227,752
    Depreciation..................................         292,945         855,601         461,140        805,809
    Amortization of intangibles...................         831,724       2,460,298       1,228,264      3,420,192
    Net barter expense (revenue)..................          30,469         (19,960)        (22,869)         7,592
    Debt prepayment costs.........................                        (128,890)
    Gain on sale of station.......................                                                     (4,236,915)
    Gain on sale of format........................                                                       (200,000)
    Loss on disposal of assets....................                                                          4,675
Changes in operating assets and liabilities, net
  of acquisitions and disposition:
  Accounts receivable.............................      (2,067,146)     (2,627,327)       (533,395)      (870,209)
  Prepaid expenses and other current assets.......        (106,572)       (137,799)       (126,745)       (67,092)
  Accounts payable................................         269,069       1,203,919        (191,235)      (791,027)
  Accrued expenses................................         785,646       1,037,936         290,476      1,160,587
                                                    --------------  --------------  --------------  -------------
Net cash used in operating activities.............      (2,650,501)       (215,021)       (739,155)      (253,804)
                                                    --------------  --------------  --------------  -------------
Cash flows from investing activities:
  Cash paid for station acquisitions..............     (26,908,750)    (34,537,858)    (11,859,555)   (11,432,241)
  Capital expenditures............................        (634,595)     (1,016,599)       (758,511)    (1,364,762)
  Proceeds from disposal of assets................                          88,956                     11,442,786
  Proceeds from sale of station format............                                                      1,000,000
  Payments related to change in station format....                                                       (327,878)
                                                    --------------  --------------  --------------  -------------
Net cash used in investing activities.............     (27,543,345)    (35,465,501)    (12,618,066)      (682,095)
                                                    --------------  --------------  --------------  -------------
Cash flows from financing activities:
  Proceeds from the issuance of preferred stock...      15,121,253      26,444,902      16,825,000        296,995
  Note receivable.................................                        (200,000)       (200,000)       400,000
  Payments on long-term debt......................                     (16,451,335)     (8,420,121)    (2,097,500)
  Proceeds from the issuance of long-term debt....      13,349,749      30,751,586       5,519,206      1,000,000
  Other financing costs...........................        (269,374)     (2,133,116)       (278,954)      (213,981)
                                                    --------------  --------------  --------------  -------------
Net cash provided by (used in) financing
  activities......................................      28,201,628      38,412,037      13,445,131       (614,486)
                                                    --------------  --------------  --------------  -------------
Net (decrease) increase in cash and cash
  equivalents.....................................      (1,992,218)      2,731,515          87,910     (1,550,385)
Cash and cash equivalents, beginning of period....       2,048,040          55,822          55,822      2,787,337
                                                    --------------  --------------  --------------  -------------
Cash and cash equivalents, end of period..........  $       55,822  $    2,787,337  $      143,732  $   1,236,952
                                                    --------------  --------------  --------------  -------------
                                                    --------------  --------------  --------------  -------------

     The accompanying notes are integral part of the consolidated financial statements.

                          REGENT COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUBSEQUENT EVENTS:

    On October 9, 1996 Regent Communications, Inc. (the "Company") and Jacor Communications, Inc., ("Jacor"), entered into a merger agreement by which Jacor will acquire the Company. In exchange for all of the outstanding stock of the Company, Jacor will issue 3.55 million shares of Jacor common stock, warrants to purchase 500,000 shares of Jacor's common stock at an exercise price of $40 per share and assume up to $64 million of the Company's debt, subject to adjustment pursuant to terms of the merger agreement. In the event that the value of Jacor's common stock to be received by the Company's shareholders is less than $116.0 million at Jacor's option: (a) Jacor may make up the difference by the delivery of additional shares of common stock equal to that difference; (b) pay the difference in cash; or (c) pay all of the merger consideration in cash. The Company has also entered into a time brokerage agreement with Jacor such that Jacor will commence operating the Company's stations upon the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, Jacor has committed to provide the Company with a $2,000,000 line of credit, accruing interest at 12% per annum, the proceeds of which shall be used to ensure compliance with the Credit Agreement (see Note 8) while the time brokerage agreement is in effect. The holders of more than a majority of the outstanding shares of the Company's capital stock delivered to the Company irrevocable written consents approving the merger agreement. The closing of the transaction is conditioned on, among other things, receipt of Federal Communications Commission and other regulatory approvals.

    In connection with the merger agreement, the Company entered into a Limited Consent and Agreement to the Credit Agreement, (the "Consent") whereby the Company's senior lenders approved the merger. Pursuant to the Consent, all of the Company's debt obligations outstanding under the Credit Agreement must be paid in full prior to or concurrent with the consummation of the merger agreement. If the merger agreement terminates for any reason, or if the time brokerage agreement is in effect after October 9, 1997, the Company will be required to prepay the debt outstanding under the Credit Agreement in an amount not less than the greatest of (a) $10,000,000; (b) an amount sufficient when applied to prepay the debt to reduce the Consolidated Total Debt Ratio to not more than 4:0 to 1:0; or (c) the aggregate amount of all payments received by the Company from any person due to the termination of the merger agreement.

    In October 1996, the Company acquired substantially all of the assets of WVEZ(FM) in Louisville, Kentucky for $12,163,000 in cash. In November 1996, the Company acquired substantially all of the assets of radio station KZHT(FM) in Salt Lake City, Utah for $5,000,000 in cash. The Company also purchased all of the stock of Bountiful Broadcasting, Inc., owner of KURR(FM) in Salt Lake City, Utah, for $6,000,000 in cash. In addition, the Company sold radio stations WHKW(AM) in Louisville, Kentucky and KKDD(AM) in Las Vegas, Nevada for $1,000,000 and $600,000, respectively, in cash.

2. ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS:

    a. ORGANIZATION: The Company, a Delaware corporation, owns and/or operates radio stations located in Louisville, Kentucky; Las Vegas, Nevada; Kansas City, Missouri; Salt Lake City, Utah; and Charleston, South Carolina.

    b. BASIS OF PRESENTATION: The accompanying consolidated financial statements include the accounts of Regent Communications, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    The consolidated statements of operations and cash flows for the nine month period ended September 30, 1995, included herein, have been prepared by the Company, without audit. The Company believes that the disclosures presented herein with respect to the unaudited period are adequate to make the

                          REGENT COMMUNICATIONS, INC.

2. ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS: (CONTINUED) information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of results of operations for such periods.

    c. BROADCAST REVENUE: Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

    d. BARTER TRANSACTIONS: Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense when received or used. If merchandise or services are received prior to the broadcast of the advertising, a liability (deferred barter revenue) is recorded. If advertising is broadcast before the receipt of the goods or services, a receivable is recorded.

    e. CONSOLIDATED STATEMENTS OF CASH FLOWS: For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Interest paid for the years ended December 31, 1994 and 1995 and for the nine month periods ended September 30, 1995 and 1996 was $315,814, $1,071,551, $915,960 and $1,899,461, respectively.

    f. CONCENTRATIONS OF CREDIT RISK: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The credit risk is limited due to the large number of customers comprising the Company's customer base and their dispersion across several different geographic areas of the country.

    g. PROPERTY AND EQUIPMENT: Property and equipment are stated at cost and depreciated on the straight-line basis over the estimated useful lives of the assets as follows:

Land improvements...........................  20 years
Buildings...................................  40 years
Equipment...................................  4-13 years
Furniture and fixtures......................  10 years
Leasehold Improvements......................  Life of Lease

    h. INTANGIBLE ASSETS: Intangible assets are stated at cost and amortized on the straight-line basis over the following lives:

Broadcast intangibles and goodwill..........  15 years
Other intangibles...........................  5 to 7 years

    The carrying value of intangible assets is reviewed by the Company when events or circumstances suggest that the recoverability of an asset may be impaired. If this review indicates that goodwill and licenses will not be recoverable, as determined based on the undiscounted cash flows of the entity over the remaining amortization period, the carrying value of the goodwill and licenses will be reduced accordingly.

    i. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          REGENT COMMUNICATIONS, INC.

2. ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS: (CONTINUED)
    j. INCOME TAXES: Income taxes are provided based on the asset and liability method of accounting pursuant to Statement of Financial Accounting Standards
(SFAS) 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    k. PER SHARE DATA: Loss per common share for the years ended December 31, 1994 and 1995 and for the nine month periods ended September 30, 1995 and 1996 is based on the weighted average number of common shares outstanding and gives consideration to the dividend requirements of the convertible preferred stock. The Company's common stock options and convertible preferred stock were anti-dilutive and, therefore, were not included in the computation.

3. STATION TRANSACTIONS:

    In April 1994, the Company acquired substantially all of the assets of radio station WLQT(FM) in Dayton, Ohio for $5,500,000 in cash.

    In May 1994, the Company acquired substantially all of the assets of radio stations WDJX(FM) and WHKW(AM), each of which is located in Louisville, Kentucky for $5,500,000 in cash. Pursuant to the WDJX(FM) purchase agreement, the Company was assigned a time brokerage agreement with respect to radio station WSJW(FM) in Louisville, Kentucky.

    In July 1994, the Company entered into an advertising sales agreement with KBGO(FM) located in Las Vegas, Nevada. The advertising sales agreement was changed to a time brokerage agreement during 1996.

    In August 1994, the Company acquired substantially all of the assets of radio station WDOL(FM) in Dayton, Ohio for $1,500,000 in cash and a $650,000 subordinated promissory note. A time brokerage agreement effective May 1, 1994 with WDOL(FM) was terminated upon completion of the purchase.

    In August 1994, the Company acquired all of the stock of Wescom Holdings, Inc., owner of radio station KSNE(FM) in Las Vegas, Nevada in exchange for the issuance of 245,907 shares of the 1994 series of convertible preferred stock (see Note 6) valued at approximately $3,073,000 and $2,677,000 in cash.

    In September 1994, the Company acquired substantially all of the assets of radio station WSFR(FM) in Corydon, Indiana for $2,600,000 in cash. A time brokerage agreement effective May 1, 1994 with WSFR(FM) was terminated upon completion of the purchase.

    In October 1994, the Company acquired substantially all of the assets of radio stations KFMS(FM) and KKDD(AM) located in Las Vegas, Nevada for $5,750,000 in cash and a $2,000,000 subordinated promissory note. A time brokerage agreement with KFMS(FM) and KKDD(AM) effective July 1, 1994 was terminated upon completion of the purchase.

    In January 1995, the Company purchased substantially all of the assets of radio station WFIA(AM) in Louisville, Kentucky for $500,000. The consideration for this purchase was 40,000 shares of the 1994 series convertible preferred stock.

    In October 1995, the Company acquired radio stations KUDL(FM) and KMXV(FM) in Kansas City, Missouri and KALL(AM), KODJ(FM) and KKAT(FM) in Salt Lake City, Utah for $33,950,000 in cash and a $5,000,000 subordinated seller note. The Company also entered into an advertising sales agreement with KBKK(FM) in Salt Lake City, Utah.

                          REGENT COMMUNICATIONS, INC.

3. STATION TRANSACTIONS: (CONTINUED)
    In April 1996, the Company sold substantially all of the assets (excluding cash and accounts receivable) of WLQT(FM) and WDOL(FM) in Dayton, Ohio for $12,000,000 in cash.

    In April 1996, the Company acquired radio stations WEZL(FM) and WXLY(FM) in Charleston, South Carolina for $11,050,000 in cash.

    All of the above acquisitions have been accounted for as purchases. The excess cost over the fair value of net assets acquired is being amortized over 15 years. The results of operations of the acquired businesses are included in the Company's financial statements since the respective dates of acquisition. Assuming each of the 1995 and 1996 acquisitions and 1996 disposition had taken place at the beginning of 1995, unaudited pro forma consolidated results of operations would have been as follows:

                                                                                NINE MONTH
                                                              YEAR ENDED       PERIOD ENDED
                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1995              1996
                                                            ---------------  ----------------
Net broadcasting revenue..................................   $  27,720,848    $   23,309,275
Net loss..................................................      (4,976,017)       (3,669,547)
Net loss per share........................................         (166.32)          (123.55)

    During May 1996, the Company sold the intellectual assets of WHKW(FM) in Louisville, Kentucky for $1,000,000 in cash.

    In July 1996, the Company entered into an agreement to purchase all of the outstanding stock of Southwest Radio Las Vegas, Inc., owner of KWNR(FM) in Las Vegas, Nevada, for $9,000,000 in cash and 480,000 shares of a new series of convertible preferred stock. Pursuant to the merger agreement with Jacor, the Company assigned all of its rights under this agreement to Jacor.

4. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1995              1996
                                                            ---------------  ----------------
Land and land improvements................................   $     380,993     $    783,342
Buildings.................................................         112,215          423,285
Equipment.................................................       9,981,902        7,997,251
Furniture and fixtures....................................         388,460          848,562
Leasehold improvements....................................         436,441        1,224,826
                                                            ---------------  ----------------
                                                                11,300,011       11,277,266
Less accumulated depreciation.............................      (1,143,782)      (1,567,438)
                                                            ---------------  ----------------
                                                             $  10,156,229     $  9,709,828
                                                            ---------------  ----------------
                                                            ---------------  ----------------

                          REGENT COMMUNICATIONS, INC.

5. INTANGIBLE ASSETS:

    Intangible assets consist of the following:

                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1995              1996
                                                            ---------------  ----------------
Broadcast intangibles and goodwill........................   $  60,423,164    $   64,821,432
Other.....................................................       2,409,266         2,602,405
                                                            ---------------  ----------------
                                                                62,832,430        67,423,837
Less accumulated amortization.............................      (3,266,513)       (5,826,336)
                                                            ---------------  ----------------
                                                             $  59,565,917    $   61,597,501
                                                            ---------------  ----------------
                                                            ---------------  ----------------

6. CAPITAL STOCK:

    The Company's Amended Certificate of Incorporation authorizes 5,000,000 shares of the Company's Class A common stock, 150,000 shares of Class B common stock, 4,500,000 shares of preferred stock and designates 1,500,000 shares as the 1995 Series Convertible Preferred Stock ("1995 Series"), 2,000,000 shares as the 1994 Series Convertible Preferred Stock ("1994 Series") and 1,000,000 shares as the 1993 Series Convertible Preferred Stock ("1993 Series").

    The preferred shares have the same voting rights as common stock and may be converted into one share of Class A common stock. The 1993 Series, 1994 Series, and 1995 Series have equal rights for the payment of dividends and the distribution of assets and rights upon liquidation, dissolution or winding up of the Company. The stated value of the 1993 Series, 1994 Series, and 1995 Series is $10 per share, $12.50 per share and $15 per share, respectively.

    Upon any liquidation of the Company, no distribution shall be made (a) to the holders of stock ranking junior to the convertible preferred stock unless the holders of the convertible preferred stock have received the stated value per share, plus an amount equal to all unpaid dividends or (b) to the holders of stock ranking on a parity with the convertible preferred stock, except distributions made ratably on the convertible preferred and all other such parity stock. Dividends accrue on the 1993 Series, 1994 Series, and 1995 Series at a cumulative annual rate of $.70, $.875, and $1.05 per share, respectively. Undeclared dividends in arrears amounted to $2,933,750 at December 31, 1995 and $5,450,000 at September 30, 1996. The Company may redeem the convertible preferred stock at the stated value, plus an amount equal to all unpaid dividends to the date of redemption, whether or not declared.

    During 1995, the Company adopted the Regent Communications, Inc. 1995 Employee Stock Option Plan ("Plan"). Under the Plan, options to acquire up to 200,000 shares of Class A common stock can be granted to officers and key employees at no less than the fair market value of the stock on the date of grant. The Plan permits the granting of non-qualified stock options as well as incentive stock options. Options are exercisable in five equal annual installments commencing on the second anniversary of the

                          REGENT COMMUNICATIONS, INC.

6. CAPITAL STOCK: (CONTINUED)
date of grant. The Plan will terminate no later than September 19, 2004. Information pertaining to the Plan for the year ended December 31, 1995 and the nine month period ended September 30, 1996 is as follows:

                                                                       NUMBER OF     OPTION
                                                                        SHARES        PRICE
                                                                     -------------  ---------
1995:
  Outstanding at beginning of year.................................       --
  Granted..........................................................       59,500    $      10
  Exercised........................................................       --
  Surrendered......................................................       (8,000)
  Outstanding at end of year.......................................       51,500    $      10
  Exercisable at end of year.......................................       --
  Available for grant at end of year...............................      148,500

1996:
  Outstanding at beginning of year.................................       51,500    $      10
  Granted..........................................................       61,000    $      15
  Exercised........................................................       --
  Surrendered......................................................      (20,000)   $ 10 - 15
  Outstanding at end of year.......................................       92,500    $ 10 - 15
  Exercisable at end of year.......................................       --
  Available for grant at September 30, 1996........................      107,500

    In 1995, a key employee of the Company was granted options to purchase 100,000 shares of Class A stock at a price of $15 per share. Options vest in five equal annual installments and the full grant may be exercised five years after the date of grant.

    Options to purchase 50,000 shares of Class A common stock at $10 per share any time after September 1, 1996 and before September 1, 1999 and options to purchase 50,000 shares of Class B stock at $.011 per share on October 1, 2003 have been granted to the Company's president. If certain performance criteria are met, the options to purchase Class B shares may be exercised in 1997.

7. INCOME TAXES:

    The Company recorded no income tax expense or benefit for the years ended December 31, 1994 and 1995 and for the nine month periods ended September 30, 1995 and September 30, 1996.

                          REGENT COMMUNICATIONS, INC.

7. INCOME TAXES: (CONTINUED)
    The provisions for income tax differs from the amount computed by applying the statutory federal income tax rate due to the following:

                                                                                NINE MONTH
                                             YEAR ENDED       YEAR ENDED       PERIOD ENDED
                                            DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                1994             1995              1996
                                           ---------------  ---------------  ----------------
Federal income taxes benefit (expense) at
  the statutory rate.....................    $   984,368     $   1,080,293     $   (179,404)
Amortization not deductible..............        (33,776)         (108,484)         (80,213)
Other....................................        (12,243)          (18,256)         (13,951)
Change in valuation allowance............       (938,349)         (953,553)         273,568
                                           ---------------  ---------------  ----------------
                                             $         0     $           0     $          0
                                           ---------------  ---------------  ----------------
                                           ---------------  ---------------  ----------------

    Components of the Company's deferred tax assets and liabilities are as follows:

                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1995              1996
                                                            ---------------  ----------------
Deferred tax assets:
  Net operating loss carryforward.........................   $   2,065,000    $    3,045,000
  Intangible assets.......................................          77,237           111,670
  Allowance for doubtful accounts.........................         101,782           166,038
  Other...................................................                            76,333
                                                            ---------------  ----------------
                                                                 2,244,019         3,399,041
Deferred tax liabilities:
  Property and equipment..................................         235,672         1,744,747
Other.....................................................          89,857             9,372
                                                            ---------------  ----------------
                                                                   325,529         1,754,119
Valuation allowance.......................................      (1,918,490)       (1,644,922)
                                                            ---------------  ----------------
  Net.....................................................   $           0    $            0
                                                            ---------------  ----------------
                                                            ---------------  ----------------

    The Company has cumulative tax loss carryforwards of approximately $5,900,000 and $8,700,000 at December 31, 1995 and September 30, 1996,
respectively. The loss carryforwards will expire in the years 2008 through 2011.

                          REGENT COMMUNICATIONS, INC.

8. LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                 DECEMBER 31,   SEPTEMBER 30,
                                                                     1995           1996
                                                                 -------------  -------------
Variable rate Term Loan (7.875% and 8.117% at December 31, 1995 and September 30, 1996, respectively)........................  $  25,000,000  $  24,000,000
7.5% Seller Note...............................................        650,000        552,500
Variable rate Subordinated Seller Note.........................      2,000,000      2,000,000
11.0% Subordinated Seller Note.................................      5,000,000      5,000,000
                                                                 -------------  -------------
                                                                    32,650,000     31,552,500
Less current maturities........................................       (513,929)    (2,038,216)
                                                                 -------------  -------------
Total long-term debt...........................................  $  32,136,071  $  29,514,284
                                                                 -------------  -------------
                                                                 -------------  -------------

    Future maturities of long-term debt at September 30, 1996 are as follows:

1996 (three months)............................................  $  403,929
1997...........................................................   2,455,716
1998...........................................................   3,585,716
1999...........................................................   4,635,716
2000...........................................................  10,871,423
Thereafter.....................................................   9,600,000

                          REGENT COMMUNICATIONS, INC.

8. LONG-TERM DEBT: (CONTINUED)

    On October 25, 1995, the Company entered into a $65,000,000 credit agreement, subsequently amended (the "Credit Agreement"), comprised of a $25,000,000 Term Loan and a $40,000,000 Revolving Loan Commitment. The Company made a $1,000,000 prepayment of the Term Loan in May 1996 and is required to make quarterly payments of $300,000 on the Term Loan beginning December 31, 1996 that increase quarterly beginning December 31, 1997 through September 30, 2002. The Revolving Loan Commitment will be reduced on December 31, 1996 by $62,500 and will be reduced by increasing quarterly amounts thereafter through September 30, 2002. Loans under the Credit Agreement bear interest at the option of the Company at a rate equal to either (i) a base rate, defined as the higher of US prime rate and the overnight Federal Funds rate plus 1/2 of 1% per annum, plus the applicable margin (as defined below) or (ii) the adjusted London interbank offered rate ("LIBOR") plus the applicable margin. Applicable margin means a percentage per annum determined by reference to the consolidated total debt ratio, ranging from 3/4% to 2.00% for base rate advances and from 1.75% to 3.00% for LIBOR rate advances.

    The applicable margin for the Credit Agreement is adjusted each quarter to the extent required. At December 31, 1995 and September 30, 1996, the applicable margin was 2.00% and 2.25%, respectively, for the Company's LIBOR rate advance. The Company is required to pay commitment fees equal to 1/2% per annum on the aggregate unused portion of the aggregate commitment on the Term Loan and the Revolving Loan Commitment. The Company may prepay the Credit Agreement at any time without premium or penalty.

    Indebtedness under the Credit Agreement is collateralized by liens on substantially all of the assets of the Company and its operating subsidiaries and by a pledge of the operating subsidiaries' stock, and is guaranteed by those subsidiaries. The Credit Agreement contains restrictions pertaining to, among other things, the maintenance of certain financial ratios, capital expenditures, payment of dividends and incurrence of additional indebtedness. Restrictions pertaining to financial ratios include maintenance of total debt (as defined) to adjusted operating cash flow (as defined) less than 6.00 to 1 for the quarter ended September 30, 1996. Such ratio will be reduced to 4.5 to 1 at December 31, 1997 and 3.5 to 1 beginning September 30, 1998 and thereafter.

    In connection with the Credit Agreement, the Company recorded an extraordinary loss on the early retirement of debt in the amount of $227,752 for the year ended December 31, 1995.

    The Company entered into an interest rate protection agreement as required by the Credit Agreement on the notional amount of $25,000,000 for a three year period ending October 30, 1998. This agreement provides protection against the rise in the LIBOR rate beyond a level of 7%. The agreement requires the Company to make quarterly payments of $18,631 which are recognized as a component of interest expense.

    In 1995, in connection with the acquisition of stations, the Company issued to the seller a subordinated promissory note for $5,000,000. The note bears interest at a fixed rate of 11% and requires annual payments of principal and interest beginning no earlier than March 31, 1997, subject to borrowing availability under the Credit Agreement. A key employee of the Company holds a 5% interest in the note.

    In 1994, in connection with a station acquisition, the company issued to the seller a subordinated promissory note, as amended, for $650,000. The note bears interest at a fixed rate of 7.5% and requires quarterly interest payments until February 28, 1997. Quarterly principal payments of $32,500 began on February 1, 1996, with the final principal payment due February 28, 1997.

    In 1994, in connection with a station acquisition, the Company issued to the seller a subordinated promissory note for $2,000,000. The note bears interest at the prime rate plus 2%, however, the rate will

                          REGENT COMMUNICATIONS, INC.

8. LONG-TERM DEBT: (CONTINUED)
not be less than 8% nor more than 10.5%. Principal payments are due in quarterly installments of $71,428 beginning November 1996 until December 31, 2000, at which time all outstanding principal is due and payable.

    Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair values of the Company's long-term debt and interest rate protection agreement approximate current carrying value.

9. EMPLOYMENT AGREEMENTS:

    The Company has employment agreements with its president and its chief operating officer, which provide, among other things, base salary and an incentive cash bonus determined at the discretion of the board of directors. In the event employment of the president is terminated prior to expiration of this agreement, all shares of the Company common stock held by the president shall be repurchased by the Company at fair market value.

10. EMPLOYEE BENEFIT PLAN:

    During 1994, the Company adopted a 401 (k) plan which covers all eligible employees. The Company may make a matching contribution in any year at the discretion of the board of directors. Company contributions to the plan were $6,205 and $34,655 for the years ended December 31, 1994 and 1995 and $26,590 and $58,300 for the nine month periods ended September 30, 1995 and September 30, 1996, respectively.

11. RELATED PARTY TRANSACTIONS:

    A director of the Company is associated with a private investment firm that rendered financial advisory services in connection with the Credit Facility and the 1995 Series offering. For such services, the company paid $266,665 in cash and issued 8,889 shares of the 1995 Series of preferred stock.

    In August 1994, the Company received a promissory note for $400,000 from the Company's president for the purchase of 32,000 shares of the 1994 Series of preferred stock. The note bears interest at the prime rate and was paid in full during 1996.

    The Company incurred fees in connection with the organization of the Company and subsequent stock offerings for services provided by a private investment firm owned by two of the Company's directors. Total fees for these services were $20,000 in 1994. The firm also provided financial advisory services to the Company for $40,000 per year in 1994 and 1995 and $30,000 for the nine month periods ended September 30, 1995 and 1996.

                          REGENT COMMUNICATIONS, INC.

12. COMMITMENTS AND CONTINGENCIES:

    The Company and its subsidiaries lease certain land and facilities used in their operations. Future minimum rentals under all noncancelable operating leases as of September 30, 1996 are payable as follows:

1996 (three months).....................................  $ 224,261
1997....................................................    953,594
1998....................................................    776,427
1999....................................................    628,209
2000....................................................    583,566
Thereafter..............................................  2,370,636

    Rental expense was approximately $837,000 and $1,039,000 for the years ended December 31, 1994 and 1995 and $692,000 and $1,341,000 for the nine month periods ended September 30, 1995 and 1996, respectively, including payments under time brokerage agreements and joint sales agreements.

13. BARTER TRANSACTIONS:

    For the years ended December 31, 1994 and 1995 and for the nine month periods ended September 30, 1995 and 1996, barter revenue was approximately $537,000, $1,150,000, $761,000 and $897,000, respectively and barter expense was approximately $567,000, $1,131,000, $738,000 and $905,000, respectively.

    Included in accounts receivable and accounts payable in the consolidated balance sheet at December 31, 1995 and September 30, 1996 are barter accounts receivable (merchandise or services due the Company) of approximately $413,000 and $476,000 and barter accounts payable (air time due supplier of merchandise or service) of approximately $419,000 and $529,000, respectively.

                                    ANNEX I

           AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 8, 1996,
                       AMONG JACOR AND REGENT, AS AMENDED

                                     A-I-1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                OCTOBER 8, 1996

                      BETWEEN JACOR COMMUNICATIONS, INC.,
                                      AND
                          REGENT COMMUNICATIONS, INC.

                                     A-I-2

                               TABLE OF CONTENTS
                                   SECTION 1
                                  DEFINITIONS

                                                                                                                PAGE
                                                                                                              ---------
1.1        Defined Terms....................................................................................      A-I-6
1.2        Other Defined Terms..............................................................................      A-I-6

                                                       SECTION 2

                                                      THE MERGER

2.1        Surviving Corporation............................................................................
2.2        Certificate of Incorporation.....................................................................     A-I-10
2.3        Bylaws...........................................................................................     A-I-10
2.4        Directors........................................................................................     A-I-10
2.5        Officers.........................................................................................     A-I-10
2.6        Effective Time...................................................................................     A-I-10
2.7        Effect on Capital Stock..........................................................................     A-I-11
2.8        Long Term Debt Adjustment........................................................................     A-I-13
2.9        Dissenting Shares................................................................................     A-I-14
2.10       Treatment of Regent Employee Stock Options.......................................................     A-I-14
2.11       Exchange of Regent Stock.........................................................................     A-I-14
2.12       Closing..........................................................................................     A-I-16

                                                       SECTION 3

                                        REPRESENTATION AND WARRANTIES OF REGENT

3.1        Corporate Standing...............................................................................     A-I-16
3.2        Power and Authority of Regent; Authorization.....................................................     A-I-16
3.3        Absence of Restrictions and Conflict.............................................................     A-I-17
3.4        Capitalization of Regent and Regent Subsidiaries.................................................     A-I-17
3.5        Financial Statements.............................................................................     A-I-18
3.6        Title To and Condition of Assets.................................................................     A-I-18
3.7        Trademarks, Etc..................................................................................     A-I-19
3.8        Legal Proceedings................................................................................     A-I-19
3.9        Environmental Matters............................................................................     A-I-19
3.10       FCC Authorization; Compliance with Laws..........................................................     A-I-20
3.11       Employee Benefit Plans...........................................................................     A-I-20
3.12       Labor Relations..................................................................................     A-I-21
3.13       Regent Material Contracts........................................................................     A-I-22
3.14       Good Standing of Contracts.......................................................................     A-I-23
3.15       Major Customers..................................................................................     A-I-23
3.16       Absence of Certain Changes and Events............................................................     A-I-23
3.17       Insurance........................................................................................     A-I-23
3.18       Tax Matters......................................................................................     A-I-24
3.19       Information Supplied for Registration Statement..................................................     A-I-24
3.20       Brokers' and Finders' Fees.......................................................................     A-I-24
3.21       Takeover Statutes................................................................................     A-I-24
3.22       Tax Requirements.................................................................................     A-I-24
3.23       Stations to be Acquired..........................................................................     A-I-24

                                     A-I-3

                                                                                                                PAGE
                                                                                                              ---------
                                                       SECTION 4

                                      REPRESENTATIONS AND WARRANTIES OF ACQUIROR

4.1        Corporate Standing...............................................................................     A-I-25
4.2        Power and Authority of Acquiror; Authorization...................................................     A-I-25
4.3        Absence of Restrictions and Conflict.............................................................     A-I-25
4.4        Capitalization of Acquiror.......................................................................     A-I-25
4.5        Acquiror Commission Reports and Financial Statements.............................................     A-I-26
4.6        Information Supplied for Registration Statement..................................................     A-I-26
4.7        Qualification....................................................................................     A-I-26
4.8        Brokers' and Finders' Fees.......................................................................     A-I-27
4.9        Tax Requirements.................................................................................     A-I-27

                                                       SECTION 5

                                                       COVENANTS

5.1        Cooperation......................................................................................     A-I-27
5.2        FCC Consent and HSR Filing.......................................................................     A-I-27
5.3        Conduct of Business by Regent....................................................................     A-I-28
5.4        Inspection and Access to Information.............................................................     A-I-30
5.5        Registration Statement...........................................................................     A-I-31
5.6        Regent Stockholder Matters.......................................................................     A-I-31
5.7        Stock Market Additional Shares Notification......................................................     A-I-31
5.8        Regent Affiliates................................................................................     A-I-31
5.9        Public Announcements.............................................................................     A-I-31
5.10       Financial Statements and SEC Reports.............................................................     A-I-31
5.11       Rule 144 Information.............................................................................     A-I-32
5.12       Indemnification..................................................................................     A-I-32
5.13       Employee Benefits................................................................................     A-I-32
5.14       Tax Treatment....................................................................................     A-I-33
5.15       Environmental Inspection.........................................................................     A-I-33
5.16       Escrow Agreement; Registration Rights Agreement..................................................     A-I-33
5.17       Notification.....................................................................................     A-I-34
5.18       Regent Accountant's Letter.......................................................................     A-I-34
5.19       Acquiror Accountant's Letter.....................................................................     A-I-34
5.20       Purchase, Sale and Option Agreements.............................................................     A-I-34
5.21       Time Brokerage Agreement.........................................................................     A-I-34
5.22       [Intentionally Left Blank].......................................................................     A-I-34
5.23       FM Translator Stations...........................................................................     A-I-34
5.24       BFI Credit Line..................................................................................     A-I-35

                                                       SECTION 6

                                                      CONDITIONS

6.1        Conditions to Each Party's Obligations...........................................................     A-I-35
6.2        Conditions to Acquiror's Obligations.............................................................     A-I-35
6.3        Conditions to Regent's Obligation................................................................     A-I-36

                                                       SECTION 7

                                     NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

                                     A-I-4

                                                                                                                PAGE
                                                                                                              ---------
                                                       SECTION 8

                                                      TERMINATION

8.1        Termination......................................................................................     A-I-38

                                                       SECTION 9

                                                     MISCELLANEOUS

9.1        Confidentiality..................................................................................     A-I-39
9.2        Notices..........................................................................................     A-I-39
9.3        Third Party Rights...............................................................................     A-I-40
9.4        Parties in Interest; Assignment..................................................................     A-I-40
9.5        Construction; Governing Law......................................................................     A-I-40
9.6        Entire Agreement; Amendment and Waiver...........................................................     A-I-40
9.7        Severability.....................................................................................     A-I-40
9.8        Counterparts.....................................................................................     A-I-40
9.9        Expenses.........................................................................................     A-I-40
9.10       Time of Essence..................................................................................     A-I-41
9.11       Knowledge........................................................................................     A-I-41
9.12       Acknowledgement..................................................................................     A-I-41

EXHIBITS
-----------
Exhibit A    --         Plan of Merger
Exhibit B    --         Form of Warrant Agreement
Exhibit C    --         Regent Shareholders' Tax Representations
Exhibit D    --         Regent Tax Representations
Exhibit E    --         Acquiror Tax Representations
Exhibit F    --         Form of Stockholders' Consent
Exhibit G    --         Form of Rule 145 Affiliate Letter
Exhibit H    --         Escrow Agreement (Letter of Credit)
Exhibit I    --         Form of Registration Rights Agreement
Exhibit J    --         Regent Time Brokerage Agreement
Exhibit K    --         TBA Consents
Exhibit L    --         Form of Credit Facility
Exhibit M    --         Opinions of Tax Counsel
Exhibit N    --         SRLV Time Brokerage Agreement
Exhibit O    --         Promissory Note

                                     A-I-5

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of October 8, 1996, between JACOR COMMUNICATIONS, INC., a Delaware corporation ("Acquiror"), and Regent Communications, Inc., a Delaware corporation ("Regent").

                                  WITNESSETH:

    The respective Boards of Directors of Acquiror and Regent have approved, and deem it advisable and in their respective shareholders' best interests to consummate, the business combination transaction (the "Merger") provided for herein and in the Plan of Merger between Regent and Acquiror. A copy of the Plan of Merger is attached to this Agreement as Exhibit A and incorporated by reference herein as if fully set out herein (the "Plan of Merger" or the "Plan").

    Acquiror and Regent are willing to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and intending to be legally bound, Acquiror and Regent agree as follows:

                                   SECTION 1
                                  DEFINITIONS

    1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

        "Assigned Contracts" shall mean all contracts assigned to Citicasters Co., as broker, under the TBA.

        "Cash Election" shall mean any election by Acquiror to make any adjustment to the Merger Consideration required pursuant to Sections 2.7(B) or 2.8(D) by making a payment in cash to the holders of Regent Stock in lieu of additional shares of Acquiror Common Stock.

        "Closing" shall mean the closing of the transactions contemplated herein and in the Plan of Merger.

        "Closing Date" shall mean the date and time specified pursuant to
    Section 2.12 hereof as the date of the Closing.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Credit Agreement" shall mean the Credit Agreement dated October 25, 1995, among the Bank of Montreal, as Co-Agent, General Electric Capital, as Co-Agent, the Lenders named therein and Regent, as amended.

        "DGCL" shall mean the General Corporation Law of the State of Delaware.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "FCC" shall mean the Federal Communications Commission.

        "FCC Authorizations" shall mean the radio broadcast licenses issued to the applicable Regent Subsidiary by the FCC authorizing the operation of the Stations.

        "Final Order" shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended,(ii) with respect to which no timely appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion under the

                                     A-I-6
    express provisions of the Federal Communications Act or the FCC's rules is pending, and (iii) as to which the time for filing any such appeal, request, petition or similar document, or for the reconsideration or review by the FCC on its own motion, has expired.

        "Governmental Authority" shall mean any governmental, quasi-governmental, judicial, quasi-judicial or regulatory authority.

        "Hazardous Wastes" shall include, without limitation: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; (ii) petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iii) any radioactive material, including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C.
    Section 2011 ET SEQ.; (iv) asbestos, asbestos-containing materials or any asbestiform minerals in any form or condition; (v) urea formaldehyde and polychlorinated biplenyls; and (vi) any other material or substance regulated as toxic or hazardous or as a pollutant or contaminant.

        "KWNR" shall mean KWNR(FM) in Las Vegas, Nevada.

        "KWNR Purchase" shall mean either (i) the pending purchase by Regent of KWNR(FM) in Las Vegas, Nevada, pursuant to a Plan and Agreement of Reorganization (the "Reorganization Agreement") dated July 19, 1996, among Regent, as the buyer, and Southwest Radio Las Vegas, Inc. and Southwest Florida Enterprises, Inc., as the sellers, pursuant to which Regent is required to issue a 1996 series of convertible preferred stock to the sellers or (ii) the acquisition of KWNR by Jacor pursuant to the Reorganization Agreement, as amended by the agreement dated as of October 8, 1996, as the context shall require.

        "Material Adverse Effect" shall mean with respect to Regent, the Surviving Corporation or Acquiror, as the context may require, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of such party to perform its obligations hereunder; PROVIDED, HOWEVER, that (i) results of operations of Regent and its Subsidiaries, taken as a whole, shall not be a component of Material Adverse Effect for events that occur after the TBA Effective Date;
    (ii) after the TBA Effective Date, no Material Adverse Effect shall be deemed to have occurred if such Material Adverse Effect can be attributed to any action or inaction by Citicasters (or any successor) as the broker of the Stations under the TBA; and (iii) no Material Adverse Effect shall be deemed to have occurred by reason of a general deterioration in the economy or events or conditions in the broadcasting industry.

        "NASDAQ" shall mean the NASDAQ Stock Market's National Market System.

        "Permitted Liens" shall mean the liens under the Credit Agreement and certain liens related to certain seller financing provided in connection with the acquisition of certain Stations, all as described in the Regent Disclosure Letter, and (i) liens for taxes not yet due and payable or which in good faith are being contested or litigated and are not material to the business or operations of Regent, the Regent Subsidiaries and the Stations, taken as a whole; (ii) statutory liens of landlords; (iii) deposits or pledges to secure payments of workers' compensation, unemployment insurance or other social security benefits; (iv) mechanics', carriers', workmens', landlords' or other like liens arising in the ordinary course of business securing obligations which are not delinquent; (v) zoning, building or other restrictions, variances, covenants, rights-of-way, encumbrances, easements and other minor irregularities in title; and (vi) purchase money security interests entered into in the ordinary course of business, none of which, individually or in the aggregate, (A) interfere with the present use or occupancy of any property by Regent or any Regent Subsidiary, (B) have more than an immaterial

                                     A-I-7
    effect on the value thereof or its present use, or (C) would impair the ability of Acquiror or the Surviving Corporation to use such property for its present use.

        "Person" shall mean any individual, corporation, partnership, limited liability corporation, joint venture, trust, association, unincorporated organization, other entity, group or Governmental Authority.

        "Regent Expenses" shall mean all out-of-pocket fees and expenses incurred or to be incurred by or on behalf of Regent or any of its Subsidiaries in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement and the negotiation, preparation, review and delivery of the agreements contemplated hereby, including all fees and expenses incurred or to be incurred by Coopers & Lybrand, Goldman, Sachs & Co., Wyatt, Tarrant & Combs, Cravath, Swaine & Moore and any other advisors to Regent and Media Venture Partners.

        "Regent Fully Diluted Share Number" shall mean the aggregate number of shares of Regent Common Stock equal to the sum of (i) the aggregate number of shares of Regent Common Stock outstanding on the Closing Date after the exercise of all Options exercised on or prior to such date, (ii) the aggregate number of shares of Regent Preferred Stock outstanding on the Closing Date and (iii) 480,000 (which represents the number of shares of preferred stock that would have been outstanding if Regent had completed the KWNR Purchase).

        "Regent Material Contracts" shall mean the contracts set forth in
    Schedule 3.13A to the Regent Disclosure Letter; PROVIDED, HOWEVER, that on and after the TBA Effective Date, the term "Regent Material Contracts" shall no longer include the Assigned Contracts.

        "Regent Stock" shall mean Regent Common Stock and Regent Preferred
    Stock.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Laws" shall mean (i) the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder, and (ii) all applicable state securities laws.

        "Stations" shall mean the radio broadcasting stations identified in the Regent Disclosure Letter, owned and operated by a Regent Subsidiary pursuant to a license issued by the FCC.

        "Subsidiary" shall mean any corporation or other legal entity of which such party or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote for the election of directors or similar governing body.

        "TBA Effective Date" shall mean the date the term of the TBA commences pursuant to Section 5.21.

        "Transaction Expense Schedule" shall mean a true and complete schedule of all Regent Expenses for which invoices have been submitted (with a copy of such invoices attached thereto). To the extent practicable, Regent shall cause third parties to submit to Regent not later than two business days prior to the Closing Date final bills for all Regent Expenses.

                                     A-I-8

    1.2 OTHER DEFINED TERMS. The following terms shall have the meanings given such terms in the Sections set forth below:

TERM                                                                                  SECTION
---------------------------------------------------------------------------------  -------------
Acquiror Common Stock............................................................        2.7
Acquiror Disclosure Letter.......................................................        4
Acquiror Financial Statements....................................................        4.5
Application......................................................................        5.2
Aggregate Average Value..........................................................        2.7
Average Value of Acquiror Common Stock...........................................        2.7
Base Share Number................................................................        2.7
Benefit Plans....................................................................        3.11
BFI..............................................................................        5.24
BFI Credit Line..................................................................        5.24
BFI Note.........................................................................        5.24
Cash Election....................................................................        2.7
Certificate......................................................................        2.10
Citicasters......................................................................        5.21
Conversion Number................................................................        2.7
Delaware Certificate of Merger...................................................        2.6
Determination Date...............................................................        2.7
Dissenting Shares................................................................        2.8
Effective Time...................................................................        2.6
Exchange Agent...................................................................        2.10
Financial Covenants..............................................................        5.24
GAAP.............................................................................        2.9
HSR Act..........................................................................        3.3
Information Statement............................................................        3.19
KWNR.............................................................................        6.2
KWNR Cash Adjustment.............................................................        2.7
KWNR Stock Adjustment............................................................        2.7
KWNR Stock Consideration.........................................................        2.7
Maximum Aggregate Regent Liabilities.............................................        2.7
Merger...........................................................................    Preamble
Merger Consideration.............................................................        2.7
1996 Balance Sheet...............................................................        3.5
New Merger Event.................................................................        2.7
Notice of Disagreement...........................................................        2.8
Options..........................................................................        2.10
Pension Plan.....................................................................        3.11
Plan of Merger or Plan...........................................................    Preamble
Property.........................................................................          3.6
Purchase and Sale Transaction....................................................          2.7
Regent Affiliates................................................................          5.8
Regent Common Stock..............................................................          3.4
Regent Expenses..................................................................          2.12
Regent Financial Statements......................................................          3.5
Regent Information...............................................................          3.19
Regent Liabilities...............................................................          2.9
Regent Preferred Stock...........................................................          3.4
Registration Rights Agreement....................................................          5.16
Registration Statement...........................................................          3.19

                                     A-I-9

TERM                                                                                  SECTION
---------------------------------------------------------------------------------  -------------
Senior Credit Obligations........................................................        5.24
Stock Consideration..............................................................        2.7
Stock Market Additional Shares...................................................        5.7
Notification.....................................................................
SRLV.............................................................................        6.2
Surviving Corporation............................................................        2.1
Tax Continuity Level.............................................................        2.7
TBA..............................................................................        5.21
TBA Stations.....................................................................        5.21
Transaction Expense Schedule.....................................................        2.12
Warrant..........................................................................        2.7
Warrant Agreement................................................................        2.7
Warrant Consideration............................................................        2.7

                                   SECTION 2
                                   THE MERGER

    2.1 SURVIVING CORPORATION. Subject to Section 2.7(H), the other provisions of this Agreement and the DGCL, at the Effective Time, Regent shall be merged with and into Acquiror, and the separate corporate existence of Regent shall cease. Acquiror shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence with all its rights, privileges, powers and franchises under the laws of the State of Delaware unaffected and unimpaired by the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

    2.2 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Acquiror shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with its terms and the DGCL.

    2.3 BYLAWS. The bylaws of Acquiror shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with their terms and the DGCL.

    2.4 DIRECTORS. The directors of the Surviving Corporation shall consist of the directors of Acquiror immediately prior to the Effective Time, such directors to hold office from the Effective Time until their respective successors are duly elected and qualified or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

    2.5 OFFICERS. The officers of the Surviving Corporation shall consist of the officers of Acquiror immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respective successors are duly elected and qualified or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

    2.6 EFFECTIVE TIME. If all the conditions set forth in Section 6 shall have been fulfilled or waived in accordance with the terms hereof and this Agreement shall not have been terminated in accordance with Section 8 hereof, the parties hereto shall cause a certificate of merger or other appropriate documents (in any such case, the "Delaware Certificate of Merger") to be properly executed and filed on the Closing Date according to the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time of filing of a properly executed Delaware Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the effective time (the "Effective Time").

                                     A-I-10

    2.7 EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Regent Stock or any shares of capital stock of Acquiror:

        A. REGENT STOCK. Subject to Sections 2.7(B), 2.7(C), 2.7(G), 2.7(I), 2.8, and 2.9, each issued and outstanding share of Regent Stock shall be converted into the right to receive (i) the Conversion Number (as defined below) of a fully paid and nonassessable share of Acquiror Common Stock (the "Stock Consideration") plus (ii) a warrant (a "Warrant") to acquire a fractional share (determined as provided below in Section 2.7(D)) (the "Warrant Consideration") of the Acquiror Common Stock on the terms described in the Warrant Agreement to be executed at Closing substantially in the form attached hereto as Exhibit B (the "Warrant Agreement").

        The term "Conversion Number" shall mean the number (rounded to the nearest 1/100,000) equal to the quotient of (i) 3.55 million (the "Base Share Number") and (ii) the Regent Fully Diluted Share Number; PROVIDED, HOWEVER, that the Conversion Number shall be adjusted (x) pursuant to
    Section 2.7(B), by multiplying the Conversion Number by the fraction set forth in Section 2.7(B)(a), (y) pursuant to Sections 2.7(C) and 2.8(C) (to the extent Acquiror selects the 2.8(C) option to reduce Stock Consideration), by reducing the Base Share Number by an amount equal to the aggregate amount of Acquiror Common Stock determined in accordance with such Sections or (z) pursuant to Section 2.8(D) (to the extent Acquiror selects the 2.8(D) option to increase Stock Consideration), by increasing the Base Share Number by an amount equal to the aggregate amount of Acquiror Common Stock determined in accordance with such Section.

        B. STOCK CONSIDERATION ADJUSTMENT FOR MINIMUM PRICE. If, on the third business day preceding the Closing Date (which shall be a date on which Acquiror Common Stock shall trade on NASDAQ) (the "Determination Date"), the amount equal to (i) the Average Value of Acquiror Common Stock (as defined below) MULTIPLIED by (ii) 3.55 million (such amount, the "Aggregate Average Value") is less than $116 million, then, at Acquiror's sole option, with respect to the Stock Consideration only:

           (a) the Conversion Number determined pursuant to Section 2.7(A) shall be adjusted by multiplying such Conversion Number by a fraction (i) the numerator of which is equal to $32.67606 and (ii) the denominator of which is the Average Value of Acquiror Common Stock on such Determination Date; or

           (b) the Conversion Number shall remain the same and Acquiror shall pay, as additional Merger Consideration, pro rata among the holders of Regent Stock, an aggregate amount in cash equal to the difference between
       (i) $116 million and (ii) the Aggregate Average Value on such Determination Date; or

           (c) no Stock Consideration shall be paid and Acquiror shall instead pay, as part of the Merger Consideration, pro rata among the holders of Regent Stock, in lieu of the Stock Consideration, $116 million in cash.

        In the event that on the Determination Date an adjustment to the Merger Consideration must be made under this paragraph (B), Acquiror shall inform Regent in writing no later than 12:00 noon on the second business day preceding the Closing Date as to which of the three options set forth in the preceding sentence Acquiror has selected under this Section 2.7(B) to satisfy its obligations hereunder.

        The term "Average Value of Acquiror Common Stock" shall mean the amount equal to the average of the average of the closing bid and asked prices quoted on NASDAQ for the ten consecutive full NASDAQ trading days ending on the third full NASDAQ trading day immediately preceding the Closing Date.

        C. STOCK CONSIDERATION ADJUSTMENT FOR MAXIMUM PRICE. If, on the Determination Date, the Aggregate Average Value exceeds $156.2 million, then, the aggregate amount of Stock Consideration shall be reduced, pro rata among the holders of Regent Stock, by the aggregate amount of Acquiror

                                     A-I-11

    Common Stock equal to the quotient of (i) the amount equal to one-half of the difference between (x) the Aggregate Average Value on the Determination Date and (y) $156.2 million and (ii) the Average Value of Acquiror Common Stock on the Determination Date.

        D.  THE WARRANT CONSIDERATION.  Subject to adjustment pursuant to
    Section 10 of the Warrant Agreement, the Warrant Consideration shall consist of a warrant to acquire a fractional share of Acquiror Common Stock the numerator of which is 500,000 and the denominator of which is the Regent Fully Diluted Share Number. Subject to the terms of the Warrant Agreement (including Section 10 thereof), the Warrants shall expire on the fifth anniversary of the Closing Date and shall have an exercise price of $40.

        E. THE MERGER CONSIDERATION. The "Merger Consideration" shall mean the Stock Consideration, any cash consideration to be paid pursuant to Sections 2.7(B) or 2.8(C) and the Warrant Consideration, as further adjusted pursuant to Sections 2.7(C), 2.7(G), 2.7(I), 2.8(D) and 2.9.

        F. EFFECT OF CONVERSION. As of the Effective Time of the Merger, all such shares of Regent Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Regent Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with this Section 2.7, without interest.

        G. ANTI-DILUTION. If, prior to the Effective Time, any event occurs that would require an adjustment to the Warrants under Section 10 of the Warrant Agreement, then the Stock Consideration shall be adjusted in the same manner as the Warrants under the Warrant Agreement in order to preserve the value of the Merger Consideration.

        H. TAX STRUCTURE. In the event that the Tax Continuity Level determined on the day before the Closing Date is less than 45% (such an event, the "New Merger Event"), then instead of merging Regent into Acquiror as provided for herein, a wholly owned subsidiary of Acquiror (to be designated by Acquiror) shall be merged into Regent and Regent shall be the surviving corporation with the certificate of incorporation, by-laws, directors and officers as shall be designated solely by Acquiror. Acquiror and Regent hereby agree that in the event of a New Merger Event, Acquiror and Regent shall execute, if necessary, an appropriate amendment to this Agreement in order to reflect the foregoing. For this purpose, the Tax Continuity Level shall mean the product of A/B and (C+D), where (1) A equals the value of the Stock Consideration, (2) B equals the value of the Merger Consideration as reasonably agreed by Regent and Acquiror, (3) C equals the percentage of shares of Regent Stock held by holders each owning less than 1% of the total number of such shares, including holders indirectly owning less than 1% of such shares through an entity that has represented that it will distribute the holder's share of Stock Consideration received by such entity to such holder, and (4) D equals the percentage of shares of Regent Stock held by holders (other than persons or entities described in clause
    (3)) that provide the representation described in Exhibit C with respect to such shares. Tax counsel for Acquiror and Regent may jointly agree to modify this definition if they jointly deem it appropriate to reflect "continuity of interest" in the Merger in accordance with the Federal tax rules as developed under the rules of the Code.

        I. ADJUSTMENT FOR KWNR ACQUISITION. In order to adjust the aggregate amount of Merger Consideration payable hereunder to holders of Regent Stock in the event of the concurrent closing of the acquisition of KWNR by Acquiror, (i) the per share amount of the Merger Consideration payable to Southwest Florida Enterprises, Inc. ("SFE") shall be determined as if 480,000 additional shares of Regent Stock were outstanding, (ii) the aggregate amount of Merger Consideration payable in respect of such 480,000 shares of Regent Stock (the "KWNR Stock Consideration") shall be payable to SFE, as the sole stockholder of Southwest Radio Las Vegas, Inc., in connection with the KWNR Purchase, rather than to holders of Regent Stock pursuant to this Agreement; PROVIDED, HOWEVER, that in the event that all or any portion of the KWNR Stock Consideration would otherwise be payable in cash, (i) such portion (the "KWNR Cash Adjustment") shall instead be payable to SFE in Acquiror

                                     A-I-12

    Common Stock, valued based on the Average Value of Acquiror Common Stock on the Determination Date (the "KWNR Stock Adjustment") and (ii) (x) the aggregate amount of Stock Consideration, if any, payable as part of the Merger Consideration hereunder to holders of Regent Stock (the "Regent Stock Consideration") shall be reduced by a number of shares equal to the KWNR Stock Adjustment (or, if the shares constituting the Regent Stock Consideration are less than the shares constituting the KWNR Stock Adjustment, the number of shares constituting the Regent Stock Consideration) and (y) the aggregate amount of cash payable hereunder as part of the Merger Consideration shall be increased by an amount equal to the KWNR Cash Adjustment to the holders of the Regent Stock (the "Regent Cash Consideration"), PROVIDED, HOWEVER, that if the number of shares of Acquiror Common Stock equal to the KWNR Stock Adjustment exceeds the number of shares of Acquiror Common Stock equal to the Regent Stock Consideration, then the Regent Cash Consideration shall be increased, if at all, in an amount equal to the Average Value of Acquiror Common Stock on the Determination Date multiplied by the number of shares of Acquiror Common Stock equal to the Regent Stock Consideration.

        In the event that, after giving effect to the foregoing paragraph, the payment of net Regent Expenses (the aggregate amount of Regent Expenses less one-half thereof (up to a maximum of $1.5 million)) would result in the KWNR Stock Consideration having an aggregate value (based on the Average Value of Acquiror Common Stock on the Determination Date) of less than $12 million on the Determination Date, then (i) an amount of Acquiror Common Stock equal to the shortfall (the "Regent Expenses Adjustment") shall be added to the amount of KWNR Stock Consideration payable by Acquiror under the previous paragraph and (ii) the amount of Regent Stock Consideration shall be further reduced by the amount of Acquiror Common Stock equal to the Regent Expenses Adjustment; PROVIDED, HOWEVER, that to extent that the number of shares of Acquiror Common Stock equal to the Regent Expenses Adjustment exceeds the number of shares of Acquiror Common Stock equal to the Regent Stock Consideration, as adjusted pursuant to clause (ii)(x) in the foregoing paragraph (such excess number of shares, the "Excess Number"), then (x) SFE shall receive the amount of cash equal to the Average Value of Acquiror Common Stock on the Determination Date multiplied by the Excess Number (the "Adjustment Amount") and (y) the Regent Cash Consideration, as adjusted pursuant to clause (ii)(y) in the foregoing paragraph, to be paid by Acquiror hereunder shall be reduced by the Adjustment Amount; PROVIDED, HOWEVER, that if the Adjustment Amount exceeds such adjusted Regent Cash Consideration, then the holders of Regent Stock will pay Acquiror an amount of cash equal to such excess.

    2.8  LONG TERM DEBT ADJUSTMENT.

    A. On the Determination Date, Regent shall prepare and deliver to Acquiror a statement (the "Statement"), certified by the chief financial officer of Regent, setting forth Regent Liabilities (as defined below) as of the close of business on the Determination Date, together with (i) a reasonably detailed calculation thereof and (ii) a letter from Coopers & Lybrand, L.L.P., stating that based on the procedures set forth in such letter, they concur in the calculation of Regent Liabilities.

    B. The term "Regent Liabilities" shall mean, as of any date, (i) the amount of long term debt of Regent (including the current portion thereof) on such date, calculated in the same way, using the same methods, as the line items on the 1996 Balance Sheet PLUS (ii) to the extent not already included pursuant to clause (i), the aggregate amount of any dividends paid or to be paid prior to Closing to the holders of Regent Preferred Stock (other than for dividends paid in Regent Stock) PLUS (iii) to the extent not already included pursuant to clause (i), the aggregate amount of all the Regent Expenses, MINUS (iv) to the extent included pursuant to clause (i), the amount equal to one-half of all the Regent Expenses, which deduction shall not in any event exceed $1.5 million, MINUS (v) to the extent included pursuant to clause (i), the amount of debt outstanding on the Determination Date under the BFI Credit Line and MINUS (vi) any amounts due but not yet received under the sale contract set forth on
Schedule 5.3A to the Regent Disclosure Letter, to the extent it is still in full force and effect.

    C. In the event that the amount of Regent Liabilities on the Determination Date is greater than the Maximum Aggregate Regent Liabilities (as defined below), then the aggregate amount of Merger

                                     A-I-13

Consideration to be received by the holders of Regent Stock shall be reduced, pro rata among the holders of Regent Stock, at Acquiror's sole option by either
(i) reducing the aggregate amount of such Stock Consideration by the aggregate amount of Acquiror Common Stock equal to the quotient of (x) the difference between the amount of Regent Liabilities on the Determination Date and the Maximum Aggregate Regent Liabilities and (y) the Average Value of Acquiror Common Stock on the Determination Date or (ii) to the extent of the amount of any Cash Election, reducing the amount of such cash consideration by the amount of cash equal to the difference between the amount of Regent Liabilities on the Determination Date and the Maximum Aggregate Regent Liabilities.

    "Maximum Aggregate Regent Liabilities" shall mean the amount equal to (i) $64 million MINUS (ii) the amount of debt outstanding, if any, under the BFI Credit Line and MINUS (iii) to the extent that any purchase or option transaction listed on Schedule 5.3A to the Regent Disclosure Letter (each, a "Purchase or Option Transaction") has not closed prior to the Closing, the aggregate cash committed to be paid under such Purchase or Option Transactions that have not yet closed.

    D. In the event that the amount of Regent Liabilities on the Determination Date is less than the Maximum Aggregate Regent Liabilities, then the aggregate amount of Merger Consideration to be received by the holders of Regent Stock shall be increased, pro rata among the holders of Regent Stock, at Acquiror's sole option by either (i) increasing the aggregate amount of Stock Consideration by the aggregate amount of Acquiror Common Stock equal to the quotient of (x) the difference between the Maximum Aggregate Regent Liabilities and the amount of Regent Liabilities on the Determination Date and (y) the Average Value of Acquiror Common Stock on the Determination Date or (ii) increasing the Merger Consideration by the amount of cash equal to the difference between the Maximum Aggregate Regent Liabilities and the amount of Regent Liabilities on the Determination Date.

    E. In the event that an adjustment to Merger Consideration must be made under paragraphs (C) or (D) above, Acquiror shall inform Regent in writing no later than 12:00 noon on the second business day preceding the Closing Date as to which option Acquiror has selected to make such adjustment.

    2.9 DISSENTING SHARES. To the extent that appraisal rights are available under Section 262 of DGCL, shares of Regent Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Section 2.7 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Section 2.7 hereof. If any holder of Regent Stock shall assert the right to be paid the fair value of such Regent Stock as described above, Regent shall give Acquiror notice thereof and Acquiror shall have the right to participate in all negotiations and proceedings with respect to any such demands. Regent shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the DGCL.

    2.10 TREATMENT OF REGENT EMPLOYEE STOCK OPTIONS. At or prior to the Closing Date, Regent will take all necessary steps to cause (i) the outstanding options under the stock option plan and agreements listed on Schedule 3.11A to the Regent Disclosure Letter (any options granted under such plan and agreements, the "Options"), to vest and become immediately exercisable and (ii) to terminate any Options not exercised on or prior to the Closing Date.

    2.11  EXCHANGE OF REGENT STOCK.

    A. EXCHANGE AGENT. As of the Effective Time of the Merger, Parent shall deposit with Key Corp Shareholder Services, Inc., a Delaware corporation, or such other bank or trust company as may be designated by Acquiror (the "Exchange Agent"), for the benefit of the holders of shares of Regent Stock, for exchange in accordance with this Section 2.11, through the Exchange Agent, certificates representing the shares of Acquiror Common Stock issuable pursuant to Section
2.7 in exchange for outstanding shares

                                     A-I-14
of Regent Stock. In the event that Acquiror makes any Cash Election, at the Effective Time of the Merger, Acquiror shall also deliver to the Exchange Agent for deposit into an escrow fund the amount of cash necessary to satisfy its obligations under such Cash Election. As of the Effective Time, holders of Regent Stock (other than holders of Dissenting Shares) shall become holders of record of Acquiror Common Stock.

    B. EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Regent Stock (the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and, the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Acquiror Common Stock to which such holder of Regent Stock shall have become entitled pursuant to the provisions of Section 2.7 hereof as well as any cash due to such holder pursuant to any Cash Election, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Section 2.7 hereof, upon exchange of a Certificate, is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. From the Effective Time until surrender in accordance with the provisions of this Section 2.11, each Certificate shall represent for all purposes only the right to receive the consideration provided in Section 2.7 hereof. All payments in respect of shares of Regent Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

    In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 2.7, to deliver to the Exchange Agent an affidavit and satisfactory indemnity agreement as Acquiror may direct as indemnity against any claim that may be made against Acquiror, the Exchange Agent or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

    C. UNEXCHANGED REGENT STOCK. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Regent Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in Section 2.7 hereof.

    D. FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Section 2.11; no dividend or other distribution by Acquiror and no stock split shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Acquiror. In lieu of any such fractional share, each holder of Regent Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange pursuant to this Section 2.11 will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on NASDAQ of Acquiror Common Stock on the date on which the Effective Time shall occur (or, if the Acquiror Common Stock shall not trade on NASDAQ on such date, the first day of trading in Acquiror Common Stock on NASDAQ thereafter) by
(ii) the fractional share to which such holder would otherwise be entitled. As promptly as practicable after the Effective Time, the Exchange Agent shall determine the aggregate amount of cash necessary to pay holders of Regent Stock cash in lieu of fractional shares and notify the Acquiror of such aggregate amount. On the second business day following notification from the Exchange Agent, Acquiror shall deliver to the

                                     A-I-15

Exchange Agent such aggregate amount of cash to be deposited into an escrow fund until paid to the holders of Regent Stock pursuant to this Section 2.11.

    E. RETURN OF UNCLAIMED ACQUIROR COMMON STOCK AND CASH. One hundred and eighty days following the Effective Time, Acquiror shall be entitled to cause the Exchange Agent to deliver to it any shares of Acquiror Common Stock and cash for fractional shares and any Cash Election (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by Acquiror) made available to the Exchange Agent by Acquiror which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Acquiror for payment, as general creditors thereof, of shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock or to be distributed pursuant to any Cash Election and any dividends or distributions with respect to Acquiror Common Stock.

    F. EXPENSES. Acquiror shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Acquiror Common Stock for Certificates.

    G. NO LIABILITY. Notwithstanding anything to the contrary in this Section 2.10, none of the Exchange Agent, Acquiror, Regent or the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Regent Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.12 CLOSING. The Closing shall take place at 10:00 a.m. at the offices of Wyatt, Tarrant & Combs, Louisville, Kentucky, within ten days after the date on which the last of the conditions have been satisfied (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in Section 6 hereof, or at such other date, time and place as Regent and Acquiror may agree in writing.

                                   SECTION 3
                    REPRESENTATION AND WARRANTIES OF REGENT

    With and subject to such exceptions and disclosures as are set forth in a letter delivered by Regent to Acquiror contemporaneous with the execution hereof (the "Regent Disclosure Letter") Regent hereby represents and warrants to Acquiror as set forth below. Notwithstanding any other provision to the contrary in this Agreement, Regent shall be deemed not to have breached any of the representations and warranties set forth below to the extent that any breach that would otherwise be claimed to have occurred is attributable to any action or inaction by Citicasters (or any successor) as the broker of the Stations under to the TBA.

    3.1 CORPORATE STANDING. Regent and each Regent Subsidiary are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Regent and each Regent Subsidiary have all requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of their properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Regent. Regent has heretofore made available to Acquiror true and accurate copies of the certificate of incorporation, bylaws and minute books, as amended through the date hereof (containing the records of meetings and written consents of the stockholders, the board of directors and any committees of the board of directors), of Regent and each Regent Subsidiary. Such certificates of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon Regent. The Regent Disclosure Letter contains a true and correct list of the jurisdictions in which Regent and each Regent Subsidiary are qualified to do business as a foreign corporation.

    3.2 POWER AND AUTHORITY OF REGENT; AUTHORIZATION. Regent has all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Plan. The execution and delivery of this Agreement and the Plan and the consummation of the transactions contemplated by both documents have been duly authorized by all necessary corporate action on the part

                                     A-I-16
of Regent. This Agreement has been duly executed and delivered by Regent, and constitutes the legal, valid and binding obligation of Regent enforceable against Regent in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. As of the Closing Date, the Plan will be duly executed and delivered by Regent and will constitute the legal, valid and binding obligation of Regent enforceable against Regent in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

    3.3 ABSENCE OF RESTRICTIONS AND CONFLICT. Subject to Regent's receipt of the consents set forth in Regent's Disclosure Letter, the execution, delivery and performance of this Agreement and the Plan, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the certificate of incorporation or bylaws of Regent or any Regent Subsidiary, (ii) any Regent Material Contract, (iii) any judgment, decree or order of any court or Governmental Authority or agency to which Regent or any Regent Subsidiary is a party or by which Regent or any Regent Subsidiary, or any of their properties is bound, (iv) any lease, mortgage, indenture, contract, license, permit, instrument, trust agreement or other agreement to which Regent or any Regent Subsidiary is a party or by which Regent or any Regent Subsidiary or any of their properties may be bound, or (v) any statute, law, regulation or rule applicable to Regent or any Regent Subsidiary, so as to have in the case of subsections (ii) through (v) above, a Material Adverse Effect on Regent. Except for compliance with the applicable requirements of the FCC, Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Laws and filing and recordation of the Delaware Certificate of Merger as required by the DGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Regent is required in connection with the execution, delivery or performance of this Agreement by Regent or the consummation of the transactions contemplated by this Agreement by Regent, the failure of which to obtain would have a Material Adverse Effect on Regent.

    3.4  CAPITALIZATION OF REGENT AND REGENT SUBSIDIARIES.

    A. The authorized capital stock of Regent consists of Nine Million Six Hundred Fifty Thousand (9,650,000) shares, consisting of Five Million (5,000,000) shares of Class A Common Stock, par value of $.01 per share, One Hundred Fifty Thousand (150,000) shares of Class B Common Stock, par value of $.01 per share ("Regent Common Stock"), and Four Million Five Hundred Thousand (4,500,000) Shares of Preferred Stock, par value of $.01 per share ("Regent Preferred Stock"), of which, as of the date hereof, Fifty Thousand (50,000) shares of Class A Common Stock, Zero (0) shares of Class B Common Stock and Three Million Seven Hundred Seventy-Four Thousand, One Hundred Ninety-Four (3,774,194) shares of Preferred Stock are issued and outstanding. Except as set forth in the Regent Disclosure Letter, all of such issued and outstanding shares of capital stock of Regent are validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Two Hundred Ninety-Two Thousand Five Hundred (292,500) Options outstanding and its obligations in connection with the KWNR Purchase, Regent does not have outstanding, nor is it bound by, any subscriptions, options, warrants, calls, commitments or agreements requiring Regent to issue or entitling any Person to acquire any additional shares of capital stock or any other equity security, including any right of conversion or exchange under any outstanding security or other instrument, and Regent is not obligated to issue any shares of its capital stock for any purpose. There are no outstanding obligations of Regent to repurchase, redeem or otherwise acquire any outstanding shares of stock of Regent. There are no shares of capital stock held in the treasury of Regent and no preemptive rights exist with respect to the Regent Stock.

    B. Schedule 3.1A to the Regent Disclosure Letter lists all subsidiaries of Regent as of the date hereof. All of the outstanding shares of capital stock of each subsidiary are owned by Regent either directly or indirectly through another subsidiary. No equity securities of any subsidiary may be required to be

                                     A-I-17
issued (other than to the Company or another Subsidiary) for shares of the capital stock of any Subsidiary. There are no contracts, commitments, understandings or arrangements by which Regent or any Subsidiary is or may be obligated to transfer any shares of the capital stock of any Subsidiary. Except as set forth in the Regent Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary held by Regent or any Subsidiary are fully paid and nonassessable and are owned by Regent or such Subsidiary free and clear of any claim, lien or encumbrance.

    C. Except for interests in the Subsidiaries, neither Regent nor any of the Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than (i) investments of less than $1,000,000 in the aggregate,
(ii) promotional activities undertaken in the ordinary course of business and
(iii) accounts receivables produced in the ordinary course of business.

    3.5 FINANCIAL STATEMENTS. Regent has made available to Acquiror: (i) the audited consolidated balance sheets of Regent and the Regent Subsidiaries as of December 31, 1993, 1994 and 1995, and the related audited consolidated statements of income, stockholders' equity and cash flows for the respective fiscal years then ended, including the notes thereto, examined by and accompanied by the report of Coopers & Lybrand, L.L.P., independent public accountants with respect to Regent; and (ii) the unaudited consolidated balance sheet of Regent and the Regent Subsidiaries as of June 30, 1996 and the related unaudited consolidated statement of income and stockholders' equity for the period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the "Regent Financial Statements" and the balance sheet as of June 30, 1996, is hereinafter referred to as the "1996 Balance Sheet." The Regent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed in the audited year-end financial statements) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Regent and the consolidated Regent Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are expected to be material, and the absence of footnote disclosure). As of the date hereof, Regent does not have any material liabilities or material obligations or commitments except those disclosed in the Regent Financial Statements, those entered into in the ordinary course of business since June 30, 1996, consistent with past practices and which individually and in the aggregate do not have a Material Adverse Effect on Regent, those disclosed in or permitted by other sections or provisions of this Agreement or the Regent Disclosure Letter, and those incurred in connection with the transactions contemplated hereby.

    3.6  TITLE TO AND CONDITION OF ASSETS.

    A. Except as set forth in the Regent Disclosure Letter, Regent and all Regent Subsidiaries have good and valid title to or valid leasehold interests in (and with respect to real property owned in fee estate only, good, valid and marketable title to) their material properties and assets, tangible and intangible, reflected in the 1996 Balance Sheet or acquired after the date thereof (other than properties sold or otherwise disposed of in the ordinary course of business) (the "Property"), and all such Property is held free and clear of all title defects, liens, encumbrances and restrictions, except, with respect to all such properties, Permitted Liens. The Property comprises all the material tangible and intangible assets owned or used and necessary in the business of Regent and the Regent Subsidiaries, as currently operated.

    B. The Regent Disclosure Letter sets forth as of the date hereof a true and complete list of all real property leases and agreements of Regent and all Regent Subsidiaries granting possession of or rights to real property and all Regent Material Contracts with respect to personal property (collectively, the "Scheduled Leases"). All such Scheduled Leases and all other leases entered into after the date hereof (the "Post-Signing Leases") are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Regent or any Regent Subsidiary, as applicable, and, to Regent's knowledge, are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of Regent or any Regent Subsidiary and subject, in each case, to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in

                                     A-I-18
granting equitable remedies. There are no existing material defaults of Regent or any Regent Subsidiary with respect to such Scheduled Leases or Post-Signing Leases or, to the knowledge of Regent, of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a material default). Except as disclosed in the Regent Disclosure Letter, none of the Scheduled Leases or the Post-Signing Leases are with an affiliate of Regent or contain any material terms or conditions which make any such lease commercially unreasonable.

    C. All tangible personal property leased, owned or used in the business of Regent and the Regent Subsidiaries as presently conducted is in good working condition, has been properly maintained, is suitable for the purposes for which it is used, and conforms to the requirements of all material laws, ordinances and regulations applicable to its use and ownership or lease by the Company and each Subsidiary where the failure to so conform will have a Material Adverse Effect.

    D. All real property, buildings and structures (including but not limited to towers) owned or leased by Regent and all Regent Subsidiaries are in good operating condition and repair except for ordinary wear and tear; are adequate and suitable in accordance with general industry practices for the purposes for which they are currently used and intended to be used; materially comply with applicable zoning laws; have reasonable access thereto and there is no action pending, or, to the knowledge of Regent or any Regent Subsidiary, threatened that would impair or result in the termination of such access; and there are no easements or rights of way or rights of ingress or egress on, over or through the real property that are not of record which could materially interfere with the use of the real property, buildings and structures as presently utilized.

    3.7 TRADEMARKS, ETC. Except as described in the Regent Disclosure Letter, as of the date hereof and the TBA Effective Date, and thereafter, subject to the exclusive license granted to Acquiror by Regent in the TBA, Regent and the Regent Subsidiaries do not have any intellectual property, trademarks, service marks, slogans, logos, jingles, trademark registrations or applications therefor, trade names, copyrights, copyright registrations or applications therefor, trademark or trade name licenses, or assignments material to any of their respective assets or properties, taken as a whole. The Regent Disclosure Letter contains a complete list or general description of all such trademarks and any other intangible assets owned by Regent or any Regent Subsidiary or used in the operation of the Stations, other than any such trademarks and other intangible assets, the loss of which would not have a Material Adverse Effect on Regent. Except as set forth in the Regent Disclosure Letter, to Regent's knowledge, (i) neither Regent nor any Regent Subsidiary is infringing in any material respect on any trademark, trade name or copyright, nor has Regent or any Regent Subsidiary received any notice alleging that it is infringing on any trademark, trade name or copyright, and, (ii) to conduct its business as such business is currently being conducted, Regent does not require rights under any trademark, trade name, or copyright (or any application or registration respecting any thereof).

    3.8  LEGAL PROCEEDINGS.  Except as set forth in Regent's Disclosure Letter:
(i) there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Regent, threatened against Regent or any Regent Subsidiary, or against any property, asset, interest or right of any of them, that involve more than $100,000 in controversy, or that seek relief other than money damages; (ii) none of the actions, suits, proceedings, arbitrations or investigations, individually or in the aggregate, would have a Material Adverse Effect on Regent if adversely decided; and (iii) neither Regent, nor any Regent Subsidiary, is subject to any judgment, order, writ, injunction, or decree that would have a Material Adverse Effect on it.

    3.9 ENVIRONMENTAL MATTERS. Except as disclosed in the Regent Disclosure Letter or insofar as inaccuracies in the following statements would not have a Material Adverse Effect on Regent: (i) the properties owned or leased by Regent or any Subsidiary and properties formerly owned or leased by Regent or any Subsidiary for which Regent has liability (the "Regent Properties") are in compliance with all applicable federal, state and local environmental and Hazardous Waste laws and regulations; no enforcement actions are pending or threatened against Regent or any Subsidiary, and no notice of potential liability or any administrative or judicial proceeding (including notices regarding clean up of off-

                                     A-I-19
site third party Hazardous Waste sites) which, in either case, has not been fully and finally resolved, has been received; the Regent Properties contain no underground storage tank the presence or operation of which is a violation of any environmental law; neither Regent nor any Subsidiary has knowledge of any disposal or release of any Hazardous Wastes at, on or under the Regent Properties, in violation of any applicable environmental law; all broadcast facilities operated by Regent or any Subsidiary are, and at all times prior hereto were, in compliance with all enforceable rules and regulations relating to RF radiation produced by a broadcast station; and neither Regent nor any Subsidiary has (A) given any release or waiver of liability relating to any claim based on Hazardous Wastes to any current or prior tenant or owner of any real property owned or leased at any time by either Regent or any Subsidiary or to any party who may be potentially responsible for the presence of Hazardous Wastes on any such real property; or (B) made any promise of indemnification to any party regarding Hazardous Wastes that may be located on any real property owned or leased at any time by either Regent or any Subsidiary. The Regent Disclosure Letter contains a description of environmental indemnities of which, as of the date hereof and the TBA Effective Date, either Regent or any Subsidiary is a beneficiary.

    3.10 FCC AUTHORIZATION; COMPLIANCE WITH LAWS. As of the date hereof, the Regent Disclosure Letter describes for each of the Stations all of the applicable FCC Authorizations. Complete and correct copies of the FCC Authorizations have heretofore been made available to Acquiror. To Regent's knowledge, except as set forth in the Regent Disclosure Letter, the applicable Regent Subsidiary is operating the applicable Station in compliance in all material respects with each FCC Authorization and has fulfilled and performed in all material respects its obligations under each FCC Authorization, no event has occurred and no condition or state of facts exists which constitutes, or after notice or lapse of time or both would constitute, a material breach or default thereof which would have a Material Adverse Effect on Regent, and no notice of cancellation or default concerning any such FCC Authorization, or of any event, condition or state of facts described in the preceding sentence has been received by Regent, or is known to Regent. Regent and all Regent Subsidiaries have complied in all material respects with and are not in any material default under (and have not been charged with or received notice with respect to, nor are threatened with or under investigation with respect to, any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality and no action, suit, proceeding, or investigation has been filed or commenced against Regent or any Regent Subsidiary alleging any failures to comply, which would have a Material Adverse Effect on Regent.

    Except as set forth in the Regent Disclosure Letter, there is no reason related to Regent why the FCC would not approve the transfer of control of Regent to Acquiror or any of its Subsidiaries and the renewal of the FCC Authorizations upon the expiration of the current term of each such FCC Authorization. Except as set forth in the Regent Disclosure Letter, all reports, forms and statements required to be filed by Regent with the FCC with respect to the Stations since the grant of the last renewal of the FCC Authorizations have been timely filed and are complete and accurate, except where the failure to so file or where the failure to be complete and accurate would, individually or in the aggregate, not have a Material Adverse Effect on Regent.

    3.11  EMPLOYEE BENEFIT PLANS.

    A. Except as specified in the Regent Disclosure Letter, neither Regent nor any Subsidiary has an "employee pension benefit plan" as defined in Section 3(2) of ERISA, including any "multiemployer plan" as defined in Section 3(37) of ERISA (such plans so noted shall be referred to as the "Retirement Plans"), "employee welfare benefit plan" as defined in Section 3(1) of ERISA including without limitation post-employment benefit and retiree medical plans, funds and programs ("Benefit Plans") or a "specified fringe benefit plan" as defined in
Section 6039D of the Code ("SFB Plans") (together, the Retirement Plans, Benefit Plans and SFB Plans noted in the Regent Disclosure Letter shall be referred to collectively as the "Plans" and individually as a "Plan"). All Plans (with the exception of any multiemployer plan) are maintained by Regent.

                                     A-I-20

    B. Each Plan is, and has been at all times, operated in material compliance with all statutes, orders or governmental rules or regulations, including but not limited to ERISA and the Code, any and all collective bargaining agreements and other contracts applicable thereto.

    C. Except as specified in the Regent Disclosure Letter, each Retirement Plan and related trust that is intended to be tax-qualified under the Code has received a favorable determination letter from the Internal Revenue Service with respect to the qualification and tax-exempt status of the Retirement Plan and nothing has occurred (or failed to occur) since the receipt of such determination letter to cause a loss of the Retirement Plan's qualification and tax-exempt status.

    D. All material required reports for the Plans (including IRS Form 5500) have been appropriately filed. All material descriptions (including Summary Plan Descriptions and Summary Annual Reports) have been appropriately distributed except where any failure to so distribute would not have a Material Adverse Effect on Regent.

    E. All material notices required by ERISA, the Code or any other state or federal law, ruling or regulation with respect to the Plans have been appropriately filed.

    F. All contributions due to the Plans on or before the Closing Date will be made prior to the Closing Date by Regent and each Subsidiary and except as specified in the Regent Disclosure Letter, no Retirement Plans are currently or shall be unfunded or underfunded as of the Closing Date.

    G. With respect to the Plans, no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) that would result in material liability to Regent have occurred and no reportable events (as defined in Section 4043 of ERISA) have occurred.

    H. No material action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the Plans or the assets thereof (other than routine claims for benefits made in the ordinary course of plan administration) are pending, threatened against or with respect to the Plans, Regent, any Subsidiary or any fiduciaries (as defined in Section 3(21) of ERISA) of the Plans (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under a Plan).

    I. Except as set forth in the Regent Disclosure Letter, neither Regent nor any Subsidiary is required to contribute to any "multiemployer plans" (as defined in Section 3(37) of ERISA) and neither Regent nor any Subsidiary has or will incur any material withdrawal liability with respect to any such plans.

    J. Except as set forth in the Regent Disclosure Letter, neither Regent nor any Subsidiary has any stock purchase plan, stock option plan, phantom stock plan, stock appreciation rights plan, bonus plan or any severance, deferred compensation or retirement plans or similar agreements (whether or not subject to ERISA).

    K. Regent and each Subsidiary has complied with COBRA in all material respects.

    L. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) due and payable relating to the Plans have been paid in full in a timely manner.

    M. There is not, and has not been, an accumulated funding deficiency with respect to the Retirement Plans subject to the minimum funding requirements of
Section 412 of the Code or Section 302 of ERISA that has resulted in any material liability to Regent that has not been satisfied in full.

    N. None of Regent or its Subsidiaries has any post-employment plans required to be reported under FAS 106.

    3.12  LABOR RELATIONS.

    A. To Regent's knowledge, Regent and all Regent Subsidiaries (i) are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and (ii) are not engaged in any unfair labor or unlawful employment practice, which would have a Material Adverse Effect on Regent. Except as set forth in the

                                     A-I-21

Regent Disclosure Letter, there is no (i) unlawful employment practice discrimination charge involving Regent or any Regent Subsidiary pending before the Equal Employment Opportunity Commission ("EEOC"), any EEOC recognized state "referral agency" or any other governmental agency, (ii) unfair labor practice charge or complaint against Regent or any Regent Subsidiary pending before the National Labor Relations Board ("NLRB"), (iii) labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Regent, threatened against or involving or affecting Regent or any Regent Subsidiary, and no NLRB representation question exists respecting any of their employees, or (iv) collective bargaining agreement that is binding on Regent or any Regent Subsidiary.

    B. Except as disclosed in the Regent Disclosure Letter, there is no employment agreement, employee benefit or incentive compensation plan or program or severance policy or program to which Regent or any Subsidiary is a party (i) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) which contains "change in control" provisions pursuant to which the payment, vesting or funding of compensation or benefits is or by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement or the transactions contemplated by this Agreement.

    3.13 REGENT MATERIAL CONTRACTS. Except as set forth in the Regent Disclosure Letter or disclosed in the Regent Financial Statements or any other section or provision hereof, or as may be entered into or incurred in the ordinary course of business or consistent with industry practice, as of the date hereof, neither Regent nor any Regent Subsidiary is a party to any of the following:

         (1) any bonds, debentures, notes, mortgages, indentures, letters of credit, guarantees or similar agreements to which Regent or any Regent Subsidiary is an obligor or by which any of Regent's or Regent's Subsidiaries, properties or assets are bound;

         (2) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 during any twelve-month period;

         (3) any agreement for the purchase or sale of supplies, products, or other personal property, or the furnishing or receipt of services, which involve consideration in excess of $25,000 during any twelve-month period;

         (4) any agreement concerning a partnership or joint venture;

         (5) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Regent;

         (6) any collective bargaining agreement or other agreement with any labor union or labor organization;

         (7) any agreement, contract or commitment containing any covenant materially limiting the freedom of Regent or any Regent Subsidiary to engage in any line of business in any geographic area or to compete with any Person, other than governmental restrictions applicable to the broadcasting industry generally;

         (8) except for employment agreements, any agreement for loans or the provision, purchase or sale of goods, services or property, or other contract or commitment with any director, officer, shareholder or employee of Regent or any Regent Subsidiary involving payments in excess of $25,000;

         (9) any contract or agreement requiring Regent to register its capital stock or securities under Securities Laws;

        (10) any management, consulting, employment, severance or similar agreement requiring the payment of compensation in excess of $150,000 annually, other than agreements with on-air talent;

        (11) any agreement with any national sales representatives; or

                                     A-I-22

        (12) to the extent not already included pursuant to clauses (1) through
    (11) above, any agreement for the purchase or sale of any assets, properties or rights for a price in excess of $100,000 in the aggregate, whether or not in the ordinary course of business, other than sales of broadcast time in the ordinary course of business.

    3.14 GOOD STANDING OF CONTRACTS. The Regent Material Contracts are, to Regent's knowledge, valid, binding and enforceable against each party thereto in accordance with their respective terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Regent has made available to Acquiror true and correct copies of all of the Regent Material Contracts. To the knowledge of Regent, no event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the Regent Material Contracts to which Regent or any Regent Subsidiary is a party, which default or breach is reasonably likely to result in a Material Adverse Effect on Regent; PROVIDED, HOWEVER, that Regent shall make this representation and warranty hereunder only with respect to events or conditions prior to the TBA Effective Date.

    3.15 MAJOR CUSTOMERS. To Regent's knowledge, neither Regent nor any Regent Subsidiary is engaged in any material dispute with any customers whom Regent or any Regent Subsidiary billed on a net cash basis in the aggregate more than $100,000 during the 12-month period ended December 31, 1995, except as may be set forth in the Regent Disclosure Letter; PROVIDED, HOWEVER, that Regent shall make this representation and warranty hereunder only with respect to events or conditions prior to the TBA Effective Date.

    3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth or disclosed in the Regent Disclosure Letter, the Regent Financial Statements or in any section or provision of this Agreement or as otherwise contemplated by this Agreement, since July 1, 1996, to the date of this Agreement, Regent has conducted its business only in the ordinary course, and has not:

        (1) Suffered any casualty loss or destruction which is not covered by insurance, which would have a Material Adverse Effect on Regent;

        (2) Made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Regent or any direct or indirect redemption, purchase or other acquisition of such stock; PROVIDED that Regent may declare and pay dividends on any outstanding Regent Preferred Stock at or prior to the Closing;

        (3) Materially increased the aggregate compensation payable or to become payable to employees of Regent or any Regent Subsidiary or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement other than increases and bonuses in the ordinary course of Regent's business or consistent with industry practice;

        (4) Paid, discharged or satisfied any claim, liability or obligation which had a Material Adverse Effect on Regent;

        (5) Sold, transferred or otherwise disposed of any of its assets which had a Material Adverse Effect on Regent;

        (6) Entered into any commitment or transaction which had a Material Adverse Effect on Regent; or

        (7) Agreed in writing, or otherwise, to take any action described in this Section 3.16.

    3.17 INSURANCE. The Regent Disclosure Letter sets forth as of the date hereof all material insurance policies, including property, casualty, liability and other insurance maintained with respect to the assets or businesses of Regent and the Regent Subsidiaries. To the knowledge of Regent, all such policies and bonds are legal, valid and enforceable and in full force and effect and Regent is not in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) and no event

                                     A-I-23
has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under the policy by the insurer.

    3.18 TAX MATTERS. Each member of the consolidated group of which Regent is a member or has ever been a member (the "Group") has filed or caused to be filed all federal and material state income tax returns required to be filed and in which the filing included or was required to include Regent ("Income Tax Returns"), and all such Income Tax Returns were correct and complete in all material respects. Each member of the Group has filed or caused to be filed all other material tax returns, including franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, and employment, required to be filed in which the filing included or was required to include Regent or any Regent Subsidiary (the "Other Tax Returns") and all such Other Tax Returns are correct and complete in all material respects, except for inaccuracies or omissions which do not and will not have a Material Adverse Effect on Regent. With respect to the Income Tax Returns and the Other Tax Returns, each member of the Group has paid, or made adequate provisions for the payment of, all material taxes, interest payments, penalties and additions shown on such returns to be owed by it. The Income Tax Returns of Regent have not been audited during its existence, and, to the knowledge of Regent, except as set forth in the Regent Disclosure Letter, no audit, examination or investigation is threatened against Regent by any taxing authority. No unpaid tax deficiencies or additional liabilities have been proposed by any governmental representative which have not been resolved as set forth in the Regent Disclosure Letter; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into at the present time by or on behalf of any member of the Group.

    3.19 INFORMATION SUPPLIED FOR REGISTRATION STATEMENT. The information supplied or to be supplied by Regent with respect to Regent, its officers, directors and affiliates specifically to be included in the Registration Statement (the "Regent Information") on Form S-4 relating to the shares of Acquiror Common Stock and the Warrants to be issued in connection with the Merger (the "Registration Statement") will not, at the time it becomes effective and at the Effective Time, as such Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.20 BROKERS' AND FINDERS' FEES. Except as set forth in the Regent Disclosure Letter, neither Regent, any Regent Subsidiary nor any of their respective officers, directors, stockholders or employees, has employed any broker or finder or incurred any liability for fees or commissions payable to any broker or finder in connection with the negotiations relating to or the transactions contemplated by this Agreement.

    3.21 TAKEOVER STATUTES. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under any federal or state or other foreign law, applicable to Regent is applicable to the Merger or the other transactions contemplated hereby.

    3.22 TAX REQUIREMENTS. Regent (a) believes that items C and D in the definition of "Tax Continuity Level" will together exceed 50%, (b) believes that in the absence of a New Merger Event, it will be able to provide the tax representations required by it pursuant to Section 5.14, and (c) has consulted with its tax counsel and received assurance that, based upon the representations to be provided by Regent (substantially in the form of Exhibit D), Acquiror (substantially in the form of Exhibit E), and (to the extent necessary to prevent a New Merger Event) shareholders of Regent (substantially in the form of Exhibit C), such counsel will (in the absence of a New Merger Event) be able to provide on the Closing Date the opinions required by Section 6.3(C).

    3.23 STATIONS TO BE ACQUIRED. The Schedules to the Regent Disclosure Letter marked with a "B" set forth for the stations to be acquired under the purchase and option agreements listed on Schedule 5.3 to the Regent Disclosure Letter (the "To Be Acquired Stations") the disclosure information required pursuant to Sections 3.1, 3.3, 3.4(B) and (C) and 3.6 to 3.18 with respect to Regent's existing Stations. Regent hereby represents and warrants that the representations and warranties set forth in such sections are true and correct or will be true and correct upon the consummation of the purchases contemplated by

                                     A-I-24
such purchase and option agreements. Regent represents that it has made available the written information and documents in its possession in connection with the To Be Acquired Stations and hereby agrees to make available upon request all information and documentation obtained about the To Be Acquired Stations hereafter.

                                   SECTION 4
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

    With and subject to such exceptions as are set forth in a letter delivered by Acquiror to Regent prior to or simultaneously with Acquiror's execution and delivery of this Agreement (the "Acquiror Disclosure Letter"), Acquiror hereby represents and warrants to Regent as follows:

    4.1 CORPORATE STANDING. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquiror and each Acquiror Subsidiary are duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of their properties make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Acquiror. Acquiror has furnished to Regent true and accurate copies of the certificate or articles of incorporation and bylaws of Acquiror, and all amendments thereto, through the date hereof. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon acquiror.

    4.2 POWER AND AUTHORITY OF ACQUIROR; AUTHORIZATION. Acquiror has all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Plan and the consummation of the transactions contemplated by both documents have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror, and constitutes the legal, valid and binding obligation of Acquiror enforceable in accordance with its terms. As of the Closing Date, the Plan will be duly executed and delivered by Acquiror and will constitute the legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

    4.3 ABSENCE OF RESTRICTIONS AND CONFLICT. Subject to Acquiror's receipt of the consents set forth on Schedule 4.3 to the Acquiror Disclosure Letter, the execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the articles or certificate of incorporation or bylaws of Acquiror or any Acquiror Subsidiary, (ii) any judgment, decree or order of any court or Governmental Authority or agency to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror, any Acquiror Subsidiary or any of their respective properties are bound, or (iii) any statute, law, regulation or rule applicable to Acquiror, or any of its Subsidiaries, so as to have, in the case of subsections (ii) through (iii) above, a Material Adverse Effect on Acquiror. Except for compliance with the applicable requirements of the FCC, the HSR Act, the Securities Laws and filing and recordation of the Delaware Certificate of Merger as required by the DGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Acquiror or any Acquiror Subsidiary is required in connection with the execution, delivery or performance of this Agreement by Acquiror or the consummation of the transactions contemplated by this Agreement by Acquiror, the failure to obtain which would have a Material Adverse Effect on Acquiror.

    4.4 CAPITALIZATION OF ACQUIROR. The number of authorized, issued and outstanding shares of capital stock (both common and preferred) of Acquiror and all outstanding subscriptions, options, warrants, calls, convertible debt and other securities and any other rights or agreements to acquire any capital stock or

                                     A-I-25
options, warrants, convertible debt or other securities of Acquiror as of the date hereof are set forth in the Acquiror Disclosure Letter and the rights and benefits with respect thereto are set forth in Acquiror's certificate or articles of incorporation, as amended, and no other documents except those set forth in the Acquiror Disclosure Letter. All of such issued and outstanding shares of capital stock of Acquiror are validly issued, and, except as set out in the Acquiror Disclosure Letter, are fully paid, nonassessable and free of preemptive rights. The shares of Acquiror Common Stock to be issued in connection with the Merger will be validly issued, fully paid, nonassessable and free of preemptive rights.

    4.5 ACQUIROR COMMISSION REPORTS AND FINANCIAL STATEMENTS. Acquiror has heretofore made available to Regent (i) Acquiror's annual report on Form 10-K for the year ended December 31, 1995, including all exhibits thereto and items incorporated therein by reference, (ii) Acquiror's quarterly report on Form 10-Q for the quarter ended June 30, 1996, including all exhibits thereto and items incorporated therein by reference, (iii) the proxy statement relating to Acquiror's most recent annual meeting of stockholders, and (iv) all current reports on Form 8-K filed by Acquiror with the SEC since December 31, 1995, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) in this sentence being referred to herein collectively as the "Acquiror Commission Reports"). Until the Effective Time, Acquiror will promptly make available to Regent all reports that it files with the SEC. As of their respective dates, the Acquiror Commission Reports did not, and all reports filed with the SEC after the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1995, Acquiror has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Laws each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Laws, including, but not limited to, Regulation S-X.

    The consolidated balance sheets of Acquiror and Acquiror Subsidiaries as of December 31, 1994 and December 31, 1995 and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, together with the notes thereto, are included in Acquiror's annual reports on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, respectively, as filed with the SEC, and the unaudited consolidated balance sheets of Acquiror and Acquiror Subsidiaries as of March 31, 1996 and June 30, 1996, and the related unaudited statements of operations, changes in shareholders' equity and cash flows for the periods then ended are included in Acquiror's quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, respectively, as filed with the SEC (together, the "Acquiror Financial Statements"). The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Acquiror and consolidated Acquiror Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are expected to be material, and the absence of footnote disclosure). Acquiror and Acquiror Subsidiaries do not have any material liabilities or material obligations, except those disclosed in the Acquiror Financial Statements, those entered into in the ordinary course of business since June 30, 1996, those disclosed or permitted by other sections or provisions of this Agreement or the Acquiror Disclosure Letter and those incurred in conjunction with the transactions contemplated hereby.

    4.6 INFORMATION SUPPLIED FOR REGISTRATION STATEMENT. The information included or incorporated by reference in the Registration Statement (other than the Regent Information), will not, at the time it becomes effective and at the Effective Time, as such Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form with the applicable Securities Laws.

    4.7 QUALIFICATION. Acquiror has no knowledge of any facts that would, without giving effect to any potential waiver, under present law (including the Communications Act of 1934, as amended) and present

                                     A-I-26
rules, regulations and written policies of the FCC, disqualify or prevent Acquiror from consummating the Merger at Closing, and Acquiror will not take or fail to take any action which Acquiror knows will cause such disqualification or prevention. To the knowledge of Acquiror, there are no pending FCC inquiries, complaints or proceedings which are likely to impair Acquiror's ability to consummate the transactions contemplated by this Agreement with respect to any other radio stations owned or controlled by Acquiror or under common control with Acquiror or otherwise.

    4.8 BROKERS' AND FINDERS' FEES. Except as set forth in Acquiror's Disclosure Letter, neither Acquiror, the Acquiror Subsidiaries nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for fees or commissions payable to any broker or finder in connection with the negotiations relating to or the transactions contemplated by this Agreement.

    4.9 TAX REQUIREMENTS. Acquiror (a) believes that in the absence of a New Merger Event, it will be able to provide the tax representations required by it pursuant to Section 5.14, and (b) has consulted with its tax counsel and received assurance that, based upon the representations to be provided by Regent (substantially in the form of Exhibit D), Acquiror (substantially in the form of Exhibit E), and (to the extent necessary to prevent a New Merger Event) shareholders of Regent (substantially in the form of Exhibit C), such counsel will (in the absence of a New Merger Event) be able to provide on the Closing Date the opinions required by Section 6.2(F).

                                   SECTION 5
                                   COVENANTS

    5.1 COOPERATION. Each of Acquiror and Regent shall proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms provided herein and in the Plan. Each of Acquiror and Regent shall use all commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and the Plan and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement and the Plan. Notwithstanding any provision of this Agreement to the contrary, each of Regent and Acquiror shall obtain all consents required by contracts with third parties, as disclosed in the Regent Disclosure Letter or the Acquiror Disclosure Letter, respectively, prior to the TBA Effective Date except in the case of Regent, as specified in Section 5.21, and except for the consents listed in items 1 and 2 on Schedule 3.3A of the Regent Disclosure Letter, which consents must be obtained on or prior to the date hereof. Regent and Acquiror shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Section 6 not being satisfied.

    5.2  FCC CONSENT AND HSR FILING.

    A. Acquiror and Regent shall each cooperate and use their respective best efforts to prepare and file with the FCC or cause to be prepared and filed with the FCC, within five business days after execution of this Agreement, all requisite applications, together with related information, data and exhibits, necessary to request issuance of an order by the FCC granting said application (the "Application"). Each party to this Agreement will bear responsibility for the preparation of its respective portion of the Application. The parties agree to prosecute the Application and file any amendments or additional information requested by the FCC in good faith and with due diligence.

                                     A-I-27

    B. Regent and Acquiror shall each make the necessary filings under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement within ten business days of the date hereof and shall supply, as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

    C. In the event that after the date hereof the Acquiror shall acquire an interest in a radio station or other media property (or enter into a time brokerage or joint sales agreement or similar arrangement with respect to a radio station or other media property) ("Acquisition Event") which operates in the same market or has a relevant signal contour overlap with radio stations or other media properties in (i) Kansas City, MO; (ii) Charleston, SC; (iii) Las Vegas, NV; (iv) Louisville, KY; and (v) Salt Lake City, UT; and such Acquisition Event has the effect (whether direct or indirect, intended or unintended) of materially impairing the likelihood that the conditions specified in Sections 6.1(A) and (B) and 6.2(C) will be satisfied, Acquiror shall take such actions as shall be necessary to remove any such impediment, including any divestiture or other arrangement that may be necessary in connection therewith.

    D. The filing fees payable in connection with the foregoing filings shall be paid one-half by Acquiror and one-half by Regent.

    5.3 CONDUCT OF BUSINESS BY REGENT. From the date hereof to the Effective Time, Regent will, subject to the provisions of the TBA and except (i) for actions or inactions taken by Regent which are reasonably contemplated by the TBA, (ii) as required in connection with the Merger and the other transactions contemplated by this Agreement, (iii) as otherwise disclosed in the Regent Disclosure Letter or under the provisions of this Agreement or consented to in writing by Acquiror and (iv) as permitted under this Agreement, including under
Section 5.22:

        A. Carry on its business in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business, make material changes to the operation of its business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 5.3;

        B. Neither change nor amend (or propose to amend) its certificate of incorporation or bylaws, without the prior written consent of Acquiror;

        C. Except in connection with the KWNR Purchase or any stock dividend made pursuant to paragraph D below, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Regent or rights or obligations convertible into or exchangeable for any shares of the capital stock of Regent and, except as contemplated by Section 2.9, not alter the terms of any presently outstanding Options or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Regent;

        D. Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Regent and not, directly or indirectly, redeem, purchase or otherwise acquire any shares of the capital stock or other securities of Regent or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Regent or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing, provided that Regent may either (i) declare and pay cash dividends, including accrued dividends, on any outstanding Regent Preferred Stock at or prior to the Closing in accordance with the certificate of designation for such preferred stock or (ii) in lieu thereof, declare and pay dividends on such preferred stock in additional shares of capital stock of Regent (and make the appropriate amendments to Regent's Preferred Stock certificate of designations and charter documents to allow such a stock dividend);

        E. Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity except pursuant to the purchase, sale and option agreements set forth on Schedule 5.3A to the Regent Disclosure Letter;

                                     A-I-28

        F. Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Regent, to keep the officers and employees of Regent available to Acquiror and to preserve the relationships of Regent, with customers, suppliers and others having business relations with Regent;

        G. Except in connection with its rights and obligations under the purchase, sale and option agreements set forth on Schedule 5.3A to the Regent Disclosure Letter, not (i) create, incur or assume any long term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $50,000 and $250,000 in the aggregate), except for (x) drawdowns up to the maximum availability under the revolving credit facility under the Credit Agreement consistent with past practices and (y) borrowings under the BFI Credit Line, (ii) except in the ordinary course of business consistent with past practices under existing lines of credit, create, incur or assume any short-term debt for borrowed money,
    (iii) pay or retire any long term debt other than (x) for scheduled, amortized debt repayments, (y) payments of interest on any indebtedness whenever it is due and (z) with the proceeds of the sales of Stations listed on Exhibit K or the exercise of the Options, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with industry practice, (v) make any loans or advances to any other Person, except in the ordinary course of business and consistent with industry practice, (vi) make any capital contributions to, or investments in, any Person other than a Regent Subsidiary, except in the ordinary course of business and consistent with industry practices with respect to investments, or (vii) make any capital expenditure involving in excess of $250,000 in the case of any single expenditure or $250,000 in the case of all capital expenditures; PROVIDED, HOWEVER, that notwithstanding the foregoing, between the Determination Date and the Closing Date Regent shall not incur any additional Regent Liabilities (including long term or short term debt) other than the payment of accrued dividends on Regent Preferred Stock and the payment of Regent Expenses, in each case to the extent included in the calculation of Regent Liabilities on the Determination Date without the prior consent of Acquiror;

        H. Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors of Regent and its Subsidiaries nor grant any increase in the compensation of officers, directors or employees of Regent and its Subsidiaries, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment other than increases in the ordinary course of business consistent with past practices and consistent with industry practices; PROVIDED, HOWEVER, that Regent shall be permitted hereunder to (i) hire new employees for the Stations in the ordinary course of business except that (x) the hiring of any employee with an aggregate annual compensation in excess of $50,000 shall require the prior approval of Acquiror and (y) the annual aggregate compensation for all such new employees shall not exceed $200,000 and (ii) grant increases in the annual compensation of employees at not more than four percent, the effect of which would not materially increase the aggregate compensation payable or to become payable to employees of Regent or Regent Subsidiaries;

        I. Perform in all material respects all of its obligations under all Regent Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Regent Material Contract other than contracts to provide services entered into in the ordinary course of business consistent with past practices;

        J. Use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Regent;

        K. Use its reasonable efforts to continue to collect its accounts receivable in the ordinary course of business and consistent with past practices;

        L. Not adopt any new employee benefit plan or make any change in or to any existing Plans other than any such change that is permitted under this Agreement, required by law, in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such plan, or would not

                                     A-I-29
    materially increase, in the aggregate, the employee benefit plan liabilities of Regent and the Subsidiaries, taken as a whole;

        M. Not sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or acquire any business or assets except in connection with the purchase, sale and option agreements set forth on
    Schedule 5.3A to the Regent Disclosure Letter or in the ordinary course of business (any sale, lease or other disposition for an amount exceeding $50,000 individually or $250,000 in the aggregate shall be deemed not in the ordinary course of business);

        N. Not mortgage or otherwise encumber or subject to any Lien any material amount of properties or assets owned by Regent or any of the Subsidiaries as of the date of this Agreement except for such of the foregoing as are in the normal course of business;

        O. Not make any material change to its accounting (including tax accounting) methods or principles, except as may be required by GAAP or the Internal Revenue Service;

        P. Not make any material tax election or settle or compromise any material tax liability for an amount greater than reflected on Regent's Financial Statements;

        Q. Except as to liabilities accrued on the books of Regent as of the date of this Agreement, not pay or agree to pay in settlement or compromise of any suits or claims of liability against Regent, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims;

        R. Not enter into any agreement providing the acceleration or payment or performance or other consequence as a result of a change in control of Regent;

        S. Except in connection with the purchase, sale and option agreements set forth on Schedule 5.3A to the Regent Disclosure Letter, not purchase any radio stations, enter into any local marketing arrangements, joint sales agreement or similar agreements; or

        T.  Commit to any of the foregoing.

    Notwithstanding any provision of this Section 5.3, (i) nothing in this
Section 5.3 shall prohibit Regent from paying any Regent Expenses and incurring indebtedness in connection therewith and (ii) no breach of this Section 5.3 shall arise as a result of any action or inaction of Citicasters (or any successor) as the broker of the Stations under the TBA.

    5.4  INSPECTION AND ACCESS TO INFORMATION.

    A. Between the date of this Agreement and the Effective Time, each party hereto will provide each other party and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time reasonably request.

    B. All non-public information obtained by Acquiror or Regent or any of their representatives pursuant to this Agreement (including in connection with any environmental assessments conducted pursuant to Section 5.14) or in connection with the matters contemplated hereby concerning the business, operations or affairs of the other will be kept confidential and will not be used for any purpose other than the consummation of the transactions contemplated hereby, or be disclosed to any other Person, except for such disclosure to its employees, agents and representatives who have a need to know the same and who have been advised of the confidential nature of such information and who agree to abide by the terms hereof and except for such disclosure as may be required by applicable law, court order or governmental agency request. In the event this Agreement is terminated in accordance with its terms, any non-public information furnished by any party to any other party hereto will be promptly returned upon the written request of the party seeking such return.

                                     A-I-30

    5.5  REGISTRATION STATEMENT.

    A. Acquiror shall prepare and file with the SEC as soon as is reasonably practicable the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Regent shall cooperate with Acquiror to make such filing. Acquiror also shall take any action required to be taken under state blue sky or securities laws in connection with the issuance of the Acquiror Common Stock in connection with the Merger. Acquiror and Regent will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Registration Statement, the Stock Market Additional Shares Notification, filings under applicable blue sky laws, and any other statement or application made by or on behalf of Acquiror or Regent to any governmental body in connection with the Merger and the other transactions contemplated by this Agreement.

    5.6 REGENT STOCKHOLDER MATTERS. Regent, through its Board of Directors, shall recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement. Simultaneously with the execution of the Agreement, Regent shall deliver to Acquiror irrevocable written consents from the holders of at least a majority of the shares of Regent Stock outstanding and entitled to consent to the approval and adoption of the Agreement and consummation of the Merger and other transactions contemplated hereby substantially in the form of Exhibit F, and Regent shall take all actions (including obtaining new consents if necessary) prior to the Closing Date necessary to keep such consents in full force and effect under the DGCL. As promptly as practicable after the date of this Agreement and in any event within any time period specified by the DGCL, Regent shall send any notice or other documents required by the DGCL with respect to the Merger to any holder of Regent Stock that has not already received such notice or other documents.

    5.7 STOCK MARKET ADDITIONAL SHARES NOTIFICATION. Acquiror will file an additional shares notification with NASDAQ to approve for quotation on NASDAQ the shares of Acquiror Common Stock to be issued in connection with the Merger and upon exercise of the Warrants (the "Stock Market Additional Shares Notification") and the Warrants. Acquiror shall exercise reasonable good faith efforts to cause such shares of Acquiror Common Stock and Warrants to be approved for quotation on NASDAQ prior to the Effective Time.

    5.8 REGENT AFFILIATES. Regent shall deliver to Acquiror a letter identifying all Persons who are, at the time the Merger is submitted to the stockholders of Regent for approval, "affiliates" of Regent for purposes of Rule 145 under the Securities Act (the "Regent Affiliates") . Regent shall cause each Person who is identified as a Regent Affiliate in such letter to deliver to Acquiror on or prior to the Effective Time a written agreement substantially in the form attached hereto as Exhibit G. Acquiror shall be entitled to place legends on any certificates of Acquiror Common Stock issued to such Regent Affiliates to restrict transfer of such shares as set forth above; PROVIDED, HOWEVER, such legends shall be removed at the request of a Regent Affiliate not earlier than two years after the Closing Date.

    5.9 PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Acquiror or Regent is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of NASDAQ and then only after making a reasonable attempt to comply with the provisions of this Section 5.9).

    5.10 FINANCIAL STATEMENTS AND SEC REPORTS. Prior to the Effective Time, each party hereto shall deliver to the other, as soon as available but in no event later than forty-five days after the end of each fiscal quarter, a consolidated balance sheet as of the last day of such fiscal period and the consolidated statements of income, stockholder's equity and cash flows of such party and its subsidiaries for the fiscal period then ended prepared in accordance with generally accepted accounting principles with such exceptions as are noted on such financial statements, and in the case of Acquiror, the requirements of Form 10-Q (or Form 10-K as the case may be) under the Exchange Act. Prior to the Effective Time, Acquiror shall deliver to Regent as soon as available all forms, reports and other documents filed by

                                     A-I-31

Acquiror with the SEC. Prior to the Effective Time, Regent also shall deliver to Acquiror, as soon as available but in no event later than thirty days after the end of each month, an unaudited balance sheet as of the last day of such month and the related statements of income of Regent for the year-to-date period then ended.

    5.11 RULE 144 INFORMATION. Acquiror (or any successor thereto) shall comply with the public information requirements set forth in Rule 144(c) under the Securities Act for a period of three (3) years following the Closing Date or such shorter period as may be necessary until all shares of Acquiror Common Stock issued to affiliates of Regent have become freely transferable or are no longer held by such affiliates.

    5.12  INDEMNIFICATION.

    A. For not less than six years following the Effective Time, Acquiror shall indemnify and hold harmless each present and former employee, agent, director or officer of Regent and the Regent Subsidiaries ("Indemnified Parties") from and against any and all claims, actions, suits, proceedings or investigations (as used in this Section A "Claim" or "Claims") arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, Regent, Regent Subsidiaries or their affiliates, and shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law; PROVIDED, HOWEVER, that if any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of such Claims shall continue until the final disposition of any and all such Claims.

    B. Acquiror shall cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation, as amended, and bylaws providing for exculpation of director and officer liability and its indemnification of or advancement of expenses to the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the Indemnified Parties' right of indemnification or advancement of expenses.

    C. If, after the Effective Time, Acquiror or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its property and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Acquiror assume all of the obligations set forth in this Section 5.12. The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by each Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer, director, employee or agent of Regent or any Regent Subsidiary (and their heirs and representatives).

    5.13  EMPLOYEE BENEFITS.

    A. Acquiror shall cause the Surviving Corporation, each Regent Subsidiary and each successor thereto (if any) to provide the same compensation and benefit arrangements, plans and programs to current, former and retired salaried employees of Regent, each Regent Subsidiary and their respective predecessors as those provided by Acquiror to Acquiror's similarly situated current, former and retired salaried employees; PROVIDED, HOWEVER, that nothing in this Agreement shall preclude or restrict the Surviving Corporation from terminating the employment of any employee.

    B. Acquiror shall cause any salaried employee of Regent or any Regent Subsidiary that becomes a participant in any employee benefit plan, practice or policy of Acquiror, any of its affiliates, the Surviving Corporation or any of their respective successors, to be given credit under such plan, practice or policy for all service prior to the Effective Time with Regent and Regent's Subsidiaries, or any predecessor employer, for all purposes (including eligibility, vesting and determination of benefits) for which such service is either taken into account or recognized.

    C. Following the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, honor the terms of all consulting, employment and similar agreements set forth in the Regent Disclosure Letter that were in effect immediately prior to the date hereof.

                                     A-I-32

    D. At least 30 days prior to the Effective Time, the board of directors of Regent shall have adopted a resolution ceasing further contributions and benefit accruals under each tax-qualified retirement plan providing for contributions described in Section 401(k) of the Code sponsored or maintained by Regent or any Subsidiary (collectively, the "401(k) Plans") and terminating the 401(k) Plans effective as of a date prior to the Effective Time. Such resolution shall (i) be expressly contingent upon the ability to distribute benefits in accordance with
Section 401(k) of the Code, and (ii) require that prior to the Effective Time, the termination of each of the 401(k) Plans shall be submitted to the Internal Revenue Service for a determination letter and shall provide for the distribution of benefits to participants as soon as administratively feasible after the receipt of a favorable determination letter. Regent shall provide Acquiror's counsel with a copy of the board resolution and shall also provide Acquiror's counsel with copies of the applications for such determination letters for its review at least 5 days prior to the date such applications are to be filed with the Internal Revenue Service. Individuals who receive an "eligible rollover distribution," as defined in Section 401(a)(31) of the Code, from any of the 401(k) Plans shall be permitted to rollover all or any part of that distribution to the Jacor Communications, Inc. Retirement Plan.

    5.14 TAX TREATMENT. In order to permit tax counsel to Acquiror and Regent to provide the opinions required by Sections 6.2(F) and 6.3(C), (a) Regent and Acquiror shall provide representations to each such counsel substantially in the form of Exhibits D and E, respectively, and (b) Regent shall use its best efforts to cause a sufficient number of its shareholders to provide representations to such tax counsel, substantially in the form of Exhibit C, to the extent necessary to prevent a New Merger Event (and, to the extent feasible, to cause the Tax Continuity Level to equal or exceed 50%). Neither Acquiror nor Regent shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code or cause such representations to be false.

    5.15 ENVIRONMENTAL INSPECTION. Subject to Section 5.4, within twenty-one calendar days of the date of this Agreement, Acquiror shall have the right, at their own expense and risk, to commence a Phase I environmental assessment of the properties of Regent and Regent Subsidiaries to verify the accuracy of Regent's representations and warranties in Section 3.9. The Phase I environmental assessment consultant must be reasonably acceptable to Regent (and shall be deemed reasonably acceptable to Regent if Regent makes no objection within three calendar days of receiving notice of who such consultant shall be), and all Phase I environmental assessments must be completed within sixty days from the date of this Agreement. In the event that any Phase I environmental assessment shows reasonable cause to conduct a Phase II environmental assessment, Acquiror shall have the right to cause such environmental assessment at its own expense and risk; PROVIDED, HOWEVER, that (i) any such Phase II environmental assessment shall be commenced as promptly as practicable after the completion of the related Phase I environmental assessments and, in any event, shall be completed within 120 calendar days of the date of this Agreement, (ii) the scope of such assessment shall be subject to the reasonable and prompt approval of Regent and (iii) such assessment shall be subject to Section 5.4(B). Regent shall be given access to all information obtained by Acquiror through such assessments.

    5.16  ESCROW AGREEMENT; REGISTRATION RIGHTS AGREEMENT.

    A. Simultaneously with the execution and delivery of this Agreement, Regent and Acquiror shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit H (the "Escrow Agreement"). Pursuant to the Escrow Agreement, Acquiror will deliver or cause to be delivered to Escrow Agent, as defined in the Escrow Agreement, an irrevocable letter of credit in the amount of $10 million issued by an issuer reasonably acceptable to Regent (the "Letter of Credit") or $10 million cash. The Letter of Credit or cash shall be held, drawn on and paid only as provided in Section 8.1(B) of this Agreement and in the Escrow Agreement.

    B. Simultaneously with the execution and delivery of this Agreement, a Registration Rights Agreement substantially in the form of Exhibit I (the "Registration Rights Agreement"), shall be executed by Acquiror. Acquiror shall, as promptly as practicable after the date hereof, perform its obligations under such Registration Rights Agreement. As promptly as practicable after the date hereof, Regent shall cause the Regent Affiliates to execute such Registration Rights Agreement.

                                     A-I-33

    5.17 NOTIFICATION. Each of Regent and Acquiror shall, after obtaining knowledge of the occurrence, non-occurrence or threatened occurrence or non-occurrence of any fact or event that would cause or constitute a material breach or failure of any of the representations and warranties, covenants or conditions set forth herein, or that would constitute or result in a Material Adverse Effect to such party, notify the other parties in writing thereof with reasonable promptness.

    5.18 REGENT ACCOUNTANT'S LETTER. Regent shall use its reasonable best efforts to cause to be delivered to Acquiror a letter of Coopers & Lybrand, L.L.P., Regent's independent auditors, dated the date on which the Registration Statement becomes effective and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    5.19 ACQUIROR ACCOUNTANT'S LETTER. Acquiror shall use its reasonable best efforts to cause to be delivered to Regent a letter of Coopers & Lybrand, L.L.P., Acquiror's independent auditors, dated the date on which the Registration Statement becomes effective and addressed to Regent, in form and substance reasonably satisfactory to Regent for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    5.20 PURCHASE, SALE AND OPTION AGREEMENTS. Regent shall not terminate any of the purchase, sale or option contracts set forth on Schedule 5.3A to the Regent Disclosure Letter without the prior written consent of Acquiror and shall exercise the options under the option contracts set forth on Schedule 5.3A to the Regent Disclosure Letter prior to the Closing Date.

    5.21  TIME BROKERAGE AGREEMENT.

    A. Simultaneously with the execution hereof, Citicasters Co., a wholly owned subsidiary of Acquiror ("Citicasters"), Regent and the Regent Subsidiaries shall enter into a Time Brokerage Agreement in the form of Exhibit J hereto (the "TBA") pursuant to which Regent or its Subsidiaries shall broadcast programming supplied by Citicasters over the broadcasting transmission facilities of the Stations and Citicasters shall make certain payments to Regent during the period and in accordance with the terms and conditions set forth therein; PROVIDED, HOWEVER, that the terms of the TBA, except for Attachment C thereto, shall not be applicable to any Station listed on Exhibit K (the "TBA Stations"). As promptly as practicable after the date hereof, Regent shall obtain consents to assign the existing time brokerage agreements and joint sales agreements for the TBA Stations and once obtained, Regent or the Regent Subsidiary shall, on or after the TBA Effective Date, assign to Citicasters, and Citicasters shall assume, such time brokerage agreements. Regent knows of no reason why it will be unable to obtain such consents. In the event that Regent is unable to obtain such consents to the TBA with respect to any Station, Regent hereby agrees to enter into an equitable assignment to Acquiror of the rights, benefits and obligations of brokering such TBA Station in a form and manner as shall be mutually agreed upon. The term of the TBA shall commence within 3 business days of the expiration or earlier termination of the waiting period under the HSR Act.

    B. Regent shall, and Jacor shall cause Citicasters Co. to, perform their respective obligations under the TBA.

    C. Simultaneously with the execution hereof, Citicasters and SRLV shall enter into a Time Brokerage Agreement in the form of Exhibit N hereto pursuant to which SRLV shall broadcast programming supplied by Citicasters over the broadcasting transmission facilities of KWNR and Citicasters shall make certain payments to SRLV during the period and in accordance with the terms and conditions set forth therein.

    5.22  [Intentionally Left Blank]

    5.23 FM TRANSLATOR STATIONS. At or prior to the Effective Time of the Merger, Regent shall use commercially reasonable efforts to seek the transfer or assignment by Apollo Radio of Salt Lake City of the FCC licenses of FM translator stations K257AA, K285AB, K221AC and K288AA to a third party acceptable to Acquiror, in Acquiror's sole discretion, and qualified under the applicable FCC rules and regulations.

                                     A-I-34

    5.24 BFI CREDIT LINE. Acquiror shall cause Broadcast Finance, Inc., an Ohio corporation ("BFI"), to extend to Regent a line of credit substantially in the form of Exhibit L (the "BFI Credit Line") in the amount of $2,000,000, for the purpose of providing to Regent sufficient funds to enable Regent to remain in compliance with the three financial covenants (the "Financial Covenants") set forth in Section 7.6 of the Credit Agreement, as such Financial Covenants are in effect on the date of this Agreement. Regent shall (i) have the right to borrow funds under the BFI Credit Line at any time it is not in compliance with any Financial Covenant and (ii) have the obligation to use such borrowings only for the purpose of making payments on its "obligations" (as defined in the "Credit Agreement") under the Credit Agreement.

    The BFI Credit Line shall be evidenced by the promissory note attached hereto as Exhibit O (the "BFI Note"), and shall be governed by the terms thereof. In connection with the BFI Credit Line, Regent shall pay the fees set forth in the BFI Note.

    The BFI Note shall be guaranteed by all present and future subsidiaries of Regent and shall be secured by Liens (as that term is defined in the Credit Agreement) ("Liens") in all collateral now or hereafter securing the "Obligations" (as defined in the Credit Agreement) (the "Senior Credit Obligations"), pursuant to security agreements, mortgages, deeds of trust and other collateral documents comparable to those securing the Credit Obligations, all as more fully set forth in the BFI Note. The BFI note shall be subordinated to the Senior Credit Obligations as set forth in the BFI Note and the subordination document referenced therein.

                                   SECTION 6
                                   CONDITIONS

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

        A. INJUNCTION. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced and be continuing by any Federal or state governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice directed to either Regent or Acquiror shall have been received from any such Federal or state agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that (i) each of Regent and Acquiror shall have used all its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered and (ii) Acquiror shall be in compliance with Section 5.2.

        B. HSR ACT. The applicable waiting periods shall have expired or been terminated under the HSR Act.

        C. REGENT STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote or consent of the holders of a majority of the outstanding shares of Regent's stockholders in accordance with applicable law and Regent's Certificate of Incorporation, which vote or consent shall remain in full force and effect as of the Effective Time.

    6.2 CONDITIONS TO ACQUIROR'S OBLIGATIONS. The obligation of Acquiror to consummate on the Closing Date the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived in writing by Acquiror:

        A. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Regent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such date, (ii) to the extent that the

                                     A-I-35
    aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on Regent when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times, (iii) to the extent that such representations and warranties are not true and correct by reason of any action or inaction by Citicasters (or any successor) as the broker of the Stations pursuant to the TBA and (iv) after the TBA Effective Date, the failure by Regent to comply with any of its financial covenants under the Credit Agreement due to insufficient Broadcast Cash Flow (as defined in the TBA) shall not constitute a breach of any representation or warranty hereunder.

        B. PERFORMANCE OF THIS AGREEMENT. Except for actions or inactions by Regent reasonably contemplated by the TBA, each of the agreements and covenants of Regent to be performed and complied with by Regent pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any nonperformance or noncompliance by Regent (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on Regent when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by Regent; PROVIDED, HOWEVER, that after the TBA Effective Date, the failure by Regent to comply with any of its financial covenants under the Credit Agreement due to insufficient Broadcast Cash Flow (as defined in the TBA) shall not constitute a failure to perform or comply with its obligations hereunder.

        C. CONSENTS. All consents of the FCC to the transactions contemplated by this Agreement shall have been obtained, are in effect and have become Final Orders; PROVIDED that (i) Acquiror shall have performed their obligations under Sections 5.1 and 5.2 and (ii) fifteen calendar days prior to the first anniversary of the date hereof, Acquiror shall waive its right to Final Orders in the event that initial FCC consents shall have been received and the reason that Final Orders have not been issued is attributable solely to Acquiror.

        D. DELIVERY OF CERTIFICATES. Regent shall have delivered to Acquiror a certificate dated the Closing Date and signed by the chief executive officer and the chief financial officer of Regent certifying as to the matters set forth in Sections 6.2(A) and 6.2(B).

        E. DISSENTING SHARES. Not more than 10% of the outstanding shares of Regent Stock shall constitute Dissenting Shares.

        F. TAX OPINION. Acquiror shall have received a written opinion of Acquiror's tax counsel concerning certain federal tax consequences of the Merger, substantially in the form attached hereto as Exhibit M; PROVIDED, HOWEVER, that if a New Merger Event has occurred, such tax opinion shall no longer be required.

        G. CLOSING OF KWNR PURCHASE. Concurrently with the Effective Time of the Merger, the closing of the KWNR Purchase shall have occurred on the terms set forth in Plan and Agreement of Reorganization dated July 19, 1996, among Regent, Southwest Radio Las Vegas, Inc. and Southwest Florida Enterprises, Inc., as amended by that letter agreement between such parties and Jacor dated October 8, 1996 or as such terms may be amended or waived with the prior written approval of Acquiror.

    6.3 CONDITIONS TO REGENT'S OBLIGATION. The obligation of Regent to consummate, on the Closing Date, the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived, in writing, by Regent:

        A. REGISTRATION STATEMENT. The Registration Statement and the shelf registration contemplated by the Registration Rights Agreement (which may form part of the Registration Statement) shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC

                                     A-I-36
    pursuant to the applicable Securities Laws and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. All applicable state securities laws shall have been complied with in connection with the issuance of Acquiror Common Stock and the Warrants to be issued in connection with the Merger, and no stop order suspending the effectiveness of any qualification or registration of such Acquiror Common Stock or Warrants under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

        B. NASDAQ LISTING. The shares of Acquiror Common Stock and the Warrants issuable to Regent's stockholders pursuant to this Agreement and the shares of Acquiror Common Stock issuable upon exercise of the Warrants shall have been approved for quotation on NASDAQ, subject to notice of issuance.

        C. TAX OPINION. Regent shall have received a written opinion of Regent's tax counsel concerning certain federal income tax consequences of the Merger, substantially in the form attached hereto as Exhibit M; PROVIDED, HOWEVER, that if a New Merger Event has occurred, such tax opinion shall no longer be required.

        D. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (i) except for any such representations and warranties made as of specified date, which shall be true and correct in all respects as of such date and (ii) to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on Acquiror when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times.

        E. PERFORMANCE OF THIS AGREEMENT. Each of the agreements and covenants of Acquiror to be performed and complied with by Acquiror pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any nonperformance or noncompliance by Acquiror (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on Acquiror when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by Acquiror.

        F. CONSENTS. All consents of the FCC to the transactions contemplated by this Agreement shall have been obtained, are in effect and have become Final Orders; PROVIDED that (i) Regent shall have performed its obligations under Sections 5.1 and 5.2 and (ii) fifteen calendar days prior to the first anniversary of the date hereof, Regent shall waive its right to Final Orders in the event that initial FCC consents shall have been received and the reason that Final Orders have not been issued is attributable solely to Regent.

        G. DELIVERY OF CERTIFICATE. Acquiror shall have delivered to Regent a certificate dated as of the Closing Date and signed by the chief executive officer and chief financial officer of Acquiror certifying as to the matters set forth in Sections 6.3(D) and 6.3(E).

        H. REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement executed by Acquiror on the date hereof shall be in full force and effect and all the parties thereto shall have complied with the terms thereof.

        I. REGENT EXPENSES. All the Regent Expenses set forth on the Transaction Expense Schedule shall have been paid.

                                     A-I-37

                                   SECTION 7
                 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

    All representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Effective Time.

                                   SECTION 8
                                  TERMINATION

    8.1  TERMINATION.

    A. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

        (1) by the mutual written consent of Acquiror and Regent;

        (2) by Acquiror or Regent if the Closing shall not have occurred on or before the first anniversary of the date hereof unless such failure to close shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

        (3) by Acquiror or Regent if the Application is rejected and not appealed within the applicable time period or all appeals therefrom have been unsuccessfully exhausted, upon fifteen days written notice to the other, PROVIDED that the party seeking to terminate has prosecuted the Application diligently and in good faith and has satisfied any and all requests by the FCC for additional information with respect to the Application;

        (4) by Acquiror, if Regent breaches any of the representations or warranties of Regent set out in Section 3 of this Agreement which breach has a Material Adverse Effect on Regent and shall not have been cured within thirty days after written notice thereof from Acquiror to Regent, in which case Acquiror shall have only the remedy set forth in Section 8.1(B) hereof;

        (5) by Acquiror, if Regent breaches any of its covenants contained in this Agreement, which breach has a Material Adverse Effect on Regent and shall not have been cured within thirty days after written notice thereof from Acquiror to Regent;

        (6) by Regent, if Acquiror breaches any representation, warranty or covenant of Acquiror contained in this Agreement which breach has a Material Adverse Effect on Acquiror and shall not have been cured within thirty days after written notice thereof from Regent to Acquiror, in which case Regent shall have the remedy set forth in Section 8.1(B) hereof.

    B. Except as otherwise expressly provided herein, no termination of this Agreement on the grounds of a material breach of any covenant contained herein shall relieve the breaching party from any liability for such breach of any covenant or agreement contained herein giving rise to such termination. As a material inducement for Regent to enter into this Agreement, Acquiror and Regent agrees (i) that in the event Acquiror is entitled to terminate this Agreement pursuant to Section 8.1(A) (4) hereof, Acquiror's sole and exclusive remedies, if any, shall be (x) to terminate this Agreement or (y) specific performance pursuant to Section 8.1(c) and, in any event, Acquiror hereby waives any right to sue or otherwise recover damages from Regent except to the extent such termination results from Regent's wilful and material breach of any of its representations and warranties and (ii) in the event that (x) the Acquiror fails to close the transaction contemplated by this Agreement and the conditions to Acquiror's obligations to close provided in Sections 6.1 and 6.2 are satisfied or (y) Regent is entitled to terminate this Agreement pursuant to Section 8.1(A)(6) hereof, Regent shall be entitled to be paid a termination fee in the amount of $10 million by drawing on the Letter of Credit pursuant to the terms of the Escrow Agreement or shall be entitled to specific performance pursuant to
Section 8.1(C), and in any event, Regent may sue or

                                     A-I-38
recover other damages if such termination results from Acquiror's willful and material breach of any of its representations and warranties.

    C. ENFORCEMENT. Regent and Acquiror agree that irreparable damage would occur and that neither Regent nor Acquiror would have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. If any action is brought by either party to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                                   SECTION 9
                                 MISCELLANEOUS

    9.1  CONFIDENTIALITY.

    A. PRIOR TO CLOSING. Unless and until the Closing has occurred, and except as may be otherwise required by applicable law, each party hereto shall, and shall cause its employees, agents, and representatives to, maintain in confidence and not otherwise use information, documents, data furnished to it, or to any Person on its behalf, by any other party in connection herewith.

    B. FAILURE TO CLOSE. If the Closing does not occur on the Closing Date, each of Acquiror and Regent shall return all written information, documents, and data furnished to the other party or to any Person on its behalf and all copies thereof. Notwithstanding anything else in this Agreement to the contrary, if the transactions contemplated by this Agreement are not closed, the agreement of each party to maintain in confidence all information received by it and not to use such information in competition with the other shall continue in perpetuity and none of such information shall be used by any party, its employees, agents, or representatives or affiliates thereof in the business operations of any such Person, except to the extent that such information was: (i) possessed by such party prior to the disclosure thereof by the other party; (ii) disclosed to such party by an independent third party without a violation of any obligation of confidentiality on the part of such third party; or (iii) ascertainable from public or published information or trade sources.

    9.2 NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight reputable courier service, or delivered personally or via facsimile with copy sent by mail as provided above:

If to Regent, to:                      Copy to:

Regent Communications, Inc.            Wyatt, Tarrant & Combs
50 E. RiverCenter Boulevard            2800 Citizens Plaza
Suite 180                              Louisville, Kentucky 40202
Covington, Kentucky 41011              Attn: Stewart E. Conner, Esq.
Facsimile No.: (606) 292-0352          Facsimile No.: (502) 589-0309

                                       and

                                       Cravath, Swaine & Moore
                                       825 Eighth Avenue
                                       New York, NY 10019
                                       Attn: William P. Rogers, Jr.
                                       Facsimile No.: (212) 474-3700

                                     A-I-39

If to Acquiror, to:                    Copy to:

Jacor Communications, Inc.             Graydon, Head & Ritchey
1300 PNC Center                        1900 Fifth Third Center
201 East Fifth Street                  P.O. Box 6464
Cincinnati, Ohio 45202                 Attn: John J. Kropp, Esq.
                                       Facsimile No.: (513) 651-3836

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with its situation shall be deemed given three days after being mailed, and notices sent by overnight courier service shall be deemed given one day after placed in the hands of a representative of such service and notice given by facsimile shall be deemed given on the date of transmission subject to sender's receipt of a confirmation copy.

    9.3 THIRD PARTY RIGHTS. Except as contemplated by Sections 9.4 and 5.13, it is the intention of the parties that nothing in this Agreement shall be deemed to create any right with respect to any Person not a party to this Agreement.

    9.4 PARTIES IN INTEREST; ASSIGNMENT. All covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and assigns, whether so expressed or not. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other Person without the express prior written consent of the other parties, except that (i) Acquiror may assign its rights and delegate its obligations to one or more subsidiary or affiliated corporation of Acquiror and
(ii) in the event that Acquiror finds it necessary under its existing bank credit facilities (or under any refinancing related thereto) to provide to its lenders a collateral assignment of Acquiror's interest in this Agreement or any related documents, Regent will cooperate with Acquiror and such lenders requesting such assignment including but not limited to signing a consent and acknowledgement of such assignment; PROVIDED, HOWEVER, that Acquiror shall remain fully liable as to all of its obligations and agreements whether or not delegated or assigned.

    9.5 CONSTRUCTION; GOVERNING LAW. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

    9.6 ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement, including the Exhibits hereto and the Regent Disclosure Letter and documents and instruments executed and delivered at the Closing in connection herewith, the Escrow Agreement, constitute and contain the entire Agreement among the parties hereto with respect to the transactions contemplated hereby and supersede any prior writing by the parties. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition of this Agreement. This Agreement may not be changed orally, but only in a writing signed by the parties hereto.

    9.7 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

    9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same Agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

    9.9 EXPENSES. Except as otherwise specifically provided in this Agreement, each party to this Agreement shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution, or closing of this Agreement and the other transactions contemplated by this Agreement.

                                     A-I-40

    9.10 TIME OF ESSENCE. Time is of the essence to the performance of the obligations set forth in this Agreement.

    9.11 KNOWLEDGE. Notwithstanding anything to the contrary contained herein, the use of the word "knowledge", "known" or words of similar import in this Agreement shall mean the "actual knowledge" of the particular party hereto. In the case of Regent, "knowledge", "known" or words of similar import shall mean the actual personal knowledge of Terry S. Jacobs, William E. Stakelin or George
E. Willett, each director and officer of Regent and each Station manager of Regent and each Regent Subsidiary who would reasonably be expected to have knowledge of the matter.

    9.12 ACKNOWLEDGEMENT. The parties hereto acknowledge that the lenders under the Credit Agreement have a security interest in this Agreement, the TBA and any other documents contemplated hereby.

    IN WITNESS WHEREOF, Acquiror and Regent have caused this Plan and Agreement of Merger to be executed by their duly authorized officers as of the day and year first written above.

                                          JACOR COMMUNICATIONS, INC.,

                                          by       /s/ R. Christopher Weber

                                            ------------------------------------

                                             Name: R. Christopher Weber

                                             Title: Senior Vice President and

                                             Chief Financial Officer

                                          REGENT COMMUNICATIONS, INC.,

                                          by         /s/ Terry S. Jacobs

                                            ------------------------------------

                                             Name: Terry S. Jacobs

                                             Title: President

                                     A-I-41

                                 PLAN OF MERGER

    THIS PLAN OF MERGER ("Plan of Merger") dated as of            , 199 ,
between REGENT COMMUNICATIONS, INC., a Delaware corporation having an address of 50 East RiverCenter Boulevard, Suite 180, Covington, Kentucky 41011 ("Regent"), and JACOR COMMUNICATIONS, INC., a Delaware corporation having an address of 201 East Fifth Street, Suite 1300, Cincinnati, OH 45202 ("Acquiror").

    WHEREAS, Acquiror has an authorized capital stock consisting of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, of which 31,242,758 shares have been duly issued and are now outstanding; (ii) 2,000,000 shares of Class A Preferred Stock, $0.01 par value per share, none of which have been issued or are now outstanding; and (iii) 2,000,000 shares of Class B Preferred Stock, $0.01 par value per share, none of which have been issued or are now outstanding,

    WHEREAS, Regent has an authorized capital stock consisting of (i) 5,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 50,000 shares ("Class A Shares") have been duly issued and are now outstanding, (ii) 150,000 shares of Class B Common Stock, par value $0.01 per share, none of which (collectively with the Class A shares, "Regent Common Stock") have been issued and are now outstanding, and (iii) 4,500,000 shares of Preferred Stock, par value $0.01 per share, of which 3,774,194 shares ("Regent Preferred Stock") have been duly issued and are now outstanding, and

    WHEREAS, the Board of Directors of Acquiror and Regent, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders to effect a Plan and Agreement of Merger (the "Agreement"), for the general welfare and advantage of their respective shareholders, under which plan Regent would be merged with and into Acquiror, in accordance with the terms of the Agreement and this Plan, pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL").

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

        1. THE MERGER. Upon the terms and conditions set forth in this Plan of Merger, at the Effective Time, as hereinafter defined, Regent shall be merged with and into Acquiror (the "Merger") in accordance with the provisions of and with the effect provided in the GCL. The terms of the Merger shall be as set forth in the Agreement and in this Plan of Merger.

        2. EFFECTIVE TIME OF MERGER. Upon the terms and conditions set forth in the Agreement and this Plan of Merger, a Certificate of Merger (the "Delaware Certificate of Merger") shall be duly prepared and executed by Regent and Acquiror, and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date. The Merger shall become effective upon the filing of a properly executed Delaware Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

        3. SURVIVING CORPORATION. Acquiror shall survive the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of Regent shall cease forthwith upon the Effective Time.

        4. CONVERSION OF SHARES OF REGENT CAPITAL STOCK. Shares of Regent Common Stock and Regent Preferred Stock will be converted into the Merger Consideration (as defined in the Agreement) pursuant to Section 2.7 and 2.8 of the Agreement.

        5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Acquiror as it exists on the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any

                                     A-I-42
    shareholder or director or officer of the Surviving Corporation or upon any other persons whomsoever are subject to the reserve power. Such Certificate of Incorporation shall constitute the Certificate of Incorporation of Acquiror separate and apart from this Plan of Merger and may be separately certified as the Certificate of Incorporation of Acquiror.

        6. BYLAWS. The Bylaws of Acquiror as they exist on the Effective Time shall be the Bylaws of the Surviving Corporation following the Effective Time unless and until the same shall be amended or repealed in accordance with the provisions thereof.

        7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of the Surviving Corporation immediately after the Effective Time of the Merger shall be those persons who were the members of the Board of Directors and the officers, respectively, of Acquiror immediately prior to the Effective Time of the Merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

        8. RIGHTS AND LIABILITIES OF REGENT. At and after the Effective Time of the Merger, Acquiror shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private and all of the property, real, personal, and mixed of each of the parties hereto; all debts due to Regent on whatever account shall be vested in Acquiror; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of Acquiror as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in Regent shall not revert or be in any way impaired by reason of the Merger, but shall be vested in Acquiror; all rights of creditors and all liens upon any properly of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien at the effective time of the Merger; and all debts, liabilities, and duties of the respective parties hereto shall thenceforth attach to Acquiror and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

        9. LAW AND SECTION HEADINGS. This Plan of Merger shall be construed and interpreted in accordance with the laws of the State of Delaware. Section headings are used in this Plan of Merger for convenience only and are to be ignored in the construction of the terms of this Plan of Merger.

        10. TERMINATION. Anything contained in this Plan of Merger notwithstanding and notwithstanding adoption hereof by the shareholders of Regent or Acquiror, this Plan of Merger may be terminated and the Merger abandoned as provided in the Agreement.

        11. CONDITIONS PRECEDENT. The obligations of Acquiror and Regent to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

        12. MODIFICATIONS. The parties hereto may amend, modify or supplement this Plan of Merger, before or after approval thereof by the shareholders of Regent or Acquiror, in such manner as may be agreed by them in writing.

        13. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                                     A-I-43

    IN WITNESS WHEREOF each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors, has caused this Plan of Merger to be executed by its authorized officer.

                                          JACOR COMMUNICATIONS, INC.

                                          By:

                                             -----------------------------------

                                          Title:

                                               ---------------------------------

                                          REGENT COMMUNICATIONS, INC.

                                          By:

                                             -----------------------------------

                                              Terry S. Jacobs, President

                                     A-I-44

                                   AMENDMENT

    AMENDMENT, dated as November 22, 1996, to Agreement and Plan of Merger, dated as of October 8, 1996 (the "Merger Agreement"), by and among REGENT COMMUNICATIONS, INC., a Delaware corporation ("Regent"), and JACOR COMMUNICATIONS, INC., a Delaware corporation ("Jacor").

                                   RECITALS:

    WHEREAS, Section 9.6 of the Merger Agreement requires that any and all amendments to the Merger Agreement be in a writing signed by the parties to the Merger Agreement;

    WHEREAS, Section 5.21A of the Merger Agreement provides that the Time Brokerage Agreement ("TBA"), pursuant to which Regent shall broadcast programming on the Stations (as defined in the Merger Agreement) supplied by Citicasters Co., is to commence within three (3) business days after the applicable waiting periods expire or terminate under the HSR Act (as defined in the Merger Agreement);

    WHEREAS, all applicable waiting periods under the HSR Act (as defined in the Merger Agreement) expire as of the date hereof; and

    WHEREAS, the parties desire to amend the Merger Agreement to provide for a later commencement date for the TBA.

    NOW, THEREFORE, the parties agree as follows:

        1. The last sentence of Section 5.21A of the Merger Agreement is hereby amended in its entirety to read as follows:

           "The term of the TBA shall commence on December 1, 1996."

        2. Except as specifically amended hereby, the terms and provisions of the Merger Agreement remain in full force and effect.

        3. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

                                          REGENT COMMUNICATIONS, INC.

                                          By: /s/ Terry S. Jacobs

                                             -----------------------------------

                                              Name: Terry S. Jacobs

                                              Title: President

                                          JACOR COMMUNICATIONS, INC.

                                          By: /s/ R. Christopher Weber

                                             -----------------------------------

                                              Name: R. Christopher Weber

                                              Title: Senior Vice President

                                     A-I-45

                                SECOND AMENDMENT

    SECOND AMENDMENT, dated as January 9, 1997, to Agreement and Plan of Merger, dated as of October 8, 1996, (the "Merger Agreement"), by and among REGENT COMMUNICATIONS, INC., a Delaware corporation ("Regent"), and JACOR COMMUNICATIONS, INC., a Delaware corporation ("Jacor").

                                   RECITALS:

    WHEREAS, Section 9.6 of the Merger Agreement requires that any and all amendments to the Merger Agreement be in a writing signed by the parties to the Merger Agreement;

    WHEREAS, Section 2.8.C of the Merger Agreement defines the term "Maximum Aggregate Regent Liabilities;"

    WHEREAS, Section 5.20 of the Merger Agreement provides that the Regent shall exercise the options set forth on Schedule 5.3A to the Regent Disclosure Letter prior to the Closing Date;

    WHEREAS, the parties desire to amend the Merger Agreement to exclude the Option Agreement, effective January 23, 1995, by and between The Owen Company and Regent Broadcasting of Louisville from the operation of Section 5.20 of the Merger Agreement.

    NOW, THEREFORE, the parties agree as follows:

        1. The definition of "Maximum Aggregate Regent Liabilities" in Section 2.8.C of the Merger Agreement is hereby amended to include the following sentence at the end of such definition:

           "Notwithstanding the foregoing, with respect to any adjustment required pursuant to clause (iii) relating to that certain Option Agreement described in the Regent Disclosure Letter, effective January 23, 1995, by and between The Owen Company ("Owen") and Regent Broadcasting of Louisville, Inc. ("Regent Louisville"), as such Option Agreement was first amended effective January 23, 1995 (the "Owen Option"), such adjustment shall be based upon the aggregate cash committed to be paid to Owen pursuant to the Owen Option without regard to the effect, if any, on such aggregate cash commitment resulting from that certain Second Amendment to Option Agreement dated January 7, 1997 by and between Regent, Regent Louisville, Acquiror and Owen."

        2. Section 5.20 of the Merger Agreement is hereby amended to include the following sentence at the end of the section:

           "The requirement that Regent exercise the above referenced Option Contracts shall not apply to the Owen Option."

        3. Except as specifically amended hereby, the terms and provisions of the Merger Agreement remain in full force and effect.

        4. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

                                          REGENT COMMUNICATIONS, INC.

                                          By: /s/ Terry S. Jacobs

                                             -----------------------------------
                                              Name: Terry S. Jacobs

                                              Title: President and CEO

                                          JACOR COMMUNICATIONS, INC.

                                          By: /s/ Jerome L. Kersting

                                             -----------------------------------
                                              Name: Jerome L. Kersting

                                              Title: Senior Vice President

                                     A-I-46

                                    ANNEX II

                       FORM OF WARRANT AGREEMENT BETWEEN
                  JACOR AND KEYCORP SHAREHOLDER SERVICES, INC.

                                     A-II-1

                               WARRANT AGREEMENT

    WARRANT AGREEMENT, dated as of            , 1997 (the "Agreement") between
JACOR COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and KEYCORP SHAREHOLDER SERVICES, INC., a Delaware corporation, as Warrant Agent (the "Warrant Agent") ("Agreement").

    The Company proposes to issue warrants, as hereinafter described (the "Warrants"), to purchase up to an aggregate of 500,000 shares of its common stock, $0.01 par value per share ("Common Stock") (the shares of Common Stock issuable on exercise of the Warrants being referred to herein as the "Warrant Shares"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement")
between the Company and Regent Communications, Inc., dated as of October   ,
1996, pursuant to which the Company will issue the Warrants, each Warrant
entitling the holder thereof to purchase        of a share of Common Stock (the
"Fraction").

    The Company wishes the Warrant Agent to act on behalf of the Company and the Warrant Agent is willing to act in connection with the issuance, division, transfer, exchange and exercise of Warrants.

    In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered holders of the Warrants (the "Holders"), the Company and the Warrant Agent hereby agree as follows:

    SECTION 1. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

    SECTION 2.  TRANSFERABILITY AND FORM OF WARRANT.

        SECTION 2.01. REGISTRATION. The Warrants shall be numbered and shall be registered in a Warrant Register as they are issued. The Company and the Warrant Agent shall be entitled to treat the Holder of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with such knowledge of such acts that its participation therein amounts to bad faith.

        SECTION 2.02. TRANSFER. The Warrants shall be transferable only on the books of the Company maintained at the principal office of the Warrant Agent upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer, which endorsement shall be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing sometimes hereinafter referred to as an "Eligible Institution"). In all cases of transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Warrant Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Warrant Agent in its discretion. Upon any registration of transfer, the Warrant Agent shall countersign and deliver a new Warrant or Warrants to the persons entitled thereto.

        SECTION 2.03. FORM OF WARRANT. The text of the Warrant and of the Purchase Form shall be substantially as set forth in Exhibit A attached hereto. The price per Warrant Share and the number of Warrant Shares issuable upon exercise of each Warrant are subject to adjustment upon the occurrence of certain events, all as hereinafter provided. The Warrants shall be executed on behalf of the Company by its Chief Executive Officer, its President or one of its Vice Presidents, under its corporate

                                     A-II-2
    seal reproduced thereon attested by its Secretary or an Assistant Secretary. The signature of any such officers on the Warrants may be manual or facsimile.

        Warrants bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Agreement.

        Warrants shall be dated as of the date of countersignature thereof by the Warrant Agent either upon initial issuance or upon division, exchange, substitution or transfer.

    SECTION 3. COUNTERSIGNATURE OF WARRANTS. The Warrants shall be countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) and shall not be valid for any purpose unless so countersigned. Warrants may be countersigned, however, by the Warrant Agent (or by its successor as warrant agent hereunder) and may be delivered by the Warrant Agent, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, a Vice-President, the Treasurer or the Secretary of the Company, countersign, issue and deliver Warrants entitling the Holders thereof to purchase not more than 500,000 Warrant Shares (subject to adjustment pursuant to Section 10 hereof) and shall countersign and deliver Warrants as otherwise provided in this Agreement.

    SECTION 4. EXCHANGE OF WARRANT CERTIFICATES. Each Warrant certificate may be exchanged for another certificate or certificates entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the certificate or certificate surrendered then entitle such Holder to purchase. Any Holder desiring to exchange a Warrant certificate or certificates shall make such request in writing delivered to the Warrant Agent, and shall surrender, properly endorsed, the certificate or certificates to be so exchanged. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a new Warrant certificate or certificates, as the case may be, as so requested.

    SECTION 5.  TERM OF WARRANTS; EXERCISE OF WARRANTS.

        SECTION 5.01. TERM OF WARRANTS. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised commencing the date of issuance of the Warrants and until 5:00 P.M. Eastern
    Time, on [           ], [2002] the fifth anniversary of the date of the
    Effective Time (as defined in the Merger Agreement) (the "Expiration Date"), to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to purchase on exercise of such Warrants; PROVIDED, HOWEVER, if any or all of the Warrants shall be called for redemption pursuant to Section 8.03 hereof, the right to exercise the Warrants so to be redeemed shall expire at the close of business, New York time, on the redemption date.

        SECTION 5.02. EXERCISE OF WARRANTS. A Warrant may be exercised upon surrender to the Warrant Agent, at its principal office, of the certificate or certificates evidencing the Warrants to be exercised, together with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by an Eligible Institution, and upon payment to the Warrant Agent for the account of the Company of the Warrant Price (as defined in and determined in accordance with the provisions of Sections 9 and 10 hereof), for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Warrant Price shall be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof.

        Subject to Section 6 hereof, upon such surrender of Warrants and payment of the Warrant Price as aforesaid, the Warrant Agent shall cause to be issued and delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with cash, as provided in Section 11 hereof, in respect of any fractional Warrant

                                     A-II-3

    Shares otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Warrant Price, as aforesaid. The right of purchase represented by the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant certificate or certificates pursuant to the provisions of this Section and of Section 3 hereof, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant certificates duly executed on behalf of the Company for such purpose.

        SECTION 5.03. RESTRICTION ON EXERCISES. A Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to the Company the issuance of the Common Stock upon such exercise would cause the Company to be in violation of the Telecommunications Act of 1996 or the rules and regulations in effect thereunder. A Holder desiring to exercise Warrants shall, if requested by the Company, furnish to the Company such additional information as the Company deems reasonably necessary in order to determine if exercise of a Warrant may cause the Company to be in said violation. In the event the Company's counsel determines that, in such counsel's opinion after review of such information, if any, requested by and delivered to, the Company, the exercise of a Warrant would cause the Company to be in violation of the broadcast multiple ownership provisions of the Communications Act of 1934, as amended, or the rules and regulations in effect thereunder, the Company shall notify such Holder and the Warrant Agent to that effect. Upon receipt of said notice, such Holder may take such steps, at its own expense, as it reasonably determines necessary so that the exercise of the Warrant would not cause such a violation; PROVIDED, that upon completion of said steps, such Holder shall notify the Company and the provisions of this Section 5.03 shall then apply with respect to the proposed revised transaction; PROVIDED, FURTHER that if after such proposed revised transaction such Warrant would still not be exercisable pursuant to this Section 5.03, the Company shall within five business days make an offer to purchase such Warrant at a price equal to the excess of (x) the current market price (as defined in Section 10.01(d)) on the date of such offer over
    (y) the Exercise Price thereof.

        SECTION 5.04. LEGEND ON CERTIFICATE. The certificates evidencing the Warrants may, in the sole discretion of the Company, bear a legend relating to certain limitations on the ownership of Common Stock imposed by the Telecommunications Act of 1996.

    SECTION 6. PAYMENT OF TAXES. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or certificates for Warrant Shares in a name other than that of the registered Holder of Warrants in respect of which such Warrant Shares are issued.

    SECTION 7. MUTILATED OR MISSING DOCUMENTS. In case any of the certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant and indemnity or bond, if requested, also satisfactory to them. An applicant for such a substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

    SECTION 8. RESERVATION OF WARRANT SHARES; PURCHASE, CALL AND CANCELLATION OF WARRANTS.

                                     A-II-4

        SECTION 8.01. RESERVATION OF WARRANT SHARES. There have been reserved, and the Company shall at all times keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The Transfer Agent for the Common Stock and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevokably authorized and directed at all times to reserve such number of shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent for the Common Stock and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed stock certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 11 hereof. All Warrants surrendered in the exercise of the rights thereby evidenced shall be canceled by the Warrant Agent and shall thereafter be delivered to the Company.

        SECTION 8.02. PURCHASE OF WARRANTS BY THE COMPANY. The Company shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

        SECTION 8.03. CALL OF WARRANTS BY THE COMPANY. The Company shall have the right to redeem any or all of the Warrants at a price per Warrant equal to $12.00 multiplied by the Fraction, as adjusted from time to time as provided in Section 10 hereof (the "Call Price") on or after the third anniversary of the Effective Time.

        If fewer than all the Warrants are to be redeemed, the Company shall select by lot the Warrants so to be redeemed in such manner as shall be prescribed by the Board of Directors of the Company. The Company shall give the Warrant Agent written notice of the aggregate number of Warrants to be redeemed and the prescribed manner of redemption.

        Notice of the redemption shall be mailed to the Holders of record not more than 45 days nor less than 15 days prior to the date scheduled for redemption (the "Call Date") and shall be given by the Company to the Warrant Agent prior to or concurrently with the mailing of notice of the redemption to such Holders, all in accordance with the provisions of Section 18 hereof. The notice of redemption also shall be given not more than 45 days nor less than 15 days prior to the Call Date, by publishing it once in The Wall Street Journal (national edition), and such notice shall state the date, place and price of such redemption. Each Holder shall continue to have the right to exercise the Warrant until the close of business, New York time, on the Call Date. No less than one business day prior to the Call Date, the Company shall deposit with the Warrant Agent funds sufficient to purchase all of the Warrants to be redeemed on the Call Date which have not theretofore been exercised.

        SECTION 8.04. CANCELLATION OF WARRANTS. In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant Agent and be canceled by it and retired. The Warrant Agent shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part, and shall thereafter deliver any such cancelled Warrants to the Company.

    SECTION 9. WARRANT PRICE. The price per share at which Warrant Shares shall be purchasable upon exercise of Warrants shall be $40 (the "Warrant Price"), subject to adjustment pursuant to Section 10 hereof.

    SECTION 10. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF WARRANT SHARES. The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as hereinafter defined, that occur subsequent to the date of the Merger Agreement.

                                     A-II-5

        SECTION 10.01. MECHANICAL ADJUSTMENTS. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment as follows:

           (a) In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or
       (iv) issue by reclassification of its shares of Common Stock other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is surviving corporation), the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, of such event.

           (b) In case the Company shall issue rights, options or warrants to all holders of its outstanding Common Stock, without any charge to such holders, entitling them (for a period within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share which is lower at the record date mentioned below than the then current market price per share of Common Stock (as defined in paragraph (d) below) the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then current market price per share of Common Stock. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective retroactively immediately after the record date of the determination of stockholders entitled to receive such rights, options or warrants.

           (c) In case the Company shall distribute to all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding (x) regular periodic cash dividends pursuant to an announced policy of the Company payable out of consolidated earnings or surplus legally available for dividends and (y) dividends or distributions referred to in paragraph
       (a)) or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in paragraph (b) above), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant, by a fraction, of which the numerator shall be the then current market price per share of Common Stock (as defined in paragraph (d) below) on the date of such distribution, and of which the denominator shall be the then current market price per share of Common Stock, less the then fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholder entitled to receive such distribution.

                                     A-II-6

           In the event of a distribution by the Company to all holders of its shares of Common Stock of the capital stock of a subsidiary or securities convertible into or exercisable for such stock, then in lieu of an adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant, the Holder of each Warrant, upon the exercise thereof at any time after such distribution shall be entitled to receive the stock or other securities to which such Holder would have been entitled if such Holder had exercised such warrant immediately prior thereto, all subject to further adjustment as provided in this Section 10.1; PROVIDED, HOWEVER, that no adjustment in respect of dividends or interest on such stock or other securities shall be made during the term of a Warrant of upon the exercise of a Warrant.

           (d) For the purpose of any computation under paragraphs (b) and (c) of this Section, the current market price per share of Common Stock at any date shall be average of the daily closing prices for 20 consecutive trading days commencing 30 trading days before the date of such computation. The closing price for each day shall be the last reported sales price regular way or, in case no reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ or any comparable system. In the absence of one or more such quotations, the Company shall determine the current market price on the basis of such quotations as it considers appropriate.

           (e) No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless and until such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Warrant; PROVIDED, HOWEVER, that any adjustments which by reason of this paragraph
       (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be make to the nearest one thousandth of a share.

           (f) Whenever the number of shares purchasable upon the exercise of each Warrant is adjusted as provided in paragraphs (a), (b) and (c) above, the Warrant Price payable upon exercise of each Warrant and the Call Price shall be adjusted by multiplying such Warrant Price and Call Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares purchasable immediately thereafter.

           (g) No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made under paragraphs (b) and (c) if the Company issues or distributes to each Holder of Warrants the rights, options, warrants, or convertible or exchangeable securities, or evidence of indebtedness or assets referred to in those paragraphs which each Holder of Warrants would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto. No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made for sales of Warrant Shares pursuant to a Company plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value of the Warrant Shares.

           (h) For the purpose of this Section 10.1, the term "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) above, the Holders shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject

                                     A-II-7
       to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in paragraph (a) through (g), inclusive, above, and the provisions of Section 5 and Sections 10.02 through 10.04, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other shares.

           (i) Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Warrant Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (B) such shares of Common Stock, if any, were issued or sold for the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; PROVIDED, FURTHER, that no such readjustment shall have the effect of increasing the Warrant Price by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

        SECTION 10.02. DETERMINATION OF CONSIDERATION. Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any shares of Common Stock or any rights or options to subscribe for, purchase or otherwise acquire any shares of Common Stock, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration or as determined in good faith by the Board of Directors of the Company. In case any shares of Common Stock or any rights, options or warrants to subscribe for, purchase or otherwise acquire any shares of Common Stock shall be issued or sold together with other shares, stock or securities or other assets of the Company for a consideration which covers both, the consideration for the issue or sale of such shares of Common stock or such rights or options shall be deemed to be the portion of such consideration allocated thereto in good faith by the Board of Directors of the Company.

        SECTION 10.03. VOLUNTARY ADJUSTMENT BY THE COMPANY. The Company may, at its option, at any time during the term of the Warrants, reduce the then current Warrant Price to any amount deemed appropriate by the Board of Directors of the Company.

        SECTION 10.04. NOTICE OF ADJUSTMENT. (a) Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price of such Warrant Shares is adjusted, as herein provided, the Company shall cause the Warrant Agent promptly to mail by first class mail, postage prepaid, to each Holder notice of such adjustment or adjustments and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) to complete such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

        Such certificate shall be conclusive evidence of the correctness of such adjustment. The Warrant Agent shall be entitled to rely on any such certificate delivered pursuant to this Section 10.04 and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holders to determine whether any facts exist which may require any adjustment of the Warrant Price or the number of Warrant Shares or other stock or property purchasable on exercise thereof, or with respect to the

                                     A-II-8
    nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment.

        (b) Notwithstanding the foregoing, whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price of such shares is adjusted, as herein provided, to an extent that such adjustment is equal to or greater than 1% of the Warrant Price in effect prior to such adjustment, but is less than 5% of the Warrant Price in effect prior to such adjustment, the Company shall deliver to the Warrant Agent a certificate setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Notice of any such adjustment or adjustments shall be given to each Holder but a certificate of a firm of independent accountants shall not be required. At the time that such adjustments shall, in the aggregate, be equal to or greater than 5% of the Warrant Price in effect prior to all such adjustments, the aggregate of such adjustments shall be treated in the manner provided in Section 10.04(a).

        SECTION 10.05.  NO ADJUSTMENT OF DIVIDENDS.  Except as provided in
    Section 10.01, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

        SECTION 10.06. PRESERVATION OF PURCHASE RIGHTS UPON RECLASSIFICATION, CONSOLIDATION, ETC. In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Warrant Agent an agreement that (i) each Holder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such action to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had such Warrant been exercised immediately prior to such action, or (ii) in the event that all of the property to which a Holder would be entitled to receive in such an action had such Warrant been exercised immediately prior to such action is cash, then upon surrender of a certificate representing Warrants each Holder shall be entitled to receive cash in the amount of the difference between the amount which such Holder would have paid to exercise such Warrants in full at the Warrant Price in effect immediately prior to such action and the amount of cash which he would have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had such Warrant been exercised immediately prior to such action; PROVIDED, HOWEVER, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made during the term of a Warrant or upon the exercise of a Warrant. The Company shall mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. The provisions of this Section 10.06 shall similarly apply to successive consolidations, mergers, sales, transfers or leases. The Warrant Agent shall be under no duty or responsibility to determine the correctness of any provisions contained in any such agreement relating to the kind or amount of shares of stock or other securities or property receivable upon exercise of Warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement.

        SECTION 10.07. STATEMENT ON WARRANTS. Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

    SECTION 11. FRACTIONAL INTERESTS. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the

                                     A-II-9
same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 11, be issuable on the exercise of any Warrant (or specified portion thereof), the Warrant Agent shall pay, upon receipt of good funds from the Company, an amount in cash equal to the closing price for one share of the Common Stock, as defined in paragraph (d) of Section 10.01, on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

    SECTION 12. NO RIGHTS AS STOCKHOLDERS; NOTICES TO HOLDERS. Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company. If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any of the following events shall occur:

        (a) the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a cash dividend as to which no adjustment in the Warrant Price is to be made as herein provided) to the holders of its shares of Common Stock; or

        (b) the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into shares of Common Stock or any right to subscribe thereof; or

        (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, transfer or lease of all or substantially all of its property, assets, and business as an entirety) shall be proposed;

then in any one or more of said events the Company shall (a) give notice in writing of such event to the Warrant Agent and the Holders as provided in
Section 18 hereof and (b) cause notice of such event to be published once in THE WALL STREET JOURNAL, such giving of notice and publication to be completed at least 20 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish or mail such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or such proposed dissolution, liquidation or winding up.

    SECTION 13. DISPOSITION OF PROCEEDS ON EXERCISE OF WARRANTS; INSPECTION OF WARRANT AGREEMENT. The Warrant Agent shall account to the Company with respect to Warrants exercised two business days thereafter and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

    The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its principal office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

    SECTION 14.  MERGER OR CONSOLIDATION OR CHANGE OF NAME OF WARRANT
AGENT. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the shareholder services business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 16 hereof. In case at the time such successor to the Warrants Agent shall succeed to the agency created by this Agreement, any of the Warrants shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original

                                    A-II-10

Warrant Agent and deliver such Warrants so countersigned; and in case at that time any of the Warrants shall not have been so countersigned, any successor to the Warrant Agent may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrants shall have the full force provided in the Warrants and in this Agreement.

    In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants whether in its prior name or in its changed name; and all such Warrants shall have the full force provided in the Warrants and in this Agreement.

    SECTION 15. CONCERNING THE WARRANT AGENT. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of Warrants, shall be bound.

        SECTION 15.01. CORRECTNESS OF STATEMENTS. The statements contained herein and in the Warrants shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided. The Warrant Agent will have no obligation to make payment with respect to any Warrants presented unless it shall have been provided by the Company with the necessary funds to pay in full all amounts payable with respect thereto.

        SECTION 15.02. BREACH OF COVENANTS. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant to be complied with by the Company.

        SECTION 15.03. PERFORMANCE OF DUTIES. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

        SECTION 15.04. RELIANCE ON COUNSEL. The Warrant Agent may consult at any time with legal counsel satisfactory to it and the Company (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

        SECTION 15.05. PROOF OF ACTIONS TAKEN. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board, Chief Executive Officer or President, a Vice President, the Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

        SECTION 15.06. COMPENSATION; INDEMNITY. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement in accordance with the fee schedule agreed to from time to time by the Company and the Warrant Agent, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by the Warrant Agent in the performance of its duties under this Agreement. The Company further agrees to indemnify and hold the Warrant Agent harmless against costs, expenses (including reasonable expenses of legal counsel), losses or damages, which, without gross negligence, willful misconduct or

                                    A-II-11
    bad faith on the part of the Warrant Agent, may be paid, incurred or suffered by, or to which the Warrant Agent may become subject by reason of or as a result of the administration of its duties hereunder or by reason of or as a result of its compliance with the instructions set forth herein or with any written or oral instructions delivered to the Warrant Agent pursuant hereto, or as a result of defending its actions as Warrant Agent hereunder, including any claim against the Warrant Agent by any Holder.

        SECTION 15.07. LEGAL PROCEEDINGS. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants or the production thereof at any trial or other proceedings relative thereto, any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respect rights or interests may appear.

        SECTION 15.08. OTHER TRANSACTIONS IN SECURITIES OF COMPANY. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants, or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

        SECTION 15.09. LIABILITY OF WARRANT AGENT. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

        SECTION 15.10. RELIANCE ON DOCUMENTS. The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, documents or instrument reasonably believed by it to be genuine and to have been signed, set or presented by the proper party or parties.

        SECTION 15.11. VALIDITY OF AGREEMENT. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereof); nor shall the Warrant Agent by any act hereunder be deemed to make any representations or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other stock) will, when issued, be validly issued, fully paid and nonassessable, or as to the Warrant Price or the number or amount of Warrant Shares or other securities or other property issuable upon exercise of any Warrant.

        SECTION 15.12. INSTRUCTIONS FROM COMPANY. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary or the Treasurer of the Company, and to apply to such officer for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers.

                                    A-II-12

    SECTION 16. CHANGE OF WARRANT AGENT. The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company 30 days notice in writing. The Warrant Agent may be removed by like notice to the Warrant Agent from the Company. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Holder (who shall with such notice submit his Warrant for inspection of the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Any successor warrant agent, whether appointed by the Company or such a court, shall be a bank or trust company, in good standing, incorporated under the laws of the United States of America or any state thereof and having at the time of its appointment as warrant agent a combined capital and surplus of at least $100,000,000. After appointment, the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed, but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver for further assurance, conveyance, act or deed necessary for the purpose. Failure to file any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be. In the vent of such resignation or removal, the successor warrant agent shall mail, by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor warrant agent.

    SECTION 17. IDENTITY OF TRANSFER AGENT. Forthwith upon the appointment of any subsequent transfer agent for the Common Stock, or any other shares of the Company's capital stock issuable upon the exercise of the Warrants, the Company will file with the Warrant Agent, a statement setting forth the name and address of such subsequent transfer agent.

    SECTION 18. NOTICES. Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage prepaid (a) to the Company, at its offices at 1300 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202; or (b) the Warrant Agent, at its offices at 127 Public Square, Fifteenth Floor, Cleveland, Ohio 44114. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

    Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered to such Holders at their respective addresses on the books of the Warrant Agent.

    SECTION 19. SUPPLEMENTS AND AMENDMENTS. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder, in order to cure and ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and which shall not adversely affect the interests of the Holders.

    This Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Holders of Warrants representing not less than 50% of the Warrants then outstanding; and PROVIDED, FURTHER, that no change in (i) the number or nature of the securities purchasable upon the exercise of any Warrant, (ii) the Warrant Price or Call Price therefor, (iii) the Expiration Date or Call Date (if such change would have the effect of accelerating either such date), or (iv) the anti-dilution provisions of Section 10 hereof which would adversely affect the interests of any Holder shall be made without, in each case, the consent in writing of the Holder of the certificate representing such Warrant,

                                    A-II-13
other than such changes as are specifically prescribed by this Agreement as originally executed or are made in compliance with applicable law.

    SECTION 20. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

    SECTION 21. MERGER OR CONSOLIDATION OF THE COMPANY. The Company will not merge or consolidate with or into, or sell, transfer or lease all or substantially all of its property to, any other corporation unless the successor or purchasing corporation, as the case may be (if not the Company), shall expressly assume, by supplemental agreement satisfactory in form to the Warrant Agent and executed and delivered to the Warrant Agent, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

    SECTION 22. APPLICABLE LAW. This Agreement and each Warrant issued hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflict of laws.

    SECTION 23. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent, and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants.

    SECTION 24. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

    SECTION 25. CAPTIONS. The captions of the Sections of this Agreement have been inserted for convenience only and shall have no substantive effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                          JACOR COMMUNICATIONS, INC.,
                                          by ___________________________________
                                            Title:

[Seal]

Attest:
______________________________________
Secretary

                                    A-II-14

                                          KEYCORP SHAREHOLDER SERVICES, INC.,
                                          by ___________________________________
                                            Title:

[Seal]

Attest:
______________________________________
Corporate Trust Officer

                                    A-II-15

                                              EXHIBIT A TO THE WARRANT AGREEMENT

               VOID AFTER 5:00 P.M. EASTERN TIME,          , 2002

NO.                                                          [        ] WARRANTS

                           JACOR COMMUNICATIONS, INC.

                         COMMON STOCK PURCHASE WARRANTS

    This certifies that, for value received, or registered assigns (the "Holder"), is entitled to purchase from Jacor Communications, Inc., a Delaware corporation (the "Company"), at any time, at the purchase price of $40.00 per share (the "Warrant Price"), the number of shares of Common Stock, $0.01 par value per share, of the Company ("Common Stock"), equal to the number of Warrants shown above multiplied by the fraction [ ] (the "Fraction"). The Fraction, the number of shares purchasable upon exercise of the Warrants and the Warrant Price are subject to adjustment from time to time as set forth in the Warrant Agreement referred to below.

    Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Purchase Form on the reverse side hereof duly executed, which signature shall be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program, and simultaneous payment of the Warrant Price at the principal office of KeyCorp Shareholder Services, Inc., (the "Warrant Agent") in the City of Cleveland. Payment of such price shall be made at the option of the Holder hereof in cash or by certified or bank cashier's check drawn upon a bank chartered by the government of the United States or any state thereof.

    The Company shall have the right to redeem any or all of the Warrants at a price per Warrant equal to $12.00 multiplied by the Fraction, as adjusted from time to time as set forth in the Warrant Agreement, on or after three years after the Effective Time as defined in the Warrant Agreement.

    This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of , 1997, between the Company and the Warrant Agent and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder of this Warrant Certificate by acceptance hereof consents. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company.

    Upon any partial exercise of the Warrants evidenced by this Warrant Certificate, there shall be countersigned and issued to the Holder hereof a new Warrant Certificate for the shares of Common Stock as to which the Warrants evidenced by this Warrant Certificate shall not have been exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by surrender of this Warrant Certificate properly endorsed either separately or in combination with one or more other Warrant Certificates for one or more new Warrant Certificates evidencing the right of the Holder thereof to purchase the same aggregate number of shares as were purchasable on exercise of the Warrants evidenced by the Warrant Certificate or Certificates exchanged. No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement. This Warrant Certificate is transferable at the office of the Warrant Agent in the manner and subject to the limitations set forth in the Warrant Agreement.

    The Holder hereof may be treated by the Company, the Warrant Agent, and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder thereof as the owner for all purposes.

                                    A-II-16

    Neither the Warrants nor this Warrant Certificate entitle any Holder hereof to any of the rights of a stockholder of the Company.

    This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

DATED:

                                          JACOR COMMUNICATIONS, INC.,
                                          by ___________________________________
                                            Title:

[Seal]

Attest:
______________________________________
Secretary

COUNTERSIGNED:

KEYCORP SHAREHOLDER SERVICES, INC.,
as Warrant Agent
by ___________________________________
  Authorized Signature

                                    A-II-17

                           JACOR COMMUNICATIONS, INC.

                                 PURCHASE FORM
                   (TO BE EXECUTED UPON EXERCISE OF WARRANT)

WARRANT AGENT:
    The undersigned hereby irrevocably elects to exercise the right to purchase __________ shares of Common Stock evidenced by the within Warrant Certificate, according to the terms and conditions thereof, and herewith makes payment of the purchase price n full by tendering cash or certified or bank cashier's check drawn upon a bank chartered by the government of the United States or any state thereof in the aggregate amount of $______. The undersigned requests that certificates for such shares of Common Stock shall be issued in the name of
________________________________________________________________________________
              (Please print Name, Address and Social Security No.)
________________________________________________________________________________
________________________________________________________________________________

and, if said number of shares shall not be all the shares purchasable thereunder, that a New Warrant Certificate for the balance remaining of the shares purchasable under the within Warrant Certificate be issued in the name of the undersigned Warrantholder or his Assignee as below indicated and delivered to the address stated below.
Dated: _________, ____
Name of Warrantholder or Assignee: _______________ _________________________

(Please Print)
Address: _______________________________________________________________________
       _________________________________________________________________________
              Signature: _______________________________________________________

Signature Guaranteed:  (The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever, unless this Warrant Certificate has been assigned.)

                                    A-II-18

                                   ASSIGNMENT

           (TO BE SIGNED ONLY UPON ASSIGNMENT OF WARRANT CERTIFICATE)
    FOR VALUED RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________________________________________________________________
________________________________________________________________________________
          (Name and Address of Assignee Must be Printer or Typewritten) the within Warrant Certificate, irrevocably constituting and appointing ________________________ ,
Attorney to transfer said Warrant Certificate on the books of the Company, with full power of substitution in the premises.

DATED:
Signature Guaranteed:    Signature: ____________________________________________
                               (The above signature must correspond with the
name as written on the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.)

                                    A-II-19

                                   ANNEX III

                    ESCROW AGREEMENT DATED OCTOBER 8, 1996,
                        AMONG JACOR, REGENT AND PNC BANK

                                    A-III-1

                                ESCROW AGREEMENT

    THIS ESCROW AGREEMENT ("Escrow Agreement") made as of October 8, 1996, by and among JACOR COMMUNICATIONS, INC., a Delaware corporation ("Acquiror"), REGENT COMMUNICATIONS, INC., a Delaware corporation ("Regent") and PNC BANK, OHIO, N.A., a national banking association ("Escrow Agent").

                              W I T N E S S E T H:

    1. MERGER AGREEMENT. Regent and Acquiror hereby jointly deposit with Escrow Agent an executed copy of an Agreement and Plan of Merger dated as of even date herewith, by and between Regent and Acquiror (the "Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

    2. ESCROW DEPOSIT. Acquiror hereby deposits an irrevocable letter of credit in the principal amount of $10 million, with Escrow Agent named as beneficiary (the "Letter of Credit"), with Escrow Agent as a deposit to be held in escrow hereunder (the "Escrow Deposit"). Escrow Agent acknowledges that it holds the Letter of Credit for the benefit of Regent and, subject to the provisions contained in Section 4 hereof, Escrow Agent shall hold the Escrow Deposit to fund the obligations under Section 5.16 and 8.1 of the Agreement.

    3. LETTER OF CREDIT. The Letter of Credit is due to expire on the first anniversary of the date hereof (the "Expiration Date"). If ten days prior to the Expiration Date (or the expiration date of any subsequent letter of credit) the Letter of Credit shall not have been replaced with a substitute letter of credit having an expiration date no earlier than the Expiration Date, then Escrow Agent shall immediately draw on the Letter of Credit and the proceeds thereof (the "Cash Escrow") shall be payable to Escrow Agent and become the Escrow Deposit hereunder. The Escrow Agent shall invest the Cash Escrow in federally insured interest-bearing money market accounts or certificates of deposit.

    4. DISPOSITION OF ESCROW FUND. The Escrow Agent shall disburse the Escrow Deposit and any accrued interest thereon as follows:

        A. Should the Escrow Agent be served with a notice from the Acquiror and Regent specifying the Closing Date under the Agreement, then the Escrow Agent shall return the Escrow Deposit to Acquiror at the Closing, and Regent and Escrow Agent shall deliver instructions to Banque Paribas (or other issuing bank) that the Letter of Credit be cancelled (if not previously converted to the Cash Escrow).

        B. Should the Escrow Agent receive a notice from Acquiror ("Acquiror's Notice") stating that the Agreement is to be terminated prior to or on the Closing Date pursuant to Section 8.1(A) (2), (3), (4) or (5) of the Agreement, then the Escrow Agent shall send a copy of Acquiror's Notice to Regent and return the Escrow Deposit, together with any interest earned on the Cash Escrow, to the Acquiror, as of the date of termination of the Agreement and Regent and Escrow Agent shall deliver instructions to Banque Paribas (or other issuing bank) that the Letter of Credit be cancelled (if not previously converted to the Cash Escrow), PROVIDED, HOWEVER, that Escrow Agent shall not disburse the Escrow Deposit until twenty days shall have elapsed after the date on which the Escrow Agent sent a copy of Acquiror's Notice to Regent. If the Escrow Agent receives during such twenty day period a conflicting notice from Regent stating that the Acquiror is not entitled to the Escrow Deposit, then Escrow Agent shall make no distribution of the Escrow Deposit unless and until it is instructed by an arbitrator or a court of competent jurisdiction which has resolved the dispute between the parties.

        C. Should the Escrow Agent be served with notice from Regent ("Regent's Notice") specifying that (i) the Acquiror has failed to close the transaction contemplated by the Agreement and the conditions to Acquiror's obligations to close provided in Section 6.1 and Section 6.2 of the Agreement are satisfied, or (ii) Regent is entitled to terminate the Agreement pursuant to Section 8.1(A)(6) thereof, then the Escrow Agent shall send a copy of Regent's Notice to Acquiror. On the fifth business day after Regent's Notice is given to Escrow Agent, Escrow Agent will, upon Regent's request, draw

                                    A-III-2
    on the Letter of Credit, and the proceeds thereof shall be payable to Escrow Agent and become the Escrow Deposit (if not previously converted to the Cash Escrow). Escrow Agent shall pay the Escrow Deposit, including any interest earned on the Cash Escrow, to Regent, as a termination fee, PROVIDED, HOWEVER, that Escrow Agent shall not disburse the Escrow Deposit until twenty days shall have elapsed after the date on which the Escrow Agent sent a copy of Regent's Notice to Acquiror. If the Escrow Agent receives during such twenty day period a conflicting notice from Acquiror stating that Regent is not entitled to the Escrow Deposit, then Escrow Agent shall make no distribution of the Escrow Deposit unless and until it is instructed by an arbitrator or a court of competent jurisdiction which has resolved the dispute between the parties.

        D. Notwithstanding the foregoing, the Escrow Agent shall comply with any instructions signed by both Acquiror and Regent concerning disposition of the Escrow Deposit.

    5. CONFLICTING NOTICE. In the event conflicting notice is served upon the Escrow Agent pursuant to Section 4(B) or 4(C) above, then the Escrow Agent may, at its sole option, (a) continue to hold the Escrow Deposit and collect and deposit all interest earned on the Cash Escrow until such time as joint instructions are received from both parties or (b) advise all parties of the filing of an interpleader action in the United States District Court for the Southern District of Ohio, whereupon the Escrow Agent shall then promptly file the interpleader action and place the Escrow Deposit in the registry of the Court. Acquiror and Regent jointly and severally agree to pay the Escrow Agent's costs, including reasonable attorney's fees, which the Escrow Agent may expend or incur in such interpleader suit, the amount of such costs to be fixed and judgment therefor to be rendered by the Court in such suit. Upon the filing of the interpleader action and the payment of the Escrow Deposit into the registry of the United States District Court, the Escrow Agent shall be fully released and discharged from all obligations imposed on it in this Escrow Agreement.

    6. RESPONSIBILITIES OF ESCROW AGENT. Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is acting hereunder as a depository only and shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument which Escrow Agent in good faith believes to be genuine, or for the identity, authority or rights of any person executing or delivering such instrument. Notwithstanding any provision herein incorporating other instruments by reference, except as expressly set forth in Sections 2 and 4 hereof, Escrow Agent shall not be charged with notice of the terms of any such instruments and its duties and responsibilities shall be determined solely by reference to this Escrow Agreement.

    7. NO PERSONAL LIABILITY OF ESCROW AGENT. In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses except for actions taken or not taken in bad faith, willful default or gross negligence, and it shall accordingly not incur any such liability with respect (i) to any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Escrow Agreement, or (ii) to any action taken or omitted in reliance upon any instrument, including, but not limited to Acquiror's Notice, Regent's Notice or other written instructions contemplated herein, not only as to due execution of such instrument and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Escrow Agreement.

    8. EMPLOYMENT OF COUNSEL. Regent and Acquiror, jointly and severally, hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Escrow Agreement or involving the subject matter hereof, except that there shall be no indemnification for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the bad faith, willful misconduct or gross negligence of the Escrow Agent.

                                    A-III-3

    9. RESIGNATION OF ESCROW AGENT. Escrow Agent may resign by giving thirty days prior written notice to Regent and Acquiror; and thereafter, subject to the right of Escrow Agent to be paid its reasonable fees for services and to be compensated for its proper expenses and costs, the resignation of Escrow Agent shall become effective and it shall deliver any remaining money held by it in connection therewith upon the joint written order of the parties hereto, and, upon the delivery of such money against the written receipt thereof by the party so designated, Escrow Agent shall be fully released and acquitted of any further obligation and responsibility under the Escrow Agreement.

    Within 30 days after receiving such notice, Acquiror and Regent jointly will appoint a successor escrow agent to which Escrow Agent may distribute the property then held hereunder, less Escrow Agent's accrued fees and reasonable costs and expenses. Escrow Agent hereby agrees to use commercially reasonable efforts to comply with the issuing bank's conditions for transfer of the Letter of Credit to a successor escrow agent. If a successor escrow agent has not been appointed or has not accepted such appointment by the end of such 30-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and Acquiror and Regent will pay the reasonable costs, expenses and attorneys' fees which are incurred in connection with such proceeding. Notwithstanding the above, if a transfer of the Letter of Credit is prohibited by its terms, or if the Letter of Credit does not expressly permit a subsequent holder to draw on such Letter of Credit, then Escrow Agent shall not deliver the Letter of Credit to the clerk for any such court, but instead either
(i) Acquiror shall arrange for the replacement of such Letter of Credit with another Letter of Credit permitting such transfer and permitting the subsequent holder to draw on the replacement Letter of Credit in accordance with the terms hereof and as specified in the replacement Letter of Credit (which shall be on the same terms and conditions contained in the Letter of Credit), in which event the Escrow Agent may deposit such replacement Letter of Credit with the clerk of any such court, or (ii) the Escrow Agent shall draw on such non-transferable Letter of Credit and deliver the proceeds to the clerk of such court.

    10. NOTICES. All notices, demands, orders or other directions to be given under this Escrow Agreement shall be in writing, shall be signed by the persons giving them and shall be deemed sufficiently given only if personally delivered, sent by facsimile (electronically confirmed) or sent by certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Regent, to:               Copy to:

Regent Communications, Inc.     Wyatt, Tarrant & Combs
50 E. RiverCenter Boulevard     2800 Citizens Plaza
Suite 180                       Louisville, Kentucky 40202
Covington, Kentucky 41011       Attn: Stewart E. Conner, Esq.
Attn: Terry S. Jacobs           Fax: (502) 589-0309
Fax: (606) 292-0352
                                and

                                Cravath, Swaine & Moore
                                825 Eighth Avenue
                                New York, N.Y. 10019
                                Attn: William P. Rogers, Jr., Esq.
                                Fax: (212) 474-3700

                                    A-III-4

If to Acquiror, to:             Copy to:

Jacor Communications, Inc.      Graydon, Head & Ritchey
1300 PNC Center                 1900 Fifth Third Center
201 E. Fifth Street             511 Walnut Street
Cincinnati, OH 45202            Cincinnati, OH 45202
Attn: Randy Michaels            Attn: John J. Kropp, Esq.
Fax: (513) 621-0090             Fax: (513) 651-3836

If to Escrow Agent, to:

PNC Bank, Ohio, N.A.
201 East Fifth Street
Corporate Trust Department
Third Floor
Cincinnati, OH 45202
Attn: Jack Hannah
Fax: (513) 651-7901

or at such other addresses or to the attention of such other person as any of the parties may designate to the other by written notice given in the manner provided above.

    11. ENTIRE AGREEMENT. This Escrow Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

    12. NO ORAL CHANGES. This Escrow Agreement may not be changed, amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

    13. SUCCESSORS AND ASSIGNS. This Escrow Agreement shall inure to the benefit of and be binding upon the respective parties and their respective successors and assigns.

    14. COUNTERPARTS. This Escrow Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

    15. GOVERNING LAW. This Escrow Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of Ohio.

    16. SECTION HEADINGS. The Section headings contained herein are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

    17. ESCROW FEE. The Escrow Agent shall be paid an annual fee of $1,000 ("Escrow Fee") which shall be paid upon the execution of this Agreement. Provided that in the event the Escrow Agreement is renewed after the first anniversary of the date hereof for each such renewal the Escrow Agent shall be paid an additional $1,000. Acquiror and Regent shall each pay one-half of said Escrow Fee.

                                    A-III-5

    IN WITNESS WHEREOF, Regent, Acquiror and Escrow Agent have caused this Escrow Agreement to be executed and delivered in their names, by an individual thereunto duly authorized, as of the day and year first above written.

                                          REGENT COMMUNICATIONS, INC.

                                          By: /s/ TERRY S. JACOBS
                                             -----------------------------------
                                             Title: President

                                          JACOR COMMUNICATIONS, INC.

                                          By: /s/ R. CHRISTOPHER WEBER
                                             -----------------------------------
                                             Title: Senior Vice President and
                                             Chief
                                                 Financial Officer

                                          PNC BANK, OHIO, N.A.

                                          By: /s/ JACK HANNAH
                                             -----------------------------------
                                             Title: Assistant Vice President

                                    A-III-6

                                    ANNEX IV

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                     A-IV-1

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

                          8 DEL. C. SECTION 262 (1996)

Section 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                                     A-IV-2

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of

                                     A-IV-3
    the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has

                                     A-IV-4
submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     A-IV-5

                                    ANNEX V

                         REGISTRATION RIGHTS AGREEMENT
                          DATED OCTOBER 8, 1996, AMONG
                           JACOR, REGENT AND CERTAIN
                              REGENT SHAREHOLDERS

                                     A-V-1

    REGISTRATION RIGHTS AGREEMENT dated as of October 8, 1996, among Jacor Communications, Inc., a Delaware corporation ("the Company"), Regent Communications, Inc., a Delaware corporation ("Regent"), and the individuals and entities named in Schedule I hereto (herein referred to collectively as the "Stockholders" and individually as a "Stockholder").

    This Agreement is made pursuant to Section 5.16 of the Agreement and Plan of Merger dated as of October 8, 1996 (the "Merger Agreement"), between the Company and Regent Communications, Inc., a Delaware corporation. In order to induce the Stockholders to consummate the transactions contemplated by the Merger Agreement, and in further consideration therefor, the Company has agreed to execute and deliver this Agreement and provide the registration rights set forth in this Agreement.

    Accordingly, it is hereby agreed as follows:

    1. DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. For purposes of this Agreement the following terms shall have the following meanings:

        "EFFECTIVE PERIOD" means a period commencing on the date of this Agreement and ending on the earlier of (i) the first date as of which all Registrable Securities cease to be Registrable Securities and (ii) the later of (A) the third anniversary of the Closing Date and (B) the first anniversary of the date on which the last Warrant was exercised.

        "HOLDER" means, subject to Section 9, a holder of Registrable
    Securities.

        "PROSPECTUS" means the prospectus included in the Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

        "REGISTRABLE SECURITIES" means, collectively, (i) the shares of Acquiror Common Stock issued to Regent Affiliates in connection with the Merger, (ii) the shares of Acquiror Common Stock issuable upon the exercise of the Warrants (the shares set forth in clauses (i) and (ii) referred to herein as the "Shares"), (iii) the Warrants and (iv) any securities issued or distributed in respect of any Shares or Warrants by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise.

        "REGISTRATION EXPENSES" means any and all expenses incident to performance of or compliance with this Agreement, including, without limitation, (i) all SEC and securities exchange registration and filing fees (including all expenses incident to any filing with the National Association of Securities Dealers, Inc.), (ii) all fees and expenses of complying with securities or blue sky laws, (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange pursuant to Section 6(h), (v) the fees and disbursements of counsel for the Company and of its independent public accountants and (vi) the reasonable fees and disbursements of one counsel, other than the Company's counsel, selected by the Holders of a majority of the Registrable Securities being registered to represent all Holders of the Registrable Securities being registered in connection with such registration (it being understood that any Holder may, at its own expense, retain separate counsel to represent it in connection with such registration).

        "REGISTRATION STATEMENT" means any registration statement of the Company which covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement, which shall provide for the sale by the Holders of Registrable Securities from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

        "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

                                     A-V-2

        "SEC" means the Securities and Exchange Commission.

    2. SECURITIES SUBJECT TO THIS AGREEMENT. The securities entitled to the benefits of this Agreement are the Registrable Securities. For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act and they have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Registrable Securities shall have been otherwise transferred, new certificates for such Registrable Securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Registrable Securities shall not require registration or qualification of such Registrable Securities under the Securities Act or any state securities or blue sky law then in force, (iv) the Effective Period ends, (v) such Registrable Securities shall have ceased to be outstanding, or (vi) in the written opinion of counsel to the Company, when all Registrable Securities may be transferred by the Holders without registration pursuant to Rule 144 under the Securities Act without regard to the volume limitation or manner of sale limitations contained therein.

    3. SHELF REGISTRATION. The Company shall file and use all reasonable efforts to cause to be declared effective, not later than the Effective Time, a "shelf" Registration Statement on any appropriate form pursuant to Rule 415 (or similar rule that may be adopted by the SEC) under the Securities Act for all the Registrable Securities, which (i) shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof and (ii) shall cover the issuance of Registrable Securities pursuant to the exercise of Warrants. The Company agrees to use its best efforts to keep such Registration Statement continuously effective and usable until the end of the Effective Period; PROVIDED, HOWEVER, that the Company may elect that such Registration Statement not be useable during any Blackout Period (as defined in Section 4).

    4. BLACKOUT PERIOD. The Company shall be entitled to (a) postpone the filing of the Registration Statement otherwise required to be prepared and filed by the Company pursuant to Section 3 or (b) elect that the Registration Statement not be useable, in each case for a reasonable period of time, but not in excess of 60 days (a "Blackout Period"), if the Company determines in good faith that the registration and distribution of Registrable Securities (or the use of the Registration Statement or related Prospectus) would interfere with any pending financing, acquisition, corporate reorganization or any other corporate development involving the Company or any of its subsidiaries or would require premature disclosure thereof and promptly gives the Holders of Registrable Securities written notice of such determination, containing a general statement of the reasons for such postponement or restriction on use and an approximation of the anticipated delay; PROVIDED, HOWEVER, that the aggregate number of days included in all Blackout Periods during any consecutive 12 months during the Effective Period shall not exceed 120 days.

    5. REGISTRATION PROCEDURES. In connection with the registration obligations of the Company pursuant to Section 3 hereof, the Company shall use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, and the Company will, as expeditiously as possible:

        (a) prepare and file with the SEC amendments and post-effective amendments to such Registration Statement and such amendments and supplements to the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration or as may be required by the rules, regulations or instructions applicable to the registration form utilized by the Company or by the Securities Act or rules and regulations thereunder for shelf registration or as otherwise necessary to keep the Registration Statement effective for the Effective Period and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to otherwise comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement through the end of the Effective Period; PROVIDED, HOWEVER, that before filing the Registration Statement or Prospectus, or any amendments or supplements thereto (other than

                                     A-V-3
    reports required to be filed by it under the Securities and Exchange Act of 1934, as amended, and the rules and regulations adopted by the Commission thereunder), the Company will furnish to the Holders and their counsel for review and comment, copies of all documents proposed to be filed;

        (b) furnish to each Holder of such Registrable Securities such number of copies of such Registration Statement and of each amendment and post-effective amendment thereto (in each case including all exhibits), the Prospectus and Prospectus supplement, as applicable, and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder (the Company hereby consenting to the use (subject to the limitations set forth in the last paragraph of this Section 5) of the Prospectus or any amendment or supplement thereto in connection with such disposition);

        (c) use its best efforts to register or qualify such Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Holder shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 5(c), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

        (d) notify each Holder of any such Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 5(a), of the Company's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of an amendment or supplement to the Registration Statement or related Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

        (e) notify each Holder of Registrable Securities covered by such Registration Statement at any time,

           (1) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective,

           (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information, and

           (3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

        (f) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than eighteen months) after the effective date of the Registration Statement, an earnings statement which shall satisfy the provisions of Section 10(a) of the Securities Act and the rules and regulations promulgated thereunder; PROVIDED, HOWEVER, that compliance with Rule 158 under the Securities Act shall be deemed to satisfy the provisions of Section 10(a) of the Securities Act and the rules and regulations promulgated thereunder; and

                                     A-V-4

        (g) use reasonable efforts to cause all such Registrable Securities to be listed on any securities exchange on which the Common Stock is then listed, or approved for trading through the Nasdaq Stock Market or any other inter-dealer quotation system through which the Common Stock is then traded, if such Registrable Securities are not already so listed or traded and if such listing or trading is then permitted under the rules of such exchange, provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement and provide certificates for Registrable Securities covered by a Registration Statement without any restrictive legends.

    The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

    Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 5(d) or the commencement of a Blackout Period, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus or Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(d), and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 5(a) shall be extended by the number of days during the period from the date of the giving of such notice pursuant to Section 5(d) and through the date when each seller of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 5(d).

    6. REGISTRATION EXPENSES. The Company will pay all Registration Expenses in connection with all registrations of Registrable Securities pursuant to
Section 3 upon the written request of any of the Holders, and each Holder shall pay all other expenses, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to the Registration Statement.

    7.  INDEMNIFICATION; CONTRIBUTION.  (a)  Indemnification by the
Company. The Company agrees to indemnify each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act), and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon, any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to the Company by such indemnified party or its counsel expressly for use therein.

    (b) INDEMNIFICATION BY HOLDERS OF REGISTRABLE SECURITIES. In connection with the Registration Statement, each Holder will furnish to the Company in writing such information, including with respect to the name, address and the amount of Registrable Securities held by such Holder, as the Company reasonably requests for use in such Registration Statement or the related Prospectus and agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7(a)) the Company, all other prospective Holders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling Persons, (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in such Registration Statement

                                     A-V-5
or Prospectus or any amendment or supplement to either of them or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to such Holder furnished in writing to the Company by such Holder or its counsel specifically for inclusion therein.

    (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. Any Person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Agreement (provided that failure to give such notification shall not affect the obligations of the indemnifying person pursuant to this Section 7 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under these indemnification provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, unless in the reasonable judgment of any indemnified party a conflict of interest is likely to exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. The indemnifying party will not be subject to any liability for any settlement made without its consent (which will not be unreasonably withheld).

    (d) CONTRIBUTION. If the indemnification from the indemnifying party provided for in this Section 7 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(c), any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding.

    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by PRO RATA allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), no Holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public (net of all underwriting discounts and commissions, if any) exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning

                                     A-V-6
of Section 9(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

    If indemnification is available under this Section 7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in
Section 7(a) or (b), as the case may be, without regard to the relative fault of said indemnifying parties or indemnified party or any other equitable consideration provided for in this Section 7(d).

    (e) The provisions of this Section 7 shall be applicable in respect of each registration pursuant to this Agreement, shall be in addition to any liability which any party may have to any other party and shall survive any termination of this Agreement.

    8. RULE 144. Until the end of the Effective Period, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, made publicly available other information so long as necessary to permit sales under Rule 144 under the Securities Act), and it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the written request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

    9. TRANSFER OF RIGHTS. The rights of the Holders of Registrable Securities and Warrants under this Agreement with respect to any Registrable Security may be transferred to any one or more transferees of such Registrable Security or Warrant; PROVIDED, HOWEVER, that such registration rights shall not be transferred to any transferee of Registrable Securities that is entitled to freely resell all of such Registrable Securities without registration or qualification of such securities under the Securities Act or any state securities or blue sky law then in force. Any transfer of registration rights pursuant to this Section shall be effective only upon receipt of a written notice from the relevant Stockholder stating the name and address of any transferee and identifying the Registrable Securities with respect to which the rights under this Agreement are being transferred.

    10. THIRD-PARTY BENEFICIARIES. All Holders of Registrable Securities that have not executed this Agreement as Stockholders are intended to be third party beneficiaries hereof as to the shelf registration of the shares of Acquiror Common Stock issuable upon the exercise of the Warrants, but not as to the shares of Acquiror Common Stock or the Warrants issued to such persons in the Merger.

    11. MISCELLANEOUS. (a) REMEDIES. Each Holder of Registrable Securities in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

    (b) AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of at least a majority in number of the Registrable Securities then outstanding; PROVIDED, HOWEVER, that to the extent any such proposed change should solely affect the rights of the Regent Affiliates under this Agreement, such proposed change shall require the Company to obtain the written consent of at least a majority of the Holders that are Regent Affiliates.

    (c) NOTICES. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telex or telecopier, registered or certified mail (return receipt requested), postage prepaid or courier guaranteeing next day delivery to the parties at the following addresses (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt

                                     A-V-7
thereof). Notices delivered personally shall be effective upon receipt, notices sent by mail shall be effective three days after mailing, notices sent by telex shall be effective when answered back, notices sent by telecopier shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the next business day after timely deliver to the courier:

        (i) if to a Holder of Registrable Securities, at the address of such Holder provided in Schedule I hereto or at such other address as the applicable Holder may designate to the Company in writing; and

        (ii) if to Regent at:

           Regent Communications, Inc.
           50 E. River Center Boulevard
           Suite 100
           Covington, Kentucky 41011
           Facsimile No.: (606) 292-0352

        with a copy to:

           Wyatt, Tarrant & Combs
           2800 Citizens Plaza
           Louisville, KY 40202
           Attention: Stewart E. Connor, Esq.

           Facsimile No.: (502) 589-0309

        with a copy to:

           Cravath, Swaine & Moore
           Worldwide Plaza
           825 Eighth Avenue
           New York, NY 10019
           Attention: William P. Rogers, Jr.
           Facsimile No.: (212) 474-3700

       (iii) If to the Company at:

           Jacor Communications, Inc.
           1300 PNC Center
           201 East Fifth Street
           Cincinnati, Ohio 45202

           Facsimile No.: (513) 621-0090

        with a copy to:

           Graydon, Head & Ritchey
           1900 Fifth Third Center
           P.O. Box 6464
           Cincinnati, OH 45201
           Attention: John Kropp, Esq.
           Facsimile No.: (513) 651-3836

                                     A-V-8

    (d) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors of each of the parties; PROVIDED, HOWEVER, that subject to Section 9, this Agreement and the provisions of this Agreement that are for the benefit of the Holders shall not be assignable by any Holder to any Person and any such purported assignment shall be null and void.

    (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed signature page by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

    (f) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

    (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    (h) SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Stockholders shall be enforceable to the fullest extent permitted by law.

    (i) ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, warranties or undertakings with respect to the subject matter hereof, other than those set forth or referred to herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          JACOR COMMUNICATIONS, INC.,

                                          By: /s/ R. Christopher Weber
                                             -----------------------------------
                                             Name: R. Christopher Weber

                                              Title: Senior Vice President and
                                                  Chief Financial Officer

                                          REGENT COMMUNICATIONS, INC.,

                                          By: /s/ Terry S. Jacobs
                                             -----------------------------------
                                             Name: Terry S. Jacobs

                                              Title: President

                                          [Signatures of parties listed on
                                          Schedule I hereto]

                                     A-V-9

                                   SCHEDULE I
                      TO THE REGISTRATION RIGHTS AGREEMENT

Terry S. Jacobs

South Atlantic Venture Fund II, L.P.

South Atlantic Venture Fund III, L.P.

LN Capital Investment Company

Michael J. Connelly

Lepercq, de Neuflize & Co.

J. David Grissom

David A. Jones, Jr.

JG Partnership

William H. Lomicka

Lawrence, Tyrell & Ortale

Richland Ventures, L.P.

Electra Investment Trust, PLC

Southwest Florida Enterprises, Inc.

                                     A-V-10

                                    PART II
        INFORMATION NOT REQUIRED IN THE PROSPECTUS/INFORMATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Jacor, being incorporated under the General Corporation Law of the State of Delaware, is empowered by Section 145 of such law ("Statute"), subject to the procedures and limitations stated in the Statute, to indemnify any person ("Indemnitee") against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding to which an Indemnitee is made a party or threatened to be made a party by reason of the Indemnitee's being or having been a director, officer, employee or agent of Jacor or a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of Jacor. The Statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Statute also provides that Jacor may purchase insurance on behalf of any director, officer, employee or agent.

    Article Sixth of Jacor's Certificate of Incorporation contains provisions permitted by Section 102 of the General Corporation Law of the State of Delaware which eliminate personal liability of members of its board of directors for violations of their fiduciary duty of care. Neither the Delaware General Corporation Law nor the Certificate of Incorporation, however, limits the liability of a director for breaching such director's duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the Statute, or obtaining an improper personal benefit.

    Article 8 of Jacor's Bylaws provides that Jacor is obligated to indemnify an Indemnitee in each and every situation where Jacor is obligated to make such indemnification pursuant to the Statute. Jacor must also indemnify an Indemnitee in each and every situation where, under the Statute, Jacor is not obligated but is nevertheless permitted or empowered to make such indemnification. However, before making such indemnification with respect to any situation covered by the preceding sentence, (i) Jacor shall promptly make or cause to be made, by any of the methods referred to in subsection (d) of the Statute, a determination as to whether the Indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of Jacor, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful and (ii) no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of Jacor, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful.

    Pursuant to authority contained in its Bylaws, Jacor maintains in force a standard directors' and officers' liability insurance policy providing a coverage of $10,000,000 against liability incurred by any director or officer in his or her capacity as such.

    The preceding discussion of the Statute and Jacor's Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the complete texts of Jacor's Certificate of Incorporation and Bylaws and to the Statute.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See Index to Exhibits.

ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any Prospectus/Information Statement required by section 10(a)(3) of the Securities Act;

        (ii) To reflect in the Prospectus/Information Statement any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus/Information Statement filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus/Information Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus/Information Statement which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus/Information Statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (6) That every Prospectus/Information Statement (i) that is filed pursuant to paragraph (5), or (ii) purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the Prospectus/ Information Statement pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involves therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Kentucky on this 3rd day of February, 1997.

                                          JACOR COMMUNICATIONS, INC.

                                          By:      /s/ R. Christopher Weber
           ---------------------------------------------------------------------

                                              R. Christopher Weber
                                             SENIOR VICE PRESIDENT, CHIEF
                                             FINANCIAL OFFICER AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Christopher Weber and Jon M. Berry, or either of them, as such signatory's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such signatory and in such signatory's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully as to all intents and purposes as such signatory might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 3, 1997 by the following persons in the capacities indicated.

Principal Executive Officer:                   Principal Financial and Accounting Officer:

             /s/ RANDY MICHAELS                          /s/ R. CHRISTOPHER WEBER
--------------------------------------------   --------------------------------------------
               Randy Michaels                              R. Christopher Weber
    CHIEF EXECUTIVE OFFICER AND DIRECTOR          SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                                           OFFICER AND SECRETARY

           /s/ ROBERT L. LAWRENCE                           /s/ ROD F. DAMMEYER
--------------------------------------------   --------------------------------------------
             Robert L. Lawrence                               Rod F. Dammeyer
   PRESIDENT, CHIEF OPERATING OFFICER AND                        DIRECTOR
                  DIRECTOR

           /s/ SHELI Z. ROSENBERG                           /s/ F. PHILIP HANDY
--------------------------------------------   --------------------------------------------
             Sheli Z. Rosenberg                               F. Philip Handy
          BOARD CHAIR AND DIRECTOR                               DIRECTOR

            /s/ JOHN W. ALEXANDER                             /s/ MARC LASRY
--------------------------------------------   --------------------------------------------
              John W. Alexander                                 Marc Lasry
                  DIRECTOR                                       DIRECTOR

                               INDEX TO EXHIBITS

                                                                                                        SEQUENTIALLY
  EXHIBIT                                                                                                 NUMBERED
   NUMBER                                      DESCRIPTION OF EXHIBIT                                       PAGE
------------  ----------------------------------------------------------------------------------------  -------------
     2.1      Agreement and Plan of Merger dated as of October 8, 1996 ("Regent Merger Agreement")
                between Jacor Communications, Inc. ("Jacor") and Regent Communications, Inc. (omitting schedules and exhibits not deemed material). Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form 8-K dated October 23, 1996, and attached as Annex I
                to the Prospectus/Information Statement in this Registration Statement.                           *

     2.2      Form of Warrant Agreement between Jacor and KeyCorp Shareholder Services, Inc., as warrant agent (included as Exhibit B to Regent Merger Agreement). Incorporated by
                reference to Exhibit 2.2 to Jacor's Current Report on Form 8-K dated October 23, 1996, and attached as Annex II to the Prospectus/ Information Statement in this Registration
                Statement.                                                                                        *

     2.3      Escrow Agreement dated as of October 8, 1996 among Jacor, Regent Communications, Inc.
                and PNC Bank, as escrow agent (included as Exhibit H to Regent Merger Agreement).
                Incorporated by reference to Exhibit 2.3 to Jacor's Current Report on Form 8-K dated
                October 23, 1996, and attached as Annex III to the Prospectus/Information Statement in
                this Registration Statement.                                                                      *

     2.4      Registration Rights Agreement dated as of October 8, 1996 among Jacor and the parties listed in Schedule I thereto (included as Exhibit I to Regent Merger Agreement).
                Incorporated by reference to Exhibit 2.4 to Jacor's Current Report on Form 8-K dated
                October 23,1996, and attached as Annex V to the Prospectus/Information Statement in
                this Registration Statement.                                                                      *

     2.5      Agreement and Plan of Merger dated February 12, 1996 among Citicasters Inc.
                ("Citicasters"), Jacor and JCAC, Inc. Incorporated by reference to Exhibit 2.1 to
                Jacor's Current Report on Form 8-K dated February 27, 1996.                                       *

     2.6      Warrant Agreement dated as of September 18, 1996 between Jacor and KeyCorp Shareholder
                Services, Inc., as warrant agent. Incorporated by reference to Exhibit 4.1 to Jacor's
                Current Report on Form 8-K dated October 3, 1996.                                                 *

     2.7      Supplemental Agreement dated as of September 18, 1996 between Jacor and KeyCorp
                Shareholder Services, Inc., as warrant agent. Incorporated by reference to Exhibit 4.2
                of Jacor's Current Report on Form 8-K dated October 3, 1996.                                      *

     2.8      Registration Rights Agreement dated as of August 5, 1996 among Jacor, JCAC, Inc., Great
                American Insurance Company, American Financial Corporation, American Financial
                Enterprises, Inc., Carl H. Lindner, The Carl H. Lindner Foundation, and S. Craig
                Lindner. Incorporated by reference to Exhibit 2.22 to Jacor's Post-Effective Amendment
                No. 1 on Form S-3 to Form S-4 (File No. 333-6639).                                                *

     2.9      Stock Purchase and Stock Warrant Redemption Agreement dated as of February 20, 1996 among Jacor, Prudential Venture Partners II, L.P., Northeast Ventures, II, John T.
                Lynch, Frank A. DeFrancesco, Thomas R. Jiminez, William R. Arbenz, CIHC, Incorporated,
                Bankers Life Holding Corporation and Noble Broadcast Group, Inc. ("Noble") (omitting exhibits not deemed material or filed separately in executed form). [Prudential and
                Northeast are sometimes referred to hereafter as the "Class A Stockholders"; Lynch,
                DeFrancesco, Jiminez and Arbenz as the "Class B Stockholders," and CHIC and Bankers
                Life as the Warrant Sellers.] Incorporated by reference to Exhibit 2.1 to Jacor's
                Current Report on Form 8-K dated March 6, 1996, as amended.                                       *

                                                                                                        SEQUENTIALLY
  EXHIBIT                                                                                                 NUMBERED
   NUMBER                                      DESCRIPTION OF EXHIBIT                                       PAGE
------------  ----------------------------------------------------------------------------------------  -------------
     2.10     Investment Agreement dated as of February 20, 1996, among Jacor, Noble and the Class B
                Stockholders (omitting exhibits not deemed material). Incorporated by reference to
                Exhibit 2.2 to Jacor's Current Report on Form 8-K dated March 6, 1996, as amended.                *

     2.11     Asset Exchange Agreement dated as of September 26, 1996 between Citicasters Co. and
                Pacific and Southern Company, Inc. (omitting schedules and exhibits not deemed material). Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form
                8-K dated October 11, 1996.                                                                       *

     2.12     Form of Plan and Agreement of Merger between Jacor and New Jacor, Inc. Incorporated by reference to Annex VII to the Proxy Statement/Information
                Statement/Prospectus/Information Statement to Jacor's Form S-4 Registration Statement
                (File No. 333-6639).                                                                              *

     3.1      Articles of Incorporation of Jacor                                                                 **

     3.2      Bylaws of Jacor                                                                                    **

     4.1      Indenture dated as of December 17, 1996 between Jacor Communications Company ("JCC") and
                The Bank of New York for JCC's 9 3/4% Senior Subordinated Notes due 2006 and Jacor's
                Guaranty thereof. Incorporated by reference to Exhibit 4.11 to Jacor's Form S-3
                Registration Statement (File No. 333-19291)                                                       *

     4.2      Indenture dated as of June 12, 1996 between Jacor and The Bank of New York for Jacor's
                Liquid Yield Option Notes Due 2011. Incorporated by reference to Exhibit 4.23 to
                Jacor's Form S-4 Registration Statement (File No. 333-6639).                                      *

     4.3      Indenture dated as of June 12, 1996 among Jacor, JCAC, Inc. and First Trust of Illinois,
                National Association for JCAC, Inc.'s 10 1/8% Senior Subordinated Notes due 2006 and
                Jacor's Guaranty thereof. Incorporated by reference to Exhibit 4.24 to Jacor's Form
                S-4 Registration Statement (File No. 333-6639).                                                   *

     4.4      Credit Agreement dated as of June 12, 1996 ("Credit Agreement") by and among JCAC, Inc., the Lenders named therein (the "Lenders"), Chemical Bank, as Administrative Agent,
                Banque Paribas, as Documentation Agent, and Bank of America Illinois, as Syndication
                Agent. Incorporated by reference to Exhibit 4.27 to Jacor's Form S-4 Registration
                Statement (File No. 333-6639).                                                                    *

     4.5      Security Agreement dated as of June 12, 1996 by and between JCAC, Inc. and Chemical Bank as Administrative Agent. Incorporated by reference to Exhibit 4.28 to Jacor's Form S-4
                Registration Statement (File No. 333-6639).                                                       *

     4.6      Parent Guaranty dated as of June 12, 1996 by Jacor in favor of Chemical Bank, as
                Administrative Agent, for the Lenders and any Interest Rate Hedge Providers (as
                defined in the Credit Agreement). Incorporated by reference to Exhibit 4.29 to Jacor's
                Form S-4 Registration Statement (File No. 333-6639).                                              *

     4.7      Pledge Agreement dated as of June 12, 1996 by and between Jacor and Chemical Bank, as
                Administrative Agent for the Agents (as defined in the Credit Agreement), the Lenders and any Interest Rate Hedge Providers. Incorporated by reference to Exhibit 4.30 to
                Jacor's Form S-4 Registration Statement (File No. 333-6639).                                      *

     4.8      First Amendment dated as of June 18, 1996 to Credit Agreement dated as of June 12, 1996 by and among JCAC, Inc., the Lenders named therein, Chemical Bank, as Administrative
                Agent, Banque Paribas, as Documentation Agent, and Bank of America Illinois, as
                Syndication Agent. Incorporated by reference to Exhibit 4 to Jacor's Quarterly Report
                on Form 10-Q for the quarter ended June 30, 1996.                                                 *

                                                                                                        SEQUENTIALLY
  EXHIBIT                                                                                                 NUMBERED
   NUMBER                                      DESCRIPTION OF EXHIBIT                                       PAGE
------------  ----------------------------------------------------------------------------------------  -------------
     4.9      Second Amendment dated as of September 18, 1996 to Credit Agreement dated as of June 12,
                1996 by and among Citicasters (as successor by merger to JCAC, Inc.), the Lenders named therein, The Chase Manhattan Bank (as successor by merger to Chemical Bank), as
                Administrative Agent, Banque Paribas, as Documentation Agent, and Bank of America
                Illinois, as Syndication Agent (omitting exhibits not deemed material). Incorporated by reference to Exhibit 4.1 to Jacor's Quarterly Report on Form 10-Q for the quarter
                ended September 30, 1996.                                                                         *

     4.10     Third Amendment dated as of October 8, 1996 to Credit Agreement dated as of June 12,
                1996 by and among Citicasters (as successor by merger to JCAC, Inc.), the Lenders named therein, The Chase Manhattan Bank (as successor by merger to Chemical Bank), as
                Administrative Agent, Banque Paribas, as Documentation Agent, and Bank of America
                Illinois, as Syndication Agent (omitting exhibits not deemed material). Incorporated by reference to Exhibit 4.2 to Jacor's Quarterly Report on Form 10-Q for the quarter
                ended September 30, 1996.                                                                         *

     4.11(#)  Restricted Stock Agreement dated as of June 23, 1993 between Jacor and Rod F. Dammeyer.
                (1) Incorporated by reference to Exhibit 4.2 to Jacor's Quarterly Report on Form 10-Q
                dated August 13, 1993.                                                                            *

     4.12(#)  Stock Option Agreement dated as of June 23, 1993 between Jacor and Rod F. Dammeyer covering 10,000 shares of Jacor's common stock. (1) Incorporated by reference to
                Exhibit 4.3 to Jacor's Quarterly Report on Form 10-Q dated August 13, 1993.                       *

     4.13(#)  Stock Option Agreement dated as of December 15, 1994 between Jacor and Rod F. Dammeyer covering 5,000 shares of Jacor's common stock. (3) Incorporated by reference to
                Exhibit 4.23 to Jacor's Quarterly Report on Form 10-Q dated August 13,1993                        *

     5.1      Opinion of Graydon, Head & Ritchey.                                                                **

     8.1      Tax opinion of Graydon, Head & Ritchey.                                                            **

     8.2      Tax opinion of Cravath, Swaine & Moore.                                                            **

    10.1      Credit Agreement dated as of February 20, 1996 among Broadcast Finance, Inc. (a Jacor subsidiary), Noble Broadcast Group, Inc. and Noble Broadcast Holdings, Inc. (omitting exhibits not deemed material or filed separately in executed form). Incorporated by reference to Exhibit 10.1 to Jacor's Current Report on Form 8-K dated March 6, 1996,
                as amended.                                                                                       *

    10.2      Subsidiary Guaranty dated as of February 20, 1996 in favor of Broadcast Finance, Inc. by
                Noble Broadcast Center, Inc., Noble Broadcast of Colorado, Inc., Noble Broadcast of
                St. Louis, Inc., Noble Broadcast of Toledo, Inc., Nova Marketing Group, Inc., Noble
                Broadcast Licenses, Inc., Noble Broadcast of San Diego, Inc., Sports Radio, Inc. and
                Sports Radio Broadcasting, Inc. Incorporated by reference to Exhibit 10.2 to Jacor's
                Current Report on Form 8-K dated March 6, 1996, as amended.                                       *

    10.3      Term Note in the amount of $40,000,000 by Noble Broadcast Holdings, Inc. in favor of
                Broadcast Finance, Inc., dated as of February 20, 1996. Incorporated by reference to
                Exhibit 10.3 to Jacor's Current Report on Form 8-K dated March 6, 1996, as amended.               *

    10.4      Revolving Note in the amount of $1,000,000 by Noble Broadcast Holdings, Inc. in favor of
                Broadcast Finance, Inc. dated as of February 20, 1996. Incorporated by reference to
                Exhibit 10.4 to Jacor's Current Report on Form 8-K dated March 6, 1996, as amended.               *

    10.5 (#)  Jacor Communications, Inc. 1993 Stock Option Plan. Incorporated by reference to Exhibit
                99 to the Quarterly Report on Form 10-Q dated August 13, 1993.                                    *

                                                                                                        SEQUENTIALLY
  EXHIBIT                                                                                                 NUMBERED
   NUMBER                                      DESCRIPTION OF EXHIBIT                                       PAGE
------------  ----------------------------------------------------------------------------------------  -------------
    10.6 (#)  Jacor Communications, Inc. 1995 Employee Stock Purchase Plan. Incorporated by reference
                to Exhibit 4.01 to the Registration Statement on Form S-8, filed on November 9, 1994.             *

    12        Computation of Earnings to Fixed Charges.

    21        Subsidiaries of Jacor. Incorporated by reference to Exhibit 21 of Jacor's Annual Report
                on Form 10-K for the fiscal year ended December 31, 1995, as amended.                             *

    23.1      Consent of Coopers & Lybrand L.L.P.

    23.2      Consent of Ernst & Young LLP.

    23.3      Consent of Price Waterhouse LLP.

    23.4      Consent of Graydon, Head & Ritchey (included in opinion of counsel filed as Exhibit
                5.1).                                                                                            **

    23.5      Consent of Graydon, Head & Ritchey (included in tax opinion of counsel filed as Exhibit
                8.1).                                                                                            **

    23.6      Consent of Cravath, Swaine & Moore (included in tax opinion of counsel filed as Exhibit
                8.2).                                                                                            **

    24.1      Powers of Attorney of directors and officers of Jacor signing this Registration
                Statement (included in the signature pages hereto).

    27.1      Financial Data Schedule of Jacor. Incorporated by reference to Jacor's Annual Report on
                Form 10-K for the year ended December 31, 1995, as amended.                                       *

    27.2      Financial Data Schedule of Citicasters. Incorporated by reference to Citicasters' Annual
                Report on Form 10-K for the year ended December 31, 1995, as amended.                             *

    99.1      Letter to the holders of Regent's Stock (attached to Prospectus/Information Statement).

------------------------

(*) Incorporated by reference.

(**) To be filed by amendment.

(#) Management Contracts and Compensatory Arrangements.

(1) Substantially identical documents were entered into with John W. Alexander,
    F. Philip handy and Marc Lasry covering 20,000, 30,000 and 10,000 shares of common stock, respectively.

(2) Identical documents were entered into with John W. Alexander, F. Philip Handy and Marc Lasry.

(3) Identical documents were entered into with John W. Alexander, F. Philip Handy, Marc Lasry and Sheli Z. Rosenberg.